Form 10KSB, Exhibit 13
period 1995-12-31
HOME PORT BANCORP INC
filed 1996-04-01
CIK 832769

                                 EXHIBIT (13)

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
 Financial Highlights                      .......................................................................1
 Message to Stockholders                   .......................................................................2
 Management's Discussion and Analysis      .......................................................................3
 Consolidated Financial Statements        .......................................................................11
 Notes to Consolidated Financial          .......................................................................15
  Statements                              .......................................................................31
 Independent Auditors' Report             .......................................................................32
 Directors and Officers                    ......................................................................33
 Stockholders Information


                            HOME PORT BANCORP, INC.

  Home Port Bancorp, Inc. (the "Company") is a single bank holding company governed by the Federal Reserve Bank incorporated in the state of Delaware which owns all of the outstanding common stock of Nantucket Bank (the "Bank"). The Bank, organized in 1834, is a Massachusetts chartered savings bank serving the island of Nantucket. The primary business of the Bank is to acquire deposits and use these funds to originate residential and commercial mortgage loans and commercial, business and consumer loans. The Bank's deposits are fully insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000, and the Depositors Insurance Fund for amounts in excess of $100,000. The Bank is a member of the Federal Home Loan Bank system.


  FINANCIAL HIGHLIGHTS                               HOME PORT BANCORP, INC. AND SUBSIDIARIES
- ---------------------------------------------------------------------------------------------

                                                  For the years ended or at December 31,
                                            1995       1994       1993       1992        1991
                                          --------  ---------  ---------   --------   --------
AT YEAR END
Total assets                              $167,272   $162,324   $134,498   $106,071   $105,575
Loans, net of allowance for possible       129,147    118,225     88,126     69,930     65,412
 loan losses
Other Real Estate Owned                          -         45        883      1,003      4,652
Securities                                  26,025     29,771     36,412     29,368     29,061
Deposits                                   114,357    104,386     92,561     81,763     82,050
Borrowed funds                              32,837     33,107     18,880        145        149
Stockholders' equity                        18,379     18,524     21,932     22,988     22,584

FOR THE YEAR
Total interest and dividend income        $ 13,242   $ 10,796   $  8,164   $  8,719   $ 10,105
                                          --------  ---------  ---------   --------   --------
Total interest expense                       5,987      4,607      3,039      3,547      5,120

Net interest and dividend income             7,255      6,189      5,125      5,172      4,985
Provision for possible loan losses               -          -          -        110      1,850
Commissions, fees and other income             846        674        607        677        712
Net gain (loss) from sales of mortgage
 loans
   and securities                               (2)      (115)       190         44         45
Net gain (loss) on other real estate            (9)       262         34       (488)      (974)
 owned
Non-interest expense                         3,585      3,520      3,006      4,146      3,256
                                          --------  ---------  ---------   --------   --------
Income (loss) before taxes and               4,505      3,490      2,950      1,149       (338)
 cumulative effect of change in
 accounting principle
Provision (benefit) for income taxes         1,749      1,381      1,251        758        (75)
Cumulative effect of change in
 accounting
  for income taxes                               -          -        455          -          -
                                          --------  ---------  ---------   --------   --------
 Net income (loss)                        $  2,756   $  2,109   $  2,154   $    391      ($263)
                                          ========  =========  =========   ========   ========

PER SHARE DATA
Earnings (loss) per common share before
  cumulative effect of change in
   accounting                             $   1.50   $   1.15   $   0.85   $   0.20     ($0.13)
Earnings per common share for the
 cumulative
  effect of a change in accounting
   principle                                     -          -       0.23          -          -

Earnings (loss) per common share          $   1.50   $   1.15   $   1.08   $   0.20     ($0.13)
                                          ========  =========  =========   ========   ========
Dividends declared per share              $   1.60   $   3.10   $   0.51   $   0.09   $   0.12
                                          ========  =========  =========   ========   ========
Stockholders equity per share             $   9.98   $  10.06   $  12.23   $  11.58   $  11.58
                                          ========  =========  =========   ========   ========

SELECTED RATIOS
Return on average assets (a)                  1.67%      1.35%      1.47%      0.37%     (0.25%)
Interest rate spread                          3.97%      3.44%      3.84%      4.26%      3.96%
Net interest margin                           4.56%      4.08%      4.63%      5.18%      5.15%
Equity to asset ratio                        10.99%     11.41%     16.30%     21.67%     21.39%
Return on average equity (a)                 14.34%      9.71%      7.19%      1.70%     (1.16%)
Dividend payout ratio                       274.02%     52.40%     46.00%     45.00%         -

(a) Does not include cumulative effect of change in accounting principle

  MESSAGE TO STOCKHOLDERS               HOME PORT BANCORP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------

  Your Company reported record net income of $2.8 million and earnings per common share of $1.50 for the year 1995, a 30% increase over 1994. For the year the net interest margin increased by 48 basis points to 4.56% and return on equity ("ROE") climbed to 14.34%, one and one-half times the return achieved one year earlier.

  This strong financial performance is particularly note worthy in view of the sizable special dividends of $3.50 per share together with ordinary dividends of $.60 per share paid in 1995 Stockholders are reminded that $2.10 per share of the total 1995 cash dividends of $4.10 per share represents a return of capital (reported as non-taxable dividends) for federal income tax purposes.

  The above special dividends and prior year share repurchases complete a balance sheet re-engineering program started at the onset of 1993 to improve stockholders ROE. The year end equity to asset ratio was 10.99 percent, or approximately one-half of 21.67 percent ratio at December 1992. Your Company and Nantucket Bank remain well capitalized and given the high quality of the loan portfolio (no non-performing assets and no other real estate owned at year end 1995) the Bank can still be considered one of the safest institutions in New England.

The year 1996 will be a challenging one for management. Given the overall interest rate picture, the Bank's net interest margin will probably come under increasing pressure. Maintaining historical growth rates in deposits (nearly 10 percent last year) will become more difficult to achieve. Loan originations should remain strong permitting the loan portfolio to increase commensurate with deposit growth and the Bank's non-interest expense ratio will be maintained at its current low level. Overall ROE should continue to improve, showing the cumulative effect of the financial strategies adopted three years ago and the full effect of the 1995 dividend payments.

  The Board of Directors, management and staff of Nantucket Bank, Home Port's only operating subsidiary, should be proud of their accomplishments in restoring the Bank to its present strong financial condition. I am particularly pleased and gratified with the level of financial services made available to the Nantucket community, the willing and active participation of Bank directors and employees in community activities and the institution's broad support of local charitable causes which benefit many island residents.



Sincerely,



Karl L. Meyer
Chairman of the Board, President and CEO

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                        HOME PORT BANCORP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------
RESULTS OF OPERATIONS

  Home Port Bancorp, Inc. ("the Company") reported net income of $2.8 million in 1995 compared with net income of $2.1 million in 1994 and $2.2 million in 1993. Net income per share was $1.50 in 1995 compared to $1.15 in 1994 and $1.08 in
1993.   At December 31, 1995 the Company had no non-performing assets.  During
1995, 1994 and 1993 no provisions for loan losses were made by the Company due to low levels of non- performing assets and net recoveries of previous charge-offs. The 1993 results included $455,000 of income ($.23 per share) from the cumulative effect of a change in accounting principle resulting from the adoption of Statement of Financial Accounting Standard ("SFAS") No. 109 "Accounting for Income Taxes." The difference in earnings per share between 1994 and 1993, with relatively the same income in each year, is due to the difference in average shares outstanding during these years.

NET INTEREST INCOME

  Net interest and dividend income increased by $1.1 million, or 17.2%, to $7.3 million in 1995 compared to $6.2 million in 1994. During 1994 net interest and dividend income increased by $1.1 million, or 20.8%, from $5.1 million in 1993. The Company's net interest margin improved to 4.56% during 1995 compared to 4.08% in 1994. The net interest margin was 4.63% in 1993.

  This increase in net interest income in 1995 compared to 1994 is primarily due to a favorable interest rate environment. The increase in 1994 compared to 1993 is due to increases in the average volume of interest earning assets and liabilities, offset by a small reduction in the net interest margin. The tables on the following page provide additional details on these increases and decreases.

  During 1995 the average yield of the Bank's loan portfolio increased by 116 basis points to 9.02% from 7.86% for 1994. This increase reflects the rise in interest rates during 1994 which affected the loan portfolio on a lagged basis. The average yield on loans decreased in 1994 by 39 basis points to 7.86% from 8.25% in 1993. This decrease is due to the downward trend in rates in 1993 and the increase in residential loans in the portfolio. Residential mortgages generally have less risk than commercial mortgages but also have a lower yield. At December 31, 1995 residential mortgage loans represented 68.1% of the loan portfolio.

  The average yield on securities increased by 63 basis points during 1995 to 5.71% from 5.08% for 1994, also reflecting the rise in market interest rates on a lagged basis. The yield on securities was 5.14% in 1993. The securities portfolio is not actively traded by the Company. Securities classified as "held to maturity" represented 70% of total securities at year end 1995 and 94% at year end 1994.

  The Company's average cost of funds increased to 4.36% in 1995 compared to 3.68% in 1994 and 3.53% in 1993. The cost of deposits was 3.64% in 1995 compared to 3.32% in 1994 and 3.51% in 1993. Deposit rates have not been volatile over these periods. The cost of Federal Home Loan Bank ("FHLB") borrowings increased to 6.40% in 1995 compared to 4.82% in 1994 and 4.23% in 1993. The increase in the cost of borrowings in 1995 is due to the relatively high short term rates in effect during much of 1995 and several higher cost borrowings made during 1994. The Company did not begin to utilize FHLB borrowings to any significant extent until 1994.

  The following table sets forth certain information relating to the Bank's interest earning assets, interest bearing liabilities and net interest income. Short term investments are included in securities and FHLB stock. Loans include loans held for sale. Non-accrual loans are included in average loan balances. Deposits exclude non-interest bearing demand accounts.



MANAGEMENT'S DISCUSSION AND ANALYSIS OF


    FINANCIAL CONDITION AND RESULTS OF OPERATIONS                               HOME PORT BANCORP, INC. AND SUBSIDIARIES
- ------------------------------------------------------------------------------------------------------------------------
                                                                    Year Ended December 31,
                                    ----------------------------------------------------------------------------------------
(dollars in thousands )                        1995                         1994                           1993
                                   ---------------------------  -----------------------------  ----------------------------
                                    Average             Yield/   Average              Yield/    Average              Yield/
                                    Balance  Interest    Rate    Balance   Interest    Rate     Balance   Interest    Rate
                                   ---------------------------  -----------------------------  ----------------------------
Interest earning assets:
  Residential loans                $ 83,800  $ 6,991     8.34%   $ 72,682  $ 5,330     7.33%    $ 44,699  $3,312     7.41%
  Commercial loans                   36,703    3,782    10.30%     33,539    2,967     8.85%      29,256   2,751     9.40%
  Consumer loans                      5,429      583    10.74%      5,210      460     8.83%       5,446     490     9.00%
                                   ---------------------------  -----------------------------  ----------------------------
  Total loans                       125,932   11,356     9.02%    111,431    8,757     7.86%      79,401   6,553     8.25%
  Securities and FHLB stock          33,046    1,886     5.71%     40,156    2,039     5.08%      31,372   1,611     5.14%
                                   ---------------------------  -----------------------------  ----------------------------
 Total interest earning assets     $158,978  $13,242     8.33%   $151,587  $10,796     7.12%    $110,773  $8,164     7.37%
                                   ---------------------------  -----------------------------  ----------------------------

Interest bear ing liabilities:
  Deposits                         $101,541  $ 3,692     3.64%   $ 95,336  $ 3,169     3.32%    $ 83,008  $2,913     3.51%
  Borrowed funds                     35,853    2,295     6.40%     29,810    1,438     4.82%       2,981     126     4.23%
                                   ---------------------------  -----------------------------  ----------------------------
Total interest bearing liabilities $137,394  $ 5,987     4.36%   $125,146  $ 4,607     3.68%    $ 85,989  $3,039     3.53%
                                   ---------------------------  -----------------------------  ----------------------------
Net interest and dividend income             $ 7,255                       $ 6,189                        $5,125
                                             =======                       =======                        ======
Interest rate spread (1)                                 3.97%                         3.44%                         3.84%
                                                         =====                         =====                         =====
Net interest margin (2)                                  4.56%                         4.08%                         4.63%
                                                         =====                         =====                         =====

(1) Interest rate spread represents the difference between the average rate earned on interest earning assets and the average rate paid on interest bearing liabilities.

(2) Net interest margin represents net interest income divided by average earning assets.

RATE/VOLUME ANALYSIS

The effect on net interest income as a result of changes in interest rates and in the amount of earning assets and interest bearing liabilities is shown in the following table. Information is provided on changes attributable to (1) changes in volume (changes in average balance multiplied by prior period yield), (2) changes in rate (changes in yield multiplied by prior period average balance) and (3) the combined effect of changes in interest rates and volume (changes in yield multiplied by changes in average balance).

                                                                          Year Ended December 31,
                                 --------------------------------------------------------------------------------
(in thousands)                                1995  vs.  1994                          1994  vs.  1993
                                 --------------------------------------------------------------------------------
                                    Changes Due to Increase  (Decrease)      Changes Due to Increase  (Decrease)
                                 --------------------------------------------------------------------------------
                                                                  Rate/                                    Rate/
                                     Total     Volume     Rate    Volume     Total     Volume     Rate     Volume
                                   --------    -------   ------   ------   --------   --------   ------   -------
Interest income:
          Residential loans          $1,661     $  815   $  734     $112     $2,018     $2,074    $ (36)    $ (20)
          Commercial loans              815        280      486       49        216        403     (161)      (26)
          Consumer loans                123         19      100        4        (30)       (21)      (9)        -
                                   --------    -------   ------   ------   --------   --------   ------   -------
          Total loans                 2,599      1,114    1,320      165      2,204      2,456     (206)      (46)
          Securities and FHLB stock    (153)      (361)     253      (45)       428        451      (19)       (4)
                                   --------    -------   ------   ------   --------   --------   ------   -------
  Total                               2,446        753    1,573      120      2,632      2,907     (225)      (50)
                                   --------    -------   ------   ------   --------   --------   ------   -------
Interest expense:
          Deposits                      523        206      305       12        256        433     (158)      (19)
          Borrowed funds                857        291      471       95      1,312      1,135       18       159
                                   --------    -------   ------   ------   --------   --------   ------   -------
   Total                              1,380        497      776      107      1,568      1,568     (140)      140
                                   --------    -------   ------   ------   --------   --------   ------   -------
Net in terest and dividend income    $1,066     $  256   $  797     $ 13     $1,064     $1,339    $ (85)    $(190)
                                   ========    =======   ======   ======   ========   ========   ======   =======


MANAGEMENT'S DISCUSSION AND ANALYSIS OF

    FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                        HOME PORT BANCORP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------

NON-INTEREST INCOME

  Non-interest income consists of service charges and fees on deposit accounts, fees for servicing mortgage loans and net gains or losses from the sale of mortgage loans and securities. Non-interest income increased by $285,000 to $844,000 in 1995 from $559,000 in 1994. In 1993 non-interest income totaled $797,000.

  Approximately one-third of the 1995 increase was due to a reduction in net losses from the sale of securities from $126,000 in 1994 to $26,000 in 1995. The decline in interest rates in 1995 caused the market value of the securities portfolio to increase, thereby limiting losses. Fees on deposit accounts increased by $25,000, or 9.0%, due to the increase in deposits. Loan servicing fees increased $91,000, or 65.9%, due to increases in the servicing portfolio. Other fees and income increased by $56,000, or 21.7%, due primarily to increases in fees from the sale of non-insured alternative investment products.

  The decrease in non-interest income from $797,000 in 1993 to $559,000 in 1994 was due to a reduction of $152,000 in net gains on securities, due to the rising interest rate environment in 1994, and a reduction of $153,000 in net gains from the sale of mortgage loans.

  In 1995, the Bank sold $27.7 million of mortgage loans for a net gain of $24,000 compared to sales of $13.1 million and gains of $11,000 in 1994. In 1993 mortgage loan sales were $11.7 million with net gains of $164,000. In 1994 and 1995 interest rate movement limited the gains realized on the sale of mortgage loans, despite a higher volume of sales. In 1993 the sharp reduction in interest rates allowed for the higher level of gains.

NON-INTEREST EXPENSE

  In 1995, non-interest expense increased to $3.6 million from $3.3 million in 1994. A significant part of this increase was due to losses from the sale of Other Real Estate Owned ("OREO") and increased OREO expenses. In 1995 net losses of $9,000 were recognized on OREO compared to net gains of $262,000 in 1994. Operating expenses for OREO, included in other expense, amounted to $14,000 in 1995 compared to income of $1,000 in 1994. At December 31, 1995 the Bank had no OREO assets. Salaries and employee benefits increased to $2.0 million in 1995 from $1.7 million in 1994 due to an increase in performance-based bonus pay, additions to staff and normal annual increases. Partially offsetting these increases was a reduction in deposit insurance expense from $234,000 in 1994 to $159,000 in 1995 as a result of a decrease in the FDIC Bank Insurance Fund assessments. The Bank has been notified that its FDIC deposit insurance premium, for the first six months of 1996, will be assessed at an annual amount of $2,000.

  In 1994 non-interest expense increased to $3.3 million from $3.0 million in 1993. Salaries and employee benefits increased $230,000 due to staff additions from the Bank's 50% growth rate in 1993 and 1994. The Bank also increased its marketing, contributions and general public relations expenses by $68,000 in 1994. Partially offsetting these expenses was an increase in non-recurring gains on OREO from $34,000 in 1993 to $262,000 in 1994 and a reduction in OREO operating expenses from $56,000 in 1993 to income of $1,000 in 1994.

INCOME TAXES

  The Company and its subsidiaries, on a consolidated basis, are subject to Federal income tax. The Company is also subject to a Delaware franchise tax and a Massachusetts tax as a security corporation. The Bank and its subsidiary are subject to a Massachusetts income tax. See note 8 in the Notes to Consolidated Financial Statements for detailed analysis of income taxes.

  The effective tax rates in 1995 and 1994 were impacted by reductions in the tax valuation allowance caused by increased earnings. The adoption of SFAS No. 109 in 1993 generated a benefit of $455,000 as the cumulative effect of this change in accounting principle. The effective tax rate in 1993 was at a normal level of 42%, including the impact of state income taxes.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

    FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                        HOME PORT BANCORP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------


ASSET LIABILITY MANAGEMENT

  The Bank's objective in its Asset /Liability management program is to manage liquidity and interest rate risk, so as to maximize net interest income and return on capital in a changing interest rate environment. The Bank's Asset/Liability Committee ("ALCO") primarily utilizes "GAP" analysis to measure risk. GAP is the difference between assets and liabilities subject to rate change over specific time periods. A GAP is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A GAP is considered negative when interest rate sensitive liabilities exceed interest rate sensitive assets. During a year of falling interest rates a negative one-year GAP position would tend to increase income because there are more liabilities than assets adjusting down in rate during the year, accordingly, the decrease in the cost of liabilities exceeds the decrease in the yield on assets. Conversely, in a period of rising rates a negative GAP would tend to decrease income. Companies in a positive GAP position would face the opposite situation. There are limitations to GAP analysis, however, as rates on different assets and liabilities may not move to the same extent in any given time period. Competition may affect the ability of the Bank to change rates on a particular deposit or loan product.

    As economic conditions change the ALCO adjusts the balance sheet in order to manage interest rate risk. A primary goal of the ALCO has been to minimize volatility in net interest income. At December 31, 1995, the Company's one year GAP position, utilizing the assumptions detailed below, was a negative $14.4 million or 8.58% of total assets. This compares to a negative one year GAP position of $9.0 million or 5.55% of total assets at December 31, 1994 and a negative $4.0 million or 3.00% of total assets at December 31, 1993.

INTEREST SENSITIVITY ANALYSIS

  The following table displays the distribution of the Company's interest-earning assets and interest-bearing liabilities maturing or repricing over various time periods. The amounts of asset or liability in each time period was determined by the contractual terms of the asset or liability. The table does not reflect prepayment of fixed rate loans or mortgage backed securities prior to maturity. Based upon experience, prepayments will tend to be slower during periods of rising interest rates and accelerate as rates fall. Any prepayments of loans would decrease the negative one year GAP position. Loans held for sale are included based on their contractual maturity/repricing date. Securities include short term investments. Core deposit accounts are included in the zero to six month repricing category based on their contractual terms although these accounts have not been as sensitive to changes in market interest rates over the past several years.


                                                                    Period to Maturity or Repricing from December 31, 1995
                                                -----------------------------------------------------------------------------------
(dollars in thousands)                            0-6         6-12           1-2               2-3            Over 3
                                                Months       Months         Years             Years            Years          Total
                                                -----------------------------------------------------------------------------------
Interest sensitive assets
     Loans                                      $ 66,984     $ 27,568      $  8,090          $  2,324         $26,430      $131,396
     Securities                                    2,362        2,205         6,371             4,961          11,862        27,761
                                                -----------------------------------------------------------------------------------
                 Total                          $ 69,346     $ 29,773      $ 14,461          $  7,285         $38,292      $159,157
                                                -----------------------------------------------------------------------------------
Interest sensitive liabilities
     Transaction deposits                       $ 56,502     $    -        $   -             $    -           $   -        $ 56,502
     Time deposits                                29,354        9,117         8,698             2,087           1,247        50,503
     Borrowings                                   16,500        2,000         5,400             4,384           4,553        32,837
                                                -----------------------------------------------------------------------------------
                 Total                          $102,356     $ 11,117      $ 14,098          $  6,471         $ 5,800      $139,842
                                                -----------------------------------------------------------------------------------
Excess (deficiency) of interest
  sensitive assets over
     interest sensitive liabilities ("GAP")     $(33,010)    $ 18,656      $    363          $    814         $32,492
 Cumulative GAP                                 $(33,010)    $(14,354)     $(13,991)         $(13,177)        $19,315
 Cumulative rate sensitive assets as a
     percent of cumulative rate
       sensitive liabilities                       67.75%       87.35%        89.03%            90.17%         113.81%
                                                ======================================================================
 Cumulative excess (deficiency) of rate
       sensitive assets over rate
        sensitive liabilities as a
        percentage of total assets                (19.73%)       (8.5%)       (8.36%)           (7.88%)         11.55%
                                                ======================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
    FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                        HOME PORT BANCORP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------

BALANCE SHEET ANALYSIS

  During 1995 the Company's total assets increased by $5.0 million, or 3.0%, to $167.3 million from $162.3 million at December 31, 1994. During 1994 total assets increased by $27.8 million, or 20.7%, from $134.5 million at December 31, 1993. The following paragraphs discuss the significant changes in the major balance sheet categories during these periods.

LOANS

  Loans, net of the allowance for possible losses and including loans held for sale, increased by $10.9 million, or 9.2%, in 1995 to $129.1 million from $118.2 million the previous year. Loans increased by $30.1 million, or 34.2%, during
1994 from $88.1 million  at December 31, 1993.   At December 31, 1995 the loan
portfolio represented 77.2% of total assets compared to 72.9% at December 31, 1994 and 65.5% at December 31, 1993. These increases reflect management's intention to add to its loan portfolio together with the strengthening local economy and the Bank's marketing efforts. The majority of the loan portfolio, 86.6% at December 31, 1995, consists of adjustable rate loans.

  Real estate loan originations, including both commercial and residential properties, were $59.2 million in 1995 compared to $60.6 million in 1994 and $46.5 million in 1993. Originations remained strong in 1995 due to a continuing high level of new construction on Nantucket, a favorable interest rate environment and a strong marketing effort by the Bank. The increased level of construction is evidenced in the Bank's portfolio of residential and commercial construction loans which, before deducting unadvanced funds, increased by 51.7% in 1995 to $39.6 million from $26.0 million in the prior year. Construction loans outstanding were $9.6 million at December 31, 1993. Residential construction loans consist of loans to individuals for the construction of their primary or secondary homes. Commercial construction loans generally consist of loans to existing businesses for expansion or improvement of their operating facilities. Commercial real estate loans outstanding increased by 24.8% in 1995 to $34.0 million compared to $27.4 million in 1994 and $25.0 million in 1993. The increase is due to an increased level of business activity due to the favorable economic conditions as well as the Bank's efforts to increase this business.

  Real estate loans sold in the secondary market totaled $27.7 million in 1995 compared to $13.1 million during 1994 and $11.7 million during 1993. Currently, the Bank's policy is to sell virtually all of its longer-term (greater than 10 years) fixed-rate loans and a portion of its adjustable rate loans. A portion of adjustable rate loans are retained. The ALCO reviews this policy from time to time as part of the Bank's overall asset/liability management strategy.

  At December 31, 1995, the Bank had $8.6 million of loans held for sale in the secondary market, compared to $8.0 million at year end 1994 and $6.3 million at the close of 1993. These loans are carried at the lower of cost or market value which is based upon an estimation of outstanding investor commitments or, in the absence of such commitments, current investor yield requirements. At December 31, 1995, the market value was greater than the book value of these loans, therefore, there was no provision for unrealized loss. However, changes in interest rates may affect the market value of loans held for sale and may impact future earnings.

SECURITIES

  Total securities decreased by $3.8 million, or 12.6%, at December 31, 1995 to $26.0 million from $29.8 million in the prior year. During 1994 securities decreased by $6.6 million, or 18.2%, from $36.4 million at December 31, 1993. These reductions in the securities portfolio reflect the Company's emphasis on increasing the loan portfolio. Prior to 1994 the Company had increased the securities portfolio as part of an overall strategy to leverage capital resources. The securities portfolio is not actively traded by the Company; the majority of the portfolio (70% at December 31, 1995) is classified as held to maturity. At December 31, 1995 total securities represented 15.6% of total assets at December 31, 1995 compared to 18.4% for 1994 and 27.1% for 1993.

DEPOSITS

  Total deposits increased $10.0 million, or 9.6%, in 1995 to $114.4 million from $104.4 million at December 31, 1994. During 1994 deposits increased by $11.8 million, or 12.8%, from $92.6 million at December 31, 1993. Transaction deposits (demand, checking, savings and money market) accounted for 43% of the 1995 increase and

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
      FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                        HOME PORT BANCORP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------

  83% of the 1994 increase. These increases represent the continuing efforts of the Bank to attract additional activity from existing account relationships as well as an ongoing marketing program to obtain new depositors.

  The Bank supplements its retail deposit base with funds obtained through national brokerage networks, primarily to compensate for some of the seasonal outflow of deposits. Fully insured brokered deposits totaled $4.8 million or 4.2% of total deposits at December 31, 1995 compared to $5.1 million, or 4.9% of total deposits the previous year.

BORROWED FUNDS

  Borrowed funds totaled $32.8 million at December 31, 1995, $33.1 million at December 31, 1994 and $18.9 million at December 31, 1993. These borrowings consist of FHLB advances with maturities ranging from 3 months to 5 years. Borrowings have been used to fund the increases in loans during 1994 and 1995 as well as to meet short term and seasonal liquidity demands. The Bank's goal has been and continues to be to minimize the need for borrowings by increasing deposits, however, there is no assurance that this can be accomplished.

NON-PERFORMING ASSETS

  At December 31, 1995, the Bank had no non-performing loans compared to $433,000 at December 31, 1994 and $247,000 at December 31, 1993.

  The following table presents information with respect to the Bank's non-performing assets at indicated dates. In addition, at December 31, 1995 the Bank had no loans which were considered "impaired" within the meaning of SFAS No. 114 and 118. At December 31, 1994 and 1993, the Bank had loans totaling $96,000 in each of these years that were "troubled debt restructurings" within the meaning of SFAS No. 15.

                                                                                     At December 31,
                                                                             ------------------------------------
(dollars in thousands)                                                          1995         1994          1993
                                                                             ------------------------------------
Loans accounted for on a
 non-accrual basis:
     Real estate:
        Residential                                                             $  -          $    -       $  -
        Commercial                                                                 -             357          -
        Commercial business                                                        -               -          -
        Consumer                                                                   -               -          -
                                                                             ------------------------------------
             Total                                                              $  -           $ 357       $  -
                                                                             ------------------------------------
Accruing loans which are  contractually past due  90 days or more:
     Real estate:
        Residential                                                             $  -           $  76       $ 247
        Commercial                                                                 -               -           -
        Commercial business                                                        -               -           -
        Consumer                                                                   -               -           -
                                                                             ------------------------------------
             Total                                                              $  -           $  76       $ 247
                                                                             ------------------------------------
        Total of non-accrual and 90 days past due loans                         $  -           $ 433       $ 247
                                                                             ====================================
        Percentage of total loans                                                  - %         0.36%        0.27%
                                                                             ====================================
        Other real estate owned                                                 $  -           $  45       $ 883
                                                                             ====================================

  After the end of 1995 management identified $796,000 of additional loans that, while currently performing, may pose potential problems due to some doubts about the ability of the borrowers to comply with all of their present loan repayment terms. The resolution of these loans is not yet known.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
        FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                        HOME PORT BANCORP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------

  Accrual of interest on loans is discontinued either when doubt exists as to the timely collection of interest or principal, or when a loan becomes contractually past due by 90 days with respect to interest or principal and the collateral value is not sufficient to ensure the payment in full of principal and interest. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is charged against current period income. When collection procedures do not bring the loan to a performing status, the Bank generally institutes action to foreclose upon the property or to acquire the property by deed in lieu of foreclosure.

PROVISION FOR POSSIBLE LOAN LOSSES

  Loan loss reserves are established in accordance with generally accepted accounting principles. Management considers many factors when establishing the Company's allowance for possible loan losses, including such factors as the size and risk characteristic of the loans in the Bank's portfolio, charge-off experience, loan delinquency trends, the value of collateral securing loans in the portfolio, future loss potential, concentration of credit and present and prospective economic and market conditions. Management presents its analysis and recommends the amount of loan loss reserves to be maintained to the Board of Directors each month for its review and approval. No such provisions have been required during fiscal 1995, 1994 or 1993. The allowance for loan losses at December 31, 1995 was $2.2 million, representing a net increase of $95,000 from December 31, 1994. Loan loss reserves at December 31, 1995 were 1.72% of total loans. There were no non-performing loans at December 31, 1995. The Bank believes its current level of loan loss reserves to be adequate. Any unforeseen future economic problems, however, may lead to additional delinquencies which may require additional provisions for possible loan losses. The Bank was last examined by the Federal Deposit Insurance Corporation ("FDIC") on December 31, 1994.

CAPITAL

  Stockholders' equity totaled $18.4 million or 10.99% of assets on December 31, 1995 compared to $18.5 million or 11.41% at December 31, 1994 and $21.9 million or 16.30% at December 31, 1993. The Company raised additional capital in 1988 with the intention of possibly acquiring an additional banking subsidiary, however, as the Company has no current intention to make any such acquisition, it has sought to utilize this capital to increase the return to its investors. Over the past three years, to the extent practicable, the Bank has leveraged this capital through investments in a mix of mortgage loans and securities. Also, the Company has returned some capital to shareholders in the form of special dividends. Special dividends declared totaled $1.8 million in 1995 and $4.6 million in 1994. In addition to these special dividends, regular quarterly dividends of $1.1 million were declared in both 1995 and 1994. Operating earnings of $2.8 million in 1995 and $2.1 million in 1994 were added to capital. Stock options exercised added $253,000 to capital in 1994.

  The Bank is an FDIC insured institution subject to the FDIC regulatory capital requirements. The FDIC regulations require all FDIC insured institutions to maintain minimum levels of Tier 1 capital. Highly rated banks (i.e., those with a composite rating of 1 under the CAMEL rating system) are required to maintain Tier 1 capital of at least 3% of their total assets. All other banks are required to have Tier 1 capital of 4% to 5%. The FDIC has authority to impose higher requirements for individual banks. At December 31, 1995, the Bank's capital ratios were in excess of these capital requirements.

  The Company, as a bank holding company, is also subject to regulatory capital requirements, including the Tier 1 capital levels described above. At December 31, 1995 the Company's capital ratios were in excess of these capital requirements.

LIQUIDITY

  Liquidity is the measure of a company's ability to generate sufficient cash flow to meet present and future funding obligations. Dividends from the Bank represent the only source of liquidity for the Parent Company. The Bank's sources of liquidity are customer deposits, amortization and prepayments on loans, advances from the Federal Home Loan Bank, sale of loans in the secondary market and maturities and sales of securities. As a member of the Depositors Insurance Fund ("DIF") the Bank also has a right to borrow from the DIF for short term cash needs by pledging certain assets, although it has never exercised this right. The Bank's liquidity management program is designed to assure that sufficient funds are available to meet its current and future needs. The Bank believes that it has sufficient resources to meet its funding commitments.


  MANAGEMENT'S DISCUSSION AND ANALYSIS OF

        FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                        HOME PORT BANCORP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------


  Firm commitments to grant loans at December 31, 1995 totaled $6.8 million, unused lines of credit equaled $9.3 million, the unadvanced portion of construction loans equaled $26.2 million and stand-by letters of credit outstanding aggregated $54,000. The Bank believes that it has adequate sources of liquidity to fund such commitments.

IMPACT OF INFLATION

  The consolidated financial statements and related consolidated financial data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on operations of the Company is reflected in increased costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services.

RECENT ACCOUNTING DEVELOPMENTS

ACCOUNTING FOR MORTGAGE SERVICING RIGHTS

  In May 1994 the Financial Accounting Standards Board issued SFAS No. 122, "Accounting for Mortgage Servicing Rights," which amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." The Statement is effective for fiscal years beginning after December 15, 1995; however early adoption is permitted. The Statement requires that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, regardless of how those servicing rights are acquired. Additionally, the Statement requires that the capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights, and that
impairment be recognized through a valuation allowance.   The Bank adopted this
Statement on January 1, 1996. The impact of adoption of this Statement was immaterial.

CONSOLIDATED BALANCE SHEET (In Thousands, Except Per Share Data)

HOME PORT BANCORP, INC. AND SUBSIDIARIES


                                                               December 31,
                                                             1995       1994
                                                         ---------------------
Assets
Cash and due from banks                                    $  4,886   $  4,554
Interest bearing deposits in banks                            1,750         49
Federal funds s old                                               -      4,910
                                                         ---------------------
Total cash and cash equivalents                               6,636      9,513
Securities held to maturity (market value  $18,089 and       18,330     28,152
 $26,505) (note 2)
Securities available for sale (amortized cost  of $7,681      7,695      1,619
 and $1,683) (note 3)
Loans, net of allowance for possible loan lo sses of        120,540    110,205
 $2,249 and $2,154 (notes 4 and 7)
Loans held for sale                                           8,607      8,020
Other real esta te owned                                          -         45
Land, buildings and equipment, net (note 5)                   1,244        920
Accrued income receivabl e                                    1,104        825
Net deferred tax asset (note 8)                                  85        647
Stock in FHLB-Boston, at cost (note 7)                        2,321      1,714
Prepaid expenses and other assets                               710        664
                                                         ---------------------
    Total assets                                           $167,272   $162,324
                                                         =====================

Liabilities and Stockholders' Equity
Liabilities :
  Deposits (note 6)                                        $114,357   $104,386
  Borrowed funds (note 7)                                    32,837     33,107
  Accrued expenses                                            1,106      1,461
  Dividend payable ( note 14)                                     -      4,605
  Other liabilities                                             593        241
                                                         ---------------------
    Total liabilities                                       148,893    143,800
                                                         ---------------------

Commitments and contingencies (notes 10, 11, and 1 4)

Stockholders' equity (notes 8, 13 and 14)
 Preferred stock, $.01 par value,  2,000,000 shares
   authorized, none issued                                        -          -
 Common stock, $.01 par value, 10,0 00,000 shares
   authorized, 2,325,494 shares issued                           23         23
 Additional paid-in capital                                  17,473     17,473
 Retained earnings (note 13)                                  5,271      5,462
 Unrealized gain (loss) on securities available for
  sale, net of taxes (note 3)                                     9        (37)
 Less: Treasury stock, at  cost (483,604 shares)             (4,397)    (4,397)
                                                         ---------------------
    Total stockholders' equity                               18,379     18,524
                                                         ---------------------
    Total liabilities and stockholders' equity             $167,272   $162,324
                                                         =====================


See accompanying notes to consolidated financial  statements.

CONSOLIDATED STATEMENTS OF EARNINGS (In Thousands, Except Per Share Data)

HOME PORT BANCORP, INC. AND SUBSIDIARIES


                                                                                            Years Ended December 31,
                                                                                   1995              1994             1993
                                                                                 ------------------------------------------
Interest and dividend income:
   Interest on loans                                                             $11,356           $ 8,757           $6,553
   Interest on securities                                                          1,614             1,745            1,552
   Dividends                                                                         171               141               14
   Federal funds sold                                                                101               153               45
                                                                                 ------------------------------------------
   Total interest and dividend income                                             13,242            10,796            8,164
                                                                                 ------------------------------------------
Interest expense:
   Interest on depositors' accounts (note 6)                                       3,692             3,169            2,913
   Interest on borrowed funds (note 7)                                             2,295             1,438              126
                                                                                 ------------------------------------------
          Total interest expense                                                   5,987             4,607            3,039
                                                                                 ------------------------------------------
Net interest and dividend income                                                   7,255             6,189            5,125
Provision for possible loan losses (note 4)                                            -                 -                -
                                                                                 ------------------------------------------
   Net interest and dividend income after
          provision for possible loan losses                                       7,255             6,189            5,125
                                                                                 ------------------------------------------
Non-interest income:
   Deposit servicing fees                                                           303                278              267
   Loan servicing fees (note 4)                                                     229                138              146
   Other fees and income                                                            314                258              194
   Net gain from sales of mortgage loans                                             24                 11              164
   Net gain (loss) from securities and other assets (note 3)                        (26)              (126)              26
                                                                                 ------------------------------------------
          Total non-interest income                                                 844                559              797
                                                                                 ------------------------------------------
Non-interest expense:
   Salaries and employee benefits (note 9)                                        1,978              1,710            1,480
   Building and equipment expenses                                                  380                361              301
   Loss (gain) on other real estate owned                                             9               (262)             (34)
   Deposit insurance fees                                                           159                234              249
   Professional fees                                                                251                249              117
   Other                                                                            817                966              859
                                                                                 ------------------------------------------
          Total non-interest expense                                              3,594              3,258            2,972
Income before income taxes and cumulative
   effect of a change in accounting principle                                     4,505              3,490            2,950
Provision for income taxes (note 8)                                               1,749              1,381            1,251
                                                                                 ------------------------------------------
Income before cumulative effect of a change in accounting principle               2,756              2,109            1,699
Cumu lative effect of a change in accounting principle (note 1)                       -                  -              455
                                                                                 ------------------------------------------
Net income                                                                       $2,756             $2,109          $ 2,154
                                                                                 ==========================================
Earnings per common share before cumu lative
   effect of a change in accounting principle                                     $1.50              $1.15            $0.85
Earnings per common share for the cumulative
   effect of a change in accounting principle                                     $0.00              $0.00            $0.23
                                                                                 ------------------------------------------
Earnings per comm on share                                                        $1.50              $1.15            $1.08
                                                                                 ==========================================

Weighted number of common shares outstanding                                      1,842              1,836            1,989
                                                                                 ==========================================

See accompanying notes to consolidated financial statements



CONSOLIDATED STATEMENTS OF CHANGES
  IN STOCKHOLDERS' EQUITY (In Thousands, Except Per Share Data)           HOME PORT BANCORP, INC. AND SUBSIDIARIES
- ---------------------------------------------------------------------------------------------------------------------------------

                                                                                                         Net
                                                                                                      Unrealized
                                                                                                     Gain (loss) on
                                                        Additional                                     Securities        Total
                                                Common   Paid-in    Retained      ESOP      Treasury    Available    Stockholders'
                                                Stock    Capital    Earnings   Obligation     Stock     For Sale        Equity
                                              ------------------------------------------------------------------------------------
Balance at December 31, 1992                       $22     $16,561   $ 7,903        $(145)   $(1,353)     $  -             $22,988

Net unrealized gain on se curities
     available for sale at December 31, 1993         -           -         -            -          -           24               24
Cash dividends pa id at $.51 per share               -           -      (995)           -                       -             (995)
Payoff ESOP debt guarantee                           -           -         -          145          -            -              145
Common stock acquired (266,904 shares)               -           -         -            -     (3,044)           -           (3,044)
Stock options exercised (75,000 shares)
     inclusive o f tax effect                        -         660         -            -          -            -              660
Net income                                           -           -     2,154            -          -            -            2,154
                                              ------------------------------------------------------------------------------------
Balance at December 31, 1993                        22      17,221     9,062            -     (4,397)          24           21,932

Change in unreal ized loss on securities
              available for sale                     -           -         -            -          -          (61)             (61)
Special dividend declared at $2.50 per share         -           -    (4,605)           -          -            -           (4,605)
Cash dividends paid at $.60 per share                -           -    (1,104)           -          -            -           (1,104)
Stock options exercised (48,278 sh ares)
              inclusive of tax effect                1         252         -            -          -            -              253
Net income                                           -           -     2,109            -          -            -            2,109
                                              ------------------------------------------------------------------------------------
Balance at December 31, 1994                        23      17,473     5,462            -     (4,397)         (37)          18,524

Changes in unrealized los s on securities
              available for sale                     -           -         -            -          -           46               46
Cash dividends paid at $.60 per share                -           -    (1,105)           -          -            -           (1,105)
Special dividen d paid at $1.00 per share            -           -    (1,842)           -          -            -           (1,842)
Net income                                           -           -     2,756            -          -            -            2,756
                                              ------------------------------------------------------------------------------------
Balance at December 31, 1995                       $23     $17,473   $ 5,271        $   -    $(4,397)        $  9          $18,379
                                              ====================================================================================

See accompanying notes to consolidated financial statements


CONSOLIDATED STATEMENTS OF CASH FLOWS (In Thousands)                    HOME PORT BANCORP, INC. AND SUBSIDIARIES

                                                                                          Years Ended December 31,
                                                                             1995                 1994               1993
                                                                          -------------------------------------------------
Net cash flows from operating activities:
    Net income                                                            $  2,756              $  2,109           $  2,154
    Adjustments to reconcile net income to net cash
     provided by operating activities:
       Net (increase) decrease in accrued income receivable                   (279)                   49                (31)
       Net increase (decrease) in accrued expenses                            (355)                  592                (61)
       Net amortization of securities premiums                                  49                   365                449
       (Gain) Loss from other real estate owned                                  9                  (262)               (34)
       Net (increase) decrease in loans held for sale                         (563)               (1,742)             3,661
       Amortization of deferred loan origination fees                         (318)                 (334)              (290)
       Amortization of deferred premiums on loans sold                           -                   170                 95
       Depreciation of building and equipment                                  182                   145                118
       Net (increase) decrease in prepaid expenses and other assets            (67)                 (322)               112
       Net increase (decrease) in other liabilities                            352                   (15)                11
       Net loss on writedown of fixed asset                                      -                     -                 31
       Deferred income taxes                                                   530                   (24)              (541)
       Net loss (gain) on securities and other assets                           26                   126                (26)
       Net (gain) on sale of mortgage loans                                    (24)                  (11)              (164)
                                                                          -------------------------------------------------
Net cash provided by operating activities                                    2,298                   846              5,484
                                                                          -------------------------------------------------

Cash flows from investing activities
       Purchases of securities held to maturity                             (1,214)               (7,909)           (29,616)
       Purchases of securities available for sale                           (3,758)               (2,145)                 -
       Proceeds from sales of securities available for sale                  1,949                 3,760              7,501
       Proceeds from maturities of securities                                5,290                10,164             14,043
       Principal payments on mortgage-backed securities                      1,503                 2,178                643
       Net increase in loans                                               (10,367)              (28,012)           (22,382)
       Purchases of land, buildings and equipment                             (506)                 (404)              (101)
       Proceeds from the sales of other real estate owned                      386                 1,100              1,171
       Purchase of Federal Home Loan Bank stock                               (607)                 (964)              (750)
                                                                          -------------------------------------------------
Net cash used in investing activities                                       (7,324)              (22,232)           (29,491)
                                                                          -------------------------------------------------

Cash flows from financing activities:
       Proceeds from stock options exercised                                     -                   253                660
       Net increase in deposits                                              9,971                11,825             10,798
       Amortization of Employee Stock Ownership - debt guarantee                 -                     -                145
       Federal Home Bank advances                                            5,900                17,166             10,500
       Federal Home Loan Bank repayments                                    (3,670)               (8,500)                 -
       Net (decrease) increase in short term borrowings                     (2,500)                5,561              8,235
       Payments to acquire treasury stock                                        -                     -             (3,044)
       Cash dividends paid                                                  (7,552)               (1,104)              (995)
                                                                          -------------------------------------------------
Net cash provided by financing activities                                    2,149                 25,201            26,299
                                                                          -------------------------------------------------

Net (decrease) increase in cash and cash equivalents                        (2,877)                 3,815             2,292
Cash and cash equivalents at beginning of year                               9,513                  5,698             3,406
                                                                          -------------------------------------------------
Cash and cash equivalents at end of year                                  $  6,636               $  9,513          $  5,698
                                                                          =================================================

Supplemental disclosures of cash flow information:
       Cash paid during the year for:
         Interest                                                         $  5,968               $  4,497          $  2,978
         Income taxes                                                        1,587                    846             1,285
       Loans foreclosed and in-substance foreclosures
         transferred to other real estate owned                                350                     45               987
       Securities transferred from held to maturity to available for sale    4,189                      -                 -
       Dividends declared                                                    2,947                  4,605                 -
       Non-cash gains on sales of loans                                          -                      -                52


See accompanying notes t o consolidated financial statements

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                        HOME PORT BANCORP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  BUSINESS

  Home Port Bancorp, Inc. (the "Company") provides a full range of banking services to individual and corporate customers through its subsidiary, Nantucket Bank (the "Bank"), a state chartered savings bank located on the island of Nantucket, Massachusetts. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulations of, and periodic examinations by, the Federal Deposit Insurance Corporation ("FDIC") and the Massachusetts Division of Banks. The Company is subject to the regulations of, and periodic examinations by, the Federal Reserve Bank. The Bank's deposits are insured by the Bank Insurance Fund of the FDIC up to $100,000 per account and the Depositors Insurance Fund for deposits in excess of $100,000.

(b)  BASIS OF FINANCIAL STATEMENT PRESENTATION

  The accompanying consolidated financial statements include the accounts of Home Port Bancorp, Inc. and its wholly owned subsidiaries Nantucket Bank and N.B. Securities, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

  The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

  Material estimates that are particularly susceptible to change relate to the determination of the allowance for loan losses and the valuation allowance for the deferred tax asset.

(c)  STATEMENT OF CASH FLOWS

  Cash and cash equivalents are defined to include cash and due from banks, interest bearing deposits in banks and Federal funds sold. Short term borrowings are defined as borrowings having an original maturity of three months or less.

(d)  SECURITIES
  Securities that the Company has the positive intent and ability to hold to maturity are classified as securities held to maturity and are carried at amortized cost.

  Securities that are held for indefinite periods of time and not intended to be held to maturity and marketable equity securities are classified as available for sale and are recorded at aggregate market value with the net unrealized gain or loss reported as a separate component of stockholders' equity.

  Interest and dividend income, including amortization of premiums and accretion of discounts, for both available for sale and held to maturity securities is accrued and included in interest income. Premiums and discounts are amortized and accreted on a straight-line basis to maturity, the result of which approximates the level-yield method, and are included in interest income. The specific identification method is used to determine realized gains and losses on securities available for sale.

  When a security suffers a loss in value which is considered other than temporary, such loss is recognized by a charge to earnings.

(e)  LOANS

  Loans are reported at the principal balance outstanding, net of deferred loan origination fees. Loans are placed on non-accrual status and are considered non-performing either when doubt exists as to the full and timely collection of interest or principal or when a loan becomes contractually past due 90 days with respect to interest or principal and the collateral value is not sufficient to insure the payment in full of principal and interest. When a loan is placed on non-accrual status all interest previously accrued but not collected is reversed against current period interest income. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

                                        HOME PORT BANCORP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------

Effective January 1,1995 the Company adopted SFAS No.114 "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure." These statements require changes in both the disclosure and impairment measurement of certain loans. Adoption of these statements had no material impact on the Company's financial position or results of operations. At December 31, 1995 the Company had no impaired loans as defined under SFAS No. 114 and 118.

  Impaired loans are commercial, commercial real estate, and individually significant mortgage and consumer loans for which it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The definition of "impaired loans" is not the same as the definition of "non-accrual loans," although the two categories overlap. Non-accrual loans include impaired loans and are those on which the accrual of interest is discontinued when the collectability of principal or interest is uncertain or payments of principal or interest have become contractually past due 90 days and the collateral value is not sufficient to insure payment in full. The Company may choose to place a loan on non-accrual status due to payment delinquency or uncertainty of collectability, while not classifying the loan as impaired, if (i) it is probable that the Company will collect all amounts due in accordance with the contractual terms of the loan or (ii) the loan is not a commercial, commercial real estate or an individually significant mortgage or consumer loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected future cash flows related to the loan, using the original contractual interest rate, and its recorded value, or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral. Mortgage and consumer loans which are not individually significant are measured for impairment collectively. Loans that experience insignificant payment delays and insignificant shortfalls in payment amounts generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

  Restructured accruing loans entered into prior to the adoption of these statements are not required to be reported as impaired unless such loans are not performing in accordance with the restructured terms at adoption of SFAS No.
114. Loan restructurings entered into after adoption of SFAS No. 114 are reported as impaired loans, and impairment is measured as described above using the loan's pre-modification rate of interest.

  SFAS No. 114 also changes the criteria for classification of a loan as an in-substance foreclosure. Beginning January 1, 1995, loans are classified as in-substance foreclosure when the Company is in possession of the collateral.

  Loan origination fees, net of certain direct loan origination costs, are considered adjustments of interest rate yield and amortized into interest income over the loan term by use of the interest method. When loans are sold in the secondary market, the remaining balance of the amount deferred is included in gain (loss) on sale of loans.

(f)  LOANS HELD FOR SALE

  Loans intended for sale in the secondary market are carried at the lower of aggregate net loan balance or estimated market value. Market value is estimated based upon outstanding investor commitments or, in the absence of such commitments, based on current investor yield requirements. Net unrealized losses are provided for in a valuation allowance by charges to operations.

  Gains and losses on loan sales are determined using the specific identification method. Interest income on loans held for sale is accrued currently and classified as interest income on loans.

(g)  ALLOWANCE FOR POSSIBLE LOAN LOSSES

  Possible losses on loans are provided for under the allowance method of accounting. The allowance is increased by provisions charged to operations based on amounts considered necessary to meet reasonably foreseeable losses. Realized losses, net of recoveries, are charged directly to the allowance.

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                        HOME PORT BANCORP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------

  The adequacy of the allowance is determined by management's evaluation of the risk of the loan loss based on an assessment of the types of loans in the portfolio, delinquencies and other factors. While management uses current information in establishing the allowance, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different from those of management.

(h)  OTHER REAL ESTATE OWNED

  After foreclosure, foreclosed assets are presumed to be held for sale and are recorded at the lower of the carrying value of the loan or the fair value of the asset acquired minus estimated costs to sell. If the fair value of the asset minus the estimated cost to sell is less than the carrying value, the deficiency is recognized as a valuation allowance. Subsequent increases in fair value minus selling costs reduce the valuation allowance but not below zero.
Increases or decreases in the valuation allowance are charged or credited to gain/loss on other real estate owned. Costs relating to holding the property are charged to expense. Gains upon disposition are reflected in the statements of operations as realized. Realized losses are charged to the valuation allowance.

(i)  LAND, BUILDING, AND EQUIPMENT

  Land is stated at cost. Building and equipment are stated at cost, less allowances for depreciation computed on the straight-line method over the estimated useful lives of the respective assets. The cost of maintenance and repairs is charged to income as incurred.

(j)  INCOME TAXES

  The Bank recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Bank's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled. The Bank's deferred tax asset is reviewed and adjustments to such assets are recognized as deferred income tax expense or benefit based upon management's judgment relating to the realizability of such asset. Effective January 1, 1993 the Bank adopted SFAS No. 109, "Accounting for Income Taxes" and began using the asset and liability method. The cumulative effect of adopting this new method of accounting was a one time credit to earnings of $455,000.

(k)  PENSION PLAN

  The Bank accounts for pension benefits using the net periodic pension cost method, which recognizes the compensation cost of an employee's pension benefit over that employee's approximate service period.

(l)  EARNINGS PER SHARE

  Earnings per common share are based upon the average number of common shares outstanding.

(m)  RECLASSIFICATION
  Certain amounts in the 1994 and 1993 financial statements have been reclassified to conform to the 1995 presentation without effect on stockholders' equity or net income.

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                        HOME PORT BANCORP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------
(2)  SECURITIES HELD TO MATURITY

(in thousands)

  Securities held to maturity are summarized by book value, contractual maturity, and approximate market values as follows:

                                                                     December 31,
                                                     -------------------------------------------
                                                             1995                    1994
                                                     -------------------------------------------
                                                         Book    Market          Book    Market
                                                        Value     Value          Value    Value
                                                     -------------------      ------------------
United States Government and agency
 obligations:
   Maturing within one year                             $ 488     $ 499         $ 801     $ 790
   Maturing after one year but within five years        2,789     2,768         4,755     4,553
   Maturing after five years but within ten years         251       254         3,112     2,910
                                                     -------------------      ------------------
         Total                                          3,528     3.521         8,668     8,253
                                                     -------------------      ------------------

Mortgage-backed securities:
   Maturing after one year but within five years
         FNMA                                           5,655     5,516           793       727
         FHLMC                                          1,136     1,120             -         -
   Maturing after five years but  within ten years
         FNMA                                           1,726     1,663         7,763     7,012
         FHLMC                                              -         -         1,444     1,338
   Maturing after ten years
        GNMA                                              182       181           203       189
                                                     -------------------      ------------------
                                                        8,699     8,480        10,203     9,266
                                                     -------------------      ------------------

State and Municipal obligations:
   Maturing within one year                               131       131           616       612
   Maturing after one year but within five years          576       571           863       827
                                                     -------------------      ------------------
        Total                                             707       702         1,479     1,439
                                                     -------------------      ------------------

Other bonds and notes:
   Maturing within one year                               980       977           717       716
   Maturing after one year but within five years        4,316     4,308         5,804     5,596
   Maturing after five years but within ten years         100       101         1,091     1,049
   Maturing after ten years                                 -         -           190       186
                                                     -------------------      ------------------
        Total bonds                                       396     5,386         7,802     7,547
                                                     -------------------      ------------------
Total securities held to maturity                     $18,330   $18,089       $28,152   $26,505
                                                     ===================      ==================

The gross unrealized gains (losses) on investment securities held to maturity at December 31, 1995 and 1994 are as follows:

                                                                            December 31,
                                                      -------------------------------------------------------
                                                                   1995                        1994
                                                      -------------------------    --------------------------
                                                        Unrealized   Unrealized       Unrealized   Unrealized
                                                           Gains       Losses            Gains       Losses
                                                      -------------------------     -------------------------

United States Government and agency obligations           $15          $ (22)            $27         $  (442)
Mortgage-backed securities                                 -            (219)              -            (937)
State and municipal obligations                            -              (5)              -             (40)
Other bonds, notes and debentures                         11             (21)              -            (255)
                                                        ---------------------            --------------------
       Total                                             $26           $(267)            $27         $(1,674)
                                                        =====================            ====================

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                        HOME PORT BANCORP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------
(3)  SECURITIES AVAILABLE FOR SALE
(in thousands)

  Securities available for sale are summarized by book value, contractual maturity and approximate market values as follows:

                                                                                      December 31,
                                                                         -------------------------------------------
                                                                                 1995                     1994
                                                                         -------------------------------------------
                                                                         Amortized   Market        Amortized  Market
                                                                              Cost    Value           Cost     Value
                                                                         -------------------------------------------
United States government and agency obligations:
     Maturing within one year                                               $1,106   $1,113           $    -  $    -
     Maturing after one year but within five years                           3,545   3,533            1,470   1,420
     Maturing after five years but within ten years                            250     249                -       -
                                                                         -------------------------------------------
     Total                                                                    4,901   4,895            1,470   1,420
                                                                         -------------------------------------------

State and municipal obligations
     Maturing after one year but within five years                              807     807                -       -
                                                                         -------------------------------------------

Other bonds and notes:
     Maturing after one year but within five years                            1,861   1,880                -       -
     Maturing after ten years                                                     -       -              101     100
                                                                         -------------------------------------------
     Total                                                                    1,861   1,880              101     100
                                                                         -------------------------------------------

Marketable equity securities                                                    112     113              112      99
                                                                         -------------------------------------------
                                                                             $7,681  $7,695           $1,683  $1,619
                                                                         ===========================================

 The gross unrealized gains (losses) on investment securities available for sale at December 31, 1995 and 1994 are as follows:

                                                                                            December 31,
                                                                        ------------------------------------------------------
                                                                                  1995                         1994
                                                                        -----------------------        -----------------------
                                                                        Unrealized   Unrealized        Unrealized   Unrealized
                                                                           Gain         Loss              Gain         Loss
                                                                        -----------------------        -----------------------
United States Government and  agency obligations                          $ 14         $(20)              $   -        $ (50)
  Other bonds, notes and debentures                                         22           (3)                  -           (1)
  Marketable equity securities                                               2           (1)                  -          (13)
                                                                        ---------     ---------        ---------     ---------
     Total                                                                 $38         $(24)              $   -        $ (64)
                                                                        =======================        =======================

Realized gains and losses on securities, and other  assets, are as follows:

                                                                        Year Ended December 31,
                                  -------------------------------------------------------------------------------------------
                                       1995                                 1994                                1993
                                  ------------------------             -------------------------         ---------------------
                                   Realized    Realized                  Realized    Realized            Realized      Realized
                                      Gains      Losses                     Gains      Losses               Gains      Losses
                                  ------------------------             -------------------------         ---------------------
U. S. government and agency               $ -         $(12)                     $11        $ (68)              $ -     $  (2)
 obligations
Mortgage backed securities                  -            -                        -            -                 1         -
Other bonds and notes                       8           (1)                       5          (74)               23        (1)
Marketable equity securities                -            -                        -            -                 5         -
Other assets                                -          (21)                       -            -                 -         -
                                  ------------------------             -------------------------             ---------------------
Total                                     $ 8         $(34)                     $16        $(142)              $29     $  (3)
                                  ========================             =========================             =====================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                        HOME PORT BANCORP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------

(4)  LOANS, NET
(in thousands)

The composition of the balances of loans is as follows:

                                                          December 31,
                                                  -------------------------
                                                      1995         1994
                                                  -------------------------
Mortgage loans:
         Residential
                 Fixed                              $ 15,888       $ 14,737
                 Adjustable                           51,632         47,300
         Residential construction                     34,021         24,956
         Commercial                                   28,660         27,404
         Commercial construction                       5,547          1,124
                                                  -------------------------
                       Total principal balances      135,748        115,521
                                                  -------------------------
Less:
         Due to borrowers on uncompleted loans
         Residential                                 (21,948)       (13,463)
         Commercial                                   (4,304)          (214)
         Deferred loan origination fees                 (427)          (443)
                                                  -------------------------
          Total mortgage loans                       109,069        101,401
                                                  -------------------------
Other loans:
         Commercial                                    7,195          6,048
         Second mortgage                               2,145          2,027
         Home equity                                   1,834          1,399
         Passbook and stock secured                    1,342            884
         Consumer                                      1,204            600
                                                  -------------------------
                       Total other loans              13,720         10,958
         Less:  Allowance for possible loan losses    (2,249)        (2,154)
                       Loans, net                   $120,540       $110,205
                                                  =========================

  The Bank's lending activities are conducted solely in Nantucket. The Bank grants single family and multi-family residential loans, commercial loans and a variety of consumer loans. In addition, the Bank grants loans for construction of residential homes, multi-family properties, commercial real estate properties and for land development. Most loans granted by the Bank are collateralized by real estate. The ability and willingness of the single family residential and consumer borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within the borrowers' geographic area and real estate values. The ability and willingness of commercial real estate, commercial and construction loan borrowers to honor their repayment commitments is generally dependent on the health of the real estate economic sector in the borrower's geographic areas and the general economy.

  In the ordinary course of business, the Bank makes loans to directors and executive officers, including their immediate families and companies with which they are affiliated. Such loans which are substantially on the same terms including interest rate and collateral as those prevailing at the time of origination for comparable transactions with other borrowers, did not involve more than the normal risk of collectibility or present other unfavorable features and amounted to $826 and $1,128 at December 31, 1995 and 1994, respectively.

    Set forth below is an analysis of such loans made to Directors and Officers of the Bank as well as their related business entities who were indebted to the Bank at any time during the years ended December 31, 1995 and 1994:

                                 1995     1994
                              -----------------
Balance at beginning of year    $1,128   $  878
   Additions                       199      281
   Deductions                     (501)     (31)
                              =================
Balance at end of year          $  826   $1,128
                              =================

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                        HOME PORT BANCORP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------

  Loans serviced for other investors amounted to $64,295, $50,505 and $48,318 at December 31, 1995, 1994 and 1993, respectively. Service fees earned on these loans amounted to approximately $229, $138 and $146, respectively.

  Non-performing loans  are summarized as follows:

                                                   December 31,
                                          ----------------------------
                                          1995     1994       1993
                                          ----------------------------
Loans accounted for on a non-accrual      $   -    $ 357          $  -
 basis
Accruing loans 90 days past due               -       76           247
Restructured loans                            -       96            96

  The following table presents information regarding interest income on non-accrual, restructured and past due loans:


                                                                        Years Ended December 31,
                                                                    -----------------------------
                                                                         1995     1994     1993
                                                                    -----------------------------
Additional interest income that would have been recorded if
   all non-accrual loans were current                                  $   -     $  11     $  19
Interest income recognized on non-accrual and past due loans               -         -        15
Aggregate overdue interest on all loans                                    -        87        87

   A summary of the transactions in the allowance for possible loan losses is as follows:(in thousands)

                                                                                 Years Ended December 31,
                                                                            1995           1994           1993
                                                                       ---------------------------------------
Balance at beginning of period                                            $2,154         $2,093         $2,236
    Provisions                                                                 -              -              -
    Recoveries                                                               115            102            274
    Realized losses charged to                                               (20)           (41)          (417)
    allowance
                                                                       ---------------------------------------
Balance at end of period                                                  $2,249         $2,154         $2,093
                                                                       =======================================

Allocated as follows:
    Residential mortgage loans                                              $532         $  812         $  450
    Commercial real estate loans                                           1,145            550          1,088
    Commercial loans                                                         156            226            247
    All other loans                                                          281             43            308
    Unallocated                                                              135            523              -
                                                                       ---------------------------------------
       Total                                                              $2,249         $2,154         $2,093
                                                                       =======================================

Realized losses charged to the allowance by type are as follows
    Residential mortgage loans                                              $  -           $  -         $   22
    Commercial real estate loans                                               7              5            112
    Commercial loans                                                           -             25            187
    All other loans                                                           13             11             96
                                                                       ---------------------------------------
       Total                                                                $ 20           $ 41         $  417
                                                                       =======================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                        HOME PORT BANCORP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------

(5)  LAND, BUILDING AND EQUIPMENT, NET
(in thousands)
   A summary of land, building, and equipment is as follows:
                                                        December 31,
                                                    --------------------

                                                      1995         1994
                                                    -------       ------
Land                                                $   304       $   63
Buildings                                               571          571
Furniture and equipment                               1,421        1,157
                                                    -------       ------
                                                      2,296        1,791
Less:  Accumulated depreciation                      (1,052)        (871)
                                                    -------       ------
                                                    $ 1,244       $  920
                                                    =======       ======
(6)  DEPOSITS
(dollars in thousands)

   A summary of deposit balances, by type, is as follows:

                                                                         December 31,
                                                    ---------------------------------------------------
                                                                 Weighted                     Weighted
                                                                 Average                       Average
                                                        1995       Rate               1994      Rate
                                                    ---------------------         ---------------------
Demand (non-interest bearing)                       $  7,352         0.00%        $  7,166        0.00%
Savings:
   NOW                                                25,212         1.35%          20,070        1.39%
   Regular and 90-day notice accounts                 13,098         2.83%          12,384        2.63%
   Money market deposit accounts                      17,985         3.23%          19,696        2.70%
   Advance payments from mortgagors                      207         0.65%             242        0.65%
                                                    --------     --------         --------       -----
            Total savings                             56,502         2.29%          52,392        2.17%
                                                    --------     --------         --------       -----

Time certificates of deposit                          50,503         5.32%          44,828        4.25%
                                                    --------     --------         --------       -----
            Total deposits                          $114,357         3.72%        $104,386        3.13%
                                                    ========     ========         ========       =====

  Included in time certificates are brokered certificates of deposit, amounting to $4.8 million and $5.1 million at December 31, 1995 and 1994, respectively.

 Certificates of deposit by contractual maturity date at December 31, 1995 are summarized as follows:

                                                                             Under                Over
                                                     $100,000               $100,000             Total
                                                   ----------           ------------          ----------
   Within one year                                   $ 19,839               $ 18,632             $38,471
   From one to three years                              9,232                  1,553              10,785
   From three to five years                              886                    361               1,247
                                                   ----------           ------------          ----------
                        Total                        $ 29,957               $ 20,546             $50,503
                                                   ==========           ============          ==========

Interest on savings deposits classified by type is as follows:

                                                                   Year Ended December 31,
                                                   -----------------------------------------------------
                                                     1995                   1994                1993
                                                   ----------           ------------          ----------
   Regular, NOW, 90 day notice and advanced          $    691               $    649             $   594
   payments from mortgagors
   Money market deposits                                  572                    591                 458
   Time certificates of deposit                         2,429                  1,929               1,861
                                                   ----------           ------------          ----------
                        Total                        $  3,692               $  3,169             $ 2,913
                                                   ==========           ============          ==========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                        HOME PORT BANCORP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------
 (7)  BORROWED FUNDS
(dollars in thousands)

   Other borrowed funds are as follows:

                                                                                                             December 31,
                                                                                                  --------------------------------
                                                                                                        1995             1994
                                                                                                  --------------      ------------

                                                                                       Weighted                           Weighted
                                                                                        Average                           Average
                                                                     Amount              Rate                    Amount     Rate
                                                              --------------------------------------           -------------------
Secured advances from Federal Home Loan Bank of Boston
   Due within one year                                                   $ 18,500               6.29%            $13,500      6.07%
   Due from one to three years                                              9,784               6.13%             11,124      6.24%
   Due from three to five years                                             4,553               6.87%              8,483      5.70%
                                                              --------------------------------------           -------------------
                Total borrowings                                         $ 32,837               6.32%            $33,107      6.03%
                                                              ======================================           ===================

   Advances from the Federal Home Loan Bank of Boston ("FHLB") are secured by a blanket lien on residential and commercial mortgage loans and FHLB stock. As a member of the FHLB, the Bank is required to invest in $100 par value stock of the FHLB in the amount of 1% of its outstanding home loans or 1/20th of its outstanding advances from the FHLB, whichever is higher. As and when such stock is redeemed, the Bank would receive from the FHLB an amount equal to the par value of the stock.

(8)  INCOME TAXES
(dollars in thousands)

   Total income tax expense was allocated as follows:

                                                   Years Ended December 31,
                                               -------------------------------
                                                  1995       1994       1993
                                               -------------------------------
Current tax expense:
  Federal                                        $  914      $  977     $  937
  State                                             305         428        290
                                                  1,219       1,405      1,227
                                               -------------------------------
Deferred tax expense(benefit)
  Federal                                           428          (1)       (36)
  State                                             170          67          2
        Change in valuation allowance               (68)        (90)        58

                                               -------------------------------
                                                    530         (24)        24
                                               -------------------------------
        Total income tax expense (benefit)       $1,749      $1,381     $1,251
                                               ===============================

The effective Federal income tax rates differ from the statutory rates as indicated below:

                                                   Years Ended December 31,
                                               -------------------------------
                                                  1995       1994       1993
                                               -------------------------------
Statutory rate                                       34%         34%        34%
Increase (decrease) resulting from:
  State income taxes (net of Federal tax
   benefit)                                           7           9          6
  Change in valuation allowance                      (2)         (3)         2
                                               -------------------------------
                                                     39%         40%        42%
                                               ===============================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                        HOME PORT BANCORP, INC. AND SUBSIDIARIES

The Company and its subsidiaries on a consolidated basis are subject to Federal income tax. Its bank subsidiary is also subject to a Massachusetts income tax at a rate of 12.13%. The Company has been classified a securities corporation under the provisions of the General Laws of Massachusetts, Chapter 63, Section 38B(b). As a securities corporation, the state tax for the parent company is computed at .33% of gross receipts. Tax expense has been increased to reflect the adjustment to the deferred tax asset for the tax impact of the Massachusetts tax rate reduction enacted as part of the Bank Tax Reform Law signed by the Governor of Massachusetts on July 27, 1995.

   The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 are presented below:

                                                                    December 31,
                                                                 ---------------
                                                                    1995    1994
                                                                 ---------------
Deferred Tax assets
     Deferred compensation expense                                 $ 212   $ 220
     Allowance for loan losses                                       188     245
     Accr ued retirement expenses                                     96      92
     Capital loss carry forward                                       65     119
     Accrued bonus                                                    25      17
     Deferred loan origination fees                                    -     187
     Un realized loss on investment securities available for sale      -      27
                                                                 ---------------
                   Total gross deferred tax asset                    586     907
     Less: valuation allowance                                     (119)   (187)
                                                                 ---------------
                                                                     467     720
Deferred tax  liabilities
     Deferred loan origination fees                                  271       -
     Depreciation of buildings and equipment                         106       6
     Unrealized ga in on investment securities available for sale      5       -
     Other                                                             -      67
                                                                 ---------------
                   Total gross deferred tax liabilities              382      73
                                                                 ---------------
                   Net deferred tax asset                          $  85   $ 647
                                                                 ===============

   Realization of the Company's deferred tax asset is supported by its tax history. Management believes the existing net deductible temporary differences that give rise to the net deferred income tax asset will reverse in periods the Company generates net taxable income.

   At December 31, 1995, the total reserve for loan losses for Federal income tax purposes amounted to approximately $2.9 million. If this amount, or any portion thereof, is used for purposes other than to absorb the losses for which established, the amount so used must be included in gross income for Federal tax purposes in the fiscal year in which used. Because the Company does not intend to use the reserve for other than bad debts losses, deferred taxes of approximately $1.2 million have not been provided.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                        HOME PORT BANCORP, INC. AND SUBSIDIARIES

(9)  EMPLOYEE BENEFITS
(dollars in thousands)

PENSION PLAN

   The Company has a trusteed, noncontributory plan covering employees who meet specific age and employment requirements, which is administered by the Savings Bank Employee Retirement Association ("SBERA"). The plan provides for benefits to be paid to eligible employees at retirement, based primarily upon their years of service with the Bank and compensation levels near retirement. The Company's policy is to make the maximum tax deductible contributions to the plan. Pension expense for the reporting periods was $115 in 1995, $125 in 1994 and $96 in 1993.

   The plan's funded status as of October 31 (the Plan's year end) was as follows:

                                                                              1995         1994
                                                                            --------     -------
Plan assets at fair value (invested primarily in US
 Government obligations
 and marketable equity securities)                                            $  975       $ 719
                                                                            --------     -------
Actuarial present value of benefit obligations:
  Vested benefits                                                                746         554
  Non-vested benefits                                                              6           5
                                                                            --------     -------
Accumulated benefit obligation                                                   752         559
Effect of proj ected future salary increases                                     569         427
                                                                            --------     -------
Projected benefit obligation for past service                                  1,321         986
                                                                            --------     -------
Plan assets below pr ojected benefit obligations                                (346)       (267)
Unrecognized net loss                                                            116          42
                                                                            --------     -------
Accrued pension cost included in accrued expe nses                            $ (230)      $(225)
                                                                            ========     =======

      The components of net pension expense are as follows:

                                                                   Years Ended December 31,
                                                             -----------------------------------
                                                              1995            1994        1993
                                                             -------        --------     -------
Service costs earned during the period                         $  83          $   85       $  77
Interest cost on projected benefit obligation                     79             102          72
Actual  return on plan assets                                   (135)            (57)        (56)
Net amortization and deferral                                     79             (13)          1
Administrative and other costs                                     9               8           2
                                                             -------        --------     -------
  Pension expense                                              $ 115          $  125       $  96
                                                             =======        ========     =======

Significant assumptions used to develop the net periodic pension cost were as follows:

                                                                   Years Ended December 31,
                                                             -----------------------------------
                                                              1995            1994        1993
                                                             -------        --------     -------
Discount rate                                                   7.00%           8.00%       7.00%
Expected long-term rate of return on assets                     8.00%           7.00%       7.00%
Rate of increase in compensation levels                         6.00%           6.00%       6.00%

DEFERRED COMPENSATION AGREEMENTS

   The Company has entered into deferred compensation agreements with an officer and a former officer, and has purchased life insurance policies to cover the unfunded liability of the deferred compensation agreements. The expense related to these agreements was $ - in 1995, $7 in 1994 and $7 in 1993.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                        HOME PORT BANCORP, INC. AND SUBSIDIARIES


(10) COMMITMENTS AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (in thousands)

   The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its exposure to fluctuations in interest rates. These financial instruments include commitments to originate and sell loans and standby letters of credit. The instruments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

   The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for loan commitments, unused lines of credit, standby letters of credit and recourse agreements is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For commitments to sell loans the contract or notional amounts do not represent exposure to credit loss. The Bank controls credit risk on commitments to sell through credit approval, limits and monitoring procedures.

   Financial instruments whose contract amounts represent credit risk are as follows:

                                        Contract or Notional Amount
                                        ---------------------------
                                                December 31,
                                              1995         1994
                                        ---------------------------
Commitments to originate mortgage and          $ 6,834      $ 8,183
 commercial loans
Unused lines of credit                           9,340        1,425
Standby letters of credit                           54           97
Unadvanced portions of construction             26,252       13,464
 loans

   Commitments to originate loans and unused lines of credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment for a fee. Since many commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based upon management's credit evaluation of the borrower.

   Stand-by letters of credit are conditional commitments issued by the Bank to guarantee the performance by a customer to a third party. The credit risk in issuing letters of credit is essentially the same as involved in extending loan facilities to customers.

(11)  PENDING LEGAL MATTERS

   The Company is party to certain litigation in the ordinary course of business. Management is of the opinion that the aggregate liability, if any, resulting from such litigation will not have a material adverse impact on financial condition or results of operations.

(12)  FAIR VALUE OF FINANCIAL INSTRUMENTS
(in thousands)

   The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced liquidation or sale.

   Quoted market prices are used to establish fair value when they are available for a particular financial instrument. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques include assumptions which are highly subjective, including the timing and amount of future cash flows, risk characteristics, economic conditions and discount rate. Changes in assumptions could significantly affect the estimates, accordingly, the results may not be precise.

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)         HOME PORT
BANCORP, INC. AND SUBSIDIARIES


Financial instrument fair value estimates, methods and assumptions are set forth below:

CASH AND SHORT TERM INVESTMENTS

   The carrying amounts reported in the statements of financial condition approximate the fair value of those assets.

SECURITIES

   Fair values for securities, including mortgage backed securities, are based on quoted market prices.

LOANS

   The fair value of loans was estimated for groups of similar loans based on the type of loan, interest rate characteristics, credit risk and maturity. The fair value of performing residential and commercial mortgage loans, including both fixed and variable rate loans, was determined using discounted cash flow techniques with year end interest rates, incorporating estimated prepayment factors.

ACCRUED INTEREST RECEIVABLE

   The carrying amount of accrued interest receivable approximates its fair value.

DEPOSITS

   The fair value of demand deposits, NOW and savings accounts and money market deposits are, by definition, equal to the amount payable on demand at the reporting date (i.e. their carrying value amounts). The fair value of fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies year end interest rates at which similar certificates were issued to a schedule of expected maturities of the outstanding certificates of deposit.

BORROWED FUNDS

   The fair value of borrowed funds is estimated using a discounted cash flow analysis, based on the Company's current incremental borrowing rate for similar types of borrowing arrangements.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

   The fair value of commitments to originate loans, unadvanced portions of construction loans, unused lines of credit and standby letters of credit is not considered material.

   The carrying amounts and fair values of the Company's financial instruments consisted of the following at December 31, 1995:

                                          Carrying   Fair
                                           Amount   Value
                                        ------------------
Cash and short term investments         $  6,636  $  6,636
Securities :
    Available for sale                     7,695     7,695
    Held to maturity                      18,330    18,089
Loans, net of allowance for possible     129,147   129,272
 loan losses
Accrued income receivable                  1,104     1,104

Deposits:
    Regular savings                       13,098    13,098
    NOW                                   25,212    25,212
    Money market                          17,985    17,985
    Demand                                 7,352     7,352
    Certificates of Deposit               50,503    50,656
Borrowed Funds                            32,837    33,177

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                        HOME PORT BANCORP, INC. AND SUBSIDIARIES

(13)  CAPITAL REQUIREMENTS

   Current Federal Deposit Insurance Corporation ("FDIC") regulations regarding capital requirements of FDIC-insured institutions require banks to maintain a leverage capital ratio of 4% to 5% and qualifying total capital to risk-weighted assets of a least 8% of which at least 4% must be Tier 1 capital. Assets and off-balance sheet items are assigned to four risk categories, each with appropriate weights. The resulting capital ratio represents equity as a percentage of risk-weighted assets and off-balance sheet items. The risk-based capital rules are designed to make regulatory capital more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance-sheet exposure and to minimize disincentives for holding liquid assets.

   At December 31, 1994 and 1995, the Bank's capital ratios were in excess of these capital requirements.

(14)  DIVIDEND PAYABLE

    On October 27, 1994 the Board of Directors of the Company declared a special dividend of $2.50 to be payable on January 6, 1995 to stockholders of record as of December 29, 1994. Dividends are payable when and if declared by the Board of Directors in it's discretion.

    The Bank may not declare or pay a cash dividend if the effect thereof would be to reduce stockholders' equity below the regulatory required minimum.



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                          HOME PORT BANCORP, INC. AND SUBSIDIARY

(15)  PARENT COMPANY FINANCIAL STATEMENTS
(dollars in thousands, except per share information)

   The investment in Nantucket Bank by Home Port Bancorp, Inc. is presented below on the equity method of accounting. The separate financial statements of Home Port Bancorp, Inc. are as follows:

                                                    Balance Sheets                                                December 31,
                                               -------------------------                                   ------------------------
                                                                                                              1995          1994
                                                                                                           ---------     ----------
ASSETS
Cash and due from banks                                                                                      $   763        $   847
Federal funds sold                                                                                                 -          3,705
Investment securities held to maturity                                                                             -          1,674
Investment securities available for sale                                                                           -            573
Investment in Nantucket Bank                                                                                  17,645         15,685

Due from Nantucket Bank                                                                                            -            617
Income taxes receivable                                                                                            -              9
Other assets                                                                                                      25             38
                                                                                                           ---------     ----------
       Total assets                                                                                          $18,433        $23,148
                                                                                                           =========     ==========
LIABILITIES
Dividend payable                                                                                             $     -        $ 4,605
Due to Nantucket bank                                                                                             15              -
Other liabilities                                                                                                 39             19
                                                                                                           ---------     ----------
       Total liabilities                                                                                          54          4,624
STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value, 2,000,000 shares authorized, none issued                                          -              -
Common stock, $.01 par value, 10,000,000 shares authorized, 2,325,494
  shares issued                                                                                                   23             23
Additional paid-in capital                                                                                    17,473         17,473
Retained earnings                                                                                              5,271          5,462
Unrealized gain (loss) on securities available for sale, net of taxes                                              9            (37)

Less:  Treasury stock, at cost (483,604 shares)                                                               (4,397)        (4,397)

       Total stockholders' equity                                                                             18,379         18,524
                                                                                                           ---------     ----------
       Total liabilities and stockholders' equity                                                            $18,433        $23,148
                                                                                                           =========     ==========

                        Statements of Operations                                                        Years Ended December 31,
                        ------------------------                                                -----------------------------------
                                                                                                 1995          1994           1993
                                                                                                ------       -------        -------
Income:
           Dividends from Nantucket Bank                                                        $1,000       $     -        $     -
           Interest on investment securities                                                       108           410            723
                                                                                                             -------        -------

                             Total income                                                        1,108           410            723
Expenses:
           Interest expense                                                                          -             -              1
           Loss (gain) on securities                                                                19           137            (14)

           Operating expenses                                                                      336           550            323
                                                                                                ------       -------        -------
                             Total expenses                                                        355           687            310
                                                                                                ------       -------        -------
Income (loss) before income taxes and equity in undistributed net
           income of Nantucket Bank                                                                753          (277)           413
Income tax benefit                                                                                 (84)          (78)           137
                                                                                                ------       -------        -------
Income (loss) before equity in undistributed net income of Nantucket Bank                          837          (199)           276
Equity in undistributed net income of Nantucket Bank                                             1,919         2,308          1,878
                                                                                                ------       -------        -------
                             Net income                                                         $2,756       $ 2,109        $ 2,154
                                                                                                ======       =======        =======

                                        HOME PORT BANCORP, INC. AND SUBSIDIARIES


   The parent company only statements of stockholders' equity are identical to the consolidated statements of stockholders' equity and, therefore, are not presented here.


                                 Statements of Cash Flows                             Years Ended December 31,
                                 ------------------------                        ----------------------------------
                                                                                  1995          1994         1993
                                                                                 -------       -------      -------
Net cash flow from operating activities:
  Net income (loss)                                                              $ 2,756       $ 2,109      $ 2,154
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Equity in undistributed net income of Nantucket Bank                         (1,919)       (2,308)      (1,878)
    Net increase (decrease) in accrued expenses and other liabilities                 20             3        (321)
    Net amortization (accretion) on securities                                       (7)            53          127
    Net (increase) decrease in prepaid expenses and other assets                      13           294          230
    Net (increase) decrease in refundable income taxes                                 9            13         (54)
    Net (gain) loss on sales of securities                                             5           137         (14)
    Other, net                                                                        12             -            -
                                                                                 -------       -------      -------
Net cash provided by operating activities                                            889           301          244
                                                                                 -------       -------      -------
Net cash flows from investing activities:
   Capital infusion to Nantucket Bank                                                  -         (967)      (2,502)
   Purchases of investments and securities available for sale                          -       (1,152)      (5,175)
   Proceeds from sale of securities available for sale                             2,242         4,717        3,925
   Proceeds from maturities of investments                                             -         2,727        7,332
   Net increase (decrease) in due to / from Nantucket Bank                           632         (357)        (385)
                                                                                 -------       -------      -------
Net cash provided by investing activities                                          2,874         4,968        3,195
                                                                                 -------       -------      -------
Net cash flows from financing activities:
   Net increase (decrease) in borrowed funds                                           -             -        (145)
   Payoff of Employee Stock Ownership - debt guarantee
   Proceeds from stock options exercised                                               -           253          660
   Payments to acquire treasury stock                                                  -             -      (3,044)
   Cash dividends paid                                                           (7,552)       (1,104)        (995)
                                                                                 -------       -------      -------
Net cash used for financing activities                                           (7,552)         (851)      (3,379)
                                                                                 -------       -------      -------
Net increase (decrease) in cash and cash equivalents                             (3,789)         4,418           60
Cash and cash equivalents at beginning of year                                     4,552           134           74
                                                                                 -------       -------      -------
Cash and cash equivalents at end of year                                         $   763       $ 4,552      $   134
                                                                                 =======       =======      =======
Supplemental disclosures of cash flow information:
   Cash paid during the year for:
     Interest                                                                    $     -       $    -       $     1
     Income taxes                                                                $   159       $   630      $ 1,285
   Cash received during the year for:
     Dividends from
     Nantucket Bank                                                              $ 1,000       $     -      $     -

INDEPENDENT AUDITORS' REPORT
                                        HOME PORT BANCORP, INC. AND SUBSIDIARIES


The Board of Directors and Stockholders

Home Port Bancorp, Inc.:

   We have audited the accompanying consolidated balance sheets of Home Port Bancorp, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statement based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Home Port Bancorp, Inc. and subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

   As discussed in note 1 to the financial statements, the Company changed its method of accounting for income taxes effective January 1, 1993.

Boston, Massachusetts

February 1, 1996

DIRECTORS AND OFFICERS
                                        HOME PORT BANCORP, INC. AND SUBSIDIARIES



     DIRECTORS
     ---------


Charles F. DiGiovanna
    President of Continental Plastic Containers, Inc.

William P. Hourihan, Jr.
    Vice President of Home Port Bancorp, Inc. and President of Nantucket Bank

Charles H. Jones, Jr.
    General Partner of Edge Partners, L.P.

*Daniel D. McCarthy
    Investment Banker
    First Long Island Investors

Robert J. McKay
    Management Consultant
    Robert J. McKay Associates

*Karl L. Meyer
    Chairman of the Board , President and CEO of Home Port Bancorp, Inc.

*Philip W. Read
    President of Jared Coffin House, Inc. and Chairman of the Board
    Nantucket Bank



        OFFICERS
        --------


Karl L. Meyer
    Chairman of the Board, President and CEO

William P. Hourihan, Jr.
    Vice President

Daniel P. Neath
    Vice President

Robert J. McKay
    Secretary

John M Sweeney
    Treasurer & Chief Financial Officer

*      Members of Executive Committee

STOCKHOLDER'S INFORMATION
                                        HOME PORT BANCORP, INC. AND SUBSIDIARIES


LEGAL COUNSEL

  Gadsby and Hannah
  125 Summer Street
  Boston, MA  02110

INDEPENDENT AUDITORS

  KPMG Peat Marwick LLP
  99 High Street
  Boston, MA  02110

TRANSFER AGENT AND REGISTRAR

  Registrar and Transfer Company
  10 Commerce Drive
  Cranford, NJ  07016

Our transfer agent is responsible for our stockholder records, issuance of stock certificates and distribution of the IRS Form 1099. Your requests concerning these matters are most efficiently answered by corresponding directly with Registrar and Transfer Company.

STOCKHOLDER RELATIONS

  John M. Sweeney
  Treasurer & CFO
  Home Port Bancorp, Inc.
  PO Box 988
  104 Pleasant Street
  Nantucket, MA  02554
  (508) 228-0580

ANNUAL MEETING

The Annual Meeting of the Stockholders will be held at 10:00 a.m. on Monday, May 13, 1996 at the Wauwinet Inn, Wauwinet Road, Nantucket, MA 02554.

FORM 10-KSB

Copies of the Corporation's 1995 10-KSB annual report, as filed with the Securities Exchange Commission, may be obtained at no charge by writing to John
M. Sweeney, Treasurer & CFO, Home Port Bancorp, Inc., PO Box 988, 104 Pleasant Street, Nantucket, MA 02554.

STOCK MARKET DATA

Home Port Bancorp, Inc.'s common stock has been traded in the over-the-counter market since its issuance in August 1988. Trading information has been reported on the National Association of Securities Dealers, Inc. National Market System under the symbol of HPBC and listed in most newspapers alphabetically abbreviated. As of March 20, 1996, there were 416 stockholders of record and 1,841,890 outstanding shares of common stock. This does not reflect the number of persons or entities who hold their stock in nominee or "street" name.

The range of high and low sale prices and dividends declared for the common stock by quarter appears in the following table.

                                                                       Dividends
                                                        High    Low    Declared
- --------------------------------------------------------------------------------
1995                                      4th quarter  12 1/2  10 1/4  $1.15
                                          3rd quarter  12 3/4  10      $0.15
                                          2nd quarter  11      10      $0.15
                                          1st quarter  11 1/2  10      $0.15
1994                                      4th quarter  14      10      $2.65
                                          3rd quarter  12 1/4  11      $0.15
                                          2nd quarter  11 1/2  10 3/4  $0.15
                                          1st quarter  11 3/4  10 3/4  $0.15
 (Source: National Association of
  Securities Dealers, Inc.)

Note: The prices do not include mark-up, mark-down or commission.