Form 10KSB, Exhibit 13
period 1996-12-31
HOME PORT BANCORP INC
filed 1997-03-31
CIK 832769

TABLE OF CONTENTS










                Financial Highlights

                Message to Stockholders

                Management's Discussion and Analysis

                Consolidated Financial Statements

                Notes to Consolidated Financial Statements

                Independent Auditors' Report

                Directors and Officers

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

Financial Highlights                                                                             Home Port Bancorp, Inc. and
                                                                                                                Subsidiaries

(Dollars in thousands, except per share data)

                                                           1996           1995           1994           1993           1992
                                                       ---------      ---------      ---------      ---------      ---------
At December 31,
Total assets ......................................    $ 189,931      $ 167,272      $ 162,324      $ 134,498      $ 106,071
Loans, net of allowance for loan losses ...........      151,291        129,147        118,225         88,126         69,930
Other real estate owned ...........................           61              -             45            883          1,003
Securities and FHLB stock .........................       25,066         28,346         31,485         37,162         29,368
Deposits ..........................................      135,082        114,357        104,386         92,561         81,763
Borrowed funds ....................................       32,335         32,837         33,107         18,880            145
Stockholders' equity ..............................       20,103         18,379         18,524         21,932         22,988

For the Year Ended December 31,
Total interest income .............................    $  14,450      $  13,242      $  10,796      $   8,164      $   8,719
Total interest expense ............................        6,289          5,987          4,607          3,039          3,547
                                                       ---------      ---------      ---------      ---------      ---------
Net interest income ...............................        8,161          7,255          6,189          5,125          5,172
Provision for loan losses .........................           75              -              -              -            110
                                                       ---------      ---------      ---------      ---------      ---------
Net interest income after provision for loan losses        8,086          7,255          6,189          5,125          5,062
Deposit and loan servicing fees and other income ..          879            846            674            607            677
Net gain (loss) from sales of mortgage loans
   and securities .................................           (5)            (2)          (115)           190             44
Net gain (loss) on other real estate owned ........            -             (9)           262             34           (488)
Non-interest expense ..............................        3,994          3,585          3,520          3,006          4,146
                                                       ---------      ---------      ---------      ---------      ---------

Income before taxes and cumulative effect
   of change in accounting principle ..............        4,966          4,505          3,490          2,950          1,149
Provision for income taxes ........................        1,931          1,749          1,381          1,251            758
Cumulative effect of change in accounting
   for income taxes ...............................            -              -              -            455              -
                                                       ---------      ---------      ---------      ---------      ---------
 Net income .......................................    $   3,035      $   2,756      $   2,109      $   2,154      $     391
                                                       =========      =========      =========      =========      =========

Per share data
Earnings per common share before cumulative
  effect of change in accounting ..................    $    1.65      $    1.50      $    1.15      $    0.85      $    0.20
Earnings per common share for the cumulative
  effect of a change in accounting principle ......            -              -              -           0.23              -
                                                       ---------      ---------      ---------      ---------      ---------
Earnings per common share .........................    $    1.65      $    1.50      $    1.15      $    1.08      $    0.20
                                                       =========      =========      =========      =========      =========

Dividends declared per share ......................    $    0.70      $    1.60      $    3.10      $    0.51      $    0.09
                                                       =========      =========      =========      =========      =========

Stockholders' equity per share ....................    $   10.91      $    9.98      $   10.06      $   12.23      $   11.58
                                                       =========      =========      =========      =========      =========

                                                           1996           1995           1994           1993           1992
                                                       ---------      ---------      ---------      ---------      ---------
Selected ratios
Return on average assets (a) ......................         1.72%          1.67%          1.35%          1.47%          0.37%
Interest rate spread ..............................         4.15%          3.97%          3.44%          3.84%          4.26%
Net interest margin ...............................         4.77%          4.56%          4.08%          4.63%          5.18%
Equity to asset ratio .............................        10.58%         10.99%         11.41%         16.30%         21.67%
Return on average equity (a) ......................        15.84%         14.34%          9.71%          7.19%          1.70%
Dividend payout ratio .............................        42.47%        274.02%         52.40%         46.00%         45.00%

(a) Does not include cumulative effect of change in accounting principle

Message to Stockholders                 Home Port Bancorp, Inc. and Subsidiaries


The national economy continued its expanision during 1996. Wall Street and equity investors enjoyed record highs in the stock market. These are the main ingredients for a strong Nantucket economy, an economy dominated by tourism and real estate. In this context, it is understandable that your company reported record income of $3.0 million for the year 1996, a 10% increae over the prior year's income. Return on stockholder's equity increased to 15.8% in 1996 compared to 14.3% a year earlier, the sixth consecutive year this primary measure of performance has increased. Total assets increased by 14% and loans by 17%, reflecting a more efficient allocation of bank resouces.

At the end of 1995, managment expected the net interest margin would come under incresing pressure. During the year, all loan category yields decreased and the cost of deposits increased. However, the Bank was able to record a 21 basis points increase in net interest margin by allocating a larger percentage of assets to the higher earning loan categories and taking advantage of lower cost borrowings.

Your Company is committed to its objective of achieving a superior rate of return while prudently managing risk. Keefe, Bruyette & Woods, Inc., specialists in banking, publishes its quarterly Bank Review for 44 New England banking companies. Home Port Bancorp, Inc. has placed first in KBW's Relative Fundamental Ranking, a composite measure of eight key fundamental performance ratios, for seven consecutive quarters. I wish to take this opportunity to recognize the exemplary efforts by the managment of Nantucket Bank in maintaining a safe, sound and profitable institution.

During 1996, the Bank recorded a provision for loan losses of $75 thousand, the first since 1992. During the intervening period the loan portfolio more than doubled to $154 million. Again, referring to KBW's Quarterly Bank Review, at year end 1996, the 44 bank medium ratios for non-performing assets, reserve coverage and loan loss reserve were 1.52%, 139% and 1.57% respectively. Comparable numbers for your Company were .27%, 534% and 1.54% respectively. While the Bank compares very favorably against its peers, management believes it prudent to provide additional reserves at this time.

On Nantucket, both the number of sales and the median price of residential properties have increased by over 20% in the past two years. Management is well aware of the cyclical nature of this market and remains diligent in protecting shareholders from adverse changes in real estate values. For the coming year, we will continue to seek to improve the quality of the loan portfolio, focus on growth in our core lending and deposit business and maintain an efficient level of non-interest expenses.

Currently, your Company is paying a $.20 per share quarterly dividend. The Bank remains well capitalized with a year-end 10.58% equity to asset ratio. Management believes earnings will remain sufficient to fund future growth while maintaining the dividend rate and capitalization.




Sincerely,

Karl L. Meyer
Chairman of the Board, President and CEO

Management's Discussion and Analysis of              Home Port Bancorp, Inc. and
     Financial Condition and Results of Operations                  Subsidiaries

Results of Operations

     Home Port Bancorp, Inc. ("the Company") reported net income of $3.0 million in 1996, an increase of 10.1% over 1995. In 1995, net income totaled $2.8 million, a 30.7% increase over the $2.1 million net income in 1994. Net income per share was $1.65 in 1996 compared to $1.50 in 1995 and $1.15 in 1994. These increases in earnings are primarily attributable to growth in the Company's loans and deposits and an increase in the net interest margin.

Net Interest Income

     Net interest income increased by $906 thousand, or 12.5%, to $8.2 million in 1996 compared to $7.3 million in 1995. In 1995 net interest income increased by $1.1 million, or 17.2%, from $6.2 million in 1994. The Company's net interest margin improved to 4.77% during 1996 compared to 4.56% in 1995 and 4.08% in 1994.

     This increase in net interest income in 1996 compared to 1995 was due to increases in the average balances of loans and deposits. The increase in 1995 compared to 1994 was due to both a favorable interest rate environment and increases in average balances. The tables on the following page provide additional details on these increases and decreases.

     During 1996 the average yield of the Bank's loan portfolio decreased by 7 basis points to 8.95% from 9.02% in 1995. In 1995 the average yield on loans increased by 116 basis points to 9.02% from 7.86% in 1994. This increase reflects the rise in market interest rates during 1994 which affected the loan portfolio on a lagged basis.

     The average yield on securities increased by 9 basis points to 5.80% in 1996 from 5.71% in 1995. The yield on securities was 5.08% in 1994. The Bank does not actively trade the securities portfolio. Securities classified as "held to maturity" represented 64% of total securities at year end 1996 and 70% at year end 1995.

     The average cost of funds decreased to 4.29% in 1996 compared to 4.36% in 1995. In 1994 the average cost of funds was 3.68%. The cost of deposits was 3.74% in 1996 compared to 3.64% in 1995 and 3.32% in 1994. Deposit rates, particularly for core savings, NOW and money market accounts, have not been volatile over these years. The cost of Federal Home Loan Bank ("FHLB") borrowings decreased 29 basis points to 6.11% in 1996 from 6.40% in 1995. The higher cost of borrowings in 1995 was due to the relatively high short term rates in effect during much of 1995 and several higher cost borrowings made during 1994. The cost of borrowings was 4.82% in 1994.

     The following table sets forth certain information relating to the Bank's interest earning assets, interest bearing liabilities and net interest income. Short term investments are included in securities and FHLB stock. Loans include loans held for sale and non-accrual loans. Deposits exclude non-interest bearing demand accounts.

                                                                       Year Ended December 31,
                                   ----------------------------------------------------------------------------------------------
(dollars in thousands)                          1996                             1995                            1994
                                   -----------------------------    ----------------------------    -----------------------------
                                    Average              Yield/      Average              Yield/     Average               Yield/
                                    Balance   Interest   Rate        Balance   Interest   Rate       Balance    Interest   Rate
                                   ----------------------------     ----------------------------    -----------------------------
Interest earning assets:
    Residential loans              $  94,931  $ 7,849     8.27%     $  83,800   $ 6,991    8.34%    $  72,682   $ 5,330    7.33%
    Commercial loans                  42,562    4,373    10.27%        36,703     3,782   10.30%       33,539     2,967    8.85%
    Consumer loans                     6,304      641    10.17%         5,429       583   10.74%        5,210       460    8.83%
                                   ---------  -------    -----      ---------   -------   -----     ---------   -------    ----
    Total loans                      143,797   12,863     8.95%       125,932    11,356    9.02%      111,431     8,757    7.86%
    Securities and FHLB stock         27,380    1,587     5.80%        33,046     1,886    5.71%       40,156     2,039    5.08%
                                   ---------  -------    -----      ---------   -------   -----     ---------   -------    ----
  Total interest earning assets     $171,177  $14,450     8.44%      $158,978   $13,242    8.33%     $151,587   $10,796    7.12%
                                   ---------  -------    -----      ---------   -------   -----     ---------   -------    ----

Interest bearing liabilities:
    Deposits                        $112,723  $ 4,219     3.74%      $101,541   $ 3,692    3.64%     $ 95,336   $ 3,169    3.32%
    Borrowed funds                    33,877    2,070     6.11%        35,853     2,295    6.40%       29,810     1,438    4.82%
                                   ---------  -------    -----      ---------   -------   -----     ---------   -------    ----
Total interest bearing
    liabilities                     $146,600  $ 6,289     4.29%      $137,394   $ 5,987    4.36%     $125,146   $ 4,607    3.68%
                                   ---------  -------    -----      ---------   -------   -----     ---------   -------    ----

Net interest income                           $ 8,161                           $ 7,255                         $ 6,189
                                              =======                           =======                         =======
Interest rate spread (1)                                  4.15%                            3.97%                           3.44%
                                                          ====                             ====                            ====

Net interest margin (2)                                   4.77%                            4.56%                           4.08%
                                                          ====                             ====                            ====



(1) Represents the difference between the average rate earned on interest earning assets and average rate paid on interest bearing liabilities.

(2)  Represents net interest income divided by average earning assets.

Rate/Volume Analysis
     The effect on net interest income as a result of changes in average interest rates and balances is shown in the following table.

                                                                     Year Ended December 31,
                                  ---------------------------------------------------------------------------------------------
(in thousands)                                    1996 vs. 1995                                   1995 vs. 1994
                                  ----------------------------------------------  ---------------------------------------------
                                       Changes Due to Increase (Decrease)               Changes Due to Increase (Decrease)
                                  ----------------------------------------------  ---------------------------------------------
                                                          Average                                          Average
                                    Average     Average    Rate/                    Average    Average      Rate/
                                  Balance (1)  Rate (2)  Volume (3)    Total      Balance (1)  Rate (2)   Volume (3)    Total
                                  ----------------------------------------------  ---------------------------------------------
Interest income:
    Residential loans                $  928    $ (59)      $(11)      $  858        $  815     $  734       $112      $1,661
    Commercial loans                    603      (11)        (1)         591           280        486         49         815
    Consumer loans                       94      (31)        (5)          58            19        100          4         123
                                     ------    -----       ----       ------        ------     ------       ----      ------
    Total loans                       1,625     (101)       (17)       1,507         1,114      1,320        165       2,599
    Securities and FHLB stock         (324)        30        (5)       (299)          (361)       253        (45)       (153)
                                     ------    -----       ----       ------        ------     ------       ----      ------
  Total interest income               1,301      (71)       (22)       1,208           753      1,573        120       2,446
                                     ------    -----       ----       ------        ------     ------       ----      ------

Interest expense:
    Deposits                            407       102         18         527           206        305         12         523
    Borrowed funds                    (126)     (104)          5       (225)           291        471         95         857
                                     ------    -----       ----       ------        ------     ------       ----      ------
   Total interest expense               281       (2)         23         302           497        776        107       1,380
                                     ------    -----       ----       ------        ------     ------       ----      ------
Net interest income                  $1,020    $ (69)      $(45)      $  906        $  256     $  797       $ 13      $1,066
                                     ======    =====       ====       ======        ======     ======       ====      ======


(1)  Represents the changes in average balance multiplied by prior period yield.
(2)  Represents the changes in yield multiplied by prior period average balance.
(3)  Represents the changes in yield multiplied by changes in average balance.

Non-Interest Income

     Non-interest income consists of service charges and fees on deposit accounts, fees for servicing mortgage loans and net gains or losses from the sale of mortgage loans and securities available for sale.

     In 1996 non-interest income increased $30 thousand, or 3.6%, to $874 thousand compared to $844 thousand in 1995. Deposit servicing fees increased by $45 thousand, or 14.9%, due to increases in deposits. Loan servicing fees increased by $53 thousand, or 23.1%, due to an increase in the loan servicing portfolio. Other fees decreased by $65 thousand due to a decrease in early withdrawal penalties on term deposits and a decrease in fees from the sale of non-insured alternative investment products.

    In 1995 non-interest income increased $285 thousand, or 51.0%, compared to $559 thousand in 1994. Deposit servicing fees increased by $25 thousand, or 9.0%, due to increases in deposits. Loan servicing fees increased $91 thousand or 65.9%, due to an increase in the servicing portfolio. Other fees and income increased by $56 thousand, or 21.7%, primarily due to increases in fees from the sale of non-insured alternative investment products and early withdrawal penalties on term deposits. Net losses from the sale of securities were reduced to $26 thousand in 1995 from $126 thousand in 1994.

Non-Interest Expense

     In 1996 non-interest expense increased 11.1% to $4.0 million from $3.6 million in 1995. Salaries and employee benefits increased to $2.3 million from $2.0 million due to additional staffing and a general wage increase for hourly staff. Building and equipment expenses increased to $481 thousand from $380 thousand due to increased depreciation charges resulting from office renovations and purchases of computer equipment. Partially offsetting these increases was a reduction in deposit insurance expense to $9 thousand from $159 thousand as a result of a decrease in the FDIC Bank Insurance Fund assessments.

     In 1995 non-interest expense increased 10.3% to $3.6 million from $3.3 million in 1994. Salaries and employee benefits increased to $2.0 million from $1.7 million due to an increase in performance-based pay and additions to staff. Other Real Estate Owned ("OREO") net losses totaling $9 thousand were recognized in 1995 compared to net gains of $262 thousand in 1994. Partially offsetting these items was a reduction in deposit insurance expense to $159 thousand from $234 thousand as a result of a decrease in FDIC assessments.

Income Taxes

     The Company and its subsidiaries, on a consolidated basis, are subject to Federal income tax. The Company is also subject to a Delaware franchise tax and a Massachusetts tax as a security corporation. The Bank and its subsidiary are subject to a Massachusetts income tax.

     The effective tax rates in 1996, 1995 and 1994 were impacted by reductions in the tax valuation allowance caused by increased earnings. For further information see note 8 in the Notes to Consolidated Financial Statements.

Asset/Liability Management

      The Bank's objective in its asset/liability management program is to manage liquidity and interest rate risk to maximize net interest income and return on capital in a changing interest rate environment. The Bank's Asset/Liability Committee ("ALCO") primarily utilizes "GAP" analysis to measure risk. GAP is the difference between assets and liabilities subject to rate change over specific time periods. A GAP is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A GAP is considered negative when interest rate sensitive liabilities exceed interest rate sensitive assets. During a year of falling interest rates a negative one-year GAP position would tend to increase income because there are more liabilities than assets adjusting down in rate, accordingly, the decrease in the cost of liabilities exceeds the decrease and Subsidiaries [GRAPHIC OMITTED] in the yield on assets. Conversely, in a period of rising rates a negative GAP would tend to decrease income. Companies in a positive GAP position would face the opposite situation. There are limitations to GAP analysis, however, as rates on different assets and liabilities may not move to the same extent in any given time period. Competition may affect the ability of the Bank to change rates on a particular deposit or loan product.

     As economic conditions change the ALCO adjusts the balance sheet in order to manage interest rate risk. A primary goal of the ALCO has been to minimize volatility in net interest income. At December 31, 1996, the Company's one year GAP position, utilizing the assumptions detailed below, was a negative $32.0 million or 16.6% of total assets. This compares to a negative one year GAP position of $14.4 million or 8.6% of total assets at December 31, 1995 and a negative $9.0 million or 5.6% of total assets at December 31, 1994.

Interest Sensitivity Analysis

     The following table displays the distribution of the Company's interest-earning assets and interest-bearing liabilities maturing or repricing over various time periods. The amount of asset or liability in each time period was determined by the contractual terms of the asset or liability. The table does not reflect prepayment of fixed rate loans or mortgage backed securities prior to maturity. Based upon experience, prepayments will tend to be slower during periods of rising interest rates and accelerate as rates fall. Any prepayments of loans would decrease the negative one year GAP position. Loans held for sale are included based on their contractual maturity/repricing date. Securities include short term investments; securities available for sale are reflected at their amortized cost basis. Core deposit accounts are included in the zero to six month repricing category based on their contractual terms although, over the past several years, these accounts have not been as sensitive to changes in market interest rates.

                                                                  Period to Maturity or Repricing from December 31, 1996
                                                     ---------------------------------------------------------------------------
(dollars in thousands)                                 0-6           6-12          1-2          2-3         Over 3
                                                      Months        Months        Years        Years         Years       Total
                                                     ---------------------------------------------------------------------------
Interest sensitive assets
        Loans                                        $  39,512    $  48,269     $  13,578    $   9,647      $42,650     $153,656
        Securities and federal funds                     9,124        5,154         3,448        1,232        8,443       27,401
                                                     ---------    ---------     ---------    ---------      -------     --------
                  Total                              $  48,636    $  53,423     $  17,026    $  10,879      $51,093     $181,057
                                                     ---------    ---------     ---------    ---------      -------     --------

Interest sensitive liabilities
        Transaction deposits                         $  67,805    $      -      $    -       $     -        $     -     $ 67,805
        Time deposits                                   35,485       12,998         5,114        2,338        1,387       57,322
        Borrowings                                       9,000        8,400         6,080        2,601        6,254       32,335
                                                     ---------    ---------     ---------    ---------      -------     --------
                  Total                              $ 112,290    $  21,398     $  11,194    $   4,939      $ 7,641     $157,462
                                                     ---------    ---------     ---------    ---------      -------     --------

Excess (deficiency) of interest sensitive assets
over interest sensitive liabilities ("GAP")          $(63,654)    $  32,025     $   5,832    $   5,940      $43,452
Cumulative GAP                                       $(63,654)    $ (31,629)    $ (25,797)   $ (19,857)     $23,595
Cumulative rate sensitive assets as a percent of
     cumulative rate sensitive liabilities              43.31%        76.34%        82.19%       86.75%      114.98%
                                                        =====         =====         =====        =====       ======
Cumulative excess (deficiency) of rate
     sensitive assets over rate sensitive
    liabilities as a percentage of total assets        (33.51%)     (16.65%)       (13.58%)    (10.45%)       12.42%
                                                       ======       ======         ======      ======         =====

Balance Sheet Analysis

     During 1996 the Company's total assets increased by $22.7 million, or 13.5%, to $189.9 million from $167.3 million at December 31, 1995. During 1995 total assets increased by $5.0 million, or 3.0%, from $162.3 million at December 31, 1994. The following paragraphs discuss the significant changes in the major balance sheet categories during these years.

Loans

     Loans, net of the allowance for losses and including loans held for sale, increased by $22.1 million, or 17.1%, in 1996 to $151.3 million from $129.1 million the previous year. Loans increased by $10.9 million, or 9.2%, during 1995 from $118.2 million at December 31, 1994. At December 31, 1996 the loan portfolio represented 79.7% of total assets compared to 77.2% at December 31, 1995 and 72.9% at December 31, 1994. These increases reflect management's intention to add to its loan portfolio together with the strengthening local economy and the Bank's marketing efforts.

     Real estate loan originations, including both commercial and residential properties, were $85.1 million in 1996 compared to $59.2 million in 1995 and $60.6 million in 1994. Originations remained strong in 1996 due to a continuing high level of new construction on Nantucket, a favorable interest rate environment and a strong marketing effort by the Bank. The increased level of construction is evidenced in the Bank's portfolio of residential and commercial construction loans which, before deducting unadvanced funds, increased by 34.6% in 1996 to $27.1 million from $20.1 million in the prior year. Residential construction loans consist of loans to individuals for the construction of their primary or secondary homes. Commercial construction loans generally consist of loans to existing businesses for expansion or improvement of their operating facilities. Commercial real estate loans outstanding increased by 18.3% in 1996 to $33.9 million compared to $28.7 million in 1995. This increase is due to an increased level of business activity due to the favorable economic conditions as well as the Bank's efforts to increase this business.

     Real estate loans sold in the secondary market totaled $25.8 million in 1996 compared to $27.7 million during 1995. Currently, the Bank's policy is to sell substantially all of its longer-term (greater than 10 years) fixed-rate loans and a portion of its adjustable rate loans. The Bank generally retains a small percentage of the principal balance of adjustable rate loans that are sold. The ALCO reviews this policy from time to time as part of overall asset/liability management strategy.

     At December 31, 1996, the Bank had $8.9 million of loans held for sale in the secondary market, compared to $8.6 million at year end 1995. These loans are carried at the lower of cost or market value which is based upon an estimation of outstanding investor commitments or, in the absence of such commitments, current investor yield requirements. At December 31, 1996 and 1995, the market value was greater than the book value of these loans, therefore, there was no provision for unrealized loss. However, changes in interest rates may affect the market value of loans held for sale and may impact future earnings.

Securities

     Total securities decreased by $3.3 million, or 12.6%, at December 31, 1996 to $22.7 million from $26.0 million in the prior year. During 1995 securities decreased by $3.8 million, or 12.6%, from $29.8 million at December 31, 1994. These reductions in the securities portfolio reflect the Company's emphasis on increasing the loan portfolio. Prior to 1994 the Company had increased the securities portfolio as part of an overall strategy to leverage capital resources. The securities portfolio is not actively traded by the Company; the majority of the portfolio (64% at December 31, 1996) is classified as held to maturity. At December 31, 1996 total securities represented 12.0% of total assets compared to 15.6% for 1995 and 18.4% for 1994.

Deposits

     Total deposits increased $20.7 million, or 18.1%, in 1996 to $135.1 million from $114.4 million at December 31, 1995. During 1995 deposits increased by $10.0 million, or 9.6%, from $104.4 million at December 31, 1994. Transaction deposits (demand, checking, savings and money market) accounted for 67% of the 1996 increase and 43% of the 1995 increase. These increases reflect the strong real estate market and economic conditions in Nantucket during the past two years as well as the continuing efforts of the Bank to attract both new depositors and additional activity from existing account relationships.

     The Bank supplements its retail deposit base with funds obtained through national brokerage networks, primarily to compensate for some of the seasonal outflow of deposits. Fully insured brokered deposits totaled $3.3 million or 2.4% of total deposits at December 31, 1996 and $4.8 million, or 4.2% of total deposits, at December 31, 1995.

Borrowed Funds

     Borrowed funds consist of FHLB advances with maturities ranging from 3 months to 5 years. These borrowings totaled $32.3 million at December 31, 1996 and $32.8 million at December 31, 1995. Borrowings have been used to fund loan demand and to meet short term and seasonal liquidity demands. A priority of the Bank is to minimize the need for borrowings by increasing deposits, however, there is no assurance that this can be accomplished.

Non-Performing Assets

     The following table presents information regarding non-performing assets at the dates indicated:

(dollars in thousands)                                             December 31,
                                                         ----------------------------
                                                           1996      1995       1994
                                                           ----      ----       ----
 Non-accrual loans:
     Commercial real estate .........................    $   --     $ --       $  357
     Commercial business ............................        10       --           --
                                                         ------     ----       ------
        Total non-accrual loans .....................        10       --          357
Accruing loans which are contractually
     past due 90 days or more:
     Residential real estate ........................       433       --           76
                                                         ------     ----       ------
        Total non-performing loans ..................       443       --          433
Other real estate owned .............................        61       --           45
                                                         ------     ----       ------
        Total non-performing assets .................    $  504     $ --       $  478
                                                         ======     =====      ======

Non-performing assets as a percentage of total assets      0.27%       - %       0.29%
                                                         ======    ======      ======

Allowance for loan losses ...........................    $2,365     $2,249     $2,154
Allowance for loan losses to:
      Non-performing loans ..........................       534%       - %        497%
       Total loans ..................................      1.54%     1.71%       1.79%

     At December 31, 1996 and 1995 the Bank had no loans which were considered "impaired" within the meaning of Statement of Financial Accounting Standards ("SFAS") No. 114 and 118. At December 31, 1994, the Bank had loans totaling $96 thousand that were "troubled debt restructurings" within the meaning of SFAS No. 15.

     At the end of 1996 management identified $1.2 million of additional loans that, while currently performing, may pose potential problems due to some doubts about the ability of the borrowers to comply with all of their present loan repayment terms. The resolution of these loans is not yet known.

     Accrual of interest on loans is discontinued either when doubt exists as to the timely collection of interest or principal, or when a loan becomes contractually past due by 90 days with respect to interest or principal and the collateral value is not sufficient to ensure the payment in full of principal and interest. When a loan is placed on non-accrual status, all interest previously accrued but not collected is charged against current year income. When collection procedures do not bring the loan to a performing status, the Bank generally institutes action to foreclose upon the property or to acquire the property by deed in lieu of foreclosure.

Provision for Loan Losses

     Loan loss reserves are established in accordance with generally accepted accounting principles and based upon a systematic and detailed analysis of all loans. The Bank regularly evaluates the adequacy of the allowance for loan losses. Key criteria considered include known and inherent risks in the portfolio, past loan loss experience and loan delinquency trends, adverse situations that may affect the borrower's ability to repay, the estimated value of collateral securing loans in the portfolio and current economic conditions. During 1996 the Bank recorded a provision for loan losses of $75 thousand. This represents the first loan loss provision recorded since 1992, a period during which the Bank's loan portfolio more than doubled to $153.7 million and the proportion of residential first mortgage loans increased from 44% to 67% of the portfolio. The Bank considers residential first mortgage loans to have less risk than commercial mortgages, second mortgages and business loans. Management believes that it is prudent to provide additional reserves considering the growth in the loan portfolio. At December 31, 1996 the allowance for loan losses was $2.4 million, or 1.54% of total loans compared to $2.2 million, or 1.71% of total loans, at December 31, 1995. The Bank believes its current level of loan loss reserves to be adequate. Any unforeseen future economic problems, however, may lead to additional delinquencies which may require additional provisions for loan losses. The Bank was last examined by the Massachusetts Division of Banks as of March 31, 1996.

Capital

     Stockholders' equity totaled $20.1 million, or 10.58%, of assets on December 31, 1996 compared to $18.4 million, or 10.99% of assets, at December 31, 1995 and $18.5 million, or 11.41% of assets, at December 31, 1994. The Company raised additional capital in 1988 with the intention of possibly acquiring an additional banking subsidiary. However, as the Company has no current intention to make any such acquisition, it has sought to utilize this capital to increase the return to its investors. Over the past four years, to the extent practicable, the Bank has leveraged this capital through investments in a mix of mortgage loans and securities. The Company also has returned some capital to shareholders in the form of special dividends. Special dividends declared totaled $1.8 million in 1995 and $4.6 million in 1994. In addition to these special dividends, regular quarterly dividends of $1.3 million and $1.1 million were declared in 1996 and 1995, respectively. Net earnings of $3.0 million in 1996 and $2.8 million in 1995 were added to capital.

     The Bank is an FDIC insured institution subject to the FDIC regulatory capital requirements. The FDIC regulations require all FDIC insured institutions to maintain minimum levels of Tier 1 capital. Highly rated banks (i.e., those with a composite rating of 1 under the CAMEL rating system) are required to maintain Tier 1 capital of at least 3% of their total assets. All other banks are required to have Tier 1 capital of 4% to 5%. The FDIC has authority to impose higher requirements for individual banks. At December 31, 1996, the Bank's capital ratios were in excess of these capital requirements.

     The Company, as a bank holding company, is also subject to regulatory capital requirements, including the Tier 1 capital levels described above. At December 31, 1996 the Company's capital ratios were in excess of these capital requirements.

     For further information, see Note 13 in the Notes to Consolidated Financial Statements.

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

     Firm commitments to grant loans at December 31, 1996 totaled $8.2 million, unused lines of credit equaled $8.3 million, the unadvanced portion of construction loans equaled $10.1 million and stand-by letters of credit outstanding aggregated $446 thousand. The Bank believes that it has adequate sources of liquidity to fund such commitments.

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

Recent Accounting Developments

     In June 1996, the Financial Accounting Standards Board ("FASB") issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. However, SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125," requires the deferral of implementation as it relates to repurchase agreements, dollar-rolls, securities lending and similar transactions until years beginning after December 31, 1997. Earlier or retrospective applications of this Statement is not permitted. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on an approach that focuses on control, whereby after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The adoption of this pronouncement is not expected to have a material impact on the Company's financial position or results of operations.

       Consolidated Balance Sheet (Dollars In Thousands, Except Per Share Data)

                                                                                            December 31,
                                                                                    -----------------------
                                                                                        1996          1995
                                                                                    ---------     ---------
Assets
Cash and due from banks ........................................................    $   5,073     $   4,886
Interest bearing deposits in banks .............................................           46         1,750
Federal funds sold .............................................................        4,700          --
                                                                                    ---------     ---------
        Total cash and cash equivalents ........................................        9,819         6,636
Securities held to maturity (market value $14,526 and $18,089) (note 2) ........       14,663        18,330
Securities available for sale (cost of $8,104 and $7,681) (note 3) .............        8,082         7,695
Loans, net of allowance for loan losses of $2,365 and $2,249 (notes 4 and 7) ...      142,425       120,540
Loans held for sale ............................................................        8,866         8,607
Other real estate owned ........................................................           61          --
Land, buildings and equipment, net (note 5) ....................................        1,422         1,244
Accrued income receivable ......................................................        1,093         1,104
Net deferred tax asset (note 8) ................................................          347            85
Stock in FHLB of Boston, at cost (note 7) ......................................        2,321         2,321
Prepaid expenses and other assets ..............................................          832           710
                                                                                    ---------     ---------
        Total assets ...........................................................    $ 189,931     $ 167,272
                                                                                    =========     =========

Liabilities and Stockholders' Equity
Liabilities:
  Deposits (note 6) ............................................................    $ 135,082     $ 114,357
  Borrowed funds (note 7) ......................................................       32,335        32,837
  Accrued expenses (note 9) ....................................................        1,346         1,106
  Other liabilities ............................................................        1,065           593
                                                                                    ---------     ---------
        Total liabilities ......................................................      169,828       148,893
                                                                                    ---------     ---------

  Consolidated Balance Sheet (In Thousands, Except Per Share Data) (continued)

                                                                                            December 31,
                                                                                    -----------------------
                                                                                        1996          1995
                                                                                    ---------     ---------
Commitments and contingencies (notes 10 and 11)

Stockholders' equity (notes 8, 13 and 14)
  Preferred stock, $.01 par value, 2,000,000 shares authorized, none issued
                                                                                            -             -
  Common stock, $.01 par value, 10,000,000 shares authorized, 2,325,494
     shares issued .............................................................           23            23
  Additional paid-in capital ...................................................       17,473        17,473
  Retained earnings (note 13) ..................................................        7,017         5,271
  Unrealized gain (loss) on securities available for sale, net of taxes (note 3)          (13)            9
  Less: Treasury stock, at cost (483,604 shares) ...............................       (4,397)       (4,397)
                                                                                    ---------     ---------
        Total stockholders' equity .............................................       20,103        18,379
                                                                                    =========     =========
        Total liabilities and stockholders' equity .............................    $ 189,931     $ 167,272
                                                                                    =========     =========

          See accompanying notes to consolidated financial statements.

              Consolidated Statements of Earnings (In Thousands, Except Per Share Data)

                                                                        Years Ended December 31,
                                                                  ----------------------------------
                                                                     1996         1995         1994
                                                                  --------     --------     --------

Interest income:
     Interest on loans (note 4) ..............................    $ 12,863     $ 11,356     $  8,757
     Interest on securities ..................................       1,343        1,614        1,745
     Dividends ...............................................         168          171          141
     Interest on federal funds sold ..........................          76          101          153
                                                                  --------     --------     --------
            Total interest income ............................      14,450       13,242       10,796
                                                                  --------     --------     --------
Interest expense:
     Interest on depositors' accounts (note 6) ...............       4,219        3,692        3,169
     Interest on borrowed funds (note 7) .....................       2,070        2,295        1,438
                                                                  --------     --------     --------
            Total interest expense ...........................       6,289        5,987        4,607
                                                                  --------     --------     --------
Net interest income ..........................................       8,161        7,255        6,189
                                                                  --------     --------     --------
Provision for loan losses (note 4) ...........................          75         --           --
                                                                  --------     --------     --------
Net interest income after provision for loan losses ..........       8,086        7,255        6,189
                                                                  --------     --------     --------
Non-interest income:
     Deposit servicing fees ..................................         348          303          278
     Loan servicing fees (note 4) ............................         282          229          138
     Other fees and income ...................................         249          314          258
     Net gain (loss) from sale of mortgage loans .............          (6)          24           11
     Net gain (loss) from securities and other assets (note 3)           1          (26)        (126)
                                                                  --------     --------     --------
            Total non-interest income ........................         874          844          559
                                                                  --------     --------     --------
Non-interest expense:
     Salaries and employee benefits (note 9) .................       2,326        1,978        1,710
     Building and equipment expenses .........................         481          380          361
     Professional fees .......................................         281          251          249
     Deposit insurance fees ..................................           9          159          234
     Loss (gain) on other real estate owned ..................        --              9         (262)
     Other ...................................................         897          817          966
                                                                  --------     --------     --------
            Total non-interest expense .......................       3,994        3,594        3,258
                                                                  --------     --------     --------
Income before income taxes ...................................       4,966        4,505        3,490
Provision for income taxes (note 8) ..........................       1,931        1,749        1,381
                                                                  --------     --------     --------
Net income ...................................................    $  3,035     $  2,756     $  2,109
                                                                  ========     ========     ========
Earnings per common share ....................................    $   1.65     $   1.50     $   1.15
                                                                  ========     ========     ========
Weighted number of common shares outstanding .................       1,842        1,842        1,836
                                                                  ========     ========     ========

                    See accompanying notes to consolidated financial statements

                                 Consolidated Statements of Changes
                    in Stockholders' Equity (In Thousands, Except Per Share Data)


                                                                                                           Net
                                                                                                       Unrealized
                                                                                                      Gain (loss) on
                                                                 Additional                             Securities        Total
                                                       Common     Paid-in     Retained     Treasury      Available    Stockholders'
                                                        Stock      Capital     Earnings      Stock        For Sale        Equity
                                                        -----      -------     --------      -----        --------        ------
Balance at December 31, 1993 ......................    $   22    $ 17,221    $  9,062     $ (4,397)    $     24        $ 21,932

Change in unrealized gain (loss) on
     securities available for sale, net of ........        --          --          --           --          (61)            (61)
     taxes (note 3)
Special dividend declared at $2.50 per share ......        --          --      (4,605)          --           --          (4,605)
Cash dividends paid at $0.60 per share ............        --          --      (1,104)          --           --          (1,104)
Stock options exercised (48,278 shares),
     inclusive of tax effect ......................         1         252          --           --           --             253
Net income ........................................        --          --       2,109           --           --           2,109
                                                       ------    --------    --------     --------     --------        --------
Balance at December 31, 1994 ......................        23      17,473       5,462       (4,397)         (37)         18,524

Change in unrealized gain (loss) on
     securities available for sale, net of ........        --          --          --           --           46              46
     taxes (note 3)
Special dividend paid at $1.00 per share ..........        --          --      (1,842)          --           --          (1,842)
Cash dividends paid at $.60 per share .............        --          --      (1,105)          --           --          (1,105)
Net income ........................................        --          --       2,756           --           --           2,756
                                                       ------    --------    --------     --------     --------        --------
Balance at December 31, 1995 ......................        23      17,473       5,271       (4,397)           9          18,379

Change in unrealized gain (loss) on
     securities available for sale, net of ........        --          --          --           --          (22)            (22)
     taxes (note 3)
Cash dividends paid at $.70 per share .............        --          --      (1,289)          --           --          (1,289)
Net income ........................................        --          --       3,035           --           --           3,035
                                                       ------    --------    --------     --------     --------        --------
Balance at December 31, 1996 ......................    $   23    $ 17,473    $  7,017     $ (4,397)    $    (13)       $ 20,103
                                                       ======    ========    ========     ========     ========        ========


                    See accompanying notes to consolidated financial statements

                        Consolidated Statements of Cash Flows (In Thousands)

                                                                                 Years Ended December 31,
                                                                           ----------------------------------
                                                                              1996         1995         1994
                                                                           --------     --------     --------
Net cash flows from operating activities:
     Net income .......................................................    $  3,035     $  2,756     $  2,109
     Adjustments to reconcile net income to net cash
        provided by operating activities:
         Net (increase) decrease in accrued income receivable .........          11         (279)          49
         Net increase (decrease) in accrued expenses ..................         240         (355)         592
         Net amortization of securities premiums ......................          92           49          365
         (Gain) loss from other real estate owned .....................        --              9         (262)
         Net increase in loans held for sale ..........................        (265)        (563)      (1,742)
         Amortization of deferred loan origination fees ...............        (274)        (318)        (334)
         Amortization of deferred premiums on loans sold ..............        --           --            170
         Depreciation of building and equipment .......................         217          182          145
         Net increase in prepaid expenses and other assets ............        (122)         (67)        (322)
         Net increase (decrease) in other liabilities .................         472          352          (15)
         Deferred income tax expense (benefit) ........................        (247)         530          (24)
         Net loss (gain) on securities and other assets ...............          (1)          26          126
         Net (gain) loss on sale of mortgage loans ....................           6          (24)         (11)
         Provision for loan losses ....................................          75         --           --
                                                                           --------     --------     --------
Net cash provided by operating activities .............................       3,239        2,298          846
                                                                           --------     --------     --------
Cash flows from investing activities
     Purchases of securities held to maturity .........................        --         (1,214)      (7,909)
     Purchases of securities available for sale .......................      (4,746)      (3,758)      (2,145)
     Proceeds from sales of securities available for sale .............         250        1,949        3,760
     Proceeds from maturities/calls of securities .....................       6,480        5,290       10,164
     Principal payments on mortgage-backed securities .................       1,168        1,503        2,178
     Net increase in loans ............................................     (21,747)     (10,367)     (28,012)
     Purchases of land, buildings and equipment .......................        (395)        (506)        (404)
     Proceeds from the sales of other real estate owned ...............        --            386        1,100
     Purchase of Federal Home Loan Bank stock .........................        --           (607)        (964)
                                                                           --------     --------     --------
Net cash used for investing activities ................................     (18,990)      (7,324)     (22,232)
                                                                           --------     --------     --------
Cash flows from financing activities:
     Proceeds from stock options exercised ............................        --           --            253
     Net increase in deposits .........................................      20,725        9,971       11,825
     Federal Home Bank advances .......................................      13,000        5,900       17,166
     Federal Home Loan Bank repayments ................................     (13,502)      (3,670)      (8,500)
     Net (decrease) increase in short term borrowings .................        --         (2,500)       5,561
     Cash dividends paid ..............................................      (1,289)      (7,552)      (1,104)
                                                                           --------     --------     --------
Net cash provided by financing activities .............................      18,934        2,149       25,201
                                                                           --------     --------     --------

Net (decrease) increase in cash and cash equivalents ..................       3,183       (2,877)       3,815
Cash and cash equivalents at beginning of year ........................       6,636        9,513        5,698
                                                                           --------     --------     --------
Cash and cash equivalents at end of year ..............................    $  9,819     $  6,636     $  9,513
                                                                           ========     ========     ========

                   Consolidated Statements of Cash Flows (In Thousands)(continued)

                                                                                 Years Ended December 31,
                                                                           ----------------------------------
                                                                              1996         1995         1994
                                                                           --------     --------     --------
Supplemental  disclosures  of cash flow  information:
     Cash paid during the year
     for:
         Interest .....................................................    $  6,289     $  5,968     $  4,497
         Income taxes .................................................       1,960        1,587          846
     Loans foreclosed and transferred to other real estate owned ......          61          350           45
     Securities transferred from held to maturity to available for sale        --          4,189         --
     Dividends declared ...............................................       1,289        2,947        5,709


See accompanying notes to consolidated financial statements

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

(b)  Basis of Financial Statement Presentation

     The accompanying consolidated financial statements include the accounts of Home Port Bancorp, Inc., its wholly owned subsidiary Nantucket Bank, and N.B. Securities, Inc., which is wholly owned by Nantucket Bank. All significant intercompany balances and transactions have been eliminated in consolidation.

     The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and income and expenses for the year. Actual results could differ from those estimates.

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

(d)  Securities

     Securities that the Company has the positive intent and ability to hold to maturity are classified as securities held to maturity and are reported at amortized cost.

     Securities that are held for indefinite periods of time and not intended to be held to maturity and marketable equity securities are classified as available for sale and are reported at aggregate market value with the unrealized holding gain or loss, net of tax, reported as a net amount in a separate component of stockholders' equity.

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

(e)  Loans

     Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance, adjusted for any charge-offs, the allowance for loan losses and deferred fees or costs on originated loans.

     Loans are placed on non-accrual status and are considered non-performing either when doubt exists as to the full and timely collection of interest or principal or when a loan becomes contractually past due 90 days with respect to interest or principal and the collateral value is not sufficient to insure the payment in full of principal and interest. When interest accrual is discontinued all unpaid accrued interest is reversed. Interest accruals are resumed on such loans when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest. Interest income on non-accrual loans is recorded on a cash basis.

     Effective January 1,1995 the Company adopted SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure." These Statements require changes in both the disclosure and impairment measurement of certain loans. Adoption of these Statements had no material impact on the Company's financial position or results of operations. At December 31, 1996 and 1995 the Company had no impaired loans as defined under SFAS No. 114 and 118.

     Impaired loans are commercial, commercial real estate, and individually significant mortgage and consumer loans for which it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The definition of "impaired loans" is not the same as the definition of "non-accrual loans," although the two categories overlap. Non-accrual loans include impaired loans and are those on which the accrual of interest is discontinued when the collectibility of principal or interest is uncertain or payments of principal or interest have become contractually past due 90 days and the collateral value is not sufficient to insure payment in full. The Company may choose to place a loan on non-accrual status due to payment delinquency or uncertainty of collectibility, while not classifying the loan as impaired, if (i) it is probable that the Company will collect all amounts due in accordance with the contractual terms of the loan or (ii) the loan is not a commercial, commercial real estate or an individually significant mortgage or consumer loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected future cash flows related to the loan, using the original contractual interest rate, and its recorded value, or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral. Mortgage and consumer loans which are not individually significant are measured for impairment collectively. Loans that experience insignificant payment delays and insignificant shortfalls in payment amounts generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Interest income on impaired loans is accounted for in the same manner as non-accrual loans.

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

(f)  Loans Held for Sale

     Mortgage loans intended for sale in the secondary market are carried at the lower of aggregate net loan balance or market value. Market value is estimated based upon outstanding investor commitments or, in the absence of such commitments, based on current investor yield requirements. Net unrealized losses are provided for in a valuation allowance by charges to operations.

     Gains  and  losses  on  loan  sales  are  determined   using  the  specific
identification method. Interest income on loans held for sale is accrued currently and classified as interest income on loans.

(g)  Allowance for Loan Losses

     The allowance for loan losses is increased by provisions charged to operations and decreased by realized losses, net of recoveries. Management's periodic evaluation of the adequacy of the allowance for loan losses is based on known and inherent risks in the portfolio, past loan loss experience and loan delinquency trends, adverse situations that may affect the borrower's ability to repay, the estimated value of collateral securing loans in the portfolio and current economic conditions.

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

 (h)  Other Real Estate Owned

     Real estate assets acquired through, or in lieu of, loan foreclosure are presumed to be held for sale and are initially recorded at the lower of the carrying value of the loan or the fair value of the asset acquired minus estimated costs to sell. If the fair value of the asset minus the estimated cost to sell is less than the carrying value, the deficiency is recognized as a valuation allowance. Subsequent increases in fair value minus selling costs reduce the valuation allowance but not below zero. Increases or decreases in the valuation allowance are charged or credited to gain/loss on other real estate owned. Costs relating to holding the property are charged to expense. Gains upon disposition are reflected in the statements of operations as realized. Realized losses are charged to the valuation allowance.

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

(m)  Reclassification

     Certain amounts in the 1995 and 1994 financial statements have been reclassified to conform to the 1996 presentation without effect on stockholders' equity or net income.

(2)  Securities Held to Maturity
(in thousands)

The amortized cost, contractual maturity and market value of securities held to maturity are as follows:

                                                                                   December 31,
                                                            -----------------------------------------------------
                                                                       1996                          1995
                                                            -----------------------        ----------------------
                                                            Amortized        Market        Amortized       Market
                                                              Cost           Value           Cost          Value
                                                              ----           -----           ----          -----
United States Government and agency obligations:
       Maturing within one year .....................        $   341        $   341        $   488        $   499
       Maturing after one year but within five years           2,000          1,985          2,789          2,768
       Maturing after five years but within ten years           --             --              251            254
                                                             -------        -------        -------        -------
                                                               2,341          2,326          3,528          3,521
                                                             -------        -------        -------        -------
Mortgage-backed securities:
       Maturing after one year but within five years
            FNMA ....................................          6,299          6,189          5,655          5,516
            FHLMC ...................................          1,034          1,033          1,136          1,120
       Maturing after five years but within ten years
                FNMA ................................           --             --            1,726          1,663
       Maturing after ten years
            GNMA ....................................            153            151            182            181
                                                             -------        -------        -------        -------
                                                               7,486          7,373          8,699          8,480
                                                             -------        -------        -------        -------
State and Municipal obligations:
       Maturing within one year .....................            381            381            131            131
       Maturing after one year but within five years             184            183            576            571
                                                             -------        -------        -------        -------
                                                                 565            564            707            702
                                                             -------        -------        -------        -------
Other bonds and notes:
       Maturing within one year .....................          3,409          3,409            980            977
       Maturing after one year but within five years             862            854          4,316          4,308
       Maturing after five years but within ten years           --             --              100            101
                                                             -------        -------        -------        -------
                                                               4,271          4,263          5,396          5,386
                                                             -------        -------        -------        -------
Total securities held to maturity ...................        $14,663        $14,526        $18,330        $18,089
                                                             =======        =======        =======        =======


Included in United States Government and agency obligations at December 31, 1996 are securities with an amortized cost of $1.0 million which can be called at a date or dates prior to their contractual maturity.

The gross unrealized gains (losses) on securities held to maturity are as follows:

                                                                         December 31,
                                                     -------------------------------------------------
                                                                1996                     1995
                                                     ------------------------  -----------------------
                                                     Unrealized    Unrealized  Unrealized   Unrealized
                                                       Gains        Losses       Gains        Losses
                                                       -----        ------       -----        ------
United States Government and agency obligations        $--          $ (15)      $  15        $ (22)
Mortgage-backed securities ....................          5           (118)         --         (219)
State and municipal obligations ...............         --             (1)         --           (5)
Other bonds and notes .........................          3            (11)         11          (21)
                                                       ---          -----       -----        -----
       Total ..................................        $ 8          $(145)      $  26        $(267)
                                                       ===          =====       =====        =====

(3)  Securities Available for Sale
 (in thousands)

  The cost, contractual maturity and market value of securities available for sale are as follows:

                                                                          December 31,
                                                        ------------------------------------------------
                                                                1996                        1995
                                                        ---------------------       --------------------
                                                                       Market                     Market
                                                         Cost          Value          Cost        Value
                                                        ------        ------        ------        ------
United States Government and agency obligations:
  Maturing within one year .....................        $ --          $ --          $1,106        $1,113
  Maturing after one year but within five years          5,200         5,168         3,545         3,533
  Maturing after five years but within ten years           500           495           250           249
                                                        ------        ------        ------        ------
                                                         5,700         5,663         4,901         4,895
                                                        ------        ------        ------        ------
State and Municipal obligations:
  Maturing within one year .....................           504           510          --            --
  Maturing after one year but within five years            294           294           807           807
                                                        ------        ------        ------        ------
                                                           798           804           807           807
                                                        ------        ------        ------        ------
Other bonds and notes:
  Maturing within one year .....................         1,244         1,253          --            --
  Maturing after one year but within five years            250           248         1,861         1,880
                                                        ------        ------        ------        ------
                                                         1,494         1,501         1,861         1,880
                                                        ------        ------        ------        ------

Marketable equity securities ...................           112           114           112           113
                                                        ------        ------        ------        ------
                                                        $8,104        $8,082        $7,681        $7,695
                                                        ======        ======        ======        ======

Included in United States Government and agency obligations at December 31, 1996 are securities with a cost of $4.0 million which can be called at a date or dates prior to their contractual maturity.

The gross unrealized gains (losses) on securities available for sale are as follows:

                                                                        December 31,
                                                    -------------------------------------------------
                                                              1996                      1995
                                                    -----------------------   -----------------------
                                                    Unrealized   Unrealized   Unrealized   Unrealized
                                                      Gain         Loss         Gain         Loss
                                                      ----         ----         ----         ----
United States Government and agency obligations        $ 17        $(54)        $ 14        $(20)
State and municipal obligations ...............           6         --           --          --
Other bonds and notes .........................           9          (2)          22          (3)
Marketable equity securities ..................           2         --             2          (1)
                                                       ----        ----         ----        ----
       Total ..................................        $ 34        $(56)        $ 38        $(24)
                                                       ====        ====         ====        ====


Realized gains and losses on securities and other assets, are as follows:

                                                                             Year Ended December 31,
                                                      --------------------------------------------------------------------
                                                               1996                    1995                    1994
                                                      ----------------------- ------------------------ -------------------
                                                      Realized    Realized    Realized     Realized    Realized   Realized
                                                        Gains      Losses       Gains       Losses       Gains      Losses
                                                      ----------------------- ------------------------ -------------------
U. S. Government and agency obligations                  $1         $ -         $ -         $(12)         $11     $ (68)
Other bonds and notes                                     -           -           8           (1)           5       (74)
Other assets                                              -           -           -          (21)           -          -
                                                         --         ---         ---         ----          ---     -----
Total                                                    $1         $ -          $8         $(34)         $16     $(142)
                                                         ==         ==           ==         ====          ===     =====

(4)  Loans, Net
(in thousands)

Loans are summarized as follows:

                                                                  December 31,
                                                        ----------------------------
                                                            1996              1995
                                                        ---------         ---------
Mortgage loans:
       Residential

           Fixed ...............................        $  18,407         $  15,888

           Adjustable ..........................           61,316            51,632
       Residential construction ................           21,100            17,649
       Commercial ..............................           33,891            28,660
       Commercial construction .................            5,960             2,456
                                                        ---------         ---------
             Total principal balances ..........          140,674           116,285
                                                        ---------         ---------
          Due to borrowers on uncompleted loans:
           Residential .........................           (6,743)           (5,576)
           Commercial ..........................           (3,342)           (1,213)
       Deferred loan origination fees ..........             (517)             (427)
                                                        ---------         ---------
                   Total mortgage loans ........          130,072           109,069
                                                        ---------         ---------
Other loans:
       Commercial ..............................            8,534             7,195

       Second mortgage .........................            1,987             2,145
       Home equity .............................            1,542             1,834
       Passbook and stock secured ..............              960             1,342
       Consumer ................................            1,695             1,204
                                                        ---------         ---------
             Total other loans .................           14,718            13,720
       Less:  Allowance for loan losses ........           (2,365)           (2,249)
                                                        =========         =========
             Loans, net ........................        $ 142,425         $ 120,540
                                                        =========         =========

     The Bank's lending activities are conducted solely in Nantucket. The Bank grants single family and multi-family residential loans, commercial loans and a variety of consumer loans. In addition, the Bank grants loans for construction of residential homes, multi-family properties, commercial real estate properties and for land development. Most loans granted by the Bank are collateralized by real estate. The ability and willingness of the single family residential and consumer borrowers to honor their repayment commitments is generally impacted by the level of overall economic activity within the borrower's geographic area and real estate values. The ability and willingness of commercial real estate, commercial and construction loan borrowers to honor their repayment commitments is generally impacted by the health of the real estate economic sector in the borrower's geographic areas and the general economy.

     In the ordinary course of business, the Bank makes loans to directors and executive officers, including their immediate families and companies with which they are affiliated. Such loans which are substantially on the same terms, including interest rate and collateral, as those prevailing at the time of origination for comparable transactions with other borrowers, did not involve more than the normal risk of collectibility or present other unfavorable features and amounted to $1,468 and $826 at December 31, 1996 and 1995, respectively.

     Set forth below is an analysis of such loans made to Directors and Officers of the Bank as well as their related business entities who were indebted to the Bank at any time during the years ended December 31, 1996 and 1995:

                                                         1996              1995
                                                      -------           --------
Balance at beginning of year ...............          $   826           $ 1,128
   Additions ...............................              971               199
   Deductions ..............................             (329)             (501)
                                                      -------           -------
Balance at end of year .....................          $   826           $ 1,468
                                                      =======           =======

     Loans serviced for other investors amounted to $70,712, $64,295 and $50,505 at December 31, 1996, 1995 and 1994, respectively. Service fees earned on these loans amounted to $282, $229 and $138, respectively, in 1996, 1995 and 1994.

     Non-performing loans are summarized as follows:

                                                             December 31,
                                                      --------------------------
                                                      1996       1995       1994
                                                      ----       ----       ----
Loans accounted for on a non-accrual basis .....      $ 10      $ --        $357
Accruing loans 90 days past due ................       433        --          76
Restructured loans .............................       --         --          96

     The reduction in interest income associated with non-performing loans was not significant.

     Transactions in the allowance for loan losses are summarized as follows:

                                                                       Years Ended December 31,
                                                                   -------------------------------
                                                                      1996        1995        1994
                                                                   -------     -------     -------
Balance at beginning of year ..................................    $ 2,249     $ 2,154     $ 2,093
       Provision for loan losses ..............................         75        --          --
       Recoveries on loans previously charged off .............        179         115         102
       Realized losses charged to allowance ...................       (138)        (20)        (41)
                                                                   -------     -------     -------
Balance at end of year ........................................    $ 2,365     $ 2,249     $ 2,154
                                                                   =======     =======     =======

Allocated as follows:
       Residential mortgage loans .............................    $   524     $   532     $   812
       Commercial real estate loans ...........................      1,222       1,145         550
       Commercial loans .......................................        184         156         226
       All other loans ........................................        225         281          43
       Unallocated ............................................        210         135         523
                                                                   -------     -------     -------
            Total .............................................    $ 2,365     $ 2,249     $ 2,154
                                                                   =======     =======     =======

Realized losses charged to the allowance by type are as follows
       Residential mortgage loans .............................    $    19     $  --       $  --
       Commercial real estate loans ...........................       --             7           5
       Commercial loans .......................................         31        --            25
       All other loans ........................................         88          13          11
                                                                   -------     -------     -------
            Total .............................................    $   138     $    20     $    41
                                                                   =======     =======     =======

(5)  Land, Building and Equipment, Net
(in thousands)

Land, building, and equipment are summarized as follows:

                                                               December 31,
                                                       -------------------------
                                                        1996             1995
                                                       -------          -------
Land .........................................         $   304          $   304
Buildings ....................................             571              571
Furniture and equipment ......................           1,816            1,421
                                                       -------          -------
                                                         2,691            2,296
Less:  Accumulated depreciation ..............          (1,269)          (1,052)
                                                       ------           -------
                                                       $ 1,422          $ 1,244
                                                       =======          =======

(6)  Deposits
(dollars in thousands)

Deposit accounts are summarized as follows:

                                                             December 31,
                                           -----------------------------------------------
                                                         Weighted                 Weighted
                                                         Average                  Average
                                              1996        Rate        1995         Rate
                                           ----------------------   -----------------------
Demand (non-interest bearing) .........    $  9,955         --%     $  7,352         --%
Savings:
     NOW ..............................      31,223       1.32%       25,212       1.35%
     Regular and 90-day notice accounts      13,779       2.78%       13,098       2.83%
     Money market deposit accounts ....      22,672       3.23%       17,985       3.23%
     Advance payments from mortgagors .         131       0.65%          207       0.65%
                                           --------       ----      --------       ----
         Total savings ................      67,805       2.25%       56,502       2.29%
                                           --------       ----      --------       ----

Time certificates of deposit ..........      57,322       5.12%       50,503       5.32%
                                           --------       ----      --------       ----
         Total deposits ...............    $135,082       3.30%     $114,357       3.48%
                                           ========       ====      ========       ====

      Included in time certificates are brokered certificates of deposit, amounting to $3.3 million and $4.8 million at December 31, 1996 and 1995, respectively.

     Certificates of deposit are summarized by contractual maturity date at December 31, 1996 as follows:

                                               Under        Over
                                             $100,000     $100,000        Total
                                             -------       -------       -------
Within one year ......................       $23,654       $24,829       $48,483
From one to three years ..............         6,517           935         7,452
From three to five years .............           776           611         1,387
                                             -------       -------       -------
    Total ............................       $30,947       $26,375       $57,322
                                             =======       =======       =======

     Interest on deposits, classified by type, is as follows:

                                                       Year Ended December 31,
                                                    ----------------------------
                                                     1996       1995       1994
                                                    ------     ------     ------
Regular, NOW, 90 day notice and advance
    payments from mortgagors ..................     $  703     $  691     $  649
Money market deposits .........................        698        572        591
Time certificates of deposit ..................      2,818      2,429      1,929
                                                    ------     ------     ------
    Total .....................................     $4,219     $3,692     $3,169
                                                    ======     ======     ======

(7)  Borrowed Funds
(dollars in thousands)

Borrowed funds are summarized as follows:

                                                                             December 31,
                                                            ----------------------------------------------
                                                                      1996                   1995
                                                            -----------------------------------------------
                                                                          Weighted                Weighted
                                                                          Average                 Average
                                                             Amount         Rate     Amount         Rate
                                                            ----------------------- -----------------------
Secured advances from Federal Home Loan Bank of Boston
     Due within one year .............................      $17,400         5.80%   $18,500         6.29%
     Due from one to three years .....................        8,681         5.99%     9,784         6.13%
     Due from three to five years ....................        6,254         6.70%     4,553         6.87%
                                                            -------         ----    -------         ----
         Total borrowings ............................      $32,335         6.05%   $32,837         6.32%
                                                            =======         ====    =======         ====

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

(8)  Income Taxes
(dollars in thousands)

  Total income tax expense was allocated as follows:

                                                 Years Ended December 31,
                                            ------------------------------------
                                              1996          1995          1994
                                            -------       -------       --------
Current tax expense:
   Federal ...........................      $ 1,567       $   914       $   977
   State .............................          612           305           428
                                            -------       -------       -------
                                              2,179         1,219         1,405
                                            -------       -------       -------
Deferred tax expense(benefit)
   Federal ...........................         (139)          428            (1)
   State .............................          (55)          170            67
   Change in valuation allowance .....          (54)          (68)          (90)
                                            -------       -------       -------
                                               (248)          530           (24)
                                            -------       -------       -------
       Total income tax expense ......      $ 1,931       $ 1,749       $ 1,381
                                            =======       =======       =======

     The effective Federal income tax rates differ from the statutory rates as indicated below:

                                                        Years Ended December 31,
                                                        ------------------------
                                                         1996     1995     1994
                                                         ----     ----     ----
Statutory rate ......................................     34%      34%      34%
Increase (decrease) resulting from:
   State income taxes (net of Federal tax benefit) ..      7        7        9
   Change in valuation allowance and other ..........     (2)      (2)      (3)
                                                         ---      ---      ---
                                                          39%      39%      40%
                                                         ===      ===      ===

     The Company and its subsidiaries on a consolidated basis are subject to Federal income tax. Its bank subsidiary is also subject to a Massachusetts income tax at a rate of 11.72%. The Company has been classified as a securities corporation under the provisions of the General Laws of Massachusetts, Chapter 63, Section 38B(b). As a securities corporation, the state tax for the parent company is computed at 0.33% of gross receipts. Tax expense has been increased to reflect the adjustment to the deferred tax asset for the tax impact of the Massachusetts tax rate reduction enacted as part of the Bank Tax Reform Law signed by the Governor of Massachusetts on July 27, 1995.

     The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are presented below:

                                                                  December 31,
                                                               -----------------
                                                               1996        1995
                                                               -----      -----
Deferred tax assets
     Deferred compensation expense .......................     $ 211      $ 212
     Allowance for loan losses ...........................       354        188
     Accrued retirement expenses .........................       106         96
     Capital loss carry forward ..........................        65         65
     Accrued bonus .......................................        46         25
     Unrealized loss on securities available for sale ....         9       --
                                                               -----      -----
         Total gross deferred tax asset ..................       791        586
     Less: valuation allowance ...........................       (65)      (119)
                                                               -----      -----
                                                                 726        467
Deferred tax liabilities
     Deferred loan origination fees ......................       271        271
     Depreciation of buildings and equipment .............       108        106
     Unrealized gain on securities available for sale ....      --            5
                                                               -----      -----
         Total gross deferred tax liabilities ............       379        382
                                                               -----      -----
                        Net deferred tax asset ...........     $ 347      $  85
                                                               =====      =====

     Realization of the Company's deferred tax asset is supported by its tax history. Management believes the existing net deductible temporary differences that give rise to the net deferred income tax asset will reverse in periods the Company generates net taxable income.

     In August 1996, the provisions repealing the current thrift bad debt rules were passed by Congress as part of "The Small Business Job Protection Act of 1996." The new rules eliminate the 8% of taxable income method for deducting additions to the tax bad debt reserves for all thrifts for tax years beginning after December 31, 1995. These rules also require that all thrift institutions recapture all or a portion of their bad debt reserves added since the base year (last taxable year beginning before January 1, 1988). The Bank has previously recorded a deferred tax liability equal to the bad debt recapture and as such, the new rules will have no effect on net income or federal income tax expense.

     The unrecaptured base year reserves will not be subject to recapture as long as the institution continues to carry on the business of banking. In addition, the balance of the pre-1988 bad debt reserves continue to be subject to provisions of present law that require recapture in the case of certain excess distributions to shareholders. The tax effect of pre-1988 bad debt reserves subject to recapture in the case of certain excess distributions is approximately $1.0 million.

(9)  Employee Benefits
(dollars in thousands)

Pension Plan
     The Bank provides pension benefits for it's employees through membership in the Savings Bank Employee Retirement Association, a noncontributory, defined benefit plan. Bank employees become eligible after attaining age 21 and one year of service. The Plan provides for benefits to be paid to eligible employees at retirement based primarily upon their years of service with the Bank and compensation levels near retirement. The Company's policy is to make the maximum tax deductible contributions to the plan.

     The following table sets forth the Plan's funded status and amounts recognized in the Company's consolidated financial statements for the plan years ended October 31, 1996 and 1995:

                                                                         1996        1995
                                                                       -------     -------
Accumulated benefit obligation ....................................    $   860     $   752
Additional benefits related to future compensation levels .........        489         569
                                                                       -------     -------
Projected benefit obligation for service rendered to date .........      1,349       1,321
Plan assets at fair value, invested primarily in bonds and equities      1,186         975
                                                                       -------     -------
Plan assets below projected benefit obligations ...................    $  (163)    $  (346)
                                                                       =======     =======

    Assumptions used in determining the actuarial present value of the projected benefit obligation were as follows:

                                                            1996         1995
                                                            -----        -----
Discount rate ........................................      7.50%        7.00%
Rate of increase in compensation levels ..............      6.00%        6.00%

    Certain changes in the items shown are not recognized as they occur, but are amortized  systematically  over subsequent periods.  Unrecognized  amounts to be amortized and the amounts included in the consolidated  balance sheets are shown below:
                                                               1996        1995
                                                              -----       ------
Unrecognized transaction asset .........................      $  24       $  26
Unrecognized net (gain) loss ...........................         68        (142)
Accrued pension cost ...................................       (255)       (230)
                                                              -----       -----
Plan assets below projected benefit obligations ........      $(163)      $(346)
                                                              =====       =====

    The assumptions used and the components of net pension expense for the Plan for the years ended December 31 include the following:

                                                    1996       1995       1994
                                                    ----       ----       ----
Assumptions Used:
Discount rate .................................     7.50%      7.00%      8.00%
Expected long-term rate of return on assets ...     8.00%      8.00%      7.00%
Rate of increase in compensation levels .......     6.00%      6.00%      6.00%

Net Pension Expense Includes the Following
  Expense (Income) Component:
Service cost benefits earned during the period     $ 109      $  83      $  85
Interest cost on projected benefit obligation .       92         79        102
Actual return on Plan assets ..................     (147)      (135)       (57)
Net amortization and deferral .................       73         79        (13)
                                                   -----      -----      -----
  Pension expense .............................    $ 127      $ 106      $ 117
                                                   =====      =====      =====

Deferred Compensation Agreements

     The Company has entered into deferred compensation agreements with an officer and a former officer, and has purchased life insurance policies to cover the unfunded liability of the deferred compensation agreements. The expense related to these agreements was $55 in 1996.


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

     The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for loan commitments, unused lines of credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For commitments to sell loans the contract or notional amounts do not represent exposure to credit loss. The Bank controls credit risk on commitments to sell through credit approval, limits and monitoring procedures.

     Financial instruments whose contract amounts represent credit risk are as follows:

                                                          Contract or Notional Amount
                                                          ---------------------------
                                                                 December 31,
                                                          ---------------------------
                                                                1996       1995
                                                                -----    -------
Commitments to originate mortgage and commercial loans ...    $ 8,184    $ 6,834
Unused lines of credit ...................................      8,287      9,340
Standby letters of credit ................................        446         54
Unadvanced portions of construction loans ................     10,085      6,789

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

     Financial instrument fair value estimates, methods and assumptions are set forth below:

Cash and cash equivalents

     The carrying amount of cash and cash equivalents approximates its fair value.

Securities

     Fair values for securities, including mortgage backed securities, are based on quoted market prices.

Federal Home Loan Bank stock

     The carrying amount of stock in the Federal Home Loan Bank of Boston approximates its fair value.

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

Accrued Income Receivable

     The carrying amount of accrued income receivable approximates its fair value.

Deposits

     The fair value of demand deposits, NOW and savings accounts, advance payments from mortgagors and money market deposits are, by definition, equal to the amount payable on demand at the reporting date (i.e. their carrying value amounts). The fair value of fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies year end interest rates at which similar certificates were issued to a schedule of expected maturities of the outstanding certificates of deposit.

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

      The  carrying   amounts  and  fair  values  of  the  Company's   financial
instruments consisted of the following at December 31, 1996 and 1995:

                                                    1996                    1995
                                           --------------------    -------------------
                                           Carrying      Fair      Carrying      Fair
                                            Amount       Value      Amount       Value
                                            ------       -----      ------       -----
Cash and cash equivalents .............    $  9,819    $  9,819    $  6,636    $  6,636
Securities :
    Available for sale ................       8,082       8,082       7,695       7,695
    Held to maturity ..................      14,663      14,526      18,330      18,089
Loans, net of allowance for loan losses     151,291     150,597     129,147     129,272
Federal Home Loan Bank stock ..........       2,321       2,321       2,321       2,321
Accrued income receivable .............       1,093       1,093       1,104       1,104

Deposits:
    Demand ............................       9,955       9,955       7,352       7,352
    NOW ...............................      31,223      31,223      25,212      25,212
    Regular savings ...................      13,779      13,779      13,098      13,098
    Advance payments from mortgagors ..         131         131         207         207
    Money market ......................      22,672      22,672      17,985      17,985
    Certificates of Deposit ...........      57,322      57,412      50,503      50,656
Borrowed Funds ........................      32,335      32,451      32,837      33,177

(13) Capital Requirements
(dollars in thousands)

     The Bank is subject to Federal Deposit Insurance Corporation ("FDIC") regulations regarding capital requirements. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1996, the most recent notification from the FDIC categorized the Bank as well capitalized under the framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes would cause a change in the Bank's categorization.

     The Bank's actual capital amounts and ratios are presented in the following table.

                                                                                To Be Well Capitalized
                                                        For Capital Adequacy    Under Prompt Corrective
                                         Actual               Purposes:            Action Provisions:
                                  ------------------     -------------------    -----------------------
                                   Amount     Ratio         Amount    Ratio          Amount      Ratio
                                   ------     -----         ------    -----          ------      -----
As of December 31, 1996:
Total Capital
   (to Risk Weighted Assets)      $20,725     17.99%       $ 9,218     8.0%          $11,522      10.0%
Tier I Capital
   (to Risk Weighted Assets)      $19,273     16.73%       $ 4,609     4.0%          $ 6,913       6.0%
Total Capital
   (to Average Assets) .....      $20,725     11.15%       $ 7,436     4.0%          $ 9,295       5.0%

(14)  Parent Company Financial Statements
(dollars in thousands, except per share information)

      The investment in Nantucket Bank by Home Port Bancorp, Inc. is presented below on the equity method of accounting. The separate financial statements of Home Port Bancorp, Inc. are as follows:

                                     Balance Sheets                                  December 31,
                                                                               -----------------------
                                                                                  1996           1995
                                                                               --------       --------
Assets
Cash and due from banks .................................................      $     69       $    763
Investment in Nantucket Bank ............................................        19,260         17,645
Due from Nantucket Bank .................................................           621           --
Income taxes receivable .................................................           146           --
Other assets ............................................................            19             25
                                                                               --------       --------
         Total assets ...................................................      $ 20,115       $ 18,433
                                                                               ========       ========
Liabilities
Due to Nantucket bank ...................................................      $   --         $     15
Other liabilities .......................................................            12             39
                                                                               --------       --------
         Total liabilities ..............................................            12             54
Stockholders' Equity
Preferred stock, $.01 par value, 2,000,000 shares authorized, none issued          --             --
Common stock, $.01 par value, 10,000,000 shares authorized,
     2,325,494 shares issued ............................................            23             23
Additional paid-in capital ..............................................        17,473         17,473
Retained earnings .......................................................         7,017          5,271
Unrealized gain (loss) on securities available for sale, net of taxes ...           (13)             9
Less: Treasury stock, at cost (483,604 shares)...........................        (4,397)        (4,397)
         Total stockholders' equity .....................................        20,103         18,379
                                                                               --------       --------
         Total liabilities and stockholders' equity .....................      $ 20,115       $ 18,433
                                                                               ========       ========

                                   Statements of Earnings                            Years Ended December 31,
                                                                               -----------------------------------
                                                                                 1996          1995          1994
                                                                               -------       -------       -------
Income:
    Dividends from Nantucket Bank .......................................      $ 1,600       $ 1,000       $  --
    Interest on cash equivalents and securities .........................           17           108           410
                                                                               -------       -------       -------
         Total income ...................................................        1,617         1,108           410
Expenses:
    Loss on securities ..................................................         --              19           137
    Operating expenses ..................................................          353           336           550
                                                                               -------       -------       -------
         Total expenses .................................................          353           355           687
                                                                               -------       -------       -------
Income (loss) before income taxes and equity in undistributed net
    income of Nantucket Bank ............................................        1,264           753          (277)
Income tax benefit ......................................................         (134)          (84)          (78)
                                                                               -------       -------       -------
Income (loss) before equity in undistributed net income of Nantucket Bank        1,398           837          (199)
Equity in undistributed net income of Nantucket Bank ....................        1,637         1,919         2,308
                                                                               -------       -------       -------
         Net income .....................................................      $ 3,035       $ 2,756       $ 2,109
                                                                               =======       =======       =======

     The parent company only statements of stockholders' equity are identical to the consolidated statements of stockholders' equity and, therefore, are not presented here.

                                  Statements of Cash Flows                             Years Ended December 31,
                                                                                ------------------------------------
                                                                                   1996          1995          1994
                                                                                -------       -------       -------
Net cash flow from operating activities:
    Net income ...........................................................      $ 3,035       $ 2,756       $ 2,109
    Adjustments to reconcile net income to net cash provided by operating activities:
         Equity in undistributed net income of Nantucket Bank ............       (1,637)       (1,919)       (2,308)
         Net increase (decrease) in accrued expenses and other liabilities          (27)           20             3
         Net amortization (accretion) on securities ......................         --              (7)           53
         Net decrease in prepaid expenses and other assets ...............            6            13           294
         Net (increase) decrease in refundable income taxes ..............         (146)            9            13
         Net loss on sales of securities .................................         --               5           137
         Other, net ......................................................         --              12          --
                                                                                -------       -------       -------
Net cash provided by operating activities ................................        1,231           889           301
                                                                                -------       -------       -------
Net cash flows from (used in) investing activities:
    Capital infusion to Nantucket Bank ...................................         --            --            (967)
    Purchases of investments and securities available for sale ...........         --            --          (1,152)
    Proceeds from sale of securities available for sale ..................         --           2,242         4,717
    Proceeds from maturities of investments ..............................         --            --           2,727
    Net increase (decrease) in due to / from Nantucket Bank ..............         (636)          632          (357)
                                                                                -------       -------       -------
Net cash provided by (used in) investing activities ......................         (636)        2,874         4,968
                                                                                -------       -------       -------
Net cash flows from financing activities:
    Proceeds from stock options exercised ................................         --            --             253
    Cash dividends paid ..................................................       (1,289)       (7,552)       (1,104)
                                                                                -------       -------       -------
Net cash used for financing activities ...................................       (1,289)       (7,552)         (851)
                                                                                -------       -------       -------
Net increase (decrease) in cash and cash equivalents .....................         (694)       (3,789)        4,418
Cash and cash equivalents at beginning of year ...........................          763         4,552           134
                                                                                -------       -------       -------
Cash and cash equivalents at end of year .................................      $    69       $   763       $ 4,552
                                                                                =======       =======       =======
Supplemental disclosure of cash flow information:
    Cash paid during the year for income taxes: ..........................      $  --         $   159       $   630

                            Independent Auditors' Report


The Board of Directors and Stockholders
Home Port Bancorp, Inc.:

     We have audited the accompanying consolidated balance sheets of Home Port Bancorp, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statement based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Home Port Bancorp, Inc. and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.



/s/ KPMG Peat Marwick LLP
-------------------------
KPMG Peat Marwick LLP

Boston, Massachusetts
February 4, 1997

Directors and Officers                  Home Port Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------

                             Home Port Bancorp, Inc.
                                    Directors
                                    ---------

Karl L. Meyer *
   Chairman of the Board, President and CEO of Home Port Bancorp, Inc.

Charles F. DiGiovanna
   President of Continental Plastic, Inc.


William P. Hourihan, Jr.
   Vice President of Home Port Bancorp, Inc.
   and President of Nantucket Bank

Charles H. Jones, Jr.
   General Partner of Edge Partners, L.P.

Daniel D. McCarthy *
   Investment Banker
   First Long Island Investors

Robert J. McKay
   Management Consultant
   Robert J. McKay Associates

Philip W. Read *
   President of Jared Coffin House, Inc. and
   Chairman of the Board Nantucket Bank


                             Home Port Bancorp, Inc.
                                    Officers
                                    --------

Karl L. Meyer
   Chairman of the Board, President and CEO

William P. Hourihan, Jr.
   Vice President

Robert J. McKay
   Secretary

Daniel P. Neath
   Vice President

John M. Sweeney
   Treasurer & Chief Financial Officer


* Members of Executive Committee

                       Nantucket Bank
                          Directors
                          ---------

Philip W. Read
   President of Jared Coffin House, Inc.
   Chairman of the Board of Nantucket Bank

John S. Conway
   Legislative Liaison for the House of Representatives of the Commonwealth of Massachusetts

Arthur L. Desrocher
   Chairman of the Board of Selectman of the Town of Nantucket

John P. Dooley, CPA


Sheila O'Brien Egan
   President of Swain's Travel, Inc.


Ralph L. Hardy
   Ralph L. Hardy, Electrical Contractor


Lucile W. Hays
   Former business owner and Director and Past
    President of the Nantucket Boys and Girls Club

William P. Hourihan, Jr.
   President of Nantucket Bank

Malcolm F. Soverino
   Port Agent - Steamship Authority  (Retired)
   Secretary and Clerk of Nantucket Bank

J. Barry Thurston
   Owner, Barry Thurston's Inc.

Alvin S. Topham
   President of Topham Management Services, Inc.

                          Stockholder's information



Legal Counsel

     Gadsby and Hannah
     225 Franklin Street
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
     (508) 228-0580

Annual Meeting

The Annual Meeting of the Stockholders will be held at 10:00 a.m. on Friday, May 16, 1997 at the Wauwinet Inn, Wauwinet Road, Nantucket, MA 02554.

Form 10-KSB

Copies of the Company's 1996 10-KSB annual report, as filed with the Securities Exchange Commission, may be obtained at no charge by writing to John M. Sweeney, Treasurer & CFO, Home Port Bancorp, Inc., PO Box 988, 104 Pleasant Street, Nantucket, MA 02554.

Stock Market Data

Home Port Bancorp, Inc.'s common stock is traded on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol of HPBC and is listed in most newspapers alphabetically abbreviated. As of March 7, 1997, there were 413 stockholders of record and 1,841,890 outstanding shares of common stock. This does not reflect the number of persons or entities who hold their stock in nominee or "street" name.

The range of high and low sale prices and dividends declared for the common stock by quarter are as follows:

                                               Dividends
        Period             High        Low      Declared
        ------             ----        ---      --------
  1996    4th quarter     17 1/4     15 1/2      $0.20
          3rd quarter     16         13 1/2      $0.20
          2nd quarter     14 3/4     12 1/2      $0.15
          1st quarter     16         11 3/4      $0.15
  1995    4th quarter     12 1/2     10 1/4      $1.15
          3rd quarter     12 3/4     10          $0.15
          2nd quarter     11         10          $0.15
          1st quarter     11 1/2     10          $0.15

 (Source: National Association of Securities Dealers, Inc.)

Note: The prices do not include mark-up, mark-down or commission.