Form 10KSB, Exhibit 13
period 1997-12-31
HOME PORT BANCORP INC
filed 1998-03-31
CIK 832769

TABLE OF CONTENTS




                                                                         Page

     Financial Highlights................................................  1

     Message to Stockholders.............................................  2

     Management's Discussion and Analysis................................  3

     Consolidated Financial Statements................................... 13

     Notes to Consolidated Financial Statements.......................... 17

     Independent Auditors' Report........................................ 33

     Directors and Officers.............................................. 34

     Stockholders Information............................................ 35






















                             Home Port Bancorp, Inc.

     Home Port Bancorp, Inc. (the "Company") is a single bank holding company regulated by the Federal Reserve Bank incorporated in the state of Delaware which owns all of the outstanding common stock of Nantucket Bank (the "Bank"). The Bank, organized in 1834, is a Massachusetts chartered savings bank serving the island of Nantucket. The primary business of the Bank is to acquire deposits and to originate residential and commercial mortgage loans and commercial, business and consumer loans. The Bank's deposits are fully insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000, and the
Depositors Insurance Fund for amounts in excess of $100,000. The Bank is a member of the Federal Home Loan Bank system.

Financial Highlights                    Home Port Bancorp, Inc. and Subsidiaries

(Dollars in thousands, except per share data)
                                                           1997           1996            1995            1994           1993
                                                        ---------      ---------       ---------       ---------       ---------
At December 31,
Total assets ......................................     $ 208,815      $ 189,931       $ 167,272       $ 162,324       $ 134,498
Loans, net of allowance for loan losses ...........       174,902        151,291         129,147         118,225          88,126
Securities and FHLB stock .........................        25,334         25,066          28,346          31,485          37,162
Deposits ..........................................       142,436        135,082         114,357         104,386          92,561
Borrowed funds ....................................        41,742         32,335          32,837          33,107          18,880
Stockholders' equity ..............................        21,948         20,103          18,379          18,524          21,932

For the Year Ended December 31,
Total interest income .............................     $  15,951      $  14,450       $  13,242       $  10,796       $   8,164
Total interest expense ............................         7,014          6,289           5,987           4,607           3,039
                                                        ---------      ---------       ---------       ---------       ---------
Net interest income ...............................         8,937          8,161           7,255           6,189           5,125
Provision for loan losses .........................           150             75             ---             ---             ---
                                                        ---------      ---------       ---------       ---------       ---------
Net interest income after provision for loan losses         8,787          8,086           7,255           6,189           5,125
Deposit and loan servicing fees and other income ..           898            879             846             674             607
Net gain (loss) from sales of mortgage loans
   and securities .................................           109             (5)             (2)           (115)            190
Non-interest expense ..............................         4,336          3,994           3,594           3,258           2,972
                                                        ---------      ---------       ---------       ---------       ---------
Income before taxes and cumulative effect
   of change in accounting principle ..............         5,458          4,966           4,505           3,490           2,950
Provision for income taxes ........................         2,161          1,931           1,749           1,381           1,251
Cumulative effect of change in accounting
   for income taxes ...............................           ---            ---             ---             ---             455
                                                        ---------      ---------       ---------       ---------       ---------
 Net income .......................................     $   3,297      $   3,035       $   2,756       $   2,109       $   2,154
                                                        =========      =========       =========       =========       =========
Per share data
Earnings per common share before cumulative
  effect of change in accounting ..................     $    1.79      $    1.65       $    1.50       $    1.15       $    0.85
Earnings per common share for the cumulative
  effect of a change in accounting principle ......           ---            ---             ---             ---            0.23
                                                        ---------      ---------       ---------       ---------       ---------
Earnings per common share .........................     $    1.79      $    1.65       $    1.50       $    1.15       $    1.08
                                                        =========      =========       =========       =========       =========
Dividends declared per share ......................     $    0.80      $    0.70       $    1.60       $    3.10       $    0.51
                                                        =========      =========       =========       =========       =========
Stockholders' equity per share ....................     $   11.92      $   10.91       $    9.98       $   10.06       $   12.23
                                                        =========      =========       =========       =========       =========

Selected ratios
Return on average assets (a) ......................          1.68%          1.72%           1.67%           1.35%           1.47%
Interest rate spread ..............................          4.08%          4.15%           3.97%           3.44%           3.84%
Net interest margin ...............................          4.70%          4.77%           4.56%           4.08%           4.63%
Equity to asset ratio .............................         10.51%         10.58%          10.99%          11.41%          16.30%
Return on average equity (a) ......................         15.77%         15.84%          14.34%           9.71%           7.19%
Dividend payout ratio .............................         44.68%         42.47%         274.02%          52.40%          46.00%

(a) Does not include cumulative effect of change in accounting principle

Message to Stockholders                 Home Port Bancorp, Inc. and Subsidiaries



1997 was another good year for your company. Meaningful operating ratios such as return on equity, interest rate spread and margin and efficiency remain essentially unchanged from prior year's measures. Net income increased by 9% due to an increase in footings (average loans increased by 14% and average deposits by 10%).

Today, Home Port enjoys the unique combination of superior interest rate spreads, high quality loan portfolio and low operating expenses. The primary performance measure, Return on Investment, was 15.8%, a superior yield considering the Company's 10.5% equity to asset ratio.

Home Port's results have not gone unnoticed. U.S. Banker ranked your company the number two community bank in the U.S. and we continue to hold our first place ranking in Keefe, Bruyette & Woods, Inc. New England Quarterly Bank Review, a ranking held since the first quarter 1995. Aided by a strong market, the share price increased from a high of $17.25 in 1996 to $25.00 in 1997.

Home Port has performed well over the past five years. Total assets increased by nearly 15% annually, loans by 20% annually and net income from a 1992 loss of $300 thousand to 1997 net income of $3.3 million. During this period, stockholders' equity actually decreased from $23.0 million to $22.0 million due to dividends totaling $6.71 per share. Home Port is considered to be well capitalized and the Board of Directors is committed to maintain this condition when considering future dividends.

1998 presents Home Port with some challenges. Foremost is maintaining a high quality loan portfolio, particularly in view of the fast-paced Nantucket real estate market. As of year end 1997, the Bank held no real estate owned and non-performing loans totaled a mere $10 thousand. Interest rate spread will continue to come under pressure and the Bank's increasing exposure to interest rate changes warrants close attention. Note, the portion of the loan portfolio subjectd to repricing within one year has decreased from a high of 96% in 1993 to 47% at year-end 1997.

The increase in assets and resultant increase in personnel has caused the Bank to grow out of its facilities. In 1998 additions will be made to the Pleasant Street office and the operations department will be relocated to another off-site facility.

For 163 years Nantucket Bank has competed with another independent institution, the Pacific National Bank, in providing banking services to the residents of Nantucket. Recently, Bank Boston acquired Pacific National Bank. Undoubtedly, competition will increase. Nantucket Bank remains under complete local management and remains committed to provide the Nantucket community with a full range of financial services to meet Island banking needs.

Sincerely,

/s/Karl L. Meyer
----------------
Karl L. Meyer

Chairman of the Board,
President and CEO

Management's Discussion and Analysis of
  Financial Condition and Results of Operations
                                        Home Port Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Results of Operations

     Home Port Bancorp, Inc. ("the Company") reported net income of $3.3 million in 1997, an increase of 8.6% over 1996. In 1996, net income totaled $3.0 million, a 10.1% increase over the $2.8 million net income in 1995. Net income per share was $1.79 in 1997 compared to $1.65 in 1996 and $1.50 in 1995. These increases in income were primarily the result of higher net interest income together with increased efficiency and are reviewed in detail in the following paragraphs.

Net Interest Income

     Net interest income increased by $776 thousand, or 9.5%, to $8.9 million in 1997 compared to $8.2 million in 1996. In 1996 net interest income increased by $906 thousand, or 12.5%, from $7.3 million in 1995.

     The increase in net interest income in 1997 compared to 1996 was due to increases in the average balances of loans and deposits offset by a 7 basis point decrease in the net interest margin to 4.70% from 4.77%. The increase in net interest income in 1996 compared to 1995 was also due to increases in the average balances of loans and deposits enhanced by a 21 basis point increase in the net interest margin. The tables on the following page provide additional details of net interest income.

     During 1997 the average yield of the Bank's loan portfolio decreased by 13 basis points to 8.82% from 8.95% in 1996. In 1996 the average yield on loans decreased by 7 basis points to 8.95% from 9.02% in 1995. An increase in the percentage of residential loans in the portfolio together with the effect of the decrease in short-term interest rates (prime rate and one year Treasury rates) in 1996 contributed to the decrease in yield in 1997.

     The average yield on securities decreased to 5.76% in 1997 from 5.80% in 1996. The yield on securities was 5.71% in 1995. The Bank does not actively trade the securities portfolio. Securities classified as "held to maturity" represented 73% of total securities at year end 1997 and 64% at year end 1996.

     The average cost of funds increased to 4.32% in 1997 compared to 4.29% in 1996. In 1995 the average cost of funds was 4.36%. The cost of deposits was 3.73% in 1997 compared to 3.74% in 1996 and 3.64% in 1995. Deposit rates, particularly for core savings, NOW and money market accounts, have not been volatile over these years. The cost of Federal Home Loan Bank ("FHLB") borrowings increased 10 basis points to 6.21% in 1997 from 6.11% in 1996. The higher cost of borrowings in 1997 was primarily due to an increase in longer-term borrowings (borrowings having terms over 1 year). Longer-term borrowings were made in 1997 in order to reduce the interest rate risk associated with an increase in the initial fixed rate periods on new variable rate mortgage loans (see "Loans"). The cost of borrowings was 6.40% in 1995, reflecting higher borrowing rates in that year.

     The following table sets forth certain information relating to the Bank's interest earning assets, interest bearing liabilities and net interest income. Short term investments are included in securities and FHLB stock. Loans include loans held for sale and non-accrual loans. Deposits exclude non-interest bearing demand accounts.

Management's Discussion and Analysis of
Financial Condition and Results of Operations
                                        Home Port Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------


                                                                      Year Ended December 31,
                                  -----------------------------------------------------------------------------------------------
(dollars in thousands)                         1997                             1996                            1995
                                  -----------------------------     ----------------------------    -----------------------------
                                    Average              Yield/      Average              Yield/     Average               Yield/
                                    Balance   Interest    Rate       Balance   Interest    Rate      Balance   Interest    Rate
                                  ----------   -------   ------     ---------   -------   ------    ----------  -------   -------
Interest earning assets:
    Residential loans               $109,592   $ 8,896    8.12%      $ 94,931   $ 7,849    8.27%    $  83,800   $ 6,991    8.34%
    Commercial loans                  47,950     4,930   10.28%        42,562     4,373   10.27%       36,703     3,782   10.30%
    Consumer loans                     6,026       599    9.94%         6,304       641   10.17%        5,429       583   10.74%
                                    --------   -------   -----       --------   -------   -----     ---------   -------   -----
    Total loans                      163,568    14,425    8.82%       143,797    12,863    8.95%      125,932    11,356    9.02%
    Securities and FHLB stock         26,393     1,526    5.78%        27,380     1,587    5.80%       33,046     1,886    5.71%
                                    --------   -------   -----       --------   -------   -----     ---------   -------   -----
  Total interest earning assets     $189,961   $15,951    8.40%      $171,177   $14,450    8.44%     $158,978   $13,242    8.33%
                                    --------   -------   -----       --------   -------   -----     ---------   -------   -----
Interest bearing liabilities:
    Deposits                        $123,291   $ 4,594    3.73%      $112,723   $ 4,219    3.74%     $101,541   $ 3,692    3.64%
    Borrowed funds                    38,969     2,420    6.21%        33,877     2,070    6.11%       35,853     2,295    6.40%
                                    --------   -------   -----       --------   -------   -----     ---------   -------   -----
Total interest bearing
liabilities                         $162,260    $7,014    4.32%      $146,600   $ 6,289    4.29%     $137,394   $ 5,987    4.36%
                                    --------   -------   -----       --------   -------   -----     ---------   -------   -----
Net interest income                            $ 8,937                          $ 8,161                         $ 7,255
                                               =======                          =======                         =======
Interest rate spread (1)                                  4.08%                            4.15%                           3.97%
                                                          ====                             ====                            ====
Net interest margin (2)                                   4.70%                            4.77%                           4.56%
                                                          ====                             ====                            ====

(1) Represents the difference between average rate earned on interest earning assets and average rate paid on interest bearing liabilities.
(2) Represents net interest income divided by average earning assets.

Rate/Volume Analysis
     The effect on net interest income as a result of changes in average interest rates and balances follows:

                                                                      Year Ended December 31,
                                    ------------------------------------------------------------------------------------------
(in thousands)                                     1997 vs. 1996                                  1996 vs. 1995
                                        Changes Due to Increase (Decrease)              Changes Due to Increase (Decrease)
                                    ------------------------------------------      ------------------------------------------
                                                           Average                                          Average
                                     Average     Average     Rate/                   Average    Average      Rate/
                                    Balance (1)  Rate (2)  Volume (3)   Total       Balance     Rate (2)   Volume (3)    Total
                                    -----------  --------  ----------   -----       -------     --------   ----------    -----
Interest income:
    Residential loans                $1,212       $(142)      $(23)     $1,047          $928      $(59)       $(11)       $858
    Commercial loans                    553           4          -         557           603       (11)         (1)        591
    Consumer loans                      (28)        (14)         -         (42)           94       (31)         (5)         58
                                     ------       -----       ----      ------        ------     -----        ----      ------
    Total loans                       1,737        (152)       (23)      1,562         1,625      (101)        (17)      1,507
    Securities and FHLB stock           (57)         (5)         1         (61)         (324)       30          (5)       (299)
                                     ------       -----       ----      ------        ------     -----        ----      ------
  Total interest income               1,680        (157)       (22)      1,501         1,301       (71)        (22)      1,208
                                     ------       -----       ----      ------        ------     -----        ----      ------
Interest expense:
    Deposits                            395         (11)        (9)        375           407       102          18         527
    Borrowed funds                      311          34          5         350          (126)     (104)          5        (225)
                                     ------       -----       ----      ------        ------     -----        ----      ------
   Total interest expense               706          23         (4)        725           281        (2)         23         302
                                     ------       -----       ----      ------        ------     -----        ----      ------
Net interest income                    $974       $(180)      $(18)       $776        $1,020      $(69)       $(45)       $906
                                     ======       =====       ====      ======        ======     =====        ====      ======

(1) Represents the changes in average balance  multiplied by prior period yield.
(2) Represents the changes in yield  multiplied by prior period average balance.
(3) Represents the changes in yield multiplied by changes in average balance.

Management's Discussion and Analysis of
Financial Condition and Results of Operations
                                        Home Port Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Non-Interest Income

     Non-interest income consists of service charges and fees on deposit accounts, fees for servicing mortgage loans and net gains or losses from the sale of mortgage loans and securities available for sale.

     In 1997 non-interest income increased $133 thousand, or 15.2%, to $1.0 million compared to $874 thousand in 1996. Deposit servicing fees increased by $77 thousand, or 22.1%, due to increases in both fee charges and deposits. Loan servicing fees decreased by $24 thousand, or 8.5%, due to a decrease in the loan servicing portfolio. Gains from sale of mortgage loans increased $93 thousand due to the adoption in 1997 of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". Other fees decreased by $34 thousand due to a reduction in charges for checks and a decrease in ATM fees. These decreases were partially offset by increases in safe deposit box, wire transfer and merchant credit card processing fees.

    In 1996 non-interest income increased $30 thousand, or 3.6%, compared to $844 thousand in 1995. Deposit servicing fees increased by $45 thousand, or 14.9%, due to increases in deposits. Loan servicing fees increased $53 thousand or 23.1%, due to an increase in the servicing portfolio. Other fees and income decreased by $65 thousand due to a decrease in early withdrawal penalties on term deposits and a decrease in fees from the sale of non-insured alternative investment products.

Non-Interest Expense

     In 1997 non-interest expense increased 8.6% to $4.3 million from $4.0 million in 1996. The ratio of non-interest expense to average assets decreased to 2.21% in 1997 from 2.26% in 1996. The efficiency ratio, which measures the level of non-interest expense needed to produce each dollar of income, improved to 43.6% from 44.2%. In 1997 salaries and employee benefits increased to $2.6 million from $2.3 million due to wage increases, increases in staff and staff training to service the business growth. Building and equipment expenses increased to $503 thousand from $481 thousand due to increased depreciation charges.

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

Income Taxes

     The Company and its subsidiaries, on a consolidated basis, are subject to Federal income tax. The Company is also subject to a Delaware franchise tax and a Massachusetts tax as a security corporation. The Bank is subject to a Massachusetts income tax. The Bank's subsidiary is subject to Massachusetts tax as a security corporation.

     The effective tax rates in 1997, 1996 and 1995 were impacted by reductions in the tax valuation allowance caused by increased earnings, utilization of capital loss carryforwards and the status of the Bank's subsidiary as a Massachusetts security corporation. For further information see note 8 in the Notes to Consolidated Financial Statements.

Asset/Liability Management and Market Risk

      The Bank's earnings are largely dependent on its net interest income, which is the difference between the yield on its interest-earning assets and the cost of its interest-bearing liabilities. The Bank seeks to reduce its exposure to changes in interest rates, or market risk, through active monitoring and management of its interest rate exposure.

     Market risk is the risk of loss from changes in market prices and rates. The Bank's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities.

Management's Discussion and Analysis of
Financial Condition and Results of Operations
                                        Home Port Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
     The Bank's primary objective in managing interest rate risk is to minimize the adverse impact of changes in interest rates on the Bank's net interest income and capital, while adjusting the Bank's asset/liability structure to obtain the maximum yield-cost spread on that structure. The Bank relies on its asset/liability structure to control interest rate risk. However, a sudden and substantial change in interest rates may adversely impact the Bank's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis. The Bank's Asset/Liability Committee ("ALCO"), which is comprised of senior management and certain other officers, is primarily responsible for managing interest rate risk.

     A method used by ALCO to measure the interest rate risk exposure of the Bank is the interest rate sensitivity "GAP", which is the difference between assets and liabilities subject to rate change over specific time periods. There are limitations to GAP analysis, however, as rates on different assets and liabilities may not move to the same extent in any given time period. Competition may affect the ability of the Bank to change rates on a particular deposit or loan product.

     The following  table displays the estimated  distribution  of the principal
amounts  of  the   Company's   interest-earning   assets  and   interest-bearing
liabilities maturing or repricing over various time periods. The amounts of assets and liabilities reported in each time period were determined by the contractual terms of the asset or liability, adjusted for projected repayments and prepayments of principal, where applicable. The prepayments are estimated based on the Bank's experience. The actual maturity or repricing period could differ substantially from these estimates if future prepayments differ from the Bank's historical experience. Loans held for sale are included in this analysis based on their contractual maturity/repricing date. Securities and short-term investments include held-to-maturity, available for sale, interest-bearing deposits in banks and federal funds sold. Available for sale securities are included at their cost basis. Core deposit accounts are included in the zero to six month repricing category based on their contractual terms although, over the past several years, these accounts have not been as sensitive to changes in market interest rates.

                                                             Period to Maturity or Repricing from December 31, 1997
                                                        ----------------------------------------------------------------
(dollars in thousands)                                   Under 1           1-2           2-3         Over 3
                                                           Year           Years         Years        Years       Total
                                                        ---------      ---------      --------      -------     --------
Interest sensitive assets
        Loans                                           $  87,020      $  29,185      $ 14,088      $47,218     $177,511
        Securities and short-term investments               6,403          3,377         4,127        9,013       22,920
                                                        ---------      ---------      --------      -------     --------
                  Total                                 $  93,423      $  32,562        18,215       56,231     $200,431
                                                        ---------      ---------      --------      -------     --------
Interest sensitive liabilities
        Transaction deposits                            $  70,164      $      --      $     --      $    --     $ 70,164
        Time deposits                                      48,215          9,520         2,211        1,100       61,046
        Borrowings                                         16,494         12,571         6,154        6,523       41,742
                                                        ---------      ---------      --------      -------     --------
                  Total                                 $ 134,873      $  22,091         8,365        7,623     $172,952
                                                        ---------      ---------      --------      -------     --------

Excess (deficiency) of interest sensitive assets over
     Interest sensitive liabilities ("GAP")             $ (41,450)     $  10,471      $  9,850      $48,608
Cumulative GAP                                          $ (41,450)     $ (30,979)     $(21,129)     $27,479
Cumulative rate sensitive assets as a percent of
     Cumulative rate sensitive liabilities                  69.27%         80.26%        87.22%      115.89%
                                                        =========      =========      ========      =======
Cumulative excess (deficiency) of rate sensitive
     Assets over rate sensitive liabilities as a
     percentage Of total assets                            (19.85%)      (14.83%)      (10.12%)       13.16%
                                                        =========      =========      ========      =======


Management's Discussion and Analysis of
Financial Condition and Results of Operations
                                        Home Port Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
     The following table shows the Bank's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, at December 31, 1997. Market risk sensitive instruments are generally defined as on and off balance sheet derivatives and other financial instruments. The Bank has not entered into any interest rate exchange agreements or other off-balance sheet derivitives.

                                                                    Expected maturity at December 31, 1997
                                       --------------------------------------------------------------------------------------------
                                                                                                                Total       Fair
                                         1998        1999        2000        2001        2002     Thereafter    Balance     Value
Interest-sensitive assets:
One to four family - ARM's             $ 17,895    $  9,450    $  7,444    $  7,008     $ 5,899    $ 52,219    $ 99,915   $100,278
  Average interest rate                    6.45%       7.84%       7.73%       7.89%       7.86%      7.83%
One to four family - fixed rate           5,172       2,950       2,514       2,158       1,788       7,879      22,461     22,542
  Average interest rate                    7.46%       7.42%       7.46%       7.42%       7.43%      7.40%
Other real estate ARM's                   1,877       6,962       4,362       3,597       3,238     16,722       36,758     36,890
  Average interest rate                    6.45%       7.84%       7.73%       7.89%       7.86%      7.83%
Other real estate Fixed                     321         641         747           6           6         163       1,884      1,892
  Average interest rate                   10.50%      10.50%       9.00%       7.64%       7.64%      7.64%
Other loans                              14,737         629         290         297         451          89      16,493     16,553
  Average interest rate                    8.84%      10.13%      12.58%       9.79%      10.08%      9.53%
Securities & short-term investments       6,403       3,377       4,127       2,276       3,126       3,611      22,920     22,927
  Average interest rate                    5.84%       6.08%       6.14%       6.75%       6.95%      5.89%
                                       --------    --------    --------    --------    --------    --------    --------   --------
Total interest-sensitive assets        $ 46,405    $ 24,009    $ 19,484    $ 15,342    $ 14,508    $ 80,683    $200,431   $201,082
                                       --------    --------    --------    --------    --------    --------    --------   --------

Interest-sensitive liabilities:
NOW deposits                           $ 28,072    $   --      $   --      $   --      $   --      $   --      $ 28,072   $ 28,072
  Average interest rate                    1.28%
Savings deposits                         15,326        --          --          --          --          --        15,326     15,326
  Average interest rate                    2.75%
Money market deposits                    26,766        --          --          --          --          --        26,766     26,766
  Average interest rate                    3.68%
Time deposits                            48,215       9,520       2,211         592         508        --        61,046     61,167
  Average interest rate                    5.10%       5.88%       6.24%       5.80%      6.26%
Borrowed funds                           16,494      12,571       6,154       6,523        --          --        41,742     41,904
  Average interest rate                    6.22%       6.17%       6.73%      6.21%
                                       --------    --------    --------    --------    --------    --------    --------   --------
Total interest-sensitive liabilities   $134,873    $ 22,091    $  8,365    $  7,115         508    $   --      $172,952   $173,235
                                       --------    --------    --------    --------    --------    --------    --------   --------

     Expected maturities are contracted maturities adjusted for prepayments of principal. The Bank uses certain assumptions to estimate their fair values and expected maturities. For interest sensitive assets expected maturities are based upon contractual maturity, projected repayments, and prepayments of principal. The prepayment experience reflected herein is based on market consensus. Other real estate loans include commercial mortgages and other loans include commercial and consumer loans.

Balance Sheet Analysis

     During 1997 the Company's total assets increased by $18.9 million, or 9.9%, to $208.8 million from $189.9 million at December 31, 1996. During 1996 total assets increased by $22.7 million, or 13.5%, from $167.3 million at December 31, 1995. The following paragraphs discuss the significant changes in the major balance sheet categories during these years.

Loans

     Loans, net of the allowance for losses and including loans held for sale, increased by $23.6 million, or 15.6%, in 1997 to $174.9 million from $151.3 million the previous year. During 1996 loans increased by $22.1 million, or 17.1%, from $129.1 million at December 31, 1995. The loan portfolio represented 83.7% of total assets at December 31, 1997 compared to 79.7% and 77.2% at December 31, 1996 and 1995, respectively. These increases reflect management's intention, during this period, to maintain the loan portfolio between 75% and 85% of total assets.

Management's Discussion and Analysis of
Financial Condition and Results of Operations
                                        Home Port Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
     Real estate loan originations, including both commercial and residential properties, were $81.7 million in 1997 compared to $85.1 million in 1996 and $59.2 million in 1995. Loan originations remained strong in 1997 due to a continuing strong real estate market on Nantucket, a favorable interest rate environment and the Bank's marketing efforts.

     Residential mortgages, including residential construction loans and loans held for sale, increased by $19.8 million, or 19.2%, to $122.6 million at December 31, 1997 from $102.8 million at December 31, 1996. This represents the majority (82%) of the increase in total loans in 1997 and reflects the residential character of the Bank's market area. Most of the residential loan portfolio continues to be in variable rate loans, although customers have been choosing variable-rate products with initial fixed rate periods of 3 and 5 years. Commercial real estate loans outstanding increased by $2.3 million, or 6.8%, to $36.2 million compared to $33.9 million in 1996. This increase is due to an increased level of business activity due to the favorable economic conditions and the Bank's efforts to increase commercial business, offset by an increase in competition for these types of loans.

     Real estate loans sold in the secondary market totaled $18.5 million in 1997 compared to $25.8 million during 1996. Currently, the Bank's policy is to sell substantially all of its longer-term (greater than 10 years) fixed-rate loans and a portion of its adjustable rate loans. The Bank generally retains a small percentage of the principal balance of adjustable rate loans that are sold. The ALCO reviews this policy from time to time as part of overall asset/liability management strategy.

     At December 31, 1997, the Bank had $11.2 million of loans held for sale in the secondary market, compared to $8.9 million at year end 1996. These loans are carried at the lower of cost or market value which is based upon an estimation of outstanding investor commitments or, in the absence of such commitments, current investor yield requirements. At December 31, 1997 and 1996, the market value was greater than the book value of these loans, therefore, there was no provision for unrealized loss. However, changes in interest rates may affect the market value of loans held for sale and may impact future earnings.

Securities

     Total securities increased by $147 thousand, or 1.0%, at December 31, 1997 to $22.9 million from $22.7 million in the prior year. During 1996 securities decreased by $3.3 million, or 12.6%, from $26.0 million at December 31, 1995. The Company does not actively trade the securities portfolio; the majority of the portfolio (73% at December 31, 1997) is classified as held to maturity. At December 31, 1997 total securities represented 11.0% of total assets compared to 12.0% for 1996 and 15.6% for 1995.

Deposits

     Total deposits increased $7.4 million, or 5.4%, in 1997 to $142.4 million from $135.1 million at December 31, 1996. During 1996 deposits increased by $20.7 million, or 18.1%, from $114.4 million at December 31, 1995. Deposit growth was proportionally split between transaction accounts (demand, checking, savings and money market) and time certificates of deposit. Average deposits increased 10.4% in 1997 to $134.3 million from $121.7 million at December 31, 1996. These increases reflect the strong economic conditions in Nantucket during the past two years as well as the continuing efforts of the Bank to attract both new depositors and additional activity from existing account relationships.

     Occasionally, the Bank supplements its retail deposit base with funds obtained through national brokerage networks, primarily to compensate for some of the seasonal outflow of deposits. Fully insured brokered deposits totaled $2.4 million or 1.7% of total deposits at December 31, 1997 and $3.3 million, or 2.4% of total deposits, at December 31, 1996.

Management's Discussion and Analysis of
Financial Condition and Results of Operations
                                        Home Port Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Borrowed Funds

     Borrowed funds consist of FHLB advances with maturities ranging from 3 months to 5 years. These borrowings totaled $41.7 million at December 31, 1997 and $32.3 million at December 31, 1996. Borrowings have been used to fund loan demand, to meet short term and seasonal liquidity demands and to utilize capital resources. The Bank's goals include minimizing the need for borrowings by increasing core deposits, however, there is no assurance that this can be accomplished.

Non-Performing Assets

     The following table presents information regarding non-performing assets at the dates indicated:

(dollars in thousands)                                                        December 31,
                                                                       1997         1996        1995
                                                                     ------       ------      -----
 Non-accrual loans:
     Commercial real estate                                          $   --       $   --      $  --
      Commercial business                                                --           10         --
                                                                     ------       ------      -----
        Total non-accrual loans                                          --           10         --
Accruing loans which are contractually past due 90 days or more:
     Residential real estate                                             10          433         --
                                                                     ------       ------      -----
        Total non-performing loans                                       10          443         --
Other real estate owned                                                  --           61         --
                                                                     ------       ------      -----
        Total non-performing assets                                  $   10       $  504      $  --
                                                                     ======       ======      =====
Non-performing assets as a percentage of total assets                    --%        0.27%        --%
                                                                     ======       ======      =====
Allowance for loan losses                                            $2,609       $2,365      $2,249
Allowance for loan losses to:
      Non-performing loans                                               NM *        534%        - %
       Total loans                                                     1.47%        1.54%      1.71%
     * NM = not meaningful

     At December 31, 1997 and 1996 the Bank had no loans which were considered "impaired" within the meaning of Statement of Financial Accounting Standards ("SFAS") No. 114 and 118.

     At the end of 1997 management identified $700 thousand of additional loans that, while currently performing, may pose potential problems due to some doubts about the ability of the borrowers to comply with all of their present loan repayment terms. The resolution of these loans is not yet known.

     Accrual of interest on loans is discontinued either when doubt exists as to the timely collection of interest or principal or when a loan becomes contractually past due by 90 days with respect to interest or principal, and the collateral value is not sufficient to ensure the payment in full of principal and interest. When a loan is placed on non-accrual status, all interest previously accrued but not collected is charged against current year income. When collection procedures do not bring the loan to a performing status, the Bank generally institutes action to foreclose upon the property or to acquire the property by deed in lieu of foreclosure.

Provision for Loan Losses

     Loan loss reserves are established in accordance with generally accepted accounting principles and based upon a systematic and detailed analysis of all loans. The Bank regularly evaluates the adequacy of the allowance for loan losses. Key criteria considered include known and inherent risks in the portfolio, past loan loss experience and loan delinquency trends, adverse situations that may affect the borrower's ability to repay, the estimated value of collateral securing loans in the portfolio and current economic conditions. The Bank's lending activities are conducted solely on the island of Nantucket, Massachusetts.

Management's Discussion and Analysis of
Financial Condition and Results of Operations
                                        Home Port Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
     During 1997 the Bank recorded a provision for loan losses of $150 thousand compared to $75 thousand in 1996 and none in 1995. The Bank also recorded net recoveries of $94 thousand in 1997, $41 thousand in 1996 and $95 thousand in 1995. The loan loss provisions made over the past two years are a result of the growth in the Bank's loan portfolio. At December 31, 1997 the allowance for loan losses was $2.6 million, or 1.47% of total loans compared to $2.4 million, or 1.54% of total loans, at December 31, 1996. The Bank believes its current level of loan loss reserves to be adequate. Any unforeseen future economic problems, however, may lead to additional delinquencies which may require additional provisions for loan losses. The Bank was last examined by the Massachusetts Division of Banks as of March 31, 1996.

Capital

     Stockholders' equity totaled $21.9 million, or 10.51%, of assets on December 31, 1997 compared to $20.1 million, or 10.58% of assets, at December 31, 1996 and $18.4 million, or 10.99% of assets, at December 31, 1995. The Company raised additional capital in 1988 with the intention of possibly acquiring an additional banking subsidiary. However, as the Company has no current intention to make any such acquisition, it has sought to utilize this capital to increase the return to its investors. Over the past four years, to the extent feasible, the Bank has leveraged this capital through investments in a mix of mortgage loans and securities. The Company also has returned some capital to shareholders in the form of special dividends. Special dividends declared totaled $1.8 million in 1995. In addition to these special dividends, regular quarterly dividends of $1.5 million and $1.3 million and $1.1 million were declared in 1997, 1996 and 1995, respectively. Net earnings of $3.3 million in 1997, $3.0 million in 1996 and $2.8 million in 1995 were added to capital.

     The Bank is an FDIC insured institution subject to the FDIC regulatory capital requirements. The FDIC regulations require all FDIC insured institutions to maintain minimum levels of Tier 1 capital. Highly rated banks (i.e., those with a composite rating of 1 under the CAMEL rating system) are required to maintain Tier 1 capital of at least 3% of their total assets. All other banks are required to have Tier 1 capital of 4% to 5%. The FDIC has authority to impose higher requirements for individual banks. At December 31, 1997, the Bank's capital ratios were in excess of these capital requirements.

     The Company, as a bank holding company, is also subject to regulatory capital requirements, including the Tier 1 capital levels described above. At December 31, 1997 the Company's capital ratios were in excess of these capital requirements.

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

     Firm commitments to grant loans at December 31, 1997 totaled $9.4 million, unused lines of credit equaled $9.2 million, the unadvanced portion of construction loans equaled $6.6 million and stand-by letters of credit outstanding aggregated $487 thousand. The Bank believes that it has adequate sources of liquidity to fund such commitments.

Management's Discussion and Analysis of
Financial Condition and Results of Operations
                                        Home Port Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Impact of Inflation

     The consolidated financial statements and related consolidated financial data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on operations of the Company is reflected in increased costs. Virtually all the Company's assets and liabilities are monetary in nature and, as a result, interest rates have a more significant impact on the results of operations than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services.

Recent Accounting Developments

     In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure", which is in effect for 1997 financial statements. The Company's disclosures currently comply with the provisions of this statement.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and displaying comprehensive income, which is defined as all changes to equity except investments by and distributions to shareholders. Net income is a component of comprehensive income, with all other components referred to in the aggregate as other comprehensive income. This statement is effective for 1998 financial statements. This statement is not expected to have a material effect on the Company's financial statements.

      Also in June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which establishes standards for reporting information about operating segments. An operating segment is defined as a component of a business for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and evaluate performance. This statement requires a company to disclose certain income statement and balance sheet information by operating segment, as well as provide a reconciliation of operating segment information to the company's consolidated balances. This statement is effective for 1998 financial statement. The Company has one operating segment.

Impact of the Year 2000 Issue

The Bank has completed its initial assessment of issues connected with the ability of its computer systems to properly recognize dates beyond December 31, 1999 (commonly referred to as the "Year 2000 issue"). The Bank relies on a third-party data processing vendor for critical data warehousing and on-line transaction processing. Other, less critical, systems are supported by purchased applications software. The Bank is also in the process of assessing the impact of the Year 2000 issue on its major borrowing customers.

   The Bank is continually evaluating vendor plans and monitoring project milestones. The Bank expects to test its key on-line transaction processing system in mid-1998 and to complete testing on other applications not later than December 31, 1998. There can be no guarantee that the systems of other companies on which the Bank's systems rely will be timely remediated. Therefore, the Bank could possibly be negatively impacted to the extent other entities not affiliated with the Bank are unsuccessful in properly addressing this issue.

Management's Discussion and Analysis of
Financial Condition and Results of Operations
                                        Home Port Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
The costs of the Year 2000 project incurred to date have been minimal. The Bank has, however, accelerated purchases of personal computer (PC) hardware so that, by March 31, 1998, all PCs utilized by the Bank will fully support Year 2000-compliant software. The total cost of these hardware purchases is approximately $75,000. The total remaining cost of the Year 2000 project is not expected to be material. The costs of the project and the date on which the Bank plans to complete Year 2000 testing are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

Consolidated Balance Sheets (Dollars in Thousands, Except Per Share Data)
                                        Home Port Bancorp, Inc. and Subsidiaries

                                                                                               December 31,
                                                                                       ------------------------
                                                                                           1997           1996
                                                                                       ---------      ---------
Assets
Cash and due from banks                                                                $   5,065      $   5,073
Interest bearing deposits in banks                                                            41             46
Federal funds sold                                                                          --            4,700
                                                                                       ---------      ---------
        Total cash and cash equivalents                                                    5,106          9,819
Securities held to maturity (market value $16,655 and $14,526) (note 2)                   16,661         14,663
Securities available for sale (cost of $6,218 and $8,104) (note 3)                         6,231          8,082
Loans, net of allowance for loan losses of $2,609 and $2,365 (notes 4 and 7)             163,733        142,425
Loans held for sale                                                                       11,169          8,866
Land, buildings and equipment, net (note 5)                                                1,451          1,422
Accrued income receivable                                                                  1,040          1,093
Net deferred tax asset (note 8)                                                              111            347
Stock in FHLB of Boston, at cost (note 7)                                                  2,442          2,321
Prepaid expenses and other assets                                                            871            893
                                                                                       ---------      ---------
        Total assets                                                                   $ 208,815      $ 189,931
                                                                                       =========      =========

Liabilities and Stockholders' Equity
Liabilities:
    Deposits (note 6)                                                                  $ 142,436      $ 135,082
    Borrowed funds (note 7)                                                               41,742         32,335
    Accrued expenses (note 9)                                                              1,384          1,346
    Other liabilities                                                                      1,305          1,065
                                                                                       ---------      ---------
        Total liabilities                                                                186,867        169,828
                                                                                       ---------      ---------

Commitments and contingencies (notes 10 and 11)

Stockholders' equity (notes 8, 13 and 14)
    Preferred stock, $.01 par value, 2,000,000 shares authorized, none issued               --             --
    Common stock, $.01 par value, 10,000,000 shares authorized, 2,325,494
      shares issued                                                                           23             23
    Additional paid-in capital                                                            17,473         17,473
    Retained earnings                                                                      8,841          7,017
    Unrealized gain (loss) on securities available for sale, net of taxes (note 3)             8            (13)
    Less: Treasury stock, at cost (483,604 shares)                                        (4,397)        (4,397)
                                                                                       ---------      ---------
        Total stockholders' equity                                                        21,948         20,103
                                                                                       ---------      ---------
        Total liabilities and stockholders' equity                                     $ 208,815      $ 189,931
                                                                                       =========      =========

See accompanying notes to consolidated financial statements.

Consolidated Statements of Earnings (In Thousands, Except Per Share Data)
                                        Home Port Bancorp, Inc. and Subsidiaries

                                                                           Years Ended December 31,
                                                                       1997         1996          1995
                                                                    --------     --------      --------
Interest income:
      Interest on loans (note 4)                                    $ 14,425     $ 12,863      $ 11,356
      Interest on securities                                           1,300        1,343         1,614
      Dividends                                                          169          168           171
      Interest on federal funds sold                                      57           76           101
                                                                    --------     --------      --------
             Total interest income                                    15,951       14,450        13,242
                                                                    --------     --------      --------
Interest expense:
      Interest on depositors' accounts (note 6)                        4,594        4,219         3,692
      Interest on borrowed funds (note 7)                              2,420        2,070         2,295
                                                                    --------     --------      --------
             Total interest expense                                    7,014        6,289         5,987
                                                                    --------     --------      --------
Net interest income                                                    8,937        8,161         7,255
Provision for loan losses (note 4)                                       150           75          --
                                                                    --------     --------      --------
Net interest income after provision for loan losses                    8,787        8,086         7,255
                                                                    --------     --------      --------
Non-interest income:
      Deposit servicing fees                                             425          348           303
      Loan servicing fees (note 4)                                       258          282           229
      Other fees and income                                              215          249           314
      Net gain (loss) from sale of mortgage loans                         87           (6)           24
      Net gain (loss) from securities and other assets (note 3)           22            1           (26)
                                                                    --------     --------      --------
             Total non-interest income                                 1,007          874           844
                                                                    --------     --------      --------
Non-interest expense:
      Salaries and employee benefits (note 9)                          2,551        2,326         1,978
      Building and equipment expenses                                    503          481           380
      Professional fees                                                  227          281           251
      Deposit insurance fees                                              43            9           159
      Other                                                            1,012          897           826
                                                                    --------     --------      --------
             Total non-interest expense                                4,336        3,994         3,594
                                                                    --------     --------      --------

Income before income taxes                                             5,458        4,966         4,505
Provision for income taxes (note 8)                                    2,161        1,931         1,749
                                                                    --------     --------      --------
Net income                                                          $  3,297     $  3,035      $  2,756
                                                                    ========     ========      ========
Earnings per common share                                           $   1.79     $   1.65      $   1.50
                                                                    ========     ========      ========
Weighted number of common shares outstanding                           1,842        1,842         1,842
                                                                    ========     ========      ========

See accompanying notes to consolidated financial statements

Consolidated Statements of Changes in Stockholders' Equity
(In Thousands, Except Per Share Data)
                                        Home Port Bancorp, Inc. and Subsidiaries

                                                                                                     Unrealized
                                                                                                    Gain (Loss) on
                                                             Additional                               Securities       Total
                                                  Common       Paid-in     Retained      Treasury      Available    Stockholders'
                                                  Stock        Capital     Earnings       Stock      For Sale, Net      Equity
                                                 --------     --------     --------      --------      --------       --------

Balance at December 31, 1994 ...............     $     23     $ 17,473     $  5,462      $ (4,397)     $    (37)      $ 18,524
Change in unrealized gain (loss) on
     securities available for sale, net ....           --           --           --            --            46             46
Special dividend declared at $1.00 per share           --           --       (1,842)           --            --         (1,842)
Cash dividends paid at $0.60 per share .....           --           --       (1,105)           --            --         (1,105)
Net income .................................           --           --        2,756            --            --          2,756
                                                 --------     --------     --------      --------      --------       --------
Balance at December 31, 1995 ...............           23       17,473        5,271        (4,397)            9         18,379

Change in unrealized gain (loss) on
     securities available for sale, net ....           --           --           --            --           (22)           (22)
Cash dividends paid at $0.70 per share .....           --           --       (1,289)           --            --         (1,289)
Net income .................................           --           --        3,035            --            --          3,035
                                                 --------     --------     --------      --------      --------       --------
Balance at December 31, 1996 ...............           23       17,473        7,017        (4,397)          (13)        20,103

Change in unrealized gain (loss) on
     securities available for sale, net ....           --           --           --            --            21             21
Cash dividends paid at $0.80 per share .....           --           --       (1,473)           --            --         (1,473)
Net income .................................           --           --        3,297            --            --          3,297
                                                 --------     --------     --------      --------      --------       --------
Balance at December 31, 1997 ...............     $     23     $ 17,473     $  8,841      $ (4,397)     $      8       $ 21,948
                                                 ========     ========     ========      ========      ========       ========

See accompanying notes to consolidated financial statements

Consolidated Statements of Cash Flows (In Thousands)
                                        Home Port Bancorp, Inc. and Subsidiaries

                                                                                   Years Ended December 31,
                                                                               1997          1996          1995
                                                                            --------      --------      --------
Net cash flows from operating activities:
     Net income                                                             $  3,297      $  3,035      $  2,756
     Adjustments to reconcile net income to net cash
        provided by operating activities:
         Net decrease (increase) in accrued income receivable                     53            11          (279)
         Net increase (decrease) in accrued expenses                              52           240          (355)
         Net amortization of securities premiums                                  57            92            49
         Net increase in loans held for sale                                  (2,224)         (265)         (563)
         Amortization of deferred loan origination fees                         (256)         (274)         (318)
         Amortization of deferred premiums on loans sold                           8          --            --
         Depreciation of building and equipment                                  247           217           182
         Net increase in prepaid expenses and other assets                       (48)         (122)          (67)
         Net increase in other liabilities                                       240           472           361
         Deferred income tax expense (benefit)                                   208          (247)          530
         Net (gain) loss on securities and other assets                          (23)           (1)           26
         Net (gain) loss on sale of mortgage loans                               (87)            6           (24)
         Provision for loan losses                                               150            75          --
                                                                            --------      --------      --------
Net cash provided by operating activities                                      1,674         3,239         2,298
                                                                            --------      --------      --------

Cash flows from investing activities
     Purchases of securities held to maturity                                 (8,379)         --          (1,214)
     Purchases of securities available for sale                               (3,977)       (4,746)       (3,758)
     Proceeds from sales of securities available for sale                      2,280           250         1,949
     Proceeds from maturities/calls of securities                              8,707         6,480         5,290
     Principal payments on mortgage-backed securities                          1,232         1,168         1,503
     Net increase in loans                                                   (21,202)      (21,747)      (10,367)
     Capital expenditures                                                       (276)         (395)         (506)
     Proceeds from the sales of other real estate owned                           61          --             386
     Purchase of Federal Home Loan Bank of Boston stock                         (121)         --            (607)
                                                                            --------      --------      --------
Net cash used for investing activities                                       (21,675)      (18,990)       (7,324)
                                                                            --------      --------      --------
Cash flows from financing activities:
     Net increase in deposits                                                  7,354        20,725         9,971
     Federal Home Bank advances                                               22,000        13,000         5,900
     Federal Home Loan Bank repayments                                       (14,970)      (13,502)       (3,670)
     Net (decrease) increase in short term borrowings                          2,377          --          (2,500)
     Cash dividends paid                                                      (1,473)       (1,289)       (7,552)
                                                                            --------      --------      --------
Net cash provided by financing activities                                     15,288        18,934         2,149
                                                                            --------      --------      --------
Net (decrease) increase in cash and cash equivalents                          (4,713)        3,183        (2,877)
Cash and cash equivalents at beginning of year                                 9,819         6,636         9,513
                                                                            --------      --------      --------
Cash and cash equivalents at end of year                                    $  5,106      $  9,819      $  6,636
                                                                            ========      ========      ========

Supplemental disclosures of cash flow information:
     Cash paid during the year for:
         Interest                                                           $  6,983      $  6,289      $  5,968
         Income taxes                                                          2,052         1,960         1,587
     Loans foreclosed and transferred to other real estate owned                --              61           350
     Securities transferred from held to maturity to available for sale         --            --           4,189
     Dividends declared                                                        1,473         1,289         2,947


See accompanying notes to consolidated financial statements

Notes to Consolidated Financial Statements
                                        Home Port Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
(1)  Summary of Significant Accounting Policies

(a)  Business

     Home Port Bancorp, Inc. (the "Company") is a one-bank holding company which holds all of the issued and outstanding shares of common stock of Nantucket Bank (the "Bank"), a state chartered savings bank located on the island of Nantucket, Massachusetts. The Bank provides a full range of banking services to individual and corporate customers in Nantucket and is subject to competition from other financial institutions. The Bank is subject to the regulations of, and periodic examinations by, the Federal Deposit Insurance Corporation ("FDIC") and the Massachusetts Division of Banks. The Company is subject to the regulations of, and periodic examinations by, the Federal Reserve Bank. The Bank's deposits are insured by the Bank Insurance Fund of the FDIC up to $100,000 per account and the Depositors Insurance Fund for deposits in excess of $100,000.

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

     Material estimate that is particularly susceptible to change relates to the determination of the allowance for loan losses.

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

     Securities that are held for indefinite periods of time and not intended to be held to maturity and marketable equity securities are classified as available for sale and are reported at aggregate market value with unrealized gains or losses excluded from earnings and reported as a separate component of stockholders' equity, net of income taxes.

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

     If a security suffers a loss in value which is considered other than temporary, the cost basis of the security is written down to fair value by a charge to earnings.

(e)  Loans

     Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance, adjusted for any charge-offs, the allowance for loan losses and deferred fees or costs on originated loans.

     Loans are placed on non-accrual status and are considered non-performing either when doubt exists as to the full and timely collection of interest or principal or when a loan becomes contractually past due 90 days with respect to interest or principal and the collateral value is not sufficient to insure the payment in full of principal and interest. When interest accrual is discontinued all unpaid accrued interest is reversed. Interest accruals are resumed on such loans when they are brought current with respect to interest and principal and when, in the

Notes to Consolidated Financial Statements
                                        Home Port Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
judgment of management, the loans are estimated to be fully collectible as to both principal and interest. Interest income on non-accrual loans is recorded on a cash basis.

     The Bank accounts for impaired loans, except loans accounted for at fair value or at the lower cost or fair value, at the present value of the expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent. Impaired loans include commercial, commercial real estate and individually significant mortgage or consumer loans for which it is probable the Bank will not collect all amounts due according to the terms of the loan agreement. Impairment on troubled debt restructurings is measured using the premodification rate of interest.

     Loan origination fees, net of certain direct loan origination costs, are considered yield adjustments and amortized into interest income over the loan term by use of the interest method. When loans are sold in the secondary market, the remaining balance of the amount deferred is included in gain (loss) on sale of loans.

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

(g)  Allowance for Loan Losses

     The allowance for loan losses is available for future credit losses inherent in the portfolio. The allowance is increased by provisions charged to operations and recoveries of prior losses, and decreased by realized losses. Management's periodic evaluation of the adequacy of the allowance for loan losses is based on known and inherent risks in the portfolio, past loan loss experience and loan delinquency trends, adverse situations that may affect the borrower's ability to repay, the estimated value of collateral securing loans in the portfolio and current economic conditions.

     While management uses currently available information in establishing the allowance, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different from those of management.

 (h)  Other Real Estate Owned

     Real estate assets acquired through, or in lieu of, loan foreclosure are presumed to be held for sale and are initially recorded at the lower of the carrying value of the loan or the fair value of the asset acquired minus estimated costs to sell. If the fair value of the asset minus the estimated cost to sell is less than the carrying value, the deficiency is recognized as a loan charge-off. Subsequent increases in fair value minus selling costs reduce the valuation allowance but not below zero. Increases or decreases in the valuation allowance are charged or credited to gain/loss on other real estate owned. Costs relating to holding the property are charged to expense. Gains upon disposition are reflected in the statements of operations as realized. Realized losses are charged to the valuation allowance.

(i)  Land, Building, and Equipment

     Land is stated at cost. Building and equipment are stated at cost, less allowances for depreciation computed on the straight-line method over the estimated useful lives of the respective assets. The cost of maintenance and repairs is charged to income as incurred.

Notes to Consolidated Financial Statements
                                        Home Port Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
(j)  Income Taxes

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

(l)  Earnings per Share

     Earnings per common share are based upon the average number of common shares outstanding. There are no dilutive securities.

(m)  Reclassification

     Certain amounts in the 1996 and 1995 financial statements have been reclassified to conform to the 1997 presentation without effect on stockholders' equity or net income.

(2)  Securities Held to Maturity
(in thousands)

The amortized cost, contractual maturity and market value of securities held to maturity are as follows:

                                                                          December 31,
                                                          -------------------------------------------
                                                                 1997                     1996
                                                          -------------------     -------------------
                                                                       Market                  Market
                                                            Cost        Value       Cost        Value
                                                          -------     -------     -------     -------
United States Government and agency obligations:
       Maturing within one year                           $ 2,248     $ 2,243     $   341     $   341
       Maturing after one year but within five years        2,000       2,010       2,000       1,985
       Maturing after five years but within ten years       1,000       1,000          --          --
                                                          -------     -------     -------     -------
                                                            5,248       5,253       2,341       2,326
                                                          -------     -------     -------     -------
Mortgage-backed securities:
       Maturing after one year but within five years
            FNMA                                            5,568       5,523       6,299       6,189
            FHLMC                                             981         980       1,034       1,033
       Maturing after ten years
            FHLMC                                             522         527          --          --
            GNMA                                              129         129         153         151
                                                          -------     -------     -------     -------
                                                            7,200       7,159       7,486       7,373
                                                          -------     -------     -------     -------
State and Municipal obligations:
       Maturing within one year                               180         180         381         381
       Maturing after one year but within five years          638         642         184         183
       Maturing after five years but within ten years       1,314       1,326          --          --
                                                          -------     -------     -------     -------
                                                            2,132       2,148         565         564
                                                          -------     -------     -------     -------
Other bonds and notes:
       Maturing within one year                               854         849       3,409       3,409
       Maturing after one year but within five years        1,227       1,246         862         854
                                                          -------     -------     -------     -------
                                                            2,081       2,095       4,271       4,263
                                                          -------     -------     -------     -------
Total securities held to maturity                         $16,661     $16,655     $14,663     $14,526
                                                          =======     =======     =======     =======


Included in United States Government and agency obligations at December 31, 1997 are securities with an amortized cost of $3.3 million which can be called at a date or dates prior to their contractual maturity.

Notes to Consolidated Financial Statements
                                        Home Port Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
The gross unrealized gains (losses) on securities held to maturity are as follows:

                                                                                         December 31,
                                                                ----------------------------------------------------------
                                                                           1997                           1996
                                                                Unrealized      Unrealized      Unrealized      Unrealized
                                                                  Gains           Losses           Gains          Losses
                                                                  -----           ------           -----          ------
United States Government and agency obligations                    $ 10          $  (5)            $  -          $  (15)
Mortgage-backed securities                                           13            (54)               5            (118)
State and municipal obligations                                      16              -                -              (1)
Other bonds and notes                                                18             (4)               3             (11)
                                                                   ----          -----             ----           -----
       Total                                                       $ 57          $ (63)            $  8          $ (145)

Investment securities with an amortized cost of $750 thousand and fair value of $748 thousand at December 31, 1997 were pledged as collateral for depositors and certain borrowings.

(3)  Securities Available for Sale
 (in thousands)

  The cost, contractual maturity and market value of securities available for sale are as follows:

                                                                    December 31,
                                                      ---------------------------------------
                                                            1997                 1996
                                                      ------------------    -----------------
                                                                  Market               Market
                                                       Cost       Value      Cost      Value
                                                      ------     ------     ------     ------
United States Government and agency obligations:
  Maturing within one year                            $  750     $  748     $   --     $   --
  Maturing after one year but within five years        3,698      3,709      5,200      5,168
  Maturing after five years but within ten years         250        248        500        495
                                                      ------     ------     ------     ------
                                                       4,698      4,705      5,700      5,663
                                                      ------     ------     ------     ------

Real Estate Mortgage Investment Conduits (REMICs)
  Maturing after one year but within five years
       FNMA                                              966        968       --         --
                                                      ------     ------     ------     ------
                                                         966        968       --         --
                                                      ------     ------     ------     ------
State and Municipal obligations:
  Maturing within one year                               151        151        504        510
  Maturing after one year but within five years          141        142        294        294
                                                      ------     ------     ------     ------
                                                         292        293        798        804
                                                      ------     ------     ------     ------
Other bonds and notes:
  Maturing within one year                               250        249      1,244      1,253
  Maturing after one year but within five years           --         --        250        248
                                                      ------     ------     ------     ------
                                                         250        249      1,494      1,501
                                                      ------     ------     ------     ------
Marketable equity securities                              12         16        112        114
                                                      ------     ------     ------     ------
                                                      $6,218     $6,231     $8,104     $8,082
                                                      ======     ======     ======     ======


Included in United States Government and agency obligations at December 31, 1997 are securities with a cost of $3.5 million, which can be called at a date or dates prior to their contractual maturity.

Notes to Consolidated Financial Statements
                                        Home Port Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
The gross unrealized gains (losses) on securities available for sale are as follows:

                                                                          December 31,
                                                     -----------------------------------------------------
                                                               1997                         1996
                                                     ------------------------     ------------------------
                                                     Unrealized    Unrealized     Unrealized    Unrealized
                                                       Gains         Losses         Gains         Losses
                                                       -----         ------         -----         ------
  United States Government and agency obligations       $21           $(14)           $17          $(54)
  REMICs                                                  4             (2)             -             -
  State and municipal obligations                         1              -              6             -
  Other bonds and notes                                   -             (1)             9            (2)
  Marketable equity securities                            4              -              2             -
                                                        ---           ----            ---          ----
       Total                                            $30           $(17)           $34          $(56)
                                                        ===           ====            ===          ====

Realized gains and losses on securities and other assets, are as follows:

                                                                              Year Ended December 31,
                                                      ---------------------------------------------------------------------
                                                               1997                     1996                    1995
                                                      --------------------     --------------------     -------------------
                                                      Realized    Realized     Realized    Realized     Realized   Realized
                                                        Gains      Losses        Gains      Losses        Gains     Losses
                                                        -----      ------        -----      ------        -----     ------

U. S. Government and agency obligations                  $ -       $(14)           $1         $ -          $ -       $(12)
Other bonds and notes                                      4           -            -           -            8         (1)
Marketable equity securities                              41           -            -           -            -          -
Other assets                                               -         (9)            -           -            -        (21)
                                                         ---       ----            --         ---           --       ----
Total                                                    $45       $(23)           $1          $-           $8       $(34)
                                                         ===       ====            ==          =            ==       ====

 (4)  Loans, Net
(in thousands)

Loans are summarized as follows:

                                                              December 31,
                                                      -------------------------
                                                        1997             1996
                                                      ---------       ---------
Mortgage loans:
       Residential
           Fixed                                         22,345       $  18,407
           Adjustable                                    71,992          61,316
       Residential construction                          21,827          21,100
       Commercial                                        36,188          33,891
       Commercial construction                            4,535           5,960
                                                      ---------       ---------
             Total principal balances                   156,887         140,674
          Due to borrowers on uncompleted loans:
           Residential                                   (4,719)         (6,743)
           Commercial                                    (1,845)         (3,342)
       Deferred loan origination fees                      (474)           (517)
                                                      ---------       ---------
                   Total mortgage loans                 149,849         130,072
                                                      ---------       ---------

Other loans:
       Commercial                                        10,425           8,534
       Second mortgage                                    1,712           1,987
       Home equity                                        1,975           1,542
       Passbook and stock secured                           817             960
       Consumer                                           1,564           1,695
                                                      ---------       ---------
             Total other loans                           16,493          14,718
                                                      ---------       ---------
       Less:  Allowance for loan losses                  (2,609)         (2,365)
                                                      ---------       ---------
             Loans, net                               $ 163,733       $ 142,425
                                                      =========       =========


Notes to Consolidated Financial Statements
                                        Home Port Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
     The Bank's lending activities are conducted solely in Nantucket. The Bank grants single family and multi-family residential loans, commercial loans and a variety of consumer loans. In addition, the Bank grants loans for construction of residential homes, multi-family properties, commercial real estate properties and for land development. Most loans granted by the Bank are collateralized by real estate. The ability and willingness of the single family residential and consumer borrowers to honor their repayment commitments is generally impacted by the level of overall economic activity within the borrower's geographic area and real estate values. The ability and willingness of commercial real estate, commercial and construction loan borrowers to honor their repayment commitments is generally impacted by the health of the real estate economic sector in the borrower's geographic areas and the general economy.

     Loans serviced for other investors amounted to $65.1 million, $70.7 million and $64.3 million at December 31, 1997, 1996 and 1995, respectively. Service fees earned on these loans amounted to $258, $282 and $229, respectively, in 1997, 1996 and 1995.

     Non-performing loans are summarized as follows:

                                                                December 31,
                                                    ---------------------------------
                                                      1997          1996         1995
                                                    ---------------------------------
Loans accounted for on a non-accrual basis          $    -         $  10      $    -
Accruing loans 90 days or more past due                 10           433           -
Restructured loans                                       -             -           -

     The reduction in interest income associated with non-performing loans was not significant.

     Transactions in the allowance for loan losses are summarized as follows:

                                                                           Years Ended December 31,
                                                                     -----------------------------------
                                                                       1997          1996          1995
                                                                     -----------------------------------
Balance at beginning of year                                         $ 2,365       $ 2,249       $ 2,154
       Provision for loan losses                                         150            75          --
       Recoveries on loans previously charged off                        204           179           115
       Realized losses charged to allowance                             (110)         (138)          (20)
                                                                     -------       -------       -------
Balance at end of year                                               $ 2,609       $ 2,365       $ 2,249
                                                                     =======       =======       =======

Allocated as follows:
       Residential mortgage loans                                    $   544       $   524       $   532
       Commercial mortgage loans                                       1,320         1,222         1,145
       Commercial loans                                                  160           184           156
       All other loans                                                   225           225           281
       Unallocated                                                       360           210           135
                                                                     -------       -------       -------
            Total                                                    $ 2,609       $ 2,365       $ 2,249
                                                                     =======       =======       =======

Realized losses charged to the allowance by type are as follows
       Residential mortgage loans                                    $  --         $    19       $  --
       Commercial mortgage loans                                        --            --               7
       Commercial loans                                                   91            31          --
       All other loans                                                    19            88            13
                                                                     -------       -------       -------
            Total                                                    $   110       $   138       $    20
                                                                     =======       =======       =======

Notes to Consolidated Financial Statements
                                        Home Port Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
     In the ordinary course of business, the Bank makes loans to directors and executive officers, including their immediate families and companies with which they are affiliated. Such loans which are substantially on the same terms, including interest rate and collateral, as those prevailing at the time of origination for comparable transactions with other borrowers, did not involve more than the normal risk of collectibility or present other unfavorable features.

     Set forth below is an analysis of such loans made to Directors and Officers of the Bank as well as their related business entities who were indebted to the Bank at any time during the years ended December 31, 1997 and 1996:

                                                1997         1996
                                              ------       ------
Balance at beginning of year                  $1,468       $  826
   Additions                                   1,245          971
   Deductions                                   (549)        (329)
                                              ------       ------
Balance at end of year                        $2,164       $1,468
                                              ======       ======

(5) Land, Building and Equipment, Net (in thousands)

Land, building, and equipment are summarized as follows:

                                                 December 31,
                                            ----------------------
                                              1997           1996
                                            --------      --------
Land                                        $    304      $    304
Buildings                                        571           571
Furniture and equipment                        1,778         1,816
                                            --------      --------
                                               2,653         2,691
Less:  Accumulated depreciation               (1,202)       (1,269)
                                            --------      --------
                                            $  1,451      $  1,422
                                            ========      ========

Notes to Consolidated Financial Statements
                                        Home Port Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
(6)  Deposits
(dollars in thousands)

Deposits are summarized as follows:

                                                                       December 31,
                                                ----------------------------------------------------
                                                           1997                     1996
                                                -------------------------     ----------------------
                                                                 Weighted                   Weighted
                                                                  Average                    Average
                                                   Amount           Rate        Amount         Rate
                                                   --------         -----      --------        -----
Demand (non-interest bearing)                      $ 11,226          -  %      $  9,955         -  %
Savings:
     NOW                                             28,072         1.28%        31,223        1.32%
     Regular and 90-day notice accounts              15,090         2.76%        13,779        2.78%
     Money market deposit accounts                   26,766         3.68%        22,672        3.23%
     Advance payments from mortgagors                   236         1.00%           131         .65%
                                                   --------         -----      --------        -----
         Total savings                               70,164         2.51%        67,805        2.25%
                                                   --------         -----      --------        -----
Time certificates of deposit                         61,046         5.24%        57,322        5.12%
                                                   --------         -----      --------        -----
         Total deposits                            $142,436         3.75%      $135,082        3.30%
                                                   ========         ====       ========        ====


Included in time certificates are brokered certificates of deposit, amounting to $2.5 million and $3.3 million at December 31, 1997 and 1996, respectively.

Notes to Consolidated Financial Statements
                                        Home Port Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
     Certificates of deposit are summarized by contractual maturity date at December 31, 1997 as follows:

                                          Under           Over
                                        $100,000        $100,000          Total
                                        --------        --------          -----
Within one year                          $20,207         $28,008         $48,215
From one to three years                    8,563           3,168          11,731
 From three to five years                    976             124           1,100
                                         -------         -------         -------
    Total                                $29,746         $31,300         $61,046
                                         =======         =======         =======

     Interest on deposits, classified by type, is as follows:

                                                                                   Year Ended December 31,
                                                                              -------------------------------
                                                                                 1997         1996       1995
                                                                               ------       ------     ------
      Regular, NOW, 90 day notice and advance payments from mortgagors         $  739       $  703     $  691
      Money market deposits                                                       891          698        572
      Time certificates of deposit                                              2,964        2,818      2,429
                                                                               ------       ------     ------
          Total                                                                $4,594       $4,219     $3,692
                                                                               ======       ======     ======


 (7)  Borrowed Funds
(dollars in thousands)

Borrowed funds are summarized as follows:

                                                                                   December 31,
                                                               ------------------------------------------------
                                                                       1997                      1996
                                                               ---------------------     ----------------------
                                                                            Weighted                  Weighted
                                                                             Average                   Average
                                                               Amount         Rate        Amount        Rate
                                                               ------         ----        ------        ----
Secured advances from Federal Home Loan Bank of Boston
     Due within one year                                       $16,494        6.22%      $17,400        5.80%
     Due from one to three years                                18,725        6.35%        8,681        5.99%
     Due from three to five years                                6,523        6.21%        6,254        6.70%
                                                               -------        ----       -------        ----
         Total borrowings                                      $41,742        6.28%      $32,335        6.05%
                                                               =======        ====       =======        ====

     Borrowings from the Federal Home Loan Bank of Boston ("FHLB") are secured by the Bank's stock in the FHLB of Boston and a blanket lien on certain "qualified collateral" defined principally as 90% of the market value of U.S.
Government and federal agency obligations and 75% of the carrying value of certain residential mortgage loans. Unused borrowings with the FHLB at December 31, 1997 were $52.7 million.

     As a member of the FHLB, the Bank is required to invest in the common stock of the FHLB in the amount of one percent of its outstanding loans secured by residential housing, or three tenths of one percent of total assets, or five percent of its outstanding advances from the FHLB, whichever is highest. As and when such stock is redeemed, the Bank would receive from the FHLB an amount equal to the par value of the stock. As of December 31, 1997 the Bank's FHLB stock holdings were $2.4 million. The Bank's investment in FHLB stock is recorded at cost.

Notes to Consolidated Financial Statements
                                        Home Port Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
(8)  Income Taxes
(dollars in thousands)

   Total income tax expense was allocated as follows:

                                                     Years Ended December 31,
                                              ---------------------------------
                                                  1997         1996        1995
   Current tax expense:     Federal           $  1,432     $  1,567      $  914
       State                                       507          612         305
                                              --------     --------      ------
                                                 1,939        2,179       1,219
                                              --------     --------      ------

   Deferred tax expense (benefit)
       Federal                                     189        (139)         428
       State                                        63         (55)         170
       Change in valuation allowance              (30)         (54)        (68)
                                              --------     --------      ------
                                                   222        (248)         530
                                              --------     --------      ------
           Total income tax expense           $  2,161     $  1,931      $1,749
                                              ========     ========      ======


     The effective Federal income tax rates differ from the statutory rates as indicated below:

                                                                    Years Ended December 31,
                                                                 -----------------------------
                                                                 1997         1996        1995
                                                                 ----         ----        ----
   Statutory rate                                                 34%          34%         34%
   Increase (decrease) resulting from:
       State income taxes (net of Federal tax benefit)             7            7           7
       Change in valuation allowance and other                    (1)          (2)         (2)
                                                                  --           --          --
   Effective rate                                                 40%          39%         39%
                                                                  ==           ==          ==

     The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are presented below:

                                                                  December 31,
                                                              -----------------
                                                              1997        1996
                                                              -----       -----
Deferred tax assets
     Deferred compensation expense                            $ 205       $ 211
     Allowance for loan losses                                  539         354
     Accrued retirement expenses                                109         106
     Capital loss carry forward                                  35          65
     Accrued bonus                                               46          46
     Unrealized loss on securities available for sale            --           9
                                                              -----       -----
         Total gross deferred tax asset                         934         791
     Less: valuation allowance                                  (35)        (65)
                                                              -----       -----
                                                                899         726
Deferred tax liabilities
     Deferred loan origination fees                             649         271
     Deferred premium on loans                                   25          --
     Depreciation of buildings and equipment                    109         108
     Unrealized gain on securities available for sale             5          --
                                                              -----       -----
         Total gross deferred tax liabilities                   788         379
                                                              -----       -----
                        Net deferred tax asset                $ 111       $ 347
                                                              =====       =====

     Realization of the Company's deferred tax asset is supported by its tax history. Management believes the existing net deductible temporary differences that give rise to the net deferred income tax asset will reverse in periods the Company generates net taxable income.

Notes to Consolidated Financial Statements
                                        Home Port Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
     The Company and its subsidiaries on a consolidated basis are subject to Federal income tax. The Bank is subject to a Massachusetts income tax at a rate of 11.32%. The Bank's subsidiary is an investment company that has been classified a securities corporation under the provisions of the General Laws of Massachusetts and, as such, is subject to state tax at a rate of 1.32% of gross receipts. The Company is a bank holding company that has been classified as a securities corporation under the provisions of the General Laws of Massachusetts and, as such, is subject to a state tax at a rate of 0.33% of gross receipts. Tax expense has been increased to reflect the adjustment to the deferred tax asset for the tax impact of the Massachusetts tax rate reduction enacted as part of the Bank Tax Reform Law signed by the Governor of Massachusetts on July 27, 1995.

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

(9)  Employee Benefits
(dollars in thousands)

Pension Plan

     The Bank provides pension benefits for its employees through membership in the Savings Bank Employee Retirement Association, a noncontributory, defined benefit plan. Bank employees become eligible after attaining age 21 and one year of service. The Plan provides for benefits to be paid to eligible employees at retirement based primarily upon their years of service with the Bank and compensation levels near retirement. The Company's policy is to make the maximum tax deductible contributions to the plan.

     The following table sets forth the Plan's funded status and amounts recognized in the Company's consolidated financial statements for the plan years ended October 31, 1997 and 1996:

                                                                            1997          1996
                                                                         ----------     --------
Accumulated benefit obligation                                           $    1,024     $    860
Additional benefits related to future compensation levels                       633          489
                                                                         ----------     --------
Projected benefit obligation for service rendered to date                     1,657        1,349
Plan assets at fair value, invested primarily in bonds and equities           1,454        1,186
                                                                         ----------     --------
Plan assets below projected benefit obligations                          $     (203)    $   (163)
                                                                         ==========     ========

    Assumptions used in determining the actuarial present value of the projected benefit obligation were as follows:

                                                     1997          1996
                                                     ----          ----
Discount rate                                        7.25%         7.50%
Rate of increase in compensation levels              6.00%         6.00%


Notes to Consolidated Financial Statements
                                        Home Port Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
    Certain changes in the items shown are not recognized as they occur, but are amortized systematically over subsequent periods. Unrecognized amounts to be amortized and the amounts included in the consolidated balance sheets are shown below:

                                                              1997         1996
                                                            ------       ------
Unrecognized transaction asset                              $   23       $   24
Unrecognized net loss                                           35           68
Accrued pension cost                                          (261)        (255)
                                                            ------       ------
Plan assets below projected benefit obligations             $ (203)      $ (163)
                                                            ======       ======

    The assumptions used and the components of net pension expense for the Plan for the years ended October 31 include the following:

                                                    1997       1996       1995
                                                    -----     ------      -----
Assumptions Used:
Discount rate                                        7.25%      7.50%      7.00%
Expected long-term rate of return on assets          8.00%      8.00%      8.00%
Rate of increase in compensation levels              6.00%      6.00%      6.00%

Net Pension Expense Includes the Following
  Expense (Income) Component:
Service cost benefits earned during the period      $  83     $  109      $  83
Interest cost on projected benefit obligation         101         92         79
Actual return on Plan assets                         (179)      (147)      (135)
Net amortization and deferral                          80         73         79
                                                    -----     ------      -----
  Pension expense                                   $  85     $  127      $ 106
                                                    =====     ======      =====

Deferred Compensation Agreements

     The Company has entered into deferred compensation agreements with an officer and a former officer, and has purchased life insurance policies to cover the unfunded liability of the deferred compensation agreements. The expense related to these agreements was $48 thousand in 1997 and $55 thousand in 1996.

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

Notes to Consolidated Financial Statements
                                        Home Port Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
     Financial instruments whose contract amounts represent credit risk are as follows:

                                                                     Contract or Notional Amount
                                                                     ---------------------------
                                                                              December 31,
                                                                     ---------------------------
                                                                       1997               1996
                                                                     ---------          --------
Commitments to originate mortgage and commercial loans                 $ 9,369          $ 8,184
Unused lines of credit                                                   9,231            8,287
Standby letters of credit                                                  487              446
Unadvanced portions of construction loans                                6,567           10,085

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

Notes to Consolidated Financial Statements
                                        Home Port Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Accrued Income Receivable

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

     The carrying amounts and fair values of the Company's financial instruments consisted of the following at December 31, 1997 and 1996:

                                                        1997                      1996
                                             --------------------------------------------------
                                             Carrying         Fair      Carrying         Fair
                                               Amount         Value       Amount         Value
                                             --------      --------      --------      --------
Cash and cash equivalents                    $  5,106      $  5,106      $  9,819      $  9,819
Securities:
    Available for sale                          6,231         6,231         8,082         8,082
    Held to maturity                           16,661        16,655        14,663        14,526
Loans, net of allowance for loan losses       174,902       175,546       151,291       150,597
Federal Home Loan Bank stock                    2,442         2,442         2,321         2,321
Accrued income receivable                       1,040         1,040         1,093         1,093

Deposits:
    Demand                                     11,226        11,226         9,955         9,955
    NOW                                        28,072        28,072        31,223        31,223
    Regular savings                            15,090        15,090        13,779        13,779
    Advance payments from mortgagors              236           236           131           131
    Money market                               26,766        26,766        22,672        22,672
    Certificates of Deposit                    61,046        61,167        57,322        57,412
Borrowed Funds                                 41,742        41,904        32,335        32,451


 (13)  Capital Requirements
(dollars in thousands)

     The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Notes to Consolidated Financial Statements
                                        Home Port Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 1997, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes would cause a change in the Bank's categorization.

     The Company's and the Bank's actual capital amounts and ratios are presented in the following table.

                                                                                                         To Be Well Capitalized
                                                                              For Capital Adequacy       Under Prompt Corrective
                                                         Actual                      Purposes                Action Provisions
                                                  Amount       Ratio           Amount         Ratio          Amount       Ratio
                                                  ------       -----           ------         -----          ------       -----
                                                                                    (at least)                   (at least)
As of December 31, 1997:
Total Capital (to Risk Weighted
Assets)
   Bank                                           $21,606       17.8%         $10,168           8.0%         $12,710      10.0%
   Company                                        $23,536       18.6%         $10,130           8.0%         $12,663      10.0%
Tier I Capital (to Risk Weighted Assets)
   Bank                                           $21,005       16.5%          $5,084           4.0%          $7,626       6.0%
   Company                                        $21,940       17.3%          $5,065           4.0%          $7,598       6.0%
Total Capital (to Average Assets)
   Bank                                           $22,606       10.9%          $8,266           4.0%         $10,332       5.0%
   Company                                        $23,536       11.4%          $8,285           4.0%         $10,357       5.0%

As of December 31, 1996:
Total Capital (to Risk Weighted Assets)
   Bank                                           $20,725       18.0%          $9,218           8.0%         $11,522      10.0%
   Company                                        $21,569       18.7%          $9,231           8.0%         $11,539      10.0%
Tier I Capital (to Risk Weighted Assets)
   Bank                                           $19,273       16.7%          $4,609           4.0%          $6,913       6.0%
   Company                                        $20,116       17.4%          $4,609           4.0%          $6,923       6.0%
Total Capital (to Average Assets)
   Bank                                           $20,725       11.1%          $7,436           4.0%          $9,295       5.0%
   Company                                        $21,569       11.6%          $7,436           4.0%          $9,295       5.0%

                                       30

Notes to Consolidated Financial Statements
                                        Home Port Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
(14) Parent Company Financial Statements (dollars in thousands, except per share information)

     The investment in Nantucket Bank by Home Port Bancorp, Inc. is presented below on the equity method of accounting. The separate financial statements of Home Port Bancorp, Inc. are as follows:

                                     Balance Sheets                                    December 31,
                                     --------------                                    ------------
                                                                                   1997            1996
                                                                                 -------         -------
Assets
Cash and due from banks                                                          $   158         $    69
Investment in Nantucket Bank                                                      21,013          19,260
Due from Nantucket Bank                                                              794             621
Income taxes receivable                                                                -             146
Other assets                                                                          22              19
                                                                                 -------         -------
         Total assets                                                            $21,987         $20,115
                                                                                 =======         =======
Liabilities
Due to Nantucket bank                                                            $     -         $     -
Other liabilities                                                                     39              12
                                                                                 -------         -------
         Total liabilities                                                            39              12
Stockholders' Equity
Preferred stock, $.01 par value, 2,000,000 shares authorized, none issued              -               -
Common stock, $.01 par value, 10,000,000 shares authorized,
     2,325,494 shares issued                                                          23              23
Additional paid-in capital                                                        17,473          17,473
Retained earnings                                                                  8,841           7,017
Unrealized gain (loss) on securities available for sale, net of taxes                  8            (13)
Less:    Treasury stock, at cost (483,604 shares)                                 (4,397)        (4,397)
                                                                                 -------         -------
         Total stockholders' equity                                               21,948          20,103
                                                                                 -------         -------
         Total liabilities and stockholders' equity                              $21,987         $20,115
                                                                                 =======         =======

                                   Statements of Earnings                       Years Ended December 31,
                                   ----------------------                       ------------------------
                                                                            1997           1996          1995
                                                                           ------         ------        ------
Income:
    Dividends from Nantucket Bank                                          $1,800         $1,600        $1,000
    Interest on cash equivalents and securities                                13             17           108
                                                                           ------         ------        ------
         Total income                                                       1,813          1,617         1,108
Expenses:
    Loss on securities                                                          -              -            19
    Operating expenses                                                        389            353           336
                                                                           ------         ------        ------
         Total expenses                                                       389            353           355
                                                                           ------         ------        ------

Income before income taxes and equity in undistributed net
    Income of Nantucket Bank                                                1,424          1,264           753
Income tax benefit                                                           (142)          (134)          (84)
                                                                           ------         ------        ------
Income before equity in undistributed net income of Nantucket Bank          1,566          1,398           837
Equity in undistributed net income of Nantucket Bank                        1,731          1,637         1,919
                                                                           ------         ------        ------
         Net income                                                        $3,297         $3,035        $2,756
                                                                           ======         ======        ======


Notes to Consolidated Financial Statements
                                        Home Port Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
     The parent company only statements of changes in stockholders' equity are identical to the consolidated statements of changes in stockholders' equity and, therefore, are not presented here.

                                  Statements of Cash Flows                                   Years Ended December 31,
                                  ------------------------                                   ------------------------
                                                                                        1997          1996          1995
                                                                                      -------       -------       -------
Net cash flow from operating activities:
    Net income                                                                        $ 3,297       $ 3,035       $ 2,756
    Adjustments to reconcile net income to net cash provided by operating activities:
         Equity in undistributed net income of Nantucket Bank                          (1,731)       (1,637)       (1,919)
         Net increase (decrease) in accrued expenses and other liabilities                 27           (27)           20
         Net accretion on securities                                                       --            --            (7)
         Net (increase) decrease in prepaid expenses and other assets                      (4)            6            13
         Net decrease (increase) in refundable income taxes                               146          (146)            9
         Net loss on sales of securities                                                   --            --             5
         Other, net                                                                        --            --            12
                                                                                      -------       -------       -------
Net cash provided by operating activities                                               1,735         1,231           889
                                                                                      -------       -------       -------

Net cash flows from (used in) investing activities:
    Proceeds from sale of securities available for sale                                    --            --         2,242
    Net (increase) decrease in due from Nantucket Bank                                   (173)         (636)          632
                                                                                      -------       -------       -------
Net cash (used in) provided by investing activities                                      (173)         (636)        2,874
                                                                                      -------       -------       -------

Net cash flows from financing activities:
    Cash dividends paid                                                                (1,473)       (1,289)       (7,552)
                                                                                      -------       -------       -------
Net cash used for financing activities                                                 (1,473)       (1,289)       (7,552)
                                                                                      -------       -------       -------
Net increase (decrease) in cash and cash equivalents                                       89          (694)       (3,789)
Cash and cash equivalents at beginning of year                                             69           763         4,552
                                                                                      -------       -------       -------
Cash and cash equivalents at end of year                                              $   158       $    69       $   763
                                                                                      =======       =======       =======
Supplemental disclosure of cash flow information:
    Cash paid during the year for income taxes:                                       $     1       $    --       $   159

Independent Auditors' Report            Home Port Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------

The Board of Directors and Stockholders
Home Port Bancorp, Inc.:

     We have audited the accompanying consolidated balance sheets of Home Port Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statement based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Home Port Bancorp, Inc. and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.





/s/ KPMG Peat Marwick LLP
-------------------------
KPMG Peat Marwick LLP
Boston, Massachusetts
February 5, 1998

Directors and Officers                  Home Port Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------

                             Home Port Bancorp, Inc.
                                    Directors

Karl L. Meyer *
   Chairman of the Board, President and CEO of Home Port Bancorp, Inc.

Charles F. DiGiovanna
   President of Continental Plastic, Inc.

William P. Hourihan, Jr.
   Senior Vice President of Home Port Bancorp, Inc.
   and President of Nantucket Bank

Charles H. Jones, Jr.
   Managing Partner of Edge Partners, L.P.

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

William P. Hourihan, Jr.
   Senior Vice President

Robert J. McKay
   Secretary

Daniel P. Neath
   Vice President

John M. Sweeney
   Treasurer & Chief Financial Officer


* Members of Executive Committee

                           Nantucket Bank
                             Directors

   Philip W. Read
      President of Jared Coffin House, Inc.
      Chairman of the Board of Nantucket Bank

   John S. Conway (deceased)
      Legislative Liaison for the House of Representatives of the Commonwealth of Massachusetts

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

   Lucile W. Hays
      Former business owner and Director and Past
       President of the Nantucket Boys and Girls Club

   William P. Hourihan, Jr.
      President of Nantucket Bank

   Malcolm F. Soverino
      Port Agent - Steamship Authority  (Retired)
      Secretary and Clerk of Nantucket Bank

   J. Barry Thurston
      Owner, Barry Thurston's Inc.

   Marsha Kotalac
      Owner, Nantucket Sports Locker

   H. Flint Ranney
       Owner, Denby Real Estate, Inc.

                                 Nantucket Bank
                                    Officers

William P. Hourihan, Jr.
  President and Chief Executive Officer

Daniel P. Neath
  Senior Vice President and Chief Operations Officer

Johm M. Sweeney
  Senior Vice President & Chief Financial Officer

Levin L. (Quint) Waters
  Senior Vice President and Senior Lending Officer

Julie L. Bell
  Vice President

Donald G. Mitchell
  Vice President

Rebecca M. Bartlett
  Controller

Noreen Humphrey
  Branch Manager

Neil Marttila
  Branch and Commercial Loan Officer

Zona Tanner-Butler
  Operations and Compliance Officer

Stockholder's Information               Home Port Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
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
     (508) 228-0580

Annual Meeting

The Annual Meeting of the Stockholders will be held at 10:00 a.m. on Friday, May 15, 1998 at the Great Hall, Nantucket Atheneum,, Lower India Street, Nantucket, MA 02554.

Form 10-KSB

Copies of the Company's 1997 10-KSB annual report, as filed with the Securities Exchange Commission, may be obtained at no charge by writing to John M. Sweeney, Treasurer & CFO, Home Port Bancorp, Inc., PO Box 988, 104 Pleasant Street, Nantucket, MA 02554.

Stock Market Data

Home Port Bancorp, Inc.'s common stock is traded on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol of HPBC and is listed in most newspapers alphabetically abbreviated. As of March 6, 1998, there were ___ stockholders of record and 1,841,890 outstanding shares of common stock. This does not reflect the number of persons or entities who hold their stock in nominee or "street" name.

The range of high and low sale prices and dividends declared for the common stock by quarter are as follows:
                                                            Dividends
             Period             High           Low          Declared
             ------             ----           ---          --------


   1997    4th quarter           25           22             $0.20
           3rd quarter           24           19 1/4         $0.20
           2nd quarter           21 1/4       16 1/2         $0.20
           1st quarter           19 1/4       16 1/8         $0.20
   1996    4th quarter           17 1/4       15 1/2         $0.20
           3rd quarter           16           13 1/2         $0.20
           2nd quarter           14 3/4       12 1/2         $0.15
           1st quarter           16           11 3/4         $0.15

 (Source: National Association of Securities Dealers, Inc.)

Note: The prices do not include mark-up, mark-down or commission.