Form 10-K, Exhibit 13
period 1998-12-31
HOME PORT BANCORP INC
filed 1999-03-31
CIK 832769

TABLE OF CONTENTS




     Financial Highlights

     Message to Stockholders

     Management's Discussion and Analysis of Financial Condition and Results of
      Operations

     Consolidated Financial Statements

     Notes to Consolidated Financial Statements

     Independent Auditors' Report

     Directors and Officers

     Stockholders Information




                             Home Port Bancorp, Inc.

     Home Port Bancorp, Inc. (the "Company") is a single bank holding company incorporated in the state of Delaware which owns all of theissued and outstanding common stock of Nantucket Bank (the "Bank") and is regulated by the Federal Reserve Bank. The Bank, organized in 1834, is a Massachusetts chartered savings bank serving the island of Nantucket. The primary business of the Bank is to acquire deposits and originate residential and commercial mortgage loans and commercial, business and consumer loans. The Bank's deposits are fully insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000 per account, and the Depositors Insurance Fund for amounts in excess of $100,000. The Bank is a member of the Federal Home Loan Bank system.

Financial Highlights                    Home Port Bancorp, Inc. and Subsidiaries

(Dollars in thousands, except per share data)
                                                          1998           1997            1996           1995            1994
                                                        --------       --------        --------       --------        --------
December 31,
Total assets                                            $275,570       $208,815        $189,931       $167,272        $162,324
Loans, net of allowance for loan losses                  213,899        163,733         142,425        120,540         110,205
Securities and FHLB stock                                 29,173         25,334          25,066         28,346          31,485
Deposits                                                 188,668        142,436         135,082        114,357         104,386
Borrowed funds                                            58,921         41,742          32,335         32,837          33,107
At Stockholders' equity                                   24,032         21,948          20,103         18,379          18,524

For the Years Ended December 31,
Total interest income                                    $19,097        $15,951         $14,450        $13,242         $10,796
Total interest expense                                     8,490          7,014           6,289          5,987           4,607

Net interest income                                       10,607          8,937           8,161          7,255           6,189
Provision for loan losses                                    150            150              75              -               -
                                                        --------       --------        --------       --------        --------
Net interest income after provision for loan losses       10,457          8,787           8,086          7,255           6,189
Deposit and loan servicing fees and other income             962            898             879            846             674
Net gain (loss) from sales of mortgage loans
   and securities                                            182            109             (5)            (2)           (115)
Non-interest expense                                       6,158          4,336           3,994          3,594           3,258
                                                        --------       --------        --------       --------        --------
Income before taxes                                        5,443          5,458           4,966          4,505           3,490
Provision for income taxes                                 1,892          2,161           1,931          1,749           1,381
                                                        ========       ========        ========       ========        ========
 Net income                                               $3,551         $3,297          $3,035         $2,756          $2,109
                                                        ========       ========        ========       ========        ========

Per share data
Earnings per common share - basic                          $1.93          $1.79           $1.65          $1.50           $1.15
                                                        ========       ========        ========       ========        ========

Earnings per common share - diluted                        $1.93          $1.79           $1.65          $1.50           $1.15
                                                        ========       ========        ========       ========        ========

Dividends declared per share                               $0.80          $0.80           $0.70          $1.60           $3.10
                                                        ========       ========        ========       ========        ========

Stockholders' equity per share                            $13.05         $11.92          $10.91          $9.98          $10.06
                                                        ========       ========        ========       ========        ========

Selected ratios
Return on average assets                                   1.42%          1.68%           1.72%          1.67%           1.35%
Interest rate spread (tax equivalent)                      3.75%          4.08%           4.18%          4.00%           3.44%
Net interest margin (tax equivalent)                       4.40%          4.72%           4.80%          4.59%           4.08%
Equity to asset ratio                                      8.72%         10.51%          10.58%         10.99%          11.41%
Return on average equity                                  15.63%         15.77%          15.84%         14.34%           9.71%
Dividend payout ratio                                     41.51%         44.68%          42.47%        274.02%          52.40%

Message to Stockholders                 Home Port Bancorp, Inc. and Subsidiaries

     Your company posted record earnings, loan originations and deposit levels in 1998. Net income increased by 8% to $3.6 million from $3.3 million earned in 1997. Annual earnings per common share increased from $1.79 to $1.93 for the year 1998. Average loans and deposits increased by 29% over levels attained in the preceding year and 1998 year end balances stood at $213.9 million and $188.7 million, respectively. Return on average equity has been maintained at just below 16% for the past three years. The increase in assets out paced the increase in retained earnings and the Bank's year-end equity to asset ratio slipped from 10.5% in 1997 to 8.7% 1n 1998. Asset growth will be limited in 1999 and it is expected this ratio will increase.

     Two significant one time events reduced income for the year. First, the Bank suffered a check kiting loss amounting to $414,000 on a pre-tax basis. Second, the Bank incurred $511,000 in organizational and legal expenses in forming a real estate investment trust. These were partially offset by a reduction in the over all tax rate from 40% to 35%. Without these two significant events, 1998 earnings would have increased by 23% over 1997 reported net income.

     Interest spreads continue to narrow as a consequence of the industry-wide decline in interest rates. Our net interest rate spread declined by 34 basis points from 4.09 % recorded the year earlier, while the net interest rate margin declined 28 basis points to 4.40%. This was not unexpected, however, and both measures still will exceed industry averages. Management believes the compression in the net interest margin will continue into 1999.

     During 1998 real estate sales totaled $424 million on Nantucket. The median sales price of a home has increased by 13% annually over the past six years and the number of sales in 1998 were 19% above the 1997 level. Total year-end Bank assets increased to $276 million, a 32% gain over comparative 1997 assets.

     The increased volume of activity severely taxed both personnel and facilities. The Bank is committed to providing its customers with easily accessible facilities and efficient and courteous service. During 1998 the Bank's operations department was moved to new expanded facilities adjacent to the Pleasant Street office. A new telephone system was recently installed to provide easy direct dial service to all Bank personnel. Teller and customer service software will be upgraded to provide quicker access to customer information and speed transaction processing time.

     Additions to the Pleasant Street office are underway and modifications to its lobby will make banking a more pleasant experience for our customers. The bank acquired a site on the corner of Old South Road and Amelia Drive in 1995. Plans to erect a branch bank at this location prior to the 2000 summer season are under active consideration.

     The current Board of Directors has managed Home Port since 1992. Daniel D. McCarthy has been a vital member of this team. In March of this year he will reach the Company's mandatory retirement age and must retire from the Board. Your company has benefited from his counsel over these past years. We thank him for his many contributions and wish him well in his future endeavors.

     Today, the Bank provides full-time employment to over fifty island residents in meeting the needs of our customers. We appreciate and are grateful for the continuing trust and support of the community. We will continue to provide Nantucket with a full spectrum of banking products while maintaining a high level of personalized service, one of the acknowledged hallmarks of island businesses. Sincerely,


/s/ Karl L. Meyer
-----------------
Karl L. Meyer
Chairman of the Board, President and CEO

Management's Discussion and Analysis of
    Financial Condition and Results of Operations
                                        Home Port Bancorp, Inc. and Subsidiaries


Results of Operations

     Home Port Bancorp, Inc. ("the Company") reported net income of $3.6 million in 1998, an increase of $.3 million, or 7.7%, over 1997 net income of $3.3 million. In 1997, net income increased by $.3 million, or 8.6% over 1996. Net income per basic and diluted share was $1.93 in 1998 compared to $1.79 in 1997 and $1.65 in 1996. These increases in income were primarily the result of higher growth in loans and deposits which resulted in higher levels of net interest income. Significant items affecting these periods are reviewed in detail in the following paragraphs.

Net Interest Income

     Net interest income increased by $1.7 million, or 18.7%, to $10.6 million in 1998 from $8.9 million in 1997. In 1997 net interest income increased by $776 thousand, or 9.5%, from $8.2 million in 1996.

     The increase in net interest income in 1998 compared to 1997 was due to increases in the average loan balances and interest-bearing deposits of 31.3% and 26.4%, respectively, offset by a 32 basis point decrease in the net interest margin (calculated on a tax-equivalent basis) to 4.40% from 4.72%. The increase in net interest income in 1997 compared to 1996 was due to increases in the average balances of loans and deposits offset by an 8 basis point decrease in the tax-equivalent net interest margin. The tables on the following page provide additional details of net interest income.

     During 1998 the average yield of the Bank's loan portfolio decreased by 67 basis points to 8.15% from 8.82% in 1997. In 1997 the average yield on loans decreased by 13 basis points to 8.82% from 8.95% in 1996. In both 1997 and 1998, this decrease in yield was due to an increase in the percentage of residential loans in the portfolio together with the effect of the decrease in market interest rates.

     The average yield on securities, adjusted to reflect tax-exempt securities on a fully tax-equivalent basis, remained level at 5.89% in both 1998 and 1997. The yield on securities was 5.98% in 1996. The Bank does not actively trade the securities portfolio. Securities classified as "held to maturity" represented 69% of total securities at year end 1998 and 73% at year end 1997.

     The average cost of funds was 4.14% in 1998 compared to 4.32% in 1997 and 4.29% in 1996. In 1998 the average cost of deposits decreased by 20 basis points to 3.53% from 3.73% in 1997. In 1996 the average cost of deposits was 3.74%. The lower average cost of deposits in 1998 was due to an increase in transaction accounts (NOW and demand deposits), which typically bear a lower interest rate than do certificates of deposit, and a general decline in market interest rates. The cost of Federal Home Loan Bank ("FHLB") borrowings decreased 13 basis points to 6.08% in 1998 from 6.21% in 1997 as a result of the decline in market rates. The cost of borrowings was 6.11% in 1996.

     The following table sets forth certain information relating to the Bank's interest earning assets, interest bearing liabilities and net interest income, calculated on a tax-equivalent basis. Short term investments are included in securities and FHLB stock. Loans include loans held for sale and non-accrual loans. Deposits exclude non-interest bearing demand accounts.

                                                                    Years Ended December 31,
                                -------------------------------------------------------------------------------------------------
(dollars in thousands)                         1998                             1997                            1996
                                --------------------------------  ------------------------------- -------------------------------
                                    Average              Yield/      Average              Yield/     Average              Yield/
                                    Balance   Interest   Rate        Balance   Interest   Rate       Balance   Interest   Rate
                                    --------  -------    -----     ----------   -------   -----     ---------   -------   -----
Interest earning assets:
    Residential loans               $151,622  $11,330     7.47%    $  109,592   $ 8,896    8.12%    $  94,931   $ 7,849    8.27%
    Commercial loans                  57,303    5,603     9.78%        47,950     4,930   10.28%       42,562     4,373   10.27%
    Consumer loans                     5,801      576     9.93%         6,026       599    9.94%        6,304       641   10.17%
                                    --------  -------    -----     ----------   -------   -----     ---------   -------   -----

    Total loans                      214,726   17,509     8.15%       163,568    14,425    8.82%      143,797    12,863    8.95%
    Securities and FHLB stock(1)      28,417    1,675     5.89%        26,393     1,554    5.89%       27,380     1,641    5.98%
                                    --------  -------    -----     ----------   -------   -----     ---------   -------   -----
  Total interest earning assets     $243,143  $19,184     7.89%      $189,961   $15,979    8.41%     $171,177   $14,504    8.47%
                                    --------  -------    -----     ----------   -------   -----     ---------   -------   -----

Interest bearing liabilities:
    Deposits                        $155,862    5,509     3.53%      $123,291   $ 4,594    3.73%     $112,723   $ 4,219    3.74%
    Borrowed funds                    49,026    2,981     6.08%        38,969     2,420    6.21%       33,877     2,070    6.11%
                                    --------  -------    -----     ----------   -------   -----     ---------   -------   -----
Total interest bearing liabilities  $204,888   $8,490     4.14%      $162,260   $ 7,014    4.32%     $146,600   $ 6,289    4.29%
                                    --------  -------    -----     ----------   -------   -----     ---------   -------   -----

Net interest income                           $10,694                           $ 8,965                         $ 8,215
                                              =======                           =======                         =======
Interest rate spread (2)                                  3.75%                            4.09%                           4.18%
                                                         =====                            =====                           =====

Net interest margin (3)                                   4.40%                            4.72%                           4.80%
                                                         =====                            =====                           =====

(1) Securities income includes tax-equivalent adjustment of $87, $28 and $54 in 1998, 1997 and 1996, respectively.
(2) Represents the difference between average rate earned on interest earning assets and average rate paid on interest bearing liabilities.
(3) Represents net interest income divided by average earning assets.

Rate/Volume Analysis
     The effect on net interest income as a result of changes in average interest rates and balances follows:

                                                                     Year Ended December 31,
                                  ----------------------------------------------------------------------------------------------
(in thousands)                                    1998 vs. 1997                                   1997 vs. 1996
                                  ----------------------------------------------   ---------------------------------------------
                                          Changes Due to Increase (Decrease)               Changes Due to Increase (Decrease)
                                     -------------------------------------------     --------------------------------------------
                                                            Average                                             Average
                                      Average     Average    Rate/                    Average       Average      Rate/
                                     Balance (1)  Rate (2)  Volume (3)    Total      Balance (1)    Rate (2)  Volume (3)    Total
                                     -----------  --------  ----------    -----      -----------    --------  ----------    -----
Interest income:
    Residential loans                   $3,413    $(712)     $(267)      $2,434        $1,212        $(142)       $(23)     $1,047
    Commercial loans                       962     (240)       (49)         673           553             4                    557
                                                                                                                 -
    Consumer loans                        (22)       (1)         -         (23)          (28)          (14)                   (42)
                                        ------    -----      -----       ------        ------        -----        ----      ------
                                                                                                                 -
    Total loans                          4,353     (953)      (316)       3,084         1,737         (152)        (23)      1,562
    Securities and FHLB stock              119        -           2         121          (59)          (27)         (1)       (87)
                                        ------    -----      -----       ------        ------        -----        ----      ------
  Total interest income                 $4,472    $(953)     $(314)      $3,205         1,678         (179)        (24)      1,475
                                        ------    -----      -----       ------        ------        -----        ----      ------

Interest expense:
    Deposits                            $1,215    $(247)      $(53)        $915           395          (11)         (9)        375
    Borrowed funds                         625      (51)       (13)         561           311            34           5        350
                                        ------    -----      -----       ------        ------        -----        ----      ------
   Total interest expense                1,840     (298)       (66)       1,476           706            23         (4)        725
                                        ------    -----      -----       ------        ------        -----        ----      ------

Net interest income                     $2,632    $(655)     $(248)      $1,729          $972        $(202)       $(20)       $750
                                        ======    =====      =====       ======          ====        =====        ====        ====

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

     In 1998 non-interest income increased $137 thousand, or 13.6%, to $1.1 million compared to $1.0 million in 1997. Deposit servicing fees increased by $30 thousand, or 7.06%, due to increases in deposits. Loan servicing fees decreased by $22 thousand or 8.5%, due to a decrease in the average balance of loans serviced for others and a decrease in the average servicing fee. Other fees and income increased by $56 thousand, or 26.0%, due to an increase in income from automated teller machines and an increase in fees from the sale of non-insured alternative investment products. Gains from the sale of mortgage loans increased by $43 thousand, or 49.4%, due to an increase in loan sales and a falling interest rate environment.

    In 1997 non-interest income increased $133 thousand, or 15.2%, to $1.0 million compared to $874 thousand in 1996. Deposit servicing fees increased by $77 thousand, or 22.1%, due to increases in both fee charges and deposits. Loan servicing fees decreased by $24 thousand, or 8.5%, due to a decrease in the loan servicing portfolio. Other fees decreased by $34 thousand due to a reduction in charges for checks and a decrease in ATM fees. These decreases were partially offset by increases in safe deposit box, wire transfer and merchant credit card processing fees. Gains from sale of mortgage loans increased $93 thousand due to the recognition of servicing assets on loans originated and sold.

Non-Interest Expense

In 1998 non-interest expense increased 42.0% to $6.2 million from $4.3 million in 1997. In 1998, non-interest expense was impacted by a loss of $414 thousand due to a "check-kiting" scheme. In this scheme, a customer of Nantucket Bank drew checks on the Bank that were timed so that they would be covered by checks drawn on another bank. At the same time the checks drawn on the other bank were covered by checks drawn on Nantucket Bank. For additional information see Note 9 in "Notes to Consolidated Financial Statements." Excluding the effect of the "check-kiting" situation, non-interest expense increased by $1.4 million, or 32.4%, to $5.7 million from $4.3 million in 1997. Approximately one-third of this increase was due to non-recurring costs incurred in conjunction with the formation of N. Realty Corp. The remaining increases are due to staffing, computer processing, postage and other costs to service the additional loan and deposit business in 1998.

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

The effective tax rate in 1998 was 34.8%, compared to 39.6% in 1997 and 38.9% in 1996. The lower effective tax rate in 1998 is reflective of the proportion of income earned by certain non-bank subsidiaries that is taxed, for state tax purposes, at lower rates. In 1998 more income was generated through non-bank subsidiaries as compared to 1997. The effective tax rates in 1997 and 1996 were impacted by reductions in the tax valuation allowance caused by increased earnings, utilization of capital loss carryforwards and the status of one of the Bank's subsidiaries as a Massachusetts security corporation. For further information see Note 7 in the Notes to Consolidated Financial Statements.

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

     The following  table displays the estimated  distribution  of the principal amounts of the Company's interest-earning assets and interest-bearing liabilities maturing or repricing over various time periods at December 31, 1998 and 1997. The amounts of assets and liabilities reported in each time period were determined by the contractual terms of the asset or liability, adjusted for projected repayments and prepayments of principal, where applicable. The prepayments are estimated based on the Bank's experience. The actual maturity or repricing period could differ substantially from these estimates if future prepayments differ from the Bank's historical experience. Loans held for sale are included in this analysis based on their contractual maturity/repricing date. Loans are presented net of the undisbursed portion of construction loans and deferred loan origination fees. Securities and short-term investments include held-to-maturity, available for sale, interest-bearing deposits in banks and federal funds sold. Available for sale securities are included at their cost basis. Core deposit accounts (NOW, regular savings and money market deposits) are included in the under one year repricing category based on their contractual terms although, over the past several years, these accounts have not been as sensitive to changes in market interest rates.

                                                                   Period to Maturity or Repricing from December 31, 1998
                                                  ------------------------------------------------------------------------------
(dollars in thousands)                               Under 1        1-2          2-3            3-5        Over 5
                                                      Year         Years        Years          Years       Years         Total
                                                  ------------------------------------------------------------------------------
Interest sensitive assets
        Loans                                         $ 78,645      $25,467      $16,033        $85,485    $27,419     $233,049
        Securities and short-term investments            2,865        4,378        1,631          6,851     10,190       25,915
                                                  ------------------------------------------------------------------------------
                  Total                               $ 81,510      $29,845      $17,664        $92,336    $37,609     $258,964
                                                  ------------------------------------------------------------------------------
Interest sensitive liabilities
        Core deposits                                 $100,838      $     -      $     -        $    -     $     -      100,838
        Time deposits                                   61,168        5,265        2,030            930          -       69,393
        Borrowings                                      33,356        7,925        7,140          6,500      4,000       58,921
                                                  ------------------------------------------------------------------------------
                  Total                               $195,362      $13,190      $ 9,170        $ 7,430    $ 4,000      229,152
                                                  ------------------------------------------------------------------------------
Excess (deficiency) of interest sensitive assets
over
     Interest sensitive liabilities ("GAP")          $(113,852)     $16,655      $ 8,494        $84,906    $33,609
Cumulative GAP                                        (113,852)     (97,197)     (88,703)        (3,797)    29,812
Cumulative rate sensitive assets as a percent of
     Cumulative rate sensitive liabilities               41.72%       53.39%      59.26%          98.31%    113.01%
                                                  =================================================================
Cumulative excess (deficiency) of rate
sensitive
     Assets over rate sensitive liabilities as a
percentage
     of total assets                                   (41.32%)      (35.27%)    (32.19%)         (1.38%)    10.82%
                                                  =================================================================

                                                                    Period to Maturity or Repricing from December 31, 1997
                                                         ---------------------------------------------------------------------------
(dollars in thousands)                                    Under 1        1-2          2-3           3-5        Over 5
                                                            Year        Years        Years         Years        Years       Total
                                                         --------------------------------------------------------------------------
Interest sensitive assets
        Loans                                            $  87,020    $  29,185      $14,088       $30,111     $17,107     $177,511
        Securities and short-term investments                6,403        3,377        4,127         5,402       3,611       22,920
                                                         ---------------------------------------------------------------------------
                  Total                                  $  93,423    $  32,562       18,215        35,513      20,718     $200,431
                                                         ---------------------------------------------------------------------------
Interest sensitive liabilities
       Transaction deposits                              $  70,164    $       -      $     -       $     -     $     -     $ 70,164
       Time deposits                                        48,215        9,520        2,211         1,100           -       61,046
        Borrowings                                          16,494       12,571        6,154         6,523           -       41,742
                                                         ---------------------------------------------------------------------------
                  Total                                  $ 134,873    $  22,091        8,365         7,623     $     -     $172,952
                                                         ---------------------------------------------------------------------------
Excess (deficiency) of interest sensitive assets
over
     Interest sensitive liabilities ("GAP")              $ (41,450)   $  10,471      $ 9,850       $27,890     $20,718
Cumulative GAP                                             (41,450)     (30,979)     (21,129)        6,761      27,479
Cumulative rate sensitive assets as a percent of
     Cumulative rate sensitive liabilities                   69.27%       80.26%       87.22%       103.91%     115.89%
                                                         ==============================================================
Cumulative excess (deficiency) of rate
sensitive
     Assets over rate sensitive liabilities as a
percentage  of total assets                                 (19.85%)     (14.83%)     (10.12%)        3.24%      13.16%
                                                         ==============================================================

    The following tables show the Bank's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, at December 31, 1998 and December 31, 1997. Market risk sensitive instruments are generally defined as on and off balance sheet derivatives and other financial instruments. The Bank has not entered into any interest rate exchange agreements or other off-balance sheet derivitives.

                                                                    Expected maturity at December 31, 1998
                                           --------------------------------------------------------------------------------------
                                                                                                               Total      Fair
                                              1999       2000       2001       2002       2003    Thereafter  Balance     Value
                                           --------------------------------------------------------------------------------------
Interest-sensitive assets:
Residential mortgage (adjustable)          $ 28,601    $10,364     $8,711     $8,412      $6,659    $59,390  $122,137    $122,464
  Average interest rate                       6.74%      7.27%      7.38%      7.41%       7.36%      7.38%
Residential mortgage (fixed)                  2,199      6,892      5,976      5,011       4,040     22,416    46,534      46,644
  Average interest rate                       7.62%      7.26%      7.30%      7.27%       7.24%      7.23%
Commercial mortgage (adjustable)              8,558     11,745      5,752      4,660       4,575     12,728    48,018      48,010
  Average interest rate                       9.16%      9.33%      9.24%      9.22%       9.22%      9.22%
Other loans                                   8,220      1,486      1,058        767         867      3,962    16,360      16,256
  Average interest rate                       9.23%      8.23%     11.15%     10.48%      10.34%      8.22%
Securities & short-term                       2,865      4,378      1,631      2,129       4,722     10,190    25,915      26,080
investments
  Average interest rate                        5.10%      6.34%      5.84%      6.51%       5.90%      5.68%
                                           ---------------------------------------------------------------------------------------
Total interest-sensitive assets            $ 50,443    $34,865    $23,128    $20,979     $20,863   $108,686  $258,964    $263,380
                                           ---------------------------------------------------------------------------------------

Interest-sensitive liabilities:
NOW deposits                               $ 43,062    $     -    $     -    $     -     $     -   $      -  $ 43,062    $ 43,062
  Average interest rate                        1.19%
Savings deposits                             19,399          -          -          -           -          -    19,399      19,399
  Average interest rate                        2.48%
Money market deposits                        38,377          -          -          -           -          -    38,377      38,377
  Average interest rate                        3.71%
Time deposits                                61,168      5,265      2,030        640         290          -    69,393      69,615
  Average interest rate                        4.86%      5.73%      5.58%      6.25%       5.27%
Borrowed funds                               33,356      7,925      7,140         -        6,500      4,000    58,921      59,097
  Average interest rate                        5.48%      6.33%      6.09%         -        5.48%      5.21%
                                          ----------------------------------------------------------------------------------------
Total interest-sensitive liabilities       $195,362    $13,190     $9,170       $640      $6,790     $4,000  $229,152    $229,550
                                          ----------------------------------------------------------------------------------------

                                                                       Expected maturity at December 31, 1997
                                             ---------------------------------------------------------------------------------------
                                                                                                                 Total      Fair
                                                1998       1999       2000       2001       2002     Thereafter  Balance     Value
                                             ---------------------------------------------------------------------------------------
Interest-sensitive assets:
Residential mortgage (adjustable)            $ 17,895    $ 9,450    $ 7,444    $ 7,008     $ 5,899    $52,219    $99,915    $100,278
  Average interest rate                          6.45%      7.84%      7.73%      7.89%       7.86%      7.83%
Residential mortgage (fixed)
                                                5,172      2,950      2,514      2,158       1,788      7,879     22,461      22,542
  Average interest rate                          7.46%      7.42%      7.46%      7.42%       7.43%      7.40%
Commercial mortgage (adjustable)
                                                1,877      6,962      4,362      3,597       3,238     16,722     36,758      36,890
  Average interest rate                          9.42%      7.84%      7.73%      7.89%       7.86%      7.83%
Commercial mortgage (fixed)
                                                  321        641        747          6           6        163      1,884       1,892
  Average interest rate                         10.50%     10.50%      9.00%      7.64%       7.64%      7.64%
Other loans
                                               14,737        629        290        297         451         89     16,493      16,553
  Average interest rate                          8.84%     10.13%     12.58%      9.79%      10.08%      9.53%
Securities & short-term
investments                                     6,403      3,377      4,127      2,276       3,126      3,611     22,920      22,927
  Average interest rate                          5.84%      6.08%      6.14%      6.75%       6.95%      5.89%
                                             ---------------------------------------------------------------------------------------
Total interest-sensitive assets              $ 46,405    $24,009    $19,484    $15,342     $14,508    $80,683   $200,431    $201,082
                                             ---------------------------------------------------------------------------------------

Interest-sensitive liabilities:
NOW deposits                                 $ 28,072    $     -    $     -    $     -     $    -     $     -   $ 28,072    $ 28,072
  Average interest rate                          1.28%
Savings deposits
                                               15,326         -          -          -          -            -     15,326      15,326
  Average interest rate                          2.75%
Money market deposits
                                               26,766         -          -          -          -            -     26,766      26,766
  Average interest rate                          3.68%
Time deposits
                                               48,215      9,520      2,211        592        508           -     61,046      61,167
  Average interest rate                          5.10%      5.88%      6.24%      5.80%      6.26%
Borrowed funds
                                               16,494     12,571      6,154      6,523          -           -     41,742      41,904
  Average interest rate                          6.22%      6.17%      6.73%      6.21%
                                             ---------------------------------------------------------------------------------------
Total interest-sensitive
liabilities                                  $134,873    $22,091    $ 8,365    $ 7,115     $  508     $     -   $172,952    $173,235
                                             ---------------------------------------------------------------------------------------

Expected maturities are contractual maturities adjusted for prepayments of principal. The Bank uses certain assumptions to estimate their fair values and expected maturities. For interest sensitive assets expected maturities are based upon contractual maturity, projected repayments, and prepayments of principal. The prepayment experience reflected herein is based on market consensus. Other real estate loans include commercial mortgages and other loans include commercial and consumer loans.

Balance Sheet Analysis
     During 1998 the Company's total assets increased by $66.8 million, or 32.0%, to $275.6 million from $208.8 million at December 31, 1997 due to an increase in the bank's core lending and deposit business. During 1997 the Company's total assets increased by $18.9 million, or 9.9%, to $208.8 million from $189.9 million at December 31, 1996. The following paragraphs discuss the significant changes in the major balance sheet categories during these years.

 Loans
     Loans, net of the allowance for loan losses and excluding loans held for sale, increased by $50.2 million, or 30.6% at December 31, 1998 to $213.9 million from $163.7 million at December 31, 1997. During 1997, loans increased $21.3 million, or 15.0%, from $142.4 million the previous year. The loan portfolio represented 77.6% of total assets at December 31, 1998 compared to 78.4% at December 31, 1997 and 75.0% at December 31, 1996.

     Real estate loan originations, including both commercial and residential properties, were $153.7 million in 1998 compared to $81.7 million in 1997 and $85.1 million in 1996. The significant increase in 1998 was due to a combination of a record level of real estate sales in Nantucket, falling interest rates and the Bank's marketing efforts.

     During 1998, permanent residential mortgages (excluding loans held for sale) increased by $26.2 million, or 27.9%, to $120.2 million at December 31, 1998 from $94.0 million at December 31, 1997. In 1997, these loans increased by $14.6 million, or 18.5%, from $79.3 million at December 31, 1996. Residential construction loans increased by $15.4 million, or 89.8%, at December 31, 1998 to $32.4 million from $17.1 million a year earlier and $14.4 million at the end of 1996. At December 31, 1998 residential permanent and construction loans comprise 76.12% of total mortgage loans compared to 74.1% and 72.0% at December 31, 1997 and 1996, respectively. The proportion of residential loans reflects the residential character of the Bank's market area.

     During 1998, commercial mortgage loans outstanding increased by $6.2 million, or 17.2%, to $42.3 million as compared to $36.1 million and $33.8 million at December 31, 1997 and 1996, respectively. Commercial construction loans increased to $5.8 million at December 31, 1998 compared to $2.7 million and $2.6 million at December 31, 1997 and 1996, respectively. These increases are the result of favorable business and economic conditions in Nantucket over the past several years, offset by an increase in competition for these types of loans.

     Real estate loans sold in the secondary market totaled $39.3 million in 1998 compared to $18.5 million in 1997 and $28.5 million in 1996. Currently, the Bank's policy is to sell substantially all of its longer-term (greater than 10 years) fixed-rate loans and a portion of its adjustable rate loans. The Bank generally retains a small percentage of the principal balance of adjustable rate loans that are sold. The ALCO reviews this policy from time to time as part of management's overall asset/liability management strategy.

     At December 31, 1998, the Bank had $16.0 million of loans held for sale in the secondary market, compared to $11.2 million at year-end 1997. These loans are carried at the lower of cost or market value which is based upon an estimation of outstanding investor commitments or, in the absence of such commitments, current investor yield requirements. At December 31, 1998 and 1997, the market value was greater than the book value of these loans, therefore, there was no provision for unrealized loss. However, changes in interest rates may affect the market value of loans held for sale and could impact future earnings.

Securities

     Total securities increased by $3.0 million, or 13.1%, at December 31, 1998 to $25.9 million from $22.9 million in the prior year. During 1997 securities increased by $147 thousand, or 1.0%, from $22.7 million at December 31, 1996. The Company does not actively trade the securities portfolio; the majority of the portfolio (69% at December 31, 1998) is classified as held to maturity. At December 31, 1998 total securities represented 9.4% of total assets compared to 11.0% for 1997 and 12.0% for 1996.

Deposits

     Total deposits increased $46.2 million, or 32.5%, in 1998 to $188.7 million from $142.4 million at December 31, 1997. In 1997 total deposits increased $7.4 million, or 5.4%, from $135.1 million at December 31, 1996. The Bank experienced strong deposit growth in 1998 due to a strong local economy together with the Bank's marketing efforts. Approximately one-half of the increase in deposits from December 31, 1997 to 1998 was in NOW and demand deposit accounts. Deposit growth in 1997, as compared to 1996, was due to increases in money market checking accounts and time certificates of deposit.

     Over the past several years the Bank has reduced it's reliance on funds obtained through national brokerage networks. These funds had been obtained primarily to compensate for some of the seasonal outflow of deposits; however, the Bank now utilizes borrowings from the FHLB to meet seasonal liquidity needs. At December 31, 1998 fully insured brokered deposits totaled $.9 million, or less than one-half of 1% of total deposits, compared to $2.4 million, or 1.7% of total deposits, at December 31, 1997.

Borrowed Funds

     Borrowed funds consist of FHLB advances with final maturities ranging from 3 months to 10 years. These borrowings totaled $58.9 million at December 31, 1998 and $41.7 million at December 31, 1997. Borrowings have been used to fund loan demand, to meet short term and seasonal liquidity demands, to reduce interest rate risk and to utilize capital resources. The Bank's goals include minimizing the need for borrowings by increasing core deposits, however, there is no assurance that this can be accomplished.

Non-Performing Assets

     The following table presents information regarding non-performing assets at the dates indicated:

(dollars in thousands)                                                              December 31,
                                                                        -----------------------------------
                                                                          1998         1997          1996
                                                                        -----------------------------------
 Non-accrual loans:
     Commercial real estate                                             $    -        $    -        $    -
     Commercial business                                                                   -            10
                                                                        -----------------------------------
        Total non-accrual loans                                              -             -            10

Accruing loans which are contractually past due 90 days or more:
     Residential real estate                                               268            10           433
                                                                        -----------------------------------
        Total non-performing loans                                         268            10           443
Other real estate owned                                                      -             -            61
                                                                        -----------------------------------
        Total non-performing assets                                       $268           $10          $504
                                                                        ===================================

Non-performing assets as a percentage of total assets                     0.01%           - %         0.27%
                                                                        ===================================

Allowance for loan losses                                               $3,145        $2,609        $2,365
Allowance for loan losses to:
      Non-performing loans                                                  NM *          NM *         534%
       Total loans                                                        1.37%         1.47%         1.54%

     * NM = not meaningful

     At December 31, 1998 and 1997 the Bank had no loans which were considered impaired.

     At the end of 1998 management identified $623 thousand of additional loans that, while currently performing, may pose potential problems due to some doubts about the ability of the borrowers to comply with all of their present loan repayment terms. The resolution of these loans is not yet known.

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

Provision for Loan Losses

     Loan loss reserves are established in accordance with generally accepted accounting principles and based upon a systematic and detailed review of the loan portfolio. The Bank regularly evaluates the adequacy of the allowance for loan losses. Key criteria considered include the size and characteristics of the portfolio, credit and collateral quality, past loan loss experience and loan delinquency trends, adverse situations that may affect the borrower's ability to repay, and current economic conditions. The Bank's lending activities are conducted solely on the island of Nantucket, Massachusetts. The determination of the adequacy of the allowance is necessarily judgmental and involves significant assumptions of future actions and conditions. There are inherent uncertainties surrounding these assumptions.

     Management believes that an allocation of the allowance is not necessarily indicative of the specific amount of future charge-offs or the specific loan categories in which these charge-offs may ultimately occur. The unallocated component of the allowance for loan losses represents management's evaluation of the loan portfolio, including its size and complexity, with consideration given to the Bank's market area and industry concentrations. Also, management realizes that there are estimable losses that have been incurred within the portfolio that have not yet been specifically identified.

     During 1998 and 1997 the Bank recorded a provision for loan losses of $150 thousand compared to $75 thousand in 1996. The Bank also recorded net recoveries of $386 thousand in 1998, $94 thousand in 1997 and $41 thousand in 1996. The loan loss provisions made over the past two years are a result of the growth in the Bank's loan portfolio. At December 31, 1998 the allowance for loan losses was $3.1 million, or 1.37% of total loans compared to $2.6 million, or 1.47% of total loans, at December 31, 1997. The Bank believes its current level of loan loss reserves to be adequate. Any unforeseen future economic problems, however, may lead to additional delinquencies which may require additional provisions for loan losses. The Bank was last examined by the FDIC as of December 31, 1997.

Capital

     Stockholders' equity totaled $24.0 million, or 8.7%, of assets on December 31, 1998 compared to $21.9 million, or 10.51% of assets, at December 31, 1997 and $20.1 million, or 10.58% of assets, at December 31, 1996. The decrease in the capital ratio in 1998 is the result of the increases in deposits and loans during the year. Regular quarterly dividends of $1.5 million, $1.5 million and $1.3 million were declared in 1998, 1997 and 1996, respectively. Net earnings of $3.6 million in 1998, $3.3million in 1997 and $3.0 million in 1996 were added to capital.

On September 29, 1998 the Company announced a share repurchase program whereby it may purchase up to 5% (92,100 shares) of its currently outstanding common stock. The shares are to be purchased in the open market from time to time or in directly negotiated purchases. This repurchase program remains in effect until March 31, 1999. The timing and price of any share purchases will be affected by the availability of shares at prices the Company considers attractive and market conditions. As of December 31, 1998 the Company has not repurchased any shares under this program.

     The Bank is an FDIC insured institution subject to the FDIC regulatory capital requirements. FDIC regulations require all FDIC insured institutions to maintain minimum levels of Tier 1 capital. Highly rated banks (i.e., those with a composite rating of 1 under the CAMEL rating system) are required to maintain Tier 1 capital of at least 3% of their total assets. All other banks are required to have Tier 1 capital of 4% to 5%. The FDIC has authority to impose higher requirements for individual banks. At December 31, 1998, the Bank's capital ratios were in excess of these capital requirements.

     The Company, as a bank holding company, is also subject to regulatory capital requirements, including the Tier 1 capital levels described above. At December 31, 1998 the Company's capital ratios were in excess of these capital requirements.

     For further information, see Note 11 in the Notes to Consolidated Financial Statements.

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

     Firm commitments to grant loans at December 31, 1998 totaled $21.6 million, unused lines of credit equaled $12.5 million, the unadvanced portion of construction loans equaled $14.5 million and stand-by letters of credit outstanding aggregated $.3 million. The Bank believes that it has adequate sources of liquidity to fund such commitments.

Recent Accounting Developments

In June 1998, the Financial Accounting Standards Board (FASB) issued Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair market value. Under this statement, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This statement is not expected to have a material effect on the Company's consolidated financial statements.

  Year 2000 Readiness

This update has been written under the guidelines of the "Year 2000 Information and Readiness Disclosure Act of 1998" ("Act") and should be viewed within the guidelines of the Act regarding the Year 2000 problem in general and the Bank's efforts to address the Year 2000 problem.

The Company and the Bank are subject to the regulations of the Federal Reserve Bank, the Federal Deposit Insurance Corporation (FDIC) and the Federal Financial Institutions Examination Council. These agencies have issued Year 2000 (Y2K) Guidelines that establish minimum standards for safety and soundness and describe certain essential steps that each supervised financial institution must take to become Year 2000 ready. The Guidelines require a bank to:


       - ensure the involvement of the Board of Directors and management in the institution's Year 2000 efforts,

       -  adopt a written project plan,

       -  renovate its mission-critical systems,

       - complete tests of the renovated mission-critical systems by specific deadlines,

       -  plan for contingencies, and

       -  manage customer risk.

The following paragraphs describe the Company's current status as regards to the Y2K issue. Both the Company's and the Bank's Year 2000 efforts are contained in the Bank's Y2K Project Plan (Plan). The Plan addresses both information technology (IT) and non-information technology (non-IT) systems. Substantially all of the software used by the Bank is provided by outside vendors.
Mission-critical on-line transaction processing and data warehousing services are provided by a data processing vendor. Other, less critical, systems are supported by purchased applications software. The Bank has and will continue to utilize both internal and external resources to complete its Y2K remediation efforts.

State of readiness:
The Bank's Plan includes an assessment of its computer hardware and software systems and vendor supplied systems. The Plan was developed along the five phase project management process outlined in the Federal Financial Institutions Examination Council (FFIEC) Year 2000 statement of May 5, 1997 which include:
Awareness, Assessment, Renovation, Validation and Implementation. The Bank is continually evaluating mission-critical vendor plans and monitoring project milestones for all systems.

For IT systems, the Bank has completed the Awareness, Assessment and Renovation phases. The Bank continues to work closely with the vendor (NCR Corporation) that supplies it's mission-critical data warehousing and on-line transaction processing system. The Bank has performed tests of this system to determine its Y2K compliance and is currently in the process of completing its analysis of the test results. The Bank is currently planning to implement certain changes to this system early in the second quarter of 1999. These changes are being implemented for reasons unrelated to Y2K compliance. The Bank is planning to arrange for testing of these changes to ensure the system is compliant with Year 2000 requirements.

Other mission-critical IT systems are in either the validation phase or the implementation phase. The Bank will continue testing throughout 1999 as systems changes are made to ensure that systems remain Year 2000 compliant.

The Bank is also addressing the Year 2000 readiness of embedded microcontrollers in non-IT systems. The Bank accelerated the installation of a new Year 2000-compliant telephone and voice-mail system during the third quarter of 1998 due in part to Year 2000 concerns. Other non-IT systems that contain embedded microcontrollers are mostly in the validation process.

Impact on major deposit and loan customers:
The Bank has assessed the impact of the Year 2000 issue on its major loan and deposit customers. Certain borrowers and depositors that could potentially experience a significant disruption in their business due to a Year 2000 failure have been identified. The potential impact on depositors has been considered in the Bank's liquidity plan for 1999 and 2000.

An overall assessment of the Y2K readiness of the Bank's commercial loan customers was completed in 1998, with an overall assessment of low. The Bank will continue to monitor its larger commercial loan relationships through its loan review process and direct contact with individual customers. Also, the Bank's policy is to include a Y2K analysis on new and renewed credits as part of the underwriting decision process. No credit losses have been incurred by the Bank to date as a result of the Year 2000 issue.

Costs to address Year 2000 issues:

Included in other non-interest expenses for the year ended December 31, 1998 are charges totaling approximately $45 thousand, consisting of consulting fees and depreciation expense, incurred to make the Bank's computer systems year 2000 compliant. The total remaining cost of the Year 2000 project is estimated at approximately $70 thousand. It is not anticipated that material incremental costs will be incurred in any single period. The Company will continue to utilize both internal and external resources to update, replace, develop and test all software information systems for Year 2000 modifications. In most instances, upgrades to computer hardware and software have been made to improve the capacity and performance of the systems as well as to achieve Year 2000 compliance. Maintenance and modification costs will be expensed as incurred.

The vast  majority  of  internal  costs  relate  to the  payroll  cost for staff assigned to the Y2K project team and Bank personnel assigned to testing the changes resulting from Y2K efforts. These costs are not being tracked separately.

The costs of the project and the date on which the Bank plans to complete Year 2000 testing are based on management's best estimates, that were derived based on various assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. Actual results could vary significantly from such estimates once detailed testing is completed. If the resolution plan is unsuccessful, it may have a material, adverse effect on the Company's future operating results and financial condition.

Contingency planning:
The Bank is in the process of detailing and refining its Year 2000 Contingency Plan (Plan) that outlines the procedures to be followed in the event that any mission critical systems fail after January 1, 2000. This Plan incorporates certain elements of the Bank's Disaster Recovery Plan. The Plan is scheduled to be completed by June 30, 1999 in accordance with the recently issued Interagency Regulatory Statement on Contingency Planning. The Plan includes the possibility that the Bank would not be able to process customer transactions through its internal on-line system for a period of time - which management believes would not be excessive - following December 31, 1999 and not to be able to furnish customer statements on a timely basis in January 2000. The inability to process transactions on-line would have a limited impact on the operations of the Bank because, historically, transaction volumes are lower during the winter months. A delay in mailing account statements would have a negative impact on the Bank's reputation, but in light of the growing public awareness of the Year 2000 crisis, management does not believe that the impact would be material.

The Year 2000 Committee (Committee) of the Bank continues to review areas of concern including the Bank's reliance on third-party vendors that supply the Bank with critical applications. These crucial third parties include utility companies (Nantucket Electric and BellAtlantic), Automated Teller Networks (Express24/NYCE), the Federal Funds Transfer System (FedWire) and the Federal Home Loan Bank of Boston (FHLBB). The Bank's daily interaction with each of these third parties is crucial to many of the Bank's functions and the loss - even for a short period of time - of any or all could materially impact the Bank's short term profitability.

The contingency plan is expected to be revised and updated throughout 1999 in response to ongoing Year 2000 developments. Testing of the contingency plan and training of employees for potential contingencies will continue throughout 1999.

The Company has entered into a forward commitment with the FHLB to obtain funding of $15 million during the period immediately before and after December 31, 1999. The purpose of this forward commitment is to ensure the Bank's liquidity in view of the uncertainties surrounding the Year 2000 issue.

Risks of Year 2000 issues:
While the Bank is working closely with its significant third party vendors, there can be no guarantee that the systems of these vendors, or other companies, on which the Bank's systems rely, will be fully Year 2000 compliant. Therefore, the Bank could possibly be negatively impacted to the extent other entities not affiliated with the Bank are unsuccessful in properly addressing their respective Year 2000 compliance responsibilities. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

Consolidated Balance Sheets (Dollars in Thousands,
     Except Share and Per Share Data)
                                        Home Port Bancorp, Inc. and Subsidiaries

                                                                                       December 31,
                                                                                   1998            1997
                                                                                 ---------      ---------
Assets

Cash and due from banks ....................................................     $  12,070      $   5,065
Interest bearing deposits in banks .........................................            54             41
                                                                                 ---------      ---------
        Total cash and cash equivalents ....................................        12,124          5,106
Securities held to maturity (market value of $18,050 and $16,655) (note 2) .        17,904         16,661
Securities available for sale (cost of $7,969 and $6,218) (note 2) .........         7,993          6,231
Loans, net of allowance for loan losses of $3,145 and $2,609 (notes 3 and 6)       213,899        163,733
Loans held for sale ........................................................        16,005         11,169
Land, buildings and equipment, net (note 4) ................................         1,721          1,451
Accrued income receivable ..................................................         1,340          1,040
Net deferred tax asset (note 7) ............................................           421            111
Stock in FHLB of Boston, at cost (note 6) ..................................         3,276          2,442
Prepaid expenses and other assets ..........................................           887            871
                                                                                 ---------      ---------
        Total assets .......................................................     $ 275,570      $ 208,815
                                                                                 =========      =========

Liabilities and Stockholders' Equity
Liabilities:
  Deposits (note 5) ........................................................     $ 188,668      $ 142,436
  Borrowed funds (note 6) ..................................................        58,921         41,742
  Accrued expenses (note 8) ................................................         3,132          1,384
  Other liabilities ........................................................           817          1,305
                                                                                 ---------      ---------
        Total liabilities ..................................................       251,538        186,867
                                                                                 ---------      ---------

Commitments and contingencies (notes 4, 10 and 12)

Stockholders' equity (notes 7, 11 and 14)
  Preferred stock, $.01 par value, 2,000,000 shares authorized, none issued              -              -
  Common stock, $.01 par value, 10,000,000 shares authorized, 2,325,494
     shares issued .........................................................            23             23
  Additional paid-in capital ...............................................        17,473         17,473
  Retained earnings ........................................................        10,918          8,841
  Accumulated other comprehensive income, net:
    Unrealized gain on securities available for sale, net of taxes (note 2)             15              8
  Less: Treasury stock, at cost (483,604 shares) ...........................        (4,397)        (4,397)
                                                                                 ---------      ---------
        Total stockholders' equity .........................................        24,032         21,948
                                                                                 =========      =========
        Total liabilities and stockholders' equity .........................     $ 275,570      $ 208,815
                                                                                 =========      =========

See accompanying notes to consolidated financial statements.

Consolidated Statements of Earnings (In Thousands,
     Except Per Share Data)             Home Port Bancorp, Inc. and Subsidiaries

                                                                          Years Ended December 31,
                                                                       1998         1997         1996
                                                                     --------     --------     --------
Interest income:
     Interest on loans (note 3) ................................     $ 17,509     $ 14,425     $ 12,863
     Interest on securities ....................................        1,298        1,300        1,343
     Dividends .................................................          197          169          168
     Interest on federal funds sold ............................           93           57           76
                                                                     --------     --------     --------
             Total interest income .............................       19,097       15,951       14,450
                                                                     --------     --------     --------
Interest expense:
     Interest on depositors' accounts (note 5) .................        5,509        4,594        4,219
     Interest on borrowed funds (note 6) .......................        2,981        2,420        2,070
                                                                     --------     --------     --------
            Total interest expense .............................        8,490        7,014        6,289
                                                                     --------     --------     --------
Net interest income ............................................       10,607        8,937        8,161
Provision for loan losses (note 3) .............................          150          150           75
                                                                     --------     --------     --------
Net interest income after provision for loan losses ............       10,457        8,787        8,086
                                                                     --------     --------     --------
Non-interest income:
     Deposit servicing fees ....................................          455          425          348
     Loan servicing fees (note 3) ..............................          236          258          282
     Other fees and income .....................................          271          215          249
     Net gain (loss) from sale of mortgage loans (note 3).......          130           87           (6)
     Net gain from sale of securities (note 2) .................           52           22            1
                                                                     --------     --------     --------
            Total non-interest income ..........................        1,144        1,007          874
                                                                     --------     --------     --------
Non-interest expense:
     Salaries and employee benefits (note 8) ...................        2,998        2,551        2,326
     Building and equipment expenses (note 7)...................          659          503          481
     Loss on check kiting (note 9) .............................          414            -            -

     Professional fees .........................................          702          227          281
     Deposit insurance fees ....................................           54           43            9
     Other .....................................................        1,331        1,012          897
                                                                     --------     --------     --------
            Total non-interest expense .........................        6,158        4,336        3,994
                                                                     --------     --------     --------
Income before income taxes .....................................        5,443        5,458        4,966
Provision for income taxes (note 7) ............................        1,892        2,161        1,931
                                                                     --------     --------     --------
Net income .....................................................     $  3,551     $  3,297     $  3,035
                                                                     ========     ========     ========
Earnings per common share - basic and diluted ..................     $   1.93     $   1.79     $   1.65
                                                                     ========     ========     ========
Weighted number of common shares outstanding - basic and diluted        1,842        1,842        1,842
                                                                     ========     ========     ========

See accompanying notes to consolidated financial statements

Consolidated Statements of Cash Flows (In Thousands)
                                        Home Port Bancorp, Inc. and Subsidiaries


                                                                           Years Ended December 31,
                                                                       1998          1997          1996
                                                                     --------      --------      --------
Cash flows from operating activities:
     Net income ................................................     $  3,551      $  3,297      $  3,035
     Adjustments to reconcile net income to net cash
        Provided by (used in) operating activities:
         Provision for loan losses .............................          150           150            75
         Depreciation of building and equipment ................          312           247           217
         Net (gain) loss on sale of mortgage loans .............         (130)          (87)            6
         Net gain on sale of securities and other assets .......          (52)          (23)           (1)
         Net amortization of securities premiums ...............           31            57            92
         Amortization of deferred loan origination fees ........         (260)         (256)         (274)
         Amortization of deferred premiums on loans sold .......           69             8          --
         Net decrease (increase) in accrued income receivable ..         (300)           53            11
         Net increase in loans held for sale ...................       (4,775)       (2,224)         (265)
         Net increase in prepaid expenses and other assets .....          (16)          (48)         (122)
         Net increase (decrease) in other liabilities ..........         (488)          240           472
         Net increase in accrued expenses ......................        1,748            52           240
         Net (increase) decrease in deferred income taxes ......         (315)          208          (247)
                                                                     --------      --------      --------
 Net cash provided by (used in) operating activities ...........         (475)        1,674         3,239
                                                                     --------      --------      --------
Cash flows from investing activities
     Purchases of securities held to maturity ..................       (9,150)       (8,379)         --
     Purchases of securities available for sale ................       (7,751)       (3,977)       (4,746)
     Proceeds from sales of securities available for sale ......        2,257         2,280           250
     Proceeds from maturities/calls of securities ..............        9,430         8,707         6,480
     Principal payments on mortgage-backed securities ..........        2,242         1,232         1,168
     Net increase in loans .....................................      (50,056)      (21,202)      (21,747)
     Purchases of land, buildings and equipment ................         (582)         (276)         (395)
     Proceeds from sales of other real estate owned ............         --              61          --
     Purchase of Federal Home Loan Bank of Boston stock ........         (834)         (121)         --
                                                                     --------      --------      --------
 Net cash used for investing activities ........................      (54,444)      (21,675)      (18,990)
                                                                     --------      --------      --------
Cash flows from financing activities:
     Net increase in deposits ..................................       46,232         7,354        20,725
     Federal Home Bank advances ................................       20,000        22,000        13,000
     Federal Home Loan Bank repayments .........................      (12,152)      (14,970)      (13,502)
     Net increase in short term borrowings .....................        9,331         2,377          --
     Cash dividends paid .......................................       (1,474)       (1,473)       (1,289)
                                                                     --------      --------      --------
  Net cash provided by financing activities ....................       61,937        15,288        18,934
                                                                     --------      --------      --------

Net increase (decrease) in cash and cash equivalents ...........        7,018        (4,713)        3,183
Cash and cash equivalents at beginning of year .................        5,106         9,819         6,636
                                                                     --------      --------      --------
 Cash and cash equivalents at end of year ......................     $ 12,124      $  5,106      $  9,819
                                                                     ========      ========      ========
Supplemental  disclosures  of cash flow  information:
Cash paid during the year for:
         Interest ..............................................     $  8,474      $  6,983      $  6,289
         Income taxes ..........................................          536         2,052         1,960
Non-cash disclosures:
     Loans foreclosed and transferred to other real estate owned         --            --              61
     Dividends declared ........................................        1,474         1,473         1,289

See accompanying notes to consolidated financial statements
                                       17

Consolidated Statements of changes in Stockholders' Equity
                                        Home Port Bancorp, Inc. and Subsidiaries


(In Thousands, Except Per Share Data)
                                                                                              Accumulated
                                                   Additional                                    Other           Total
                                        Common      Paid-in        Retained      Treasury    Comprehensive   Stockholders
                                         Stock       Capital       Earnings        Stock        Income         Equity
                                      --------      --------      --------      --------      --------      --------
Balance at December 31, 1995 .....     $     23      $ 17,473      $  5,271      $ (4,397)     $      9      $ 18,379
Net income .......................        3,035         3,035
Other comprehensive income, net
of tax
  Change in unrealized gain on
securities available for sale ....            -             -             -              -          (22)          (22)
                                                                                                             --------
    Comprehensive income .........                                                                              3,013
                                                                                                             --------
Cash dividends paid at
    $.70 per share ...............                                   (1,289)                                   (1,289)
                                       --------      --------      --------      --------      --------      --------
Balance at December 31, 1996 .....           23        17,473         7,017        (4,397)          (13)       20,103
Net income .......................            -             -         3,297             -             -         3,297
Other comprehensive income, net
of tax
    Change in unrealized gain on
    Securities available for sale.            -             -             -             -            21            21
                                                                                                             --------
    Comprehensive income .........                                                                              3,318
                                                                                                             --------
Cash dividends paid at
    $.80 per share ...............            -             -        (1,473)            -             -        (1,473)
                                       --------      --------      --------      --------      --------      --------
Balance at December 31, 1997 .....     $     23      $ 17,473      $  8,841      $ (4,397)     $      8      $ 21,948
Net income .......................            -             -         3,551             -             -         3,551
Other comprehensive income, net
of tax
     Change in unrealized gain on
     securities available for sale            -             -             -             -             7             7
                                                                                                             --------
   Comprehensive income ..........                                                                              3,558
                                                                                                             --------
Cash dividends paid at
    $.80 per share ...............            -             -        (1,474)            -             -        (1,474)
                                       --------      --------      --------      --------      --------      --------
Balance at December 31, 1998 .....     $     23      $ 17,473      $ 10,918      $ (4,397)     $     15      $ 24,032
                                                                                                             ========


See accompanying notes to  consolidated financial statements

Notes to Consolidated Financial Statements
                                        Home Port Bancorp, Inc. and Subsidiaries

(1)  Summary of Significant Accounting Policies

(a)  Business
     Home Port Bancorp, Inc. (the "Company") is a one-bank holding company which holds all of the issued and outstanding shares of common stock of Nantucket Bank (the "Bank"), a state chartered savings bank located on the island of Nantucket, Massachusetts. The Bank provides a full range of banking services to individual and corporate customers in Nantucket and is subject to competition from other providers of financial services. The Bank is subject to the regulations of, and periodic examinations by, the Federal Deposit Insurance Corporation ("FDIC") and the Massachusetts Division of Banks. The Company is subject to the regulations of, and periodic examinations by, the Federal Reserve Bank. The Bank's deposits are insured by the Bank Insurance Fund of the FDIC up to $100,000 per account and the Depositors Insurance Fund for deposits in excess of $100,000.

(b)  Basis of Financial Statement Presentation
     The accompanying consolidated financial statements include the accounts of Home Port Bancorp, Inc., its wholly owned subsidiary Nantucket Bank, and N. Realty Corp. and N.B. Securities, Inc., which are wholly owned by Nantucket Bank. The Company has one reportable operating segment. All significant intercompany balances and transactions have been eliminated in consolidation.

     The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and income and expenses for the year. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to change relate to the determination of the allowance for loan losses.

(c)  Statements of Cash Flows
     Cash and cash equivalents are defined to include cash and due from banks, interest-bearing deposits in banks and federal funds sold. Short-term borrowings are defined as borrowings having an original maturity of three months or less.

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

     Interest and dividend income, including amortization of premiums and accretion of discounts, for both available for sale and held to maturity securities is accrued and included in interest income. Premiums and discounts are amortized and accreted on a method which approximates the level-yield method, and are included in interest income. The specific identification method is used to determine realized gains and losses on securities available for sale.

     If a security suffers a loss in value that is considered other than temporary, the cost basis of the security is written down to fair value by a charge to earnings.

(e)  Loans
     Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance, adjusted for any charge-offs, the allowance for loan losses and deferred fees or costs on originated loans.

     Loans are placed on non-accrual status and are considered non-performing either when doubt exists as to the full and timely collection of interest or principal or when a loan becomes contractually past due 90 days with respect to interest or principal and the collateral value is not sufficient to ensure payment in full of principal and interest. When interest accrual is discontinued all unpaid accrued interest is reversed. Interest accruals are resumed on such loans when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are considered to be fully collectible as to both principal and interest. Interest income on non-accrual loans is recorded on a cash basis.

     The Bank accounts for impaired loans, except for loans accounted for at fair value or at the lower of cost or fair value, at the present value of the expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent. Impaired loans include commercial, commercial real estate and individually significant mortgage or consumer loans for which it is probable the Bank will not collect all amounts due according to the terms of the loan agreement. Impairment on troubled debt restructurings is measured using the premodification rate of interest.

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

(g)  Allowance for Loan Losses

     The allowance for loan losses represents the amount available for credit losses inherent in the portfolio. The allowance is increased by provisions charged to operations and recoveries of prior losses, and decreased by amounts deemed uncollectible. Management's evaluation of the adequacy of the allowance for loan losses is based on an ongoing review of its portfolio. This review considers such factors as the size and characteristics of the porfolio, past loan loss experience and loan delinquency trends, adverse situations that may affect the borrower's ability to repay, credit and collateral quality and current economic conditions.

     While management uses current available information in establishing the allowance, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different from those of management.

(h)  Land, Building, and Equipment
     Land is stated at cost. Building and equipment are stated at cost, less allowances for depreciation computed on the straight-line method over the estimated useful lives of the respective assets. The cost of maintenance and repairs is charged to income as incurred.

(i)  Income Taxes
     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the temporary differences between the accounting basis and the tax basis of the Bank's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled. The Bank's deferred tax asset is reviewed and adjustments to such assets are recognized as deferred income tax expense or benefit based upon management's judgment relating to the realizability of such asset.

(j) Employee Benefit Plans

     The Company accounts for pension benefits using the net periodic pension cost method, which recognizes the compensation cost of an employee's pension benefit over that employee's approximate service period.

     On January 1, 1998, the Company adopted Statement of Financial Accounting Standards "SFAS" No. 132 "Employers' Disclosures about Pension and Other Postretirement Benefits." SFAS No. 132 revises employers' disclosures about pension and other postretirement benefit plans. SFAS No. 132 does not change the method of accounting for such plans.

(k)  Stock Option Plan

     The Financial Accounting Standards Board has issued SFAS No. 123, Accounting for Stock-Based Compensation. The Statement encourages, but does not require, companies to adopt a new accounting method based on the estimated fair value of employee stock options and other stock awards under which compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. The Company has elected to adopt the disclosure requirements of SFAS No. 123 but to apply APB Opinion No. 25 in accounting for stock options. Accordingly, no compensation expense has been recognized in these consolidated financial statements.

(l)  Earnings per Share
     SFAS No. 128 requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures as well as a reconciliation of the numerators and denominators of the basic and diluted EPS computations. The only reconciling difference between the Company's computation of basic and diluted earnings per share is the dilutive effect of stock options issued and unexercised (see Note 11 for stock options). At December 31, 1998 there were no dilutive stock options. At December 31, 1997 the Company did not have a complex capital structure.

(m)  Comprehensve Income
     On  January  1,  1998  the  Company   adopted  SFAS  No.  130,   "Reporting
Comprehensive Income." SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and net unrealized gains (losses) on securities and is presented in the consolidated statements of stockholder's equity. The Statement requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations. Prior year financial statements have been reclassified to conform to the requirements of SFAS No.
130. The following table shows the components of other comprehensive income (in thousands for the years ended December 31, 1998, 1997 and 1996.

                                                                   1998        1997        1996
                                                                 -------     -------     -------
Net Income .................................................     $ 3,551     $ 3,297     $ 3,035
Other comprehensive income, net of tax
   Unrealized gains on securities:
 Unrealized holding gains (losses) arising during the year .          41          34         (23)
 Add: reclassification adjustment for gains ................
       included in net income, net of taxes of $18, $9 and $-        (34)        (13)         (1)
                                                                 -------     -------     -------
                                                                       7          21         (22)
                                                                 -------     -------     -------
 Comprehensive Income ......................................     $ 3,558     $ 3,318     $ 3,013
                                                                 =======     =======     =======

(2)  Securities
 (in thousands)

  The amortized cost, gross unrealized holding gains, gross unrealized holding losses and fair value for available-for-sale and held-to-maturity securities by major security type and class of security at December 31, 1998 and 1997, are as follows:

                                                                                       Gross             Gross
     At December 31, 1998                       Amortized          Holding          Unrealized        Unrealized
                                                  Cost              Gains              Losses          Fair Value
                                                --------          --------           --------           --------
Available for sale:
  U.S. Treasury and agency obligations          $  5,726          $     19           $     (7)          $  5,738
  Mortgage-backed securities .........               814                 2               --                  816
  State and Municipal obligations ....               791                 5                 (3)               793
  Other bonds and notes: .............               626                 3               --                  629
  Marketable equity securities .......                12                 5               --                   17
                                                --------          --------           --------           --------
                                                $  7,969          $     34           $    (10)          $  7,993
                                                ========          ========           ========           ========
Held to maturity:
  U.S. Treasury and agency obligations          $  6,494          $     33           $   --             $  6,527
  Mortgage-backed securities .........             6,010                13                (16)             6,007
  State and municipal obligations ....             4,180                87               --                4,267
  Other bonds and notes ..............             1,220                29               --                1,249
                                                --------          --------           --------           --------
                                                $ 17,904          $    162           $    (16)          $ 18,050
                                                ========          ========           ========           ========
                                                                                       Gross             Gross
     At December 31, 1997                       Amortized          Holding          Unrealized        Unrealized
                                                  Cost              Gains              Losses          Fair Value
                                                --------          --------           --------           --------
Available for sale:
  U.S. Treasury and agency obligations          $  4,698           $     21           $    (14)          $  4,705
  Mortgage-backed securities .........               966                  4                 (2)               968
  State and Municipal obligations ....               292                  1               --                  293
  Other bonds and notes: .............               250               --                   (1)               249
  Marketable equity securities .......                12                  4               --                   16
                                                --------           --------           --------           --------
                                                $  6,218           $     30           $    (17)          $  6,231
                                                ========           ========           ========           ========
Held to maturity:
  U.S. Treasury and agency obligations          $  5,248           $     10           $     (5)          $  5,253
                                                                                                               10
  Mortgage-backed securities .........             7,200                 13                (54)             7,159
  State and municipal obligations ....             2,132                 16               --                2,148
                                                                                                         --------
  Other bonds and notes ..............             2,081                 18                 (4)             2,095
                                                --------           --------           --------           --------
                                                $ 16,661          $      57          $     (63)          $ 16,655
                                                ========           ========           ========           ========

At December 31, 1998, U.S. Treasury and agency obligations at December 31, 1998 include securities with an amortized cost of $10.5 million that can be called at a date or dates prior to their contractual maturity.


At December 31, 1998, securities with an amortized cost and fair value of $5.4 million were pledged as collateral for depositors and certain borrowings.

Maturities   of   debt   securities   classified   as   available-for-sale   and
held-to-maturity were as follows at December 31, 1998 (maturities of mortgage-backed securities have been presented based upon estimated cash flows, assuming no change in the current rate environment):

    Available-for-sale:
    Maturing within one year                                            $   368
    Maturing after one year but within five years                         4,124
    Maturing after five years but within ten years                        3,465
                                                                        -------
                                                                        $ 7,957
                                                                        =======
    Held-to-maturity:
    Maturing within one year                                            $ 2,442
    Maturing after one year but within five years                         8,736
    Maturing after five years but within ten years                        6,726
                                                                        -------
                                                                        $17,904
                                                                        =======

Proceeds from sales of securities available for sale were 2.3 million, $2.3 million and $.3 million for the years ended December 31, 1998, 1997, 1996, respectively. Realized gains and losses on securities available-for-sale are as follows:

                                                                         Year Ended December 31,
                                              -------------------------------------------------------------------------------
                                                       1998                         1997                         1996
                                              -----------------------     ------------------------      ---------------------
                                              Realized       Realized      Realized       Realized      Realized     Realized
                                                Gains         Losses         Gains         Losses         Gains        Losses
                                                -----         ------         -----         ------         -----        ------
U. S. Government and agency obligations          $  1          $ (5)          $--           $(14)          $  1          $--
Other bonds and notes .................           --            --               4           --             --            --
Marketable equity securities ..........            56           --              41           --             --            --
Other assets ..........................           --            --             --             (9)           --            --
                                                 ----          ----           ----          ----           ----          ---
Total .................................          $ 57          $ (5)          $ 45          $(23)          $  1          $--
                                                 ====          ====           ====          ====           ====          ===

 (3)  Loans, Net

Loans are summarized as follows:

(in thousands)                                                December 31,
                                                       ------------------------
                                                          1998           1997
                                                       ---------      ---------
Mortgage loans:
       Residential ...............................     $ 120,744      $  94,337

       Residential construction ..................        44,609         21,827
       Commercial ................................        42,439         36,188

       Commercial construction ...................         8,142          4,535
                                                       ---------      ---------
             Total principal balances ............       215,934        156,887
          Due to borrowers on uncompleted loans:
           Residential ...........................       (12,137)        (4,719)
           Commercial ............................        (2,379)        (1,845)
       Deferred loan origination fees ............          (734)          (474)
                                                       ---------      ---------
                   Total mortgage loans ..........       200,684        149,849
                                                       ---------      ---------

Other loans:
       Commercial ................................        10,791         10,425

       Second mortgage ...........................         1,731          1,712
       Home equity ...............................         1,521          1,975
       Passbook and stock secured ................           592            817
       Consumer ..................................         1,725          1,564

                                                       ---------      ---------
             Total other loans ...................        16,360         16,493
                                                       ---------      ---------
       Less:  Allowance for loan losses ..........        (3,145)        (2,609)
                                                       =========      =========
             Loans, net ..........................     $ 213,899      $ 163,733
                                                       =========      =========

The Bank's lending activities are conducted solely in Nantucket. The Bank grants single family and multi-family residential loans, commercial loans and a variety of consumer loans. In addition, the Bank grants loans for construction of residential homes, multi-family properties, commercial real estate properties and for land development. Most loans granted by the Bank are collateralized by real estate. The ability and willingness of single family residential and consumer borrowers to honor their repayment commitments is generally impacted by the level of overall economic activity within the borrower's geographic area and real estate values. The ability and willingness of commercial real estate, commercial and construction loan borrowers to honor their repayment commitments is generally impacted by the health of the real estate economic sector in the borrower's geographic areas and the general economy.

     Loans serviced for other investors amounted to $67.7 million, $65.1 million and $70.7 million at December 31, 1998, 1997 and 1996, respectively. Service fees earned on these loans amounted to $236,000, $258,000 and $282,000, respectively, in 1998, 1997 and 1996.

     Non-performing loans are summarized as follows:

(in thousands)                                               December 31,
                                                        ------------------------
                                                        1998      1997      1996
                                                        ----      ----      ----
Loans accounted for on a non-accrual basis .......      $--       $--       $ 10
Accruing loans 90 days or more past due ..........       268        10       433
Restructured loans ...............................       --        --        --
                                                        ----      ----      ----
Total ............................................      $268      $ 10      $443
                                                        ====      ====      ====

     The reduction in interest income associated with non-performing loans was not significant. At December 31, 1998, 1997, and 1996 the Company had no loans which were considered impaired.

     Transactions in the allowance for loan losses are summarized as follows:
(in thousands)

                                                                         Years Ended December 31,
                                                                    ---------------------------------
                                                                      1998         1997         1996
                                                                    -------      -------      -------
Balance at beginning of year ..................................     $ 2,609      $ 2,365      $ 2,249
       Provision for loan losses ..............................         150          150           75
       Recoveries on loans previously charged off .............         409          204          179
       Realized losses charged to allowance ...................         (23)        (110)        (138)
                                                                    -------      -------      -------
Balance at end of year ........................................     $ 3,145      $ 2,609      $ 2,365
                                                                    =======      =======      =======
Allocated as follows:
       Residential mortgage loans .............................     $ 1,300      $   914      $   851
       Commercial mortgage loans ..............................         886          645          623
       Commercial loans .......................................         260          229          192
       All other loans ........................................         106          113          114
       Unallocated ............................................         593          708          585
                                                                    -------      -------      -------
       Total ..................................................     $ 3,145      $ 2,609      $ 2,365
                                                                    =======      =======      =======
Realized losses charged to the allowance by type are as follows
       Residential mortgage loans .............................     $  --        $  --        $    19
       Commercial loans .......................................          11           91           31
       All other loans ........................................          12           19           88
                                                                    -------      -------      -------
       Total ..................................................     $    23      $   110      $   138
                                                                    =======      =======      =======

     In the ordinary course of business, the Bank makes loans to directors and executive officers, including their immediate families and companies (related party loans) with which they are affiliated. Such loans, which are substantially on the same terms, including interest rate and collateral, as those prevailing at the time of origination for comparable transactions with other borrowers, did not involve more than the normal risk of collectibility or present other unfavorable features.

     Set forth below is an analysis of such related party loans during the years ended December 31, 1998 and 1997:

(in thousands)                                          1998              1997
                                                      -------           --------
Balance at beginning of year ...............          $ 2,164           $ 1,468
   Additions ...............................              676             1,245
   Deductions ..............................             (263)             (549)
                                                      -------           -------
Balance at end of year .....................          $ 2,577           $ 2,164
                                                      =======           =======

(4)  Land, Building and Equipment, Net

Land, building, and equipment are summarized as follows:


(in thousands)                                               December 31,
                                                       ------------------------
                                                         1998             1997
                                                       -------          -------
Land .........................................         $   304          $   304
Buildings ....................................             571              571
Furniture and equipment ......................           2,240            1,778
                                                       -------          -------
                                                         3,115            2,653
Less:  accumulated depreciation ..............          (1,394)          (1,202)
                                                       -------          -------
                                                       $ 1,721          $ 1,451
                                                       =======          =======

During 1998, the Bank entered into a non-cancelable operating lease for office space that expires in 2003. This lease contains five one-year renewal options that may be exercised by the Bank. The terms of the lease require the Bank to pay all executory costs such as utilities, maintenance and insurance. Rental expense for this lease amounted to $20,000 in 1998. Future minimum payments under this lease are $37,000 annually for 1999 through 2002 and $16,000 in 2003.

(5)  Deposits
(dollars in thousands)

Deposit balances and weighted average interest rates as of December 31 are as follows:

                                                    1998                           1997
                                            ----------------------       ------------------------
                                                         Weighted                         Weighted
                                                          Average                          Average
                                             Amount         Rate           Amount            Rate
                                            --------        ----         --------            ----
Demand (non-interest bearing) .........     $ 18,437          --%        $ 11,226              --%
Savings:
     NOW ..............................       43,062        1.19%          28,072            1.28%
     Regular and 90-day notice accounts       19,168        2.48%          15,090            2.76%
     Money market deposit accounts ....       38,377        3.71%          26,766            3.68%
     Advance payments from mortgagors .          231        1.00%             236            1.00%
                                            --------        ----         --------            ----
         Total savings ................      100,838        2.39%          70,164            2.51%
                                            --------        ----         --------            ----
         Total deposits ...............     $188,668        3.10%        $142,436            3.48%
                                            ========        ====         ========            ====

     Certificates of deposit are summarized by contractual maturity date at December 31, 1998 as follows:

                                                Under        Over
                                              $100,000     $100,000      Total
                                               -------      -------     -------
     Within one year                           $24,401      $36,767     $61,168
     From one to three years                     4,847        2,448       7,295
     From three to five years                      698          232         930
                                               -------      -------     -------
         Total                                 $29,946      $39,447     $69,393
                                               =======      =======     =======

     Interest on deposits, classified by type, is as follows:

                                                                                                   Years Ended December 31,
                                                                                               ------------------------------
                                                                                                1998         1997       1996
                                                                                               ------       ------     ------
     Regular, NOW, 90 day notice and advance payments from mortgagors                          $  934       $  739     $  703
     Money market deposits                                                                      1,250          891        698
     Time certificates of deposit                                                               3,325        2,964      2,818
                                                                                               ------       ------     ------
         Total                                                                                 $5,509       $4,594     $4,219
                                                                                               ======       ======     ======

 (6)  Borrowed Funds
(dollars in thousands)

Borrowed funds are summarized by contractual maturity as follows:

                                                                                   December 31,
                                                                 -------------------------------------------------
                                                                         1998                        1997
                                                                 ---------------------        -------------------
                                                                              Weighted                   Weighted
                                                                               Average                    Average
                                                                  Amount        Rate          Amount        Rate
                                                                 ------        -----         -------       ------
Secured advances from Federal Home Loan Bank of Boston
     Due within one year .............................           $33,356        5.48%        $16,494        6.22%
     Due from one to three years .....................            15,065        6.22%         18,725        6.35%
     Due from three to five years ....................             6,500        5.48%          6,523        6.21%
     Due from five to ten years ......................             4,000        5.21%             --          --
                                                                 -------        ----         -------        ----
         Total borrowings ............................           $58,921        5.65%        $41,742        6.28%
                                                                 =======        ====         =======        ====

     Borrowings from the Federal Home Loan Bank of Boston ("FHLB") are secured by the Bank's stock in the FHLB of Boston and a blanket lien on certain "qualified collateral" defined principally as 90% of the market value of U.S. Treasury and federal agency obligations and 75% of the carrying value of certain residential mortgage loans. Unused borrowings with the FHLB at December 31, 1998 were $45 million. Advances totaling $6.0 million can be called at a date or dates prior to their contractual maturity.

     As a member of the FHLB, the Bank is required to invest in the common stock of the FHLB in the amount of one percent of its outstanding loans secured by residential housing, or three tenths of one percent of total assets, or five percent of its outstanding advances from the FHLB, whichever is highest. As and when such stock is redeemed, the Bank would receive from the FHLB an amount equal to the par value of the stock. As of December 31, 1998 the Bank's FHLB stock holdings were $3.3 million. The Bank's investment in FHLB stock is recorded at cost.

(7)  Income Taxes
(dollars in thousands)

   Total income tax expense was allocated as follows:


                                                  Years Ended December 31,
                                             -------------------------------
                                              1998        1997         1996
                                             ------      ------     --------
   Current tax expense:     Federal          $2,101      $1,432     $  1,567
                            State               105         507          612
                                             ------      ------     --------
                                              2,206       1,939        2,179
                                             ------      ------     --------
   Deferred tax expense (benefit)
      Federal                                 (264)         189         (139)
      State                                    (15)          63          (55)
      Change in valuation allowance            (35)         (30)         (54)
                                            ------       ------     --------
                                              (314)         222        (248)
                                             ------      ------     --------
          Total income tax expense           $1,892      $2,161       $1,931
                                             ======      ======       ======


The effective Federal income tax rates differ from the statutory rates as indicated below:

                                                                  Years Ended December 31,
                                                              ------------------------------
                                                              1998        1997         1996
                                                              ----        ----         ----
   Statutory Federal income tax rate                           34%         34%          34%
   Increase (decrease) resulting from:
      State income taxes (net of Federal tax benefit)           1           7            7
      Change in valuation allowance and other                   -          (1)          (2)
                                                              ---         ---           --
    Effective Federal income tax rate                          35%         40%          39%
                                                              ===         ===           ==

     The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are presented below:

                                                             December 31,
                                                          -----------------
                                                           1998       1997
                                                          ------     ------
Deferred tax assets
     Deferred compensation expense ..................     $  206     $  205
     Allowance for loan losses ......................        664        539
     Accrued retirement expenses ....................        129        109
     Capital loss carry forward .....................          2         35
     Accrued bonus ..................................         58         46
     Depreciation of buildings and equipment ........         11       --
     Other ..........................................         25       --
                                                          ------     ------
         Total gross deferred tax asset .............      1,095        934
     Less: valuation allowance ......................       --          (35)
                                                          ------     ------
                                                           1,095        899
Deferred tax liabilities
     Deferred loan origination fees .................        642        649
     Deferred premium on loans ......................         23         25
     Depreciation of buildings and equipment ........       --          109
     Unrealized gain on securities available for sale          9          5
                                                          ------     ------
         Total gross deferred tax liabilities .......        674        788
                                                          ======     ======
         Net deferred tax asset .....................     $  421     $  111
                                                          ======     ======

     Realization of the Company's deferred tax asset is supported by its tax history. Management believes the existing net deductible temporary differences that give rise to the net deferred income tax asset will reverse in periods the Company generates net taxable income.

     The Company and its subsidiaries on a consolidated basis are subject to Federal income tax. The Bank is subject to Massachusetts income tax at a rate of 10.91%. One of the Bank's subsidiaries, N.B. Securities, Inc. is an investment company that has been classified as a securities corporation under the provisions of the General Laws of Massachusetts and, as such, is subject to state tax at a rate of 1.32% of gross receipts. The Bank's other subsidiary, N. Realty Corp., intends to elect to be taxed as a real estate investment trust. The Company is a bank holding company that has been classified as a securities corporation under the provisions of the General Laws of Massachusetts and, as such, is subject to a state tax at a rate of 0.33% of gross receipts.

     In August 1996, the provisions repealing the current thrift bad debt rules were passed by Congress as part of "The Small Business Job Protection Act of 1996." The new rules eliminate the 8% of taxable income method for deducting additions to the tax bad debt reserves for all thrifts for tax years beginning after December 31, 1995. These rules also require that all thrift institutions recapture all or a portion of their bad debt reserves added since the base year (last taxable year beginning before January 1, 1988). The Bank has previously recorded a deferred tax liability equal to the bad debt recapture and as such, the rules will have no effect on net income or federal income tax expense.

     The unrecaptured base year reserves will not be subject to recapture as long as the institution continues to carry on the business of banking. In addition, the balance of the pre-1988 bad debt reserves continue to be subject to provisions of present law that require recapture in the case of certain excess distributions to shareholders. The tax effect of pre-1988 bad debt reserves subject to recapture in the case of certain excess distributions is approximately $1.2 million.

(8)  Employee Benefit Plans

Pension Plan

     The Bank provides pension benefits for its employees through membership in the Savings Bank Employee Retirement Association, a noncontributory, defined benefit plan. Bank employees become eligible to participate in the plan after attaining age 21 and completing one year of service. The Plan provides for benefits to be paid to eligible employees at retirement based primarily upon their years of service with the Bank and compensation levels near retirement. The Bank makes annual contributions to the Plan equal to the maximum amount that can be deducted for income tax purposes.

     The following tables set forth information on the Plans benefit obligations, assets and funded status for the plan years ended October 31, 1998 and 1997 and assumptions and net periodic benefit cost for the plan years ended October 31, 1998, 1997 and 1996:

(dollars in thousands)                                      1998         1997
                                                          -------       -------
Change in benefit obligations:
Benefit obligation at beginning of year ............      $ 1,657       $ 1,349
Service cost .......................................          134            83
Interest cost ......................................          120           101
Actuarial loss (gain) ..............................         (174)          155
Benefits paid ......................................         (162)          (31)
                                                          -------       -------
Benefit obligation at end of year ..................      $ 1,575       $ 1,657
                                                          -------       -------

Change in plan assets:
Fair value of plan assets at beginning of year .....      $ 1,454       $ 1,187
Actuarial return on plan assets ....................          114           220
Employer contribution ..............................           91            78
Benefits paid ......................................         (162)          (31)
                                                          -------       -------
Fair value of plan assets at end of year ...........      $ 1,497       $ 1,454
                                                          -------       -------

Funded status ......................................      $   (78)      $  (203)
Transition (asset) liability .......................          (22)          (23)
Unrecognized net actuarial gain ....................         (205)          (35)
                                                          -------       -------
Accrued benefit cost ...............................      $  (305)       $ (261)
                                                          -------       -------

Weighted average assumptions as of October 31:

                                                  1998        1997        1996
                                                  ----        ----        ----
Discount rate ..............................      6.75%       7.25%       7.50%
Expected return on plan assets .............      8.00%       8.00%       8.00%
Rate of compensation increase ..............      5.50%       6.00%       6.00%

Components of net periodic benefit cost:

                                                  1998        1997        1996
                                                  ----        ----        ----
Service cost ...............................     $ 134       $  82       $ 109
Interest cost ..............................       120         101          92
Expected  return on Plan assets ............      (116)        (95)       (147)
Recognized net actuarial gain
  (loss) and other .........................        (3)         (3)         73
                                                 -----       -----       -----
  Pension expense ..........................     $ 135       $  85       $ 127
                                                 =====       =====       =====

Deferred Compensation Agreements

     The Company has entered into deferred compensation agreements with an officer and a former officer, and has purchased life insurance policies to cover the unfunded liability of the deferred compensation agreements. The expense related to these agreements was $70,000 in 1998 and $48,000 in 1997.

(9)  Loss on "Check-Kiting"

In March 1998 the Company announced that an investigation by Nantucket Bank management revealed an apparent "check-kiting" scheme by one of its customers, whereby checks drawn on Nantucket Bank were timed to be covered by checks drawn on another bank while checks drawn on that other bank were covered by checks drawn on Nantucket Bank. The "check-kiting" caused an overdraft of $518,000. A charge of $560,000, included estimated legal and other collection expenses, was recognized in the first quarter of 1998. Later in 1998 Nantucket Bank entered into a settlement agreement with the customer. Pursuant to the terms of this settlement agreement, the Bank received funds of $100,000, which were recognized as a recovery in the second quarter of 1998. In addition, the Bank also received a second mortgage on two properties owned by the customer and a promissory note of $447,000. Under the terms of the promissory note the customer is required to make monthly payments beginning May 1, 1999. These payments begin at $1,000 per month for 18 months, increase to $1,500 per month through 2008 and continue through October 1, 2018. Proceeds from both the promissory note and the second mortgages will be recognized on a cash basis. During the fourth quarter of 1998 the Bank recognized an additional recovery of $46,000.

(10)  Commitments and Financial Instruments with Off-Balance Sheet Risk

     The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its exposure to fluctuations in interest rates. These financial instruments include commitments to originate and sell loans and standby letters of credit. The instruments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

     The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for loan commitments, unused lines of credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For commitments to sell loans the contract or notional amounts do not represent exposure to credit loss. The Bank controls credit risk on commitments to sell through credit approval, borrowing limits and monitoring procedures.

     Financial instruments whose contract amounts represent credit risk are as follows:

(in thousands)                                            Contract or Notional Amount
                                                          ---------------------------
                                                                 December 31,
                                                          ---------------------------
                                                               1998        1997
                                                             -------     -------
Commitments to originate mortgage and commercial loans .     $21,649     $ 9,369
Unused lines of credit .................................      12,543       9,231
Standby letters of credit ..............................         331         487
Unadvanced portions of construction loans ..............      14,516       6,567

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

     Stand-by letters of credit are conditional commitments issued by the Bank to guarantee the performance by a customer to a third party. The credit risk in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. On May 1, 1998 the Company entered into a new Consulting Agreement ("Agreement") with the Chairman of the Board of Directors ("Chairman"), who also holds the titles of President and Chief Executive Officer. The terms of the Agreement stipulate that the Chairman shall provide consulting services to the Company in his capacity as President, Chief Executive Officer and Chairman of the Board of Directors for a three year term commencing May 1, 1998 and ending on April 30, 2001. The Chairman shall receive an annual consulting fee of $120,000 and an annual reimbursement of $12,000 for office expenses. The term shall automatically be extended for a one-year period beyond the then effective expiration date on May 1 of each year commencing on May 1, 1999 unless the Company notifies the Chairman of its intention not to continue the Agreement. The Board of Directors may terminate this Agreement at any time for cause. Should certain events constituting a change in control occur, the Company shall pay the Chairman a lump sum payment consisting of the aggregate amount payable under the Agreement had he continued to provide services for the remainder of the term of the Agreement.

(11)  Stockholders' Equity

Capital requirements

     The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 1998, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes would cause a change in the Bank's categorization.

     The Company's and the Bank's actual capital amounts and ratios are presented in the following table.

(dollars in thousands)                                                                                To Be Well Capitalized
                                                                                                            Under Prompt
                                                                          For Capital Adequacy            Corrective Action
                                                       Actual                     Purposes                   Provisions
                                                 --------------------     ----------------------      ----------------------
                                                 Amount        Ratio          Amount       Ratio          Amount       Ratio
                                                 ------        -----          ------       -----          ------       -----
As of December 31, 1998:                                                          (at least)                  (at least)
Total Capital (to Risk Weighted
Assets)
   Bank                                          $25,060        15.4%        $13,023        8.0%           $16,279    10.0%
   Company                                       $26,069        16.0%        $11,167        8.0%           $13,959    10.0%
Tier I Capital (to Risk Weighted Assets)
   Bank                                          $23,011        14.1%         $6,511        4.0%            $9,767     6.0%
   Company                                       $24,017        14.7%         $5,583        4.0%            $8,375     6.0%
Total Capital (to Average Assets)
   Bank                                          $25,060         9.4%        $10,614        4.0%           $13,268     5.0%
   Company                                       $26,069         9.9%        $10,573        4.0%           $13,216     5.0%

As of December 31, 1997:
Total Capital (to Risk Weighted Assets)
   Bank                                          $22,606        17.8%        $10,168          8.0%         $12,710    10.0%
   Company                                       $23,536        18.6%        $10,130          8.0%         $12,663    10.0%
Tier I Capital (to Risk Weighted Assets)
   Bank                                          $21,005        16.5%         $5,084          4.0%          $7,626     6.0%
   Company                                       $21,940        17.3%         $5,065          4.0%          $7,598     6.0%
Total Capital (to Average Assets)
   Bank                                          $22,606        10.9%         $8,266          4.0%         $10,332     5.0%
   Company                                       $23,536        11.4%         $8,285          4.0%         $10,357     5.0%

Stock Option Plan

Effective May 1, 1998 the Company's Board of Directors adopted the Home Port Bancorp, Inc. Directors Restricted Stock Option Plan ("Plan"). The Plan authorizes the grant of non-qualified stock options to "Participants", defined as Directors of the Company, who are not also employees or paid consultants. The Plan is administered by the Company's Compensation Committee, which must include at least two non-employee members of the Company's Board of Directors. A total of 25,000 shares of the Company's Common Stock ("Common Stock") have been reserved for issuance under the Plan. Options are granted pursuant to a formula. The formula provides that each incumbent member of the Company's Board of Directors be offered a grant of options to purchase up to 5,000 shares of Common Stock, 20% of which vest upon grant, with the remainder vesting ratably over the next four years. Options are to be granted at fair market value, calculated by averaging the bid and ask price of the Common Stock over the twenty trading days prior to the date of the grant. Options expire ten years from the date of grant. Options granted under the Plan may not be exercised prior to May 1, 2000 without the written assent of the Company. In the event of a change of control, as defined in the Plan, all options granted under the Plan shall immediately become fully vested.

As of December 31, 1998, options to purchase 25,000 shares of Common Stock were outstanding, of which 5,000 shares were vested. No shares are currently available for future grant under this Plan. Stock option plan activity is summarized in the following table:

                                                                                        Weighted          Weighted Avg.
                                                Shares Under          Option            Average             Remaining
                                                   Option             Prices         Exercise Price      Contractual Life
                                                   ------             ------         --------------      ----------------
Balance December 31, 1997                            ---                ---               ---
   Granted                                         25,000             $26.474           $26.474
   Exercised                                         ---                ---               ---
   Cancelled                                         ---                ---               ---
                                                   -----              ------             ------
  Balance December 31, 1998                        25,000             $26.474           $26.474              9.4 Years
                                                   ======             =======           -------
  Options exercisable at year-end                   5,000
                                                   ======
Weighted average fair value of options
granted during the year.                           $ 4.41

The Company applies APB Opinion No. 25 and related interpretations in accounting for its plan. Had compensation cost for the plan been determined consistent with FASB Statement No. 123, net income and earnings per share for 1998 would have been reduced to the pro forma amounts indicated below:

Net income (in thousands)
     As reported                                                      $3,551
     Pro forma                                                        $3,541
Earnings per share
     As reported                                                      $ 1.93
     Pro forma                                                        $ 1.92

The fair value of the 1998 option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 3.0% percent, weighted-average risk-free interest rate of 5.72% percent, expected life of 4 years and expected volatility of 20% percent. The effects of applying SFAS 123 on the pro forma net income may not be representative of the effects on pro forma net income for future years.

(12)  Pending Legal Matters

     The Company is party to certain litigation in the ordinary course of business. Management is of the opinion that the aggregate liability, if any, resulting from such litigation would not have a material adverse impact on the financial condition or results of operations.


(13) Fair Value of Financial Instruments (in thousands)

     The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced liquidation or sale.

     Quoted market prices are used to establish fair value when they are available for a particular financial instrument. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques include assumptions which are highly subjective, including the timing and amount of future cash flows, risk characteristics, economic conditions and discount rates. Changes in assumptions could significantly affect the estimates; accordingly, the results may not be precise.

     Financial instrument fair value estimates, methods and assumptions are set forth below:

     Cash and cash equivalents The carrying amount of cash and cash equivalents approximates their fair value.

Securities
     Fair values for securities, including mortgage-backed securities, are based on quoted market prices.

Federal Home Loan Bank stock
     The carrying amount of stock in the Federal Home Loan Bank of Boston approximates its fair value.

Loans
     The fair value of loans was estimated for groups of similar loans based on the type of loan, interest rate characteristics, credit risk and maturity. The fair value of performing residential and commercial mortgage loans, including both fixed and variable rate loans, was determined using discounted cash flow techniques with year-end interest rates, incorporating estimated prepayment factors.

Accrued Income Receivable
     The carrying amount of accrued income receivable approximates its fair value.

Deposits
     The fair value of demand deposits, NOW and savings accounts, advance payments from mortgagors and money market deposits are, by definition, equal to the amount payable on demand at the reporting date (i.e. their carrying value amounts). The fair values of fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies year end interest rates at which similar certificates were issued to a schedule of expected maturities of the outstanding certificates of deposit.

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

     The carrying amounts and fair values of the Company's financial instruments consisted of the following at December 31, 1998 and 1997:

                                                                               1998                              1997
                                                                     -----------------------          ------------------------
                                                                     Carrying         Fair            Carrying          Fair
                                                                      Amount          Value            Amount           Value
                                                                     -------         -------          --------        --------
Cash and cash equivalents                                            $12,124         $12,124          $  5,106        $  5,106
Securities :
    Available for sale                                                 7,993           7,993             6,231           6,231
    Held to maturity                                                  17,904          18,050            16,661          16,655
Loans held for sale                                                   16,005          16,658            11,169          11,209
Loans, net of allowance for loan losses                              213,899         213,571           163,733         164,337
Federal Home Loan Bank stock                                           3,276           3,276             2,442           2,442
Accrued income receivable                                              1,340           1,340             1,040           1,040

Deposits:
    Demand                                                            18,437          18,437            11,226          11,226
    NOW                                                               43,062          43,062            28,072          28,072
    Savings                                                           19,168          19,168            15,090          15,090
    Advance payments from mortgagors                                     231             231               236             236
    Money market checking                                             38,377          38,377            26,766          26,766
    Certificates of Deposit                                           69,393          69,615            61,046          61,167
Borrowed Funds                                                        58,921          59,097            41,742          41,904

                                       33

(14) Parent Company Financial Statements (dollars in thousands, except per share information)

The investment in Nantucket Bank by Home Port Bancorp, Inc. is presented below on the equity method of accounting. The separate financial statements of Home Port Bancorp, Inc. are as follows:

                    Balance Sheets                                                 December 31,
                                                                              ---------------------
                                                                                1998         1997
                                                                              --------     --------
Assets
Cash and due from banks .................................................     $    279     $    158
Investment in Nantucket Bank ............................................       23,026       21,013
Due from Nantucket Bank .................................................          606          794
Income taxes receivable .................................................          150         --
Other assets ............................................................           20           22
                                                                              --------     --------

      Total assets ......................................................     $ 24,081     $ 21,987
                                                                              ========     ========
Liabilities
 Other liabilities ......................................................     $     49     $     39
                                                                              --------     --------
      Total liabilities .................................................           49           39
Stockholders' Equity
Preferred stock, $.01 par value, 2,000,000 shares authorized, none issued         --           --
Common stock, $.01 par value, 10,000,000 shares authorized,
     2,325,494 shares issued ............................................           23           23
Additional paid-in capital ..............................................       17,473       17,473
Retained earnings .......................................................       10,918        8,841
Unrealized gain on securities available for sale, net of taxes ..........           15            8
Less: Treasury stock, at cost(483,604 shares ............................       (4,397)      (4,397)
                                                                              --------     --------
      Total stockholders' equity ........................................       24,032       21,948
                                                                              --------     --------

      Total liabilities and stockholders' equity ........................     $ 24,081     $ 21,987
                                                                              ========     ========

                  Statements of Earnings                                    Years Ended December 31,
                                                                       ---------------------------------
                                                                         1998        1997         1996
                                                                       -------      -------      -------
Income:
    Dividends from Nantucket Bank ................................     $ 1,850      $ 1,800      $ 1,600
    Interest on cash equivalents and securities ..................          14           13           17
                                                                       -------      -------      -------
         Total income ............................................       1,864        1,813        1,617
Expenses:
    Operating expenses ...........................................         475          389          353
                                                                       -------      -------      -------
         Total expenses ..........................................         475          389          353
                                                                       -------      -------      -------
Income before income taxes and equity in undistributed net
    Income of Nantucket Bank .....................................       1,389        1,424        1,264
Income tax benefit ...............................................        (156)        (142)        (134)
                                                                       -------      -------      -------
Income before equity in undistributed net income of Nantucket Bank       1,545        1,566        1,398
Equity in undistributed net income of Nantucket Bank .............       2,006        1,731        1,637
                                                                       -------      -------      -------

         Net income ..............................................     $ 3,551      $ 3,297      $ 3,035
                                                                       =======      =======      =======


     The parent company only statements of changes in stockholders' equity are identical to the consolidated statements of changes in stockholders' equity and, therefore, are not presented here.

                 Statements of Cash Flows                                            Years Ended December 31,
                                                                               --------------------------------
                                                                                1998          1997         1996
                                                                               -------      ------       ------
Net cash flow from operating activities:
    Net income ...........................................................     $ 3,551      $ 3,297      $ 3,035
    Adjustments to reconcile net income to net cash provided by operating activities:
         Equity in undistributed net income of Nantucket Bank ............      (2,006)      (1,731)      (1,637)
         Net increase (decrease) in accrued expenses and other liabilities          10           27          (27)
         Net (increase) decrease in prepaid expenses and other assets ....           2           (4)           6
         Net decrease (increase) in refundable income taxes ..............        (150)         146         (146)
         Other, net ......................................................        --           --
                                                                               -------      -------      -------
Net cash provided by operating activities ................................       1,407        1,735        1,231
                                                                               -------      -------      -------
Net cash flows from (used in) investing activities:
    Net (increase) decrease in due from Nantucket Bank ...................         188         (173)        (636)
                                                                               -------      -------      -------
Net cash (used in) provided by investing activities ......................         188         (173)        (636)
                                                                               -------      -------      -------
Net cash flows from financing activities:
    Cash dividends paid ..................................................      (1,474)      (1,473)      (1,289)
                                                                               -------      -------      -------
Net cash used for financing activities ...................................      (1,474)      (1,473)      (1,289)
                                                                               -------      -------      -------
Net increase (decrease) in cash and cash equivalents .....................         121           89         (694)
Cash and cash equivalents at beginning of year ...........................         158           69          763
                                                                               -------      -------      -------

Cash and cash equivalents at end of year .................................     $   279      $   158      $    69
                                                                               =======      =======      =======
Supplemental disclosure of cash flow information:
  Cash paid during the year for income taxes: ............................     $  --        $     1      $  --


Independent Auditors' Report            Home Port Bancorp, Inc. and Subsidiaries



The Board of Directors and Stockholders
Home Port Bancorp, Inc.:

     We have audited the accompanying consolidated balance sheets of Home Port Bancorp, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Home Port Bancorp, Inc. and subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.





/s/ KPMG Peat Marwick LLP
-------------------------
KPMG Peat Marwick LLP
Boston, Massachusetts
February 2, 1999

Directors and Officers                  Home Port Bancorp, Inc. and Subsidiaries

                  Home Port Bancorp, Inc.
                         Directors
Karl L. Meyer *
   Chairman of the Board, President and CEO of Home Port Bancorp, Inc.
Charles F. DiGiovanna
   Private Investor

William P. Hourihan, Jr.
   Vice President of Home Port Bancorp, Inc.
   and President of Nantucket Bank
Charles H. Jones, Jr.
   General Partner of Edge Partners, L.P.
Daniel D. McCarthy *
   Investment Banker
   First Long Island Investors
Robert J. McKay
   Management Consultant
   Robert J. McKay Associates
Philip W. Read *
   President of Jared Coffin House, Inc. and
   Chairman of the Board of Nantucket Bank
Robert  A. Trevisani, Esq.
   Partner, Gadsby & Hannah LLP
    * Members of Executive Committee
    * Elected on Feb. 3, 1999 to replace Daniel D.
    McCarthy, who resigned as of March 1, 1999

                      Nantucket Bank
                         Officers

William P. Hourihan, Jr.
     President & CEO
John M. Sweeney
     Senior Vice President & CFO
Levin L. (Quint) Waters, III
     Senior Vice President & Senior Loan Officer
Daniel P. Neath
     Senior Vice President
Julie L. Bell
     Vice President
Neil E. Marttila
    Vice President
Zona Tanner-Butler
  Vice President
Rebecca M. Bartlett
   Human Resources Officer
Lisa Killen
   Mortgage Officer

                              Nantucket Bank
                                Directors

      Philip W. Read
         President of Jared Coffin House, Inc.
         Chairman of the Board of Nantucket Bank
      John W. Bartlett
          Vice President & Owner of Bartlett's Ocean View Farm,
           Inc.
      Arthur L. Desrocher
         Chairman of the Board of Selectmen of the Town of Nantucket
      John P. Dooley, CPA

      Sheila O'Brien Egan
         President of Swain's Travel, Inc.

      Ralph L. Hardy
         Ralph L. Hardy, Electrical Contractor

      Lucile W. Hays
         Former business owner and Director and Past
          President of the Nantucket Boys and Girls Club
      William P. Hourihan, Jr.
         President of Nantucket Bank
      Stephen Lindsay
         Owner, Stephen Lindsay Custom Builders

      J. Barry Thurston
         Owner, Barry Thurston's Inc.
      Marsha Kotalac
         Owner, Nantucket Sports Locker
      H. Flint Ranney
          Owner, Denby Real Estate, Inc.
                         Home Port Bancorp, Inc.
                                 Officers
      Karl L. Meyer
         Chairman of the Board, President and CEO
      William P. Hourihan, Jr.
         Vice President
      Robert J. McKay
         Secretary
      John M. Sweeney
         Treasurer & Chief Financial Officer

 Stockholder's information              Home Port Bancorp, Inc. and Subsidiaries



Legal Counsel

     Gadsby & Hannah LLP
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
     (508) 228-0580

Annual Meeting

The Annual Meeting of the Stockholders will be held at 10:00 a.m. on Monday, May 17, 1999 at the Harbor House, South Beach Street, Nantucket, MA 02554.

Form 10-K

Copies of the Company's 1998 10-K annual report, as filed with the Securities Exchange Commission, may be obtained at no charge by writing to John M. Sweeney, Treasurer & CFO, Home Port Bancorp, Inc., PO Box 988, 104 Pleasant Street, Nantucket, MA 02554.

Stock Market Data

Home Port Bancorp, Inc.'s common stock is traded on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol of HPBC and is listed in most newspapers alphabetically abbreviated. As of March 5, 1999, there were approximately 1,974 stockholders of record and 1,841,890 outstanding shares of common stock.

The range of high and low sale prices and dividends declared for the common stock by quarter are as follows:
                                               Dividends
        Period             High        Low      Declared
----------------------------------------------------------
  1998    4th quarter       25       19 1/8      $0.20
          3rd quarter       27       19 1/8      $0.20
          2nd quarter       28       23 3/8      $0.20
          1st quarter     28 3/4     21 1/2      $0.20
  1997    4th quarter       25         22        $0.20
          3rd quarter       24       19 1/4      $0.20
          2nd quarter     21 1/4     16 1/2      $0.20
          1st quarter     19 1/4     16 1/8      $0.20

 (Source: National Association of Securities Dealers, Inc.)

Note: The prices do not include mark-up, mark-down or commission.