Form 10-K, Exhibit 13
period 1999-12-31
HOME PORT BANCORP INC
filed 2000-03-28
CIK 832769

Table of Contents


Financial Highlights
Message to Stockholders
Management's Discussion and Analysis of
 Financial Condition and Results of Operations
Consolidated Financial Statements
Notes to Consolidated Financial Statements
Independent Auditors' Report
Directors and Officers
Stockholders Information


                            Home Port Bancorp, Inc.

Home Port Bancorp, Inc. (the "Company") is a single bank holding company incorporated in the state of Delaware which owns all of the outstanding common stock of Nantucket Bank (the "Bank") and is regulated by the Federal Reserve Bank. The Bank, organized in 1834, is a Massachusetts chartered savings bank serving the island of Nantucket. The primary business of the Bank is to acquire deposits and originate residential and commercial mortgage loans and commercial, business and consumer loans. The Bank's deposits are fully insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000, and the
Depositors Insurance Fund for amounts in excess of $100,000. The Bank is a member of the Federal Home Loan Bank system.

(Dollars in thousands, except per share data)                      1999           1998          1997           1996          1995
At December 31,                                                 ---------      ---------     ---------      ---------     ---------
Total assets ..............................................     $ 319,260      $ 275,570     $ 208,815      $ 189,931     $ 167,272
Loans, net of allowance for loan losses ...................       258,302        213,899       163,733        142,425       120,540
Securities and FHLB stock .................................        36,817         29,173        25,334         25,066        28,346
Deposits 218,197 ..........................................       188,668        142,436       135,082        114,357
Borrowed funds ............................................        71,417         58,921        41,742         32,335        32,837
StockholdersO equity ......................................        27,309         24,032        21,948         20,103        18,379

For the Years Ended December 31,
Total interest income .....................................     $  21,952      $  19,097     $  15,951      $  14,450     $  13,242
Total interest expense ....................................         9,521          8,490         7,014          6,289         5,987
                                                                ---------      ---------     ---------      ---------     ---------
Net interest income .......................................        12,431         10,607         8,937          8,161         7,255
Provision for loan losses .................................           200            150           150             75             N
                                                                ---------      ---------     ---------      ---------     ---------
Net interest income after provision for loan losses .......        12,231         10,457         8,787          8,086         7,255
Deposit and loan servicing fees and other income ..........         1,321            962           898            879           846
Net gain (loss) from sales of mortgage loans and securities           259            182           109             (5)           (2)
Non-interest expense ......................................         6,073          6,158         4,336          3,994         3,594
                                                                ---------      ---------     ---------      ---------     ---------
Income before taxes .......................................         7,738          5,443         5,458          4,966         4,505
Provision for income taxes ................................         2,673          1,892          2,161         1,931          1,749
                                                                ---------      ---------     ---------      ---------     ---------
Net income ................................................     $   5,065      $   3,551     $   3,297      $   3,035     $   2,756
                                                                =========      =========     =========      =========     =========

Per share data
Earnings per common share - basic and diluted .............     $    2.75      $    1.93     $    1.79      $    1.65     $    1.50
                                                                ---------      ---------     ---------      ---------     ---------

Dividends declared per share ..............................     $    0.85      $    0.80     $    0.80      $    0.70     $    1.60
                                                                ---------      ---------     ---------      ---------     ---------

Stockholders' equity per share ............................     $   14.83      $   13.05     $   11.92      $   10.91     $    9.98
                                                                ---------      ---------     ---------      ---------     ---------
Selected ratios
Return on average assets ..................................          1.68%          1.42%         1.68%          1.72%         1.67%
Interest rate spread (tax equivalent) .....................          3.86%          3.75%         4.08%          4.18%         4.00%
Net interest margin (tax equivalent) ......................          4.36%          4.40%         4.72%          4.80%         4.59%
Equity to asset ratio .....................................          8.55%          8.72%        10.51%         10.58%        10.99%
Return on average equity ..................................         19.73%         15.63%        15.77%         15.84%        14.34%
Dividend payout ratio .....................................         30.90%         41.51%        44.68%         42.47%       274.02%

         1999 marks the tenth consecutive year of improving operating earnings. Home Port Bancorp, Inc. posted record earnings of $5.1 million in this year, a
42.6 percent increase over 1998 net income of $3.6 million.

         Return on Equity (ROE) the company's primary measure of performance, increased to 19.7 percent from 15.6 percent in 1998. Our 1999 ROE places Home Port in the top 10% of all banks and thrift institutions nationwide. Home Port's equity to asset ratio edged down from 8.72 percent in 1998 to 8.55 percent, well within the typical leverage ratios for banks.

         As a consequence of the increased earnings and after consideration of other factors, the company increased its quarterly dividends from $.20 to $.25 per share beginning with the third quarter of 1999.

         Financial stocks have under performed the S&P 500 index over the last three years. During 1999 bank stocks were particularly hard hit with various bank price indices showing declines for the year, despite improved earnings. Home Port's 1999 trading range of $21.125 to $27.00 was within the 1998 price range of $19.125 to $28.75. The 1999 year end closing share price of $26.25 was
7.14 percent higher that its comparative price a year earlier.

         Investors  in  financial   institutions   remain   concerned  over  the
possibility of interest rate increases and their possible negative impact on loan quality. During 1999, the Federal Reserve Bank increased the federal funds rate three times by 25 basis points and again in February 2000. The current rate is 5.75 percent and the Fed is expected to move two or three more times during the first half of 2000. The link between interest rates and bank earnings has been lessened, however in the current environment, investors remain cautious.

         Also, liquidity appears to be a high priority. Small market capitalization banks such as Home Port, with fundamentals at least equal to those of larger cap banks, have discounted Price/Earning (P/E) ratios. Your company with a three-year average annualized ROE of 17.0 percent and annual earnings growth of 18.6 percent receives a P/E ratio of only about ten. Small cap financial stocks have not participated in the price improvement in early 2000 as measured by the Russell 2000 index.

         Over the past three years Nantucket Bank, your company's only operating subsidiary, has increased its loans by 22.0 percent annually and deposits by
17.3 percent annually. During this period, 28 percent of the loan origination was sold to other financial institutions, with the bank retaining $279 million. The Bank increased its borrowings from the Federal Home Loan bank of Boston from $32.3 million at year end 1996 to $71.4 million at the end of 1999 to fund its loan growth. Deposits have not kept pace with the strong loan demands requiring loan sales in order to maintain an acceptable equity to asset ratio. The demand for mortgage financing for second homes on Nantucket cannot be satisfied by local depositors.

         The decline in the  Interest  Rate Spread from 4.09  percent in 1997 to
3.75 percent in 1998 was reversed in 1999, with the spread increasing slightly to 3.86 percent.

         Home Port has been favored with long term strong national as well as local Nantucket economies. Increased banking activity demanded improvement to the Bank's facilities. The additions and modifications to the Pleasant Street office mentioned in last year's message have been completed and the new branch office on the corner of Old South Road and Amelia Drive outside the congested in town business area, has been started with an expected opening in May of this year. Customers will find this location convenient for their banking needs. The bank has a special commitment to provide fast, efficient and cost effective service to its customers.

         We believe the additions to facilities, upgrades of systems and well-chosen additions to the staff demonstrate our commitment to provide Nantucket with a full range of banking services, second to none.

/s/Karl L. Meyer
----------------
Karl L. Meyer
Chairman of the Board, President and CEO

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
Results of Operations

Home Port Bancorp, Inc. ("the Company") reported net income of $5.1 million in 1999, an increase of $1.5 million, or 42.6%, over 1998 net income of $3.6 million. In 1998, net income increased by $.3 million, or 7.7% over 1997. Net income per basic and diluted share was $2.75 in 1999 compared to $1.93 in 1998 and $1.79 in 1997. Significant items affecting these periods are reviewed in detail in the following paragraphs.

Net Interest Income

Net interest income increased by $1.8 million, $1.7 million and $.7 million in 1999, 1998 and 1997, respectively. On a percentage basis these increases were 17.2%, 18.7% and 9.5%, respectively.

         During 1999 and 1998 Nantucket Bank (the "Bank") experienced significant increases in the average balances of loans (18.5% and 31.2% in 1999 and 1998, respectively) and interest-bearing deposits (18.8% and 26.4% in 1999 and 1998, respectively). These increases are responsible for the increases in net interest income during the past two years. During 1999 the net interest margin (calculated on a tax-equivalent basis) decreased slightly (4 basis points) compared to 1998. In 1998 the margin decreased by 32 basis points compared to 1997. The tables on the following page provide additional details of net interest income.

[Graphic - bar chart]

         During 1999 the average yield of the Bank's loan portfolio decreased by 29 basis points to 7.86% from 8.15% in 1998. In 1998 the average yield on loans decreased by 67 basis points from 8.82% in 1997. These decreases were due to an increase in the percentage of lower-yielding residential loans in the portfolio together with the effect of generally decreasing market interest rates. The average yield on securities, adjusted to reflect tax-exempt securities on a fully tax-equivalent basis, was 6.14% in 1999 compared to 5.89% in 1998 and 1997. The Bank does not actively trade the securities portfolio. Securities classified as "held to maturity" represented 48% of total securities at year end 1999 compared to 69% at year end 1998. Available-for-sale securities were increased in late 1999 to enhance liquidity in the event of any "Year 2000" disruptions.

         The average cost of funds was 3.80% in 1999 compared to 4.14% in 1998 and 4.32% in 1997. In 1999 the average cost of deposits decreased by 34 basis points to 3.19% from 3.53% in 1998. In 1997 the average cost of deposits was 3.73%. The lower average cost of deposits in 1999 and 1998 was due to an increase in NOW checking accounts, which typically bear a lower interest rate than do certificates of deposit and money market checking accounts. The cost of Federal Home Loan Bank ("FHLB") borrowings decreased 58 basis points to 5.50% in 1999 from 6.08% in 1998 as a result of the decline in market rates during 1997 and 1998. The cost of borrowings was 6.21% in 1997. The following table sets forth certain information relating to the Bank's interest earning assets, interest bearing liabilities and net interest income, calculated on a tax-equivalent basis. Short term investments are included in securities and FHLB stock. Loans include loans held for sale and non-accrual loans. Deposits exclude non-interest bearing demand accounts.

Non-Interest Income

Non-interest income consists of service charges and fees on deposit accounts, fees for servicing mortgage loans and net gains or losses from the sale of mortgage loans and securities available for sale.

         In 1999 non-interest income increased $436 thousand, or 38.1%, to $1.6 million compared to $1.1 million in 1998. Deposit servicing fees increased by $31 thousand, or 6.8%, due to increases in deposits. Loan servicing fees increased by $83 thousand or 35.2%, due to an increase in the average balance of loans serviced for others. Other fees and income increased by $245 thousand, or 90.4%, due to an increase in income from automated teller machines and an increase in fees from the sale of non-insured alternative investment products. Gains from the sale of mortgage loans increased by $129 thousand, or 99.2%, due to an increase in loan sales and a falling interest rate environment.

         In 1998 non-interest income increased $137 thousand, or 13.6%, to $1.1 million compared to $1.0 million in

                                                                           Years Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                              1999                             1998                            1997
                                       Average                Yield/    Average               Yield/    Average               Yield/
                                       Balance    Interest     Rate     Balance    Interest    Rate     Balance    Interest    Rate
                                       -------    --------     ----     -------    --------    ----     -------    --------    ----
Interest earning assets:
         Residential loans             $184,215    $13,477     7.32%    $151,622   $11,330      7.47%    $109,592   $8,896     8.12%
         Commercial loans                64,406      5,973     9.27%      57,303     5,603      9.78%      47,950    4,930    10.28%
         Consumer loans                   5,918        569     9.61%       5,801       576      9.93%       6,026      599     9.94%
                                       --------    -------     ----     --------   -------      ----     --------   ------     ----
         Total loans                    254,539     20,019     7.86%     214,726    17,509      8.15%     163,568   14,425     8.82%
         Securities and FHLB stock (1)   33,427      2,053     6.14%      28,417     1,675      5.89%      26,393    1,554     5.89%
                                       --------    -------     ----     --------   -------      ----     --------   ------     ----
Total interest earning assets          $287,966    $22,072     7.66%    $243,143   $19,814      7.89%    $189,961  $15,979     8.41%
                                       --------    -------     ----     --------   -------      ----     --------   ------     ----

Interest bearing liabilities:
         Deposits                      $185,105   $  5,908     3.19%    $155,862     5,509      3.53%    $123,291  $ 4,594     3.73%
         Borrowed funds                  65,747      3,613     5.50%      49,026     2,981      6.08%      38,969    2,420     6.21%
Total interest bearing liabilities     $250,852   $  9,521     3.80%    $204,888   $ 8,490      4.14%    $162,260  $ 7,014     4.32%
Net interest income                               $ 12,551              $ 10,694                         $  8,965
                                                  --------              --------                         --------
Interest rate spread (2)                                       3.86%                            3.75%                          4.09%
                                                               ====                             ====                           ====
Net interest margin (3)                                        4.36%                            4.40%                          4.72%
                                                               ====                             ====                           ====

(1) Securities income includes tax-equivalent adjustment of $120, $87 and $28 in 1999, 1998 and 1997, respectively.
(2) Represents the difference between average rate earned on interest earning assets and average rate paid on interest bearing liabilities. (3) Represents net interest income divided by average earning assets. Rate/Volume Analysis The effect on net interest income as a result of changes in average interest rates and balances follows:

Rate/Volume Analysis

         The effect on net interest as a result of changes in average interest rates and balances follows:

                                                                   Years Ended December 31,
                                    -----------------------------------------------------------------------------------------------
(in thousands)                                 1999  vs.  1998                                 1998  vs.  1997
                                    Changes Due to Increase  (Decrease)             Changes Due to Increase  (Decrease)
                                                             Average                                          Average
                                      Average      Average     Rate/                 Average        Average     Rate/
                                     Balance (1)  Rate (2)   Volume (3)    Total    Balance (1)    Rate (2)   Volume (3)     Total
Interest income:
         Residential loans             $ 2,435    $  (227)    $   (62)    $ 2,147     $ 3,413     $  (712)     $  (267)      $2,434
         Commercial loans                  695       (292)        (33)        371         962        (240)         (49)         673
         Consumer loans                     12        (19)          N          (7)        (22)         (1)          --          (23)
         Total loans                     3,142       (538)        (95)      2,511       4,353        (953)        (316)       3,084
         Securities and FHLB stock         295         71          12         378         119          --            2          121
Total interest income                  $ 3,437    $  (467)    $   (83)    $ 2,889     $ 4,472     $  (953)     $  (314)     $ 3,205

Interest expense:
         Deposits                       $1,032    $  (530)    $  (103)    $   399     $ 1,215     $  (247)     $   (53)     $   915
         Borrowed funds                  1,017       (284)       (101)        632         625         (51)         (13)         561
         Total interest expense        $ 2,049    $  (814)    $  (204)    $ 1,031     $ 1,840     $  (298)     $   (66)     $ 1,476

Net interest income                    $ 1,388    $  (347)    $  (121)    $ 1,858     $ 2,632        (655)        (248)     $ 1,729

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

Non-Interest Expense

In 1999 non-interest expense decreased 1.4% to $6.1 million from $6.2 million in 1998. In 1998, non-interest expense was impacted by a net charge of $414 thousand due to a "check-kiting" scheme. In 1999 partial restitution of $35 thousand was received. For additional information see Note 9 in "Notes to Consolidated Financial Statements." Also in 1998 the Company incurred organizational and legal expenses of $511 thousand in conjunction with the formation of N. Realty Corp. (a subsidiary which has elected to be taxed for state tax purposes as a real estate investment trust). Excluding the effect of both of these non-recurring costs (the "check-kiting" situation and the formation of N. Realty Corp.) non-interest expense increased by $875 thousand, or 16.7%. This increase was due to staffing, computer processing, postage and other costs to service the additional loan and deposit business in 1999.

         In 1998 non-interest expense increased 42.0% to $6.2 million from $4.3 million in 1997. Excluding the effect of the non-recurring "check-kiting" and N. Realty Corp. costs, non-interest expense increased by $897 thousand, or 20.6% from $4.3 million in 1997. The remaining increases are due to staffing, computer processing, postage and other costs to service the additional loan and deposit business in 1998.

Income Taxes

The Company and its subsidiaries, on a consolidated basis, are subject to Federal income tax. The Company is also subject to a Delaware franchise tax and a Massachusetts tax as a security corporation. The Bank is subject to a Massachusetts income tax. The Bank's subsidiary is subject to Massachusetts tax as a security corporation.

         The effective tax rate in 1999 was 34.5% compared to 34.8% in 1998 and 39.6% in 1997. The lower effective tax rates in 1999 and 1998 are reflective of the proportion of income earned by certain non-bank subsidiaries that are taxed, for state tax purposes, at lower rates. In 1999 and 1998 more income was generated through non-bank subsidiaries as compared to 1997. For further information see Note 7 in the Notes to Consolidated Financial Statements.

Asset/Liability Management and Market Risk

Market risk is the risk of loss from changes in market prices and rates. The Bank's market risk arises primarily from the interest rate risk inherent in its lending and deposit taking activities. Managing interest rate risk is fundamental to banking.

         The Bank's earnings are largely dependent on its net interest income, which is the difference between the yield on its interest-earning assets and the cost of its interest-bearing liabilities. It is the Bank's objective to minimize the adverse impact of changes in interest rates on the Bank's net interest income, to the degree prudently possible. However, because the Bank's assets and liabilities are predominately interest bearing, it will always be exposed to interest rate risk.

         The Bank's interest rate risk management is the responsibility of the Asset/Liability Committee ("ALCO"). ALCO establishes policies, which are approved by the Board of Directors, that monitor and coordinate the Bank's sources, uses and pricing of funds. The primary tool used by ALCO in managing interest rate risk is income simulation modeling. Income simulation modeling measures changes in net interest income by projecting the future composition of the Bank's balance sheet and applying different interest rate scenarios. Management incorporates numerous estimates and assumptions into the simulation model, including the nature and timing of interest rate levels, including yield curve shape, loan and security prepayments, reinvestment of cash flows and loan and deposit growth rates.

         ALCO manages net interest income based on it's "most likely" interest rate scenario, and it also utilizes "Rate shocks" to quantify the exposure of net interest income to large, sustained rate changes. These rate shocks assume an immediate and sustained change in interest rates across the entire yield curve. Two rate shock scenarios are currently utilized: an increase in market interest rates of 300 basis points
(bp) and a decrease of 200 bp. Over the first 24 months following the shock, net interest income would decline by 9.03% in the 300 bp increase scenario and by 3.17% in the 200 bp decrease scenario. The projected results under these rate shocks should not be relied upon as indicative of expected operating results. Although the estimates and assumptions used are based on current market and economic conditions, actual results will differ from these estimates. Such an immediate and sustained change in interest rates is highly unlikely and is not a scenario that would warrant current action by management. These projections do not incorporate any actions that ALCO may take in responding to or anticipating changes in interest rates. Customer preferences, competitive offerings and regulatory changes will impact future results.

         The following table presents interest rate sensitive assets and liabilities categorized by expected maturity and weighted average rate. Expected maturities are contracted maturities, adjusted for prepayments of principal where applicable. The market risk analysis excludes repricing features on all interest sensitive assets and liabilities. The Bank uses certain assumptions to estimate expected maturities and fair values. Non-certificate deposits do not have contractual maturities and, hence, are presented in the one-year category. The prepayment experience reflected herein is based on market consensus. Other real estate loans include commercial mortgages and other loans include commercial and consumer loans. Market risk sensitive instruments are generally defined as on and off balance sheet derivatives and other financial instruments. The Bank has not entered into any interest rate exchange agreements or other off-balance sheet derivatives.

                                                                  Expected maturity at December 31, 1999
                                          ---------------------------------------------------------------------------------
                                                                                                          Total      Fair
                                          2000      2001     2002     2003      2004     Thereafter     Balance      Value
                                          ----      ----     ----     ----      ----     ----------     -------      -----
Interest-sensitive assets:
Residential mortgage (adjustable)        $2,596    $ 300    $ 358     $ 49      $ 52      $136,003     $139,358    $138,074
  Average interest rate                    6.65%    8.03%    7.43%    8.75%     8.25%         7.20%
Residential mortgage (fixed)                883      559        8       66       497        48,748       50,761      49,768
  Average interest rate                    8.72%    7.89%   11.00%    7.54%     6.89%         7.17%
Commercial mortgage (adjustable)          4,549    2,624      424      174        20        45,441       53.232      52,673
  Average interest rate                    8.94%    8.95%    8.99%    9.18%     8.50%         8.70%
Other loans                               7,276    2,372    1,205      800     1,384         5,870       18,907      18,411
  Average interest rate                    9.51%    8.90%   11.51%   10.73%     9.61%         9.28%
Securities & short-term investments       9,391    1,349    2,034    4,566     5,286        11,576       34,202      33,477
  Average interest rate                    5.87%    5.91%    6.41%    5.24%     6.02%         5.92%
Total interest-sensitive assets         $24,695   $7,204   $4,029   $5,655    $7,239      $247,638     $296,460    $292,403

Interest-sensitive liabilities:
NOW deposits                            $49,409   $   --   $   --   $   --    $   --      $     --     $ 49,409    $ 49,409
  Average interest rate                    .088%      --       --       --        --            --
Savings deposits                          19,899      --       --       --        --            --       19,899      19,899
  Average interest rate                    2.24%      --       --       --        --            --
Money market deposits                    47,994       --       --       --        --            --       47,994      47,994
  Average interest rate                    3.86%      --       --       --        --            --
Time deposits                            64,949    9,762    2,180      299     2,136            54       79,380      78,842
  Average interest rate                    4.52%    5.34%    5.64%    5.26%     6.13%         5.60%
Borrowed funds                           40,184    9,733    6,000    8,500     1,000         6,000       71,417      70,690
  Average interest rate                    5.65%    5.94%    5.70%    5.43%     5.30%         5.55%
Total interest-sensitive liabilities   $222,435  $19,495   $8,180   $8,799    $3,136      $  6,054     $268,099    $266,834

8

                                                                    Expected maturity at December 31, 1998
                                          ----------------------------------------------------------------------------------------
                                                                                                                  Total      Fair
                                          2000         2001         2002        2003      2004       Thereafter   Balance    Value
                                          ----         ----         ----       ----       ----       ----------   -------    -----
Interest-sensitive assets:
Residential mortgage (adjustable)       $ 28,601     $ 10,364     $ 8,711     $8,412     $ 6,659      $ 59,390   $122,137   $122,464
         Average interest rate              6.74%        7.27%       7.38%      7.41%       7.36%         7.38%
Residential mortgage (fixed)               2,199        6,892       5,976      5,011       4,040        22,416     46,534     46,644
         Average interest rate              7.62%        7.26%       7.30%      7.27%       7.24%         7.23%
Commercial mortgage (adjustable)           8,558       11,745      5,752       4,660       4,575        12,728     48,018     48,010
         Average interest rate              9.16%        9.33%       9.24%      9.22%       9.22%         9.22%
Other loans                                8,220        1,486       1,058        767         867         3,962     16,360     16,256
         Average interest rate              9.23%        8.23%       11.15%    10.48%      10.34%         8.22%
Securities & short-term investments        2,865        4,378       1,631      2,129       4,722        10,190     25,915     26,080
         Average interest rate              5.10%        6.34%       5.84%      6.51%       5.90%         5.68%
                                        --------     --------     -------      -----     -------      --------   --------   --------
Total interest-sensitive assets         $ 50,443     $ 34,865     $23,128    $20,979     $20,863      $108,686   $258,964   $263,380
                                        --------     --------     -------      -----     -------      --------   --------   --------

Interest-sensitive liabilities:
NOW deposits                            $ 43,062     $     --     $    --    $    --     $    --      $     --   $ 43,062   $ 43,062
         Average interest rate              1.19%
Savings deposits  19,399                      --           --          --         --          --        19,399     19,399
         Average interest rate              2.48%
Money market deposits                     38,377           --          --         --          --            --     38,377     38,377
         Average interest rate              3.71%
Time deposits                             61,168        5,265       2,030        640         290            --     69,393     69,615
         Average interest rate              4.86%        5.73%       5.58%      6.25%       5.27%
Borrowed funds                            33,356        7,925       7,140         --       6,500         4,000     58,921     59,097
         Average interest rate              5.48%        6.33%       6.09%        --        5.48%         5.21%
                                        --------     --------     -------      -----     -------      --------   --------   --------
Total interest-sensitive liabilities    $195,362     $ 13,190     $ 9,170      $ 640     $ 6,790      $  4,000   $229,152   $229.550
                                        --------     --------     -------      -----     -------      --------   --------   --------

Balance Sheet Analysis

During 1999 the Company's total assets increased by $43.7 million, or 15.9%, to $319.3 million from $275.6 million at December 31, 1998 due to an increase in the Bank's core lending and deposit business. These core business increases also caused a $66.8 million, or 32.0%, increase in the Company's assets in 1998. The following paragraphs discuss the significant changes in the major balance sheet categories during these years.

Loans

Loans, net of the allowance for loan losses and excluding loans held for sale, increased by $44.4 million, or 20.8% at December 31, 1999 to $258.3 million from $213.9 million at December 31, 1998. During 1998, loans increased $50.2 million, or 30.6%, from $163.7 million the previous year. The loan portfolio represented 80.9% of total assets at December 31, 1999 compared to 77.6% at December 31, 1998 and 78.4% at December 31, 1997. Real estate loan originations, including both commercial and residential properties, were $152.8 million in 1999 compared to $153.7 million in 1998 and $81.7 million in 1997. The significant increases in 1999 and 1998 were due to a combination of a record level of real estate sales in Nantucket, low interest rates and the Bank's marketing efforts. During 1999, permanent residential mortgages (excluding loans held for sale) increased by $35.6 million, or 29.6%, to $155.8 million at December 31, 1999 from $120.2 million at December 31, 1998. In 1998, these loans increased by $26.2 million, or 27.9%, from $94.0 million at December 31, 1997. Residential construction loans increased by $1.8 million to $34.3 million at December 31, 1999 from $32.5 million a year earlier, and $17.1 at December 31,1997. At December 31, 1999 residential permanent and construction loans comprise 78.1% of total mortgage loans compared to 76.1% and 74.1% at December 31, 1998 and 1997, respectively. The proportion of residential loans reflects the residential character of the Bank's market area.

         During 1999, commercial mortgage loans outstanding increased by $8.0 million, or 19.0%, to $50.3 million as compared to $42.3 million and $36.1 million at December 31, 1998 and 1997, respectively. Commercial construction loans decreased to $3.0 million at December 31, 1999 compared to $5.8 million and $2.7 million at December 31, 1998 and 1997, respectively. The increases in commercial mortgage loans are the result of favorable business and economic conditions in Nantucket over the past several years, offset by an increase in competition for these types of loans. Real estate loans sold in the secondary market totaled $51.5 million in 1999 compared to $39.3 million in 1998 and $18.5 million in 1997. Currently, the Bank's policy is to sell a majority of its longer-term (greater than 10 years) fixed-rate loans and a portion of its adjustable rate loans. The Bank generally retains a small percentage of the principal balance of adjustable rate loans that are sold. The ALCO reviews this policy from time to time as part of overall asset/liability management strategy.

         At December 31, 1999, the Bank had $5.0 million of loans held for sale in the secondary market, compared to $16.0 million at year-end 1998. These loans are carried at the lower of cost or market value which is based upon an estimation of outstanding investor commitments or, in the absence of such commitments, current investor yield requirements. At December 31, 1999 and 1998, the market value was greater than the book value of these loans, therefore, there was no provision for unrealized loss. However, changes in interest rates may affect the market value of loans held for sale and may impact future earnings.

Securities

Total securities increased by $6.4 million, or 24.9%, at December 31, 1999 to $32.3 million from $25.9 million in the prior year and $22.9 million at December 31, 1997. Approximately $5 million of the 1999 increase was the result of additional liquid securities purchased because of the "Year 2000" concerns. The Company does not actively trade the securities portfolio; a significant portion of the portfolio (48% at December 31, 1999) is classified as held to maturity. At December 31, 1999 total securities represented 10.1% of total assets compared to 9.4% for 1998 and 11.0% for 1997.

Deposits

Total deposits increased $29.5 million, or 15.7%, in 1999 to $218.2 million from $188.7 million at December 31, 1998. In 1998 total deposits increased $46.2 million, or 32.5%, from $142.4 million at December 31, 1997. The Bank experienced strong deposit growth in 1999 and 1998 due to a strong local economy together with the Bank's marketing efforts. During 1999, the increase in deposits was split between NOW/demand checking, money market checking and certificates of deposit. During 1998 approximately one-half of the increase in deposits was in NOW/demand deposit checking accounts.

         Over the past several years the Bank has reduced it's reliance on funds obtained through national brokerage networks. These funds had been obtained primarily to compensate for some of the seasonal outflow of deposits; however, the Bank now utilizes borrowings from the FHLB to meet seasonal liquidity needs. At December 31, 1999 and 1998 fully insured brokered deposits totaled less than one-half of 1% of total deposits.

Borrowed Funds

Borrowed funds consist of FHLB advances with final maturities ranging from 3 months to 10 years. These borrowings totaled $71.4 million at December 31, 1999 and $58.9 million at December 31, 1998. Borrowings have been used to fund loan demand, to meet short term and seasonal liquidity demands, to reduce interest rate risk and to utilize capital resources. The Bank's goals include minimizing the need for borrowings by increasing core deposits, however, there is no assurance that this can be accomplished.

Non-Performing Assets

The following table presents information regarding non-performing assets at the dates indicated:

                                                                  December 31,
(dollars in thousands)                                     1999        1998        1997
                                                          ------      ------      ------
Non-accrual loans:                                        $   --      $   --      $   --

Accruing loans which are
         contractually past due 90 days or more:
         Residential real estate                              71         268          10
                                                          ------      ------      ------
                  Total non-performing loans                  71         268          10
Other real estate owned                                       --          --          --
         Total non-performing assets                      $   71      $  268      $   10
                                                          ------      ------      ------

Non-performing assets as a percentage of total assets         --%        0.10%        --%
                                                          ------      ------      ------

Allowance for loan losses                                 $3,956      $3,145      $2,609
Allowance for loan losses to
Non-performing loans                                          NM *        NM *        NM *
Total loans                                                 1.50%       1.37%       1.47%

* NM = not meaningful

         At December 31, 1999 and 1998 the Bank had no loans which were considered impaired.

         At the end of 1999 management identified $598 thousand of additional loans that, while currently performing, may pose potential problems due to some doubts about the ability of the borrowers to comply with all of their present loan repayment terms. The resolution of these loans is not yet known.

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

Provision for Loan Losses

Loan loss reserves are established in accordance with generally accepted accounting principles and based upon a systematic and detailed analysis of all loans. The Bank regularly evaluates the adequacy of the allowance for loan losses. Key criteria considered include known and inherent risks in the portfolio, past loan loss experience and loan delinquency trends, adverse situations that may affect the borrower's ability to repay, the estimated value of collateral securing loans in the portfolio and current economic conditions. The Bank's lending activities are conducted solely on the island of Nantucket, Massachusetts. During 1999 the Bank recorded a provision for loan losses of $200 thousand, compared to $150 thousand in 1998 and 1997. The Bank also recorded net recoveries of $611 thousand in 1999, $386 thousand in 1998 and $94 thousand in 1997. The loan loss provisions made over the past two years are a result of the growth in the Bank's loan portfolio. At December 31, 1999 the allowance for loan losses was $4.0 million, or 1.50% of total loans compared to $3.1 million, or 1.37% of total loans, at December 31, 1998. The Bank believes its current level of loan loss reserves to be adequate. Any unforeseen future economic problems, however, may lead to additional delinquencies which may require additional provisions for loan losses. The Bank was last examined by the Division of Banks of the Commonwealth of Massachusetts as of June 30, 1999.

Capital

Stockholders' equity totaled $27.3 million, or 8.6%, of assets on December 31, 1999 compared to $24.0 million, or 8.7% of assets, at December 31, 1998 and $21.9 million, or 10.51% of assets, at December 31, 1997. The decrease in the capital ratio between 1997 and 1998 was the result of the 32% growth in total assets during this year. Regular quarterly dividends of $1.6 million, $1.5 million $1.5 million were declared in 1999, 1998 and 1997, respectively. Net earnings of $5.1 million in 1999, $3.6 million in 1998 and $3.3 million in 1997 were added to capital.

         On September 29, 1998 the Company announced a share repurchase program whereby it may purchase up to 5% (92,100 shares) of its currently outstanding common stock. The shares are to be purchased in the open market from time to time or in directly negotiated purchases. This repurchase program remained in effect through March 31, 1999. The Company did not repurchase any shares under this program.

         The Bank is an FDIC insured institution subject to the FDIC regulatory capital requirements. The FDIC regulations require all FDIC insured institutions to maintain minimum levels of Tier 1 capital. Highly rated banks (i.e., those with a composite rating of 1 under the CAMEL rating system) are required to maintain Tier 1 capital of at least 3% of their total assets. All other banks are required to have Tier 1 capital of 4% to 5%. The FDIC has authority to impose higher requirements for individual banks. At December 31, 1999, the Bank's capital ratios were in excess of these capital requirements. The Company, as a bank holding company, is also subject to regulatory capital requirements, including the Tier 1 capital levels described above. At December 31, 1999 the Company's capital ratios were in excess of these capital requirements.

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

         Firm commitments to grant loans at December 31, 1999 totaled $11.9 million, unused lines of credit equaled $13.4 million, the unadvanced portion of construction loans equaled $11.4 million and stand-by letters of credit outstanding aggregated $.3 million. The Bank believes that it has adequate sources of liquidity to fund such commitments.

Recent Accounting Developments

In June 1998, the Financial Accounting Standards Board (FASB) issued Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in balance sheet and measure those instruments at fair market value. Under this statement, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. In June 1999 the FASB issued Statement No. 137 which defers the effective date of Statement No.
133. Statement No. 133 is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. This statement is not expected to have a material effect on the Company's consolidated financial statements.

Year 2000

The  statements  in  the  following   section   include  "Year  2000"  readiness
disclosure" within the meaning of the Year 2000 information and Readinesss Disclosure Act.

During 1999, the Compapy completed a detailed assessment of all its information technology (IT) and non-information technology (non-IT) systems with respect to the century date change (the transition from the year 1999 to 2000) with special emphasis on mission-critical systems. IT and non-IT hardware and software were inventorized and those not Year 2000 ready were identified remediated and tested. While the Company's assessment of Year 2000 issues is ongoing and subject to on-going regulatory mandated verification and review through March 31, 2000, the Company has not yet experienced any effects from Year 2000 issues.

The Company and the Bank incurred Year 2000-related charges of approximately $55 thousand and $45 thousand, respectively, in 1999 and 1998. These charges principally consist of consulting fees and depreciation expense incurred in order for the Bank's computer systems to properly function properly in the year 2000. These amounts do not include internal costs for staff assigned to the Y2K project team and Bank personnel assigned to testing the changes resulting from Y2K efforts. These costs are not being tracked separately.

There can be no guarantee that the systems of other companies, or outside vendors, on which the Company's systems rely, have been fully remedied. Therefore, the Company could possibly experience a negative impact to the extent other entities not affiliated with the Company are not Year 2000 compliant.

The risk management program includes emergency backup and recovery procedures to be followed in the event of failure of a business-critical system. These procedures were expanded to include specific procedures for potential Year 2000 issues, and contingency plans to protect against Year 2000-related interruptions. These plans include backup procedures and identification of alternative suppliers.

(dollars in thousands, except share and per share data)                                 December 31,
                                                                                    1999           1998
                                                                                  ---------      ---------
Assets
Cash and due from banks                                                           $  11,894      $  12,070
Federal Funds sold                                                                    1,440           --
Interest bearing deposits in banks                                                       76             54
         Total cash and cash equivalents                                             13,410         12,124
Securities held to maturity (market value $15,220 and $18,050) (note 2)              15,599         17,904
Securities available for sale (cost of $17,087 and $7,969) (note 2)                  16,741          7,993
Loans, net of allowance for loan losses of $3,956 and $3,145  (notes 3 and 6)       258,302        213,899
Loans held for sale                                                                   4,934         16,005
Land, buildings and equipment, net (note 4) 2,364                                     1,721
Accrued income receivable                                                             1,577          1,340
Net deferred tax asset (note 7)                                                         742            421
Stock in FHLB of Boston, at cost (note 6)                                             4,477          3,276
Prepaid expenses and other assets                                                     1,114            887
                                                                                  ---------      ---------
         Total assets                                                             $ 319,260      $ 275,570
                                                                                  =========      =========

Liabilities and Stockholders' Equity
Liabilities:
         Deposits (note 5)                                                        $ 218,197      $ 188,668
         Borrowed funds (note 6)                                                     71,417         58,921
         Accrued expenses (note 8)                                                    1,868          3,132
         Other liabilities                                                              469            817
                                                                                  ---------      ---------
         Total liabilities                                                          291,951        251,538
                                                                                  ---------      ---------

Commitments and contingencies (notes 10 and 12)

Stockholders' equity (notes 7, 11 and 14):
         Preferred stock, $.01 par value,
                  2,000,000 shares authorized, none issued                               --            --
         Common stock, $.01 par value,
                  10,000,000 shares authorized, 2,325,494 shares issued                  23             23
         Additional paid-in capital                                                  17,473         17,473
         Retained earnings 14,418 10,918
         Accumulated other comprehensive (loss) income, net:
                  Unrealized (loss) gain on securities available for sale,
                       net of taxes (note 2)                                           (208)            15
         Less: Treasury stock, at cost (483,604 shares)                              (4,397)        (4,397)
                                                                                  ---------      ---------
                  Total stockholders' equity                                         27,309         24,032
                                                                                  ---------      ---------
         Total liabilities and stockholders' equity                               $ 319,260      $ 275,570
                                                                                  =========      =========

See accompanying notes to consolidated financial statements.

(in thousands, except per share data)                              Years Ended December 31
                                                               1999          1998         1997
                                                              -------       -------     --------
Interest income:
         Interest on loans (note 3)                           $20,019       $17,509     $ 14,425
         Interest on securities                                 1,601         1,298        1,300
         Dividends                                                283           197          169
         Interest on federal funds sold                            49            93           57
                                                              -------       -------     --------
                  Total interest income                        21,952        19,097       15,951
                                                              -------       -------     --------

Interest expense:
         Interest on depositors' accounts (note 5)              5,908         5,509        4,594
         Interest on borrowed funds (note 6)                    3,613         2,981        2,420
                                                              -------       -------     --------
                  Total interest expense                        9,521         8,490        7,014
                                                              -------       -------     --------
Net interest income                                            12,431        10,607        8,937
Provision for loan losses (note 3)                                200           150          150
                                                              -------       -------     --------
Net interest income after provision for loan losses            12,231        10,457        8,787
                                                              -------       -------     --------
Non-interest income:
         Deposit servicing fees                                   486           455          425
         Loan servicing fees (note 3)                             319           236          258
         Other fees and income                                    516           271          215
         Net gain from sale of mortgage loans                     259           130           87
         Net gain from sale of securities (note 2)                 --            52           22
                                                              -------       -------     --------
                  Total non-interest income                     1,580         1,144        1,007
                                                              -------       -------     --------
Non-interest expense:
         Salaries and employee benefits (note 8)                3,412         2,998        2,551
         Building and equipment expenses                          764           659          503
         (Recovery) loss on check kiting (note 9)                 (35)          414           --
         Professional fees                                         63           702          227
         Deposit insurance fees                                   416            54           43
         Other                                                  1,453         1,331        1,012
                                                              -------       -------     --------
                  Total non-interest expense                    6,073         6,158        4,336
                                                              -------       -------     --------
Income before income taxes                                      7,738         5,443        5,458
Provision for income taxes (note 7)                             2,673         1,892        2,161
                                                              -------       -------     --------

Net income                                                   $  5,065      $  3,551     $  3,297
                                                             ========      ========     ========

Earnings per common share - basic and diluted                   $2.75      $   1.93     $   1.79
                                                             ========      ========     ========

Weighted number of common shares
         outstanding - basic and diluted                        1,842         1,842        1,842
                                                             ========      ========     ========

See accompanying notes to consolidated financial statements

(in thousands)                                                                        Years Ended December 31,
                                                                                  1999         1998         1997
                                                                                --------     --------     --------
Cash flows from operating activities:
         Net income                                                             $  5,065     $  3,551     $  3,297
         Adjustments to reconcile net income to net cash
           provided by (used in) operating activities:
                  Provision for loan losses                                          200          150          150
                  Depreciation of building and equipment                             379          312          247
                  Net gain on sale of mortgage loans                                (259)        (130)         (87)
                  Net gain on sale of securities and other assets                   --            (52)         (23)
                  Net amortization of securities premiums                              4           31           57
                  Amortization of deferred loan origination fees                    (288)        (260)        (256)
                  Amortization of deferred premiums on loans sold                     53           69            8
                  Net decrease (increase) in accrued income receivable              (237)        (300)          53
                  Net decrease (increas) in loans held for sale                   11,277       (4,775)      (2,224)
                  Net increase in prepaid expenses and other assets                 (227)         (16)         (48)
                  Net increase (decrease) in other liabilities                      (348)        (488)         240
                  Net (decrease) increase in accrued expenses                     (1,264)       1,748           52
                  Net (increase) decrease in deferred income taxes                  (174)        (315)         208
                                                                                --------     --------     --------
         Net cash (used in) provided by operating activities                      14,181         (475)       1,674

Cash flows from investing activities:
         Purchases of securities held to maturity                                 (2,912)      (9,150)      (8,379)
         Purchases of securities available for sale                              (11,102)      (3,977)
         Proceeds from sales of securities available for sale                       --          2,257        2,280
         Proceeds from maturities/calls of securities                              4,530        9,430        8,707
         Principal payments on mortgage-backed securities                          2,667        2,242        1,232
         Net increase in loans                                                   (44,315      (50,056)     (21,202)
         Purchases of land, buildings and equipment                               (1,022)        (582)        (276)
         Proceeds from sales of other real estate owned                             --           --             61
         Purchase of Federal Home Loan Bank of Boston stock                       (1,201)        (834)        (121)
                                                                                --------     --------     --------
Net cash used for investing activities                                           (53,355)     (54,444)     (21,675)
                                                                                --------     --------     --------

Cash flows from financing activities:
         Net increase in deposits                                                 29,529       46,232        7,354
         Federal Home Bank advances                                               41,500       20,000       22,000
         Federal Home Loan Bank repayments                                       (27,300)     (12,152)     (14,970)
         Net increase(decrease) in short term borrowings                          (1,704)       9,331        2,377
         Cash dividends paid                                                      (1,565)      (1,473)
                                                                                --------     --------     --------
Net cash provided by financing activities                                         40,460       61,937       15,288
                                                                                --------     --------     --------

Net increase (decrease) in cash and cash equivalents                               1,286        7,018       (4,713)
Cash and cash equivalents at beginning of year                                    12,124        5,106        9,819
                                                                                --------     --------     --------
Cash and cash equivalents at end of year                                        $ 13,410     $ 12,124     $  5,106
                                                                                ========     ========     ========

Supplemental disclosures of cash flow information:
         Cash paid during the year for:
         Interest                                                               $  9,550     $  8,474     $  6,983
         Income taxes                                                              4,429          536        2,052
         Dividends declared                                                        1,565        1,474        1,473

See accompanying notes to consolidated financial statements

(in thousands, except per share data)                                                                  Accumulated
                                                                Additional                                Other           Total
                                                     Common       Paid-in     Retained    Treasury     Comprehensive   Stockholders'
                                                     Stock        Capital     Earnings      Stock   (Loss)Income, Net    Equity
                                                     -----        -------     --------      -----         ------         ------
Balance at December 31, 1996                        $     23     $ 17,473    $  7,017      $(4,397)        $(13)        $ 20,103
Net income                                              --           --         3,297         --           --              3,297
                                                    --------     --------    --------      -------         ----         --------
Other comprehensive income, net of tax
         Change in unrealized gain on securities
         available for sale                             --           --          --           --             21               21
         Comprehensive income                          3,318
Cash dividends paid at $.80 per share                   --           --        (1,473)        --           --             (1,473)
                                                    --------     --------    --------      -------         ----         --------

Balance at December 31, 1997                              23       17,473       8,841       (4,397)           8           21,948
Net income                                              --           --         3,551         --           --              3,551
Other comprehensive income, net of tax
         Change in unrealized gain on securities
         available for sale                             --           --          --           --              7                7
         Comprehensive income                          3,558
Cash dividends paid at $.80 per share                   --           --        (1,474)        --           --             (1,474)
                                                    --------     --------    --------      -------         ----         --------

Balance at December 31, 1998                              23       17,473      10,918       (4,397)          15           24,032
Net income                                             5,065        5,065
Other comprehensive loss, net of tax
         Change in unrealized gain on securities
         available for sale                             --           --          --           --           (223)            (223)
         Comprehensive income                           --           --         4,842
Cash dividends paid at $.85 per share                 (1,565)        --          --         (1,565)
                                                    --------     --------    --------      -------         ----         --------

Balance at December 31, 1999                        $     23     $ 17,473    $ 14,418      $(4,397)       $(208)        $ 27,309
                                                    ========     ========    ========      =======        =====         ========

See accompanying notes to consolidated financial statements

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

(1)      Summary of Significant Accounting Policies

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

Employee Benefit Plans

The Bank accounts for pension benefits using the net periodic pension cost method, which recognizes the compensation cost of an employee's pension benefit over that employee's approximate service period.

Stock Option Plan

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). The Statement encourages, but does not require, companies to adopt a new accounting method based on the estimated fair value of employee stock options and other stock awards under which compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. The Company has elected to adopt the disclosure requirements of SFAS No. 123 but to apply APB Opinion No. 25 in accounting for stock options. Accordingly, no compensation expense has been recognized in the financial statements.

Earnings per Share

         Earnings per share requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerators and denominators of the basic and diluted EPS computations. The only reconciling difference between the Company's computation of basic and diluted earnings per share is the dilutive effect of stock options issued and unexercised (see Note 11 for stock options). At December 31, 1999 and 1998 there were no dilutive stock options.

Comprehensive Income

Comprehensive income is defined as all changes to equity except investments by, and distrubutions to, shareholders. Net income is a component of comprehensive income, with all other components referred to in the aggregate as other comprehensive income. The following table shows the components of other comprehensive income for the years ended December 31, 1999, 1998 and 1997.

                                                                                          December 31,
(dollars in thousands)                                                           1999         1998          1997
                                                                                ------       ------        ------
Net Income                                                                      $5,065       $3,551        $3,297
Other comprehensive (loss) income, net of tax:
         Unrealized gains on securities:
         Unrealized holding gains (losses) arising during the year                (223)          41            34
         Less: reclassification adjustment for gains
               included in net income, net of taxes of and $ --  , $18 and $9       --          (34)          (13)
                                                                                  (223)           7            21
                                                                                ------       ------        ------
Comprehensive Income                                                            $4,842       $3,558        $3,318
                                                                                ======       ======        ======

20

(2)      Securities (in thousands)

The amortized cost, gross unrealized holding gains, gross unrealized holding losses and fair value for available-for-sale and held-to-maturity securities by major security type and class of security at December 31, 1999 and 1998, are as follows:

                                                               Gross       Gross
                                                            Unrealized   Unrealized
At December 31, 1999                             Amortize     Holding      Holding
                                                   Cost        Gains       Losses     Fair Value
                                                 --------    --------     --------     --------
Available for sale:
         U.S. Treasury and agency obligations    $ 14,400    $      3     ($   288)    $ 14,115
         Mortgage-backed securities                   556           1           (5)         552
         State and municipal obligations              960        --            (45)         915
         Other bonds and notes:                     1,126        --            (20)       1,106
         Marketable equity securities                  45           8         --             53
                                                 --------    --------     --------     --------
                                                 $ 17,087    $     12     ($   358)      $16741
                                                 ========    ========     ========       ======
Held to maturity:
         U.S. Treasury and agency obligations    $  5,351    $   --       ($   186)    $  5,165
         Mortgage-backed securities                 4,690        --           (103)       4,587
         State and municipal obligations            4,335        --            (90)       4,245
         Other bonds and notes                      1,223        --           --          1,223
                                                 --------    --------     --------     --------
                                                 $ 15,599    $   --       ($   379)    $ 15,220
                                                 ========    ====         ========     ========
At December 31, 1998

Available for sale:
         U.S. Treasury and agency obligations    $  5,726    $     19     $     (7)    $  5,738
         Mortgage-backed securities                   814           2         --            816
         State and municipal obligations              791           5           (3)         793
         Other bonds and notes:                       626           3         --            629
         Marketable equity securities                  12           5         --             17
                                                 --------    --------     --------     --------
                                                 $  7,969    $     34     $    (10)    $  7,993
                                                 ========    ========     ========     ========
Held to maturity:
         U.S. Treasury and agency obligations    $  6,494    $     33     $   --       $  6,527
         Mortgage-backed securities                 6,010          13         (16)        6,007
         State and municipal obligations            4,180          87         --          4,267
         Other bonds and notes                      1,220          29         --          1,249
                                                 --------    --------     --------     --------
                                                 $ 17,904    $    162     $    (16)    $ 18,050
                                                 ========    ========     ========     ========

At December 31, 1999 and 1998 U.S. Treasury and agency obligations include securities with an amortized cost of $14.8 million and $10.5 million, respectively, that can be called at a date or dates prior to their contractual maturity. At December 31, 1999, securities with an amortized cost and fair value of $3.8 million were pledged as collateral for depositors and certain borrowings.

Maturities   of   debt   securities   classified   as   available-for-sale   and
held-to-maturity were as follows at December 31, 1999 (maturities of mortgage-backed securities have been presented based upon estimated cash flows, assuming no change in the current rate environment):

Available for sale:
Maturing within one year                                                 $ 5,720
Maturing after one year but within five years                              7,287
Maturing after five years but within ten years                             4,080
                                                                         -------
                                                                         $17,087
                                                                         =======
Held to maturity:
Maturing within one year                                                 $ 2,416
Maturing after one year but within five years                              8,867
Maturing after five years but within ten years                             4,316
                                                                         -------
                                                                         $15,599
                                                                         =======

                                                               Years Ended December 31,
                                                  1999                   1998                    1997
                                           Realized  Realized    Realized    Realized    Realized    Realized
                                            Gains      Losses     Gains       Losses       Gains       Losses
                                            -----      ------     -----       ------       -----       ------
U. S. Treasury and agency obligations        $--        $--        $  1        $ (5)       $  --        $(14)
Other bonds and notes                         --         --         --          --             4         --
Marketable equity securities                  --         --          56         --            41         --
Other assets                                  --         --         --          --           --           (9)
Total                                        $--        $--        $ 57        $ (5)        $ 45        $(23)

(in thousands)                                                 December 31,
                                                      1999                    1998
                                                    ---------              ---------
Mortgage loans:
         Residential                                 $156,409               $120,744
         Residential construction                      44,533                 44,609
         Commercial                                    50,459                 42,439
         Commercial construction                        4,135                  8,142
                                                    ---------              ---------
                  Total principal  balances           255,536                215,934
         Due to borrowers on uncompleted loans:
                  Residential                         (10,237)               (12,137)
                  Commercial                           (1,167)                (2,379)
         Deferred loan origination fees                  (781)                  (734)
                                                    ---------              ---------
                  Total mortgage loans                243,351                200,684
                                                    ---------              ---------
Other loans:
         Commercial                                    11,966                 10,791
         Second mortgage                                1,430                  1,731
         Home equity                                    2,977                  1,521
         Passbook and stock secured                       970                    592
         Consumer                                       1,564                  1,725
                                                    ---------              ---------
                  Total other loans                    18,907                 16,360
                                                    ---------              ---------
Total mortgages and other loans:                      262,258                217,044
         Less: Allowance for loan losses               (3,956)                (3,145)
                                                    ---------              ---------
                  Loans, net                        $ 258,302              $ 213,899
                                                    =========              =========

22

         The Bank's lending activities are conducted solely in Nantucket. The Bank grants single family and multi-family residential loans, commercial loans and a variety of consumer loans. In addition, the Bank grants loans for construction of residential homes, multi-family properties, commercial real estate properties and for land development. Most loans granted by the Bank are collateralized by real estate. The ability and willingness of the single family residential and consumer borrowers to honor their repayment commitments is generally impacted by the level of overall economic activity within the borrower's geographic area and real estate values. The ability and willingness of commercial real estate, commercial and construction loan borrowers to honor their repayment commitments is generally impacted by the health of the real estate economic sector in the borrower's geographic areas and the general economy. Loans serviced for other investors amounted to $100.9 million, $67.7 million and $67.1 million at December 31, 1999, 1998 and 1997, respectively. Service fees earned on these loans amounted to $319,000, $236,000 and $258,000, respectively, in 1999, 1998 and 1997.

Non-performing loans are summarized as follows:

(in thousands)                                    Years Ended December 31,
                                                 1999       1998       1997
                                                 ----       ----       ----
Loans accounted for on a non-accrual basis      $  --      $  --      $  --
Accruing loans 90 days or more past due            71        268         10
Restructured loans                                 --         --         --
                                                -----      -----      -----
         Total                                  $  71      $ 268      $  10
                                                =====      =====      =====

The reduction in interest income associated with non-performing loans was not significant.

Transactions in the allowance for loan losses are summarized as follows:

(in thousands)                                       Years Ended December 31,
                                                 1999         1998         1997
                                               -------      -------      -------
Balance at beginning of year                   $ 3,145      $ 2,609      $ 2,365
Provision for loan loss                            200          150          150
Recoveries on loans previously charges off         645          409          204
Realized losses charged to allowance               (34)         (23)        (110)
                                               -------      -------      -------
Balance at end of year                         $ 3,956      $ 3,145      $ 2,609
                                               =======      =======      =======

Allocated as follows:
Residential mortgage loans                      $1,485      $ 1,300      $   914
Commercial mortgage loans                          952          886          645
Commercial loans                                   267          260          229
All other loans                                    130          106          113
Unallocated                                      1,122          593          708
                                               -------      -------      -------
         Total                                 $ 3,956      $ 3,145      $ 2,609
                                               =======      =======      =======

Realized losses charged to the allowance by type are as follows

Residential mortgage loans                          $ 11        $ --        $ --
Commercial loans                                      22          11          91
All other loans                                        1          12          19
                                                    ----        ----        ----
         Total                                      $ 34        $ 23        $110
                                                    ====        ====        ====

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

Set forth below is an analysis of such related party loans during the years ended December 31, 1999 and 1998:

(in thousands)                                          1999              1998
                                                      -------           -------
Balance at beginning of year                          $ 2,577           $ 2,164
         Additions                                      1,139               676
         Deductions                                    (1,452)             (263)
                                                      -------           -------
Balance at end of year                                $ 2,264           $ 2,577
                                                      =======           =======

(4)      Land, Building and Equipment, Net

Land, building, and equipment are summarized as follows:

(in thousands)                                                  December 31,
                                                               1999       1998
                                                             ------     ------
Land                                                         $  304     $  304
Buildings                                                     1,143        571
Furniture and equipment                                       2,688      2,240
                                                              4,135      3,115
Less:    Accumulated depreciation                            (1,771)    (1,394)
                                                             $2,364     $1,721

         The Bank has entered into a non-cancelable operating lease for office space that expires in 2003. This lease contains five one-year renewal options that may be exercised by the Bank. The terms of the lease require the Bank to pay all executory costs such as utilities, maintenance and insurance. Rental expense for this lease amounted to $37,000 in 1999 and $20,000 in 1998. Future minimum payments under this lease are $84,000 annually for 2000 through 2002 and $36,000 in 2003.

(5)  Deposits (dollars in thousands)

Deposits balances and weighted average interest rates as of December 31 are as follows:

                                                                  1999                          1998
                                                       -------------------------      -----------------------
                                                                        Weighted                     Weighted
                                                                         Average                      Average
                                                         Amount           Rate          Amount         Rate
                                                         ------           ----          ------         ----
Demand (non-interest bearing)                          $ 21,515            -- %       $ 18,437          -- %
Savings:
         NOW                                             49,409           0.88%         43,062         1.19%
         Regular and 90-day notice accounts              19,635           2.24%         19,168         2.48%
         Money market deposit accounts                   47,994           3.86%         38,377         3.71%
         Advance payments from mortgagors                   264           1.00%            231         1.00%
                  Total savings                         117,302           2.33         100,838         2.39%
                                                       --------           ----        --------         ----
Time certificates of deposit                             79,380           4.82%         69,393         4.95%
                                                       --------           ----        --------         ----
                  Total deposits                       $218,197           3.00%       $188,668         3.10%
                                                       ========           ====        ========         ====

24

Certificates of deposit are summarized by contractual maturity date at December 31, 1999 as follows:

                                            Under          Over
                                          $100,000       $100,000         Total
                                          --------       --------         -----
Within one year                            $21,607        $42,549        $64,156
From one to three years                      8,985          3,932         12,917
From three to five years                       443          1,864          2,307
                                           -------        -------        -------
         Total                             $31,035        $48,345        $79,380
                                           =======        =======        =======



Interest on deposits, classified by type, is as follows:


                                                       Years Ended December 31,
                                                     1999       1998       1997
                                                    ------     ------     ------
Regular, NOW, 90 day notice and
         advance payments from mortgagors           $  928     $  934     $  739
Money market deposits                                1,526      1,250        891
Time certificates of deposit                         3,454      3,325      2,964
                                                    ------     ------     ------
         Total                                      $5,908     $5,509     $4,594
                                                    ======     ======     ======


(6)      Borrowed Funds (dollars in thousands)

Borrowed funds are summarized by contractual maturity as follows:

                                                       1999               1998
                                                    Weighted            Weighted
                                                     Average             Average
                                             Amount    Rate     Amount     Rate
                                             ------    ----     ------     ----
Secured advances from
         Federal Home Loan Bank of Boston:
         Due within one year                $40,184    5.65%    $33,356    5.48%
         Due from one to three years         15,733    5.85%     15,065    6.22%
         Due from three to five years         9,500    5.42%      6,500    5.48%
         Due from five to ten years           6,000    5.55%      4,000    5.21%
                  Total borrowings          -------    ----     -------    ----
                                            $71,417    5.65%    $58,921    5.65%
                                            =======    ====     =======    ====


         Borrowings from the Federal Home Loan Bank of Boston ("FHLB") are secured by the Bank's stock in the FHLB of Boston and a blanket lien on certain "qualified collateral" defined principally as 90% of the market value of U.S.
Government and federal agency obligations and 75% of the carrying value of certain residential mortgage loans. Unused borrowings with the FHLB at December 31, 1999 were $69.0 million. At December 31, 1999 advances totaling $9 million can be called at a date or dates prior to their contractual maturity.

         As a member of the FHLB, the Bank is required to invest in the common stock of the FHLB in the amount of one percent of its outstanding loans secured by residential housing, or three tenths of one percent of total assets, or five percent of its outstanding advances from the FHLB, whichever is highest. As and when such stock is redeemed, the Bank would receive from the FHLB an amount equal to the par value of the stock. As of December 31, 1999 the Bank's FHLB stock holdings were $4.8 million. The Bank's investment in FHLB stock is recorded at cost.

(7)      Income Taxes (dollars in thousands)

Total income tax expense was allocated as follows:


(dollars in thousands)                           1999         1998          1997
                                               -------      -------      -------

Current tax expense:
         Federal                               $ 2,723      $ 2,101      $ 1,432
         State                                     124          105          507
                                               -------      -------      -------
                                                 2,847        2,206        1,939
                                               -------      -------      -------
Deferred tax expense (benefit)
         Federal                                  (110)        (264)         189
         State                                     (64)         (15)          63
         Change in valuation allowance             --           (35)         (30)
                                                  (174)        (314)         222
                                               -------      -------      -------
                  Total income tax expense     $ 2,673      $ 1,892      $ 2,161
                                               =======      =======      =======

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998 are presented below:

                                                                  December 31,
(dollars in thousands)                                          1999       1998
                                                               ------     ------
Deferred tax assets:
         Allowance for loan losses                             $  788     $  664
         Deferred compensation expense                            234        205
         Accrued retirement expenses                              138        129
         Accrued bonus                                             61         58
         Depreciation of buildings and equipment                   27         11
         Unrealized loss on securities available for sale         138       --
         Other                                                      2         27
                                                               ------     ------
         Total gross deferred tax asset                         1,388      1,095

Deferred tax liabilities:
         Deferred loan origination fees                           614        642
         Deferred premium on loans                                 32         23
         Unrealized gain on securities available for sale        --            9
                                                               ------     ------
                  Total gross deferred tax liabilities            646        674
                                                               ------     ------
                  Net deferred tax asset                       $  742     $  421
                                                               ======     ======

Realization of the Company's deferred tax asset is supported by its tax history. Management believes the existing net deductible temporary differences that give rise to the net deferred income tax asset will reverse in periods the Company generates net taxable income.

         The Company and its subsidiaries on a consolidated basis are subject to Federal income tax. The Bank is subject to a Massachusetts income tax at a rate of 10.50%. One of the Bank's subsidiaries, N.B. Securities, is an investment company that has been classified as a securities corporation under the provisions of the General Laws of Massachusetts and, as such, is subject to state tax at a rate of 1.32% of gross receipts. The Bank's other subsidiary, N. Realty Corp., intends to elect to be taxed as a real estate investment trust. The Company is a bank holding company that has been classified as a securities corporation under the provisions of the General Laws of Massachusetts and, as such, is subject to a state tax at a rate of 0.33% of gross receipts.

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

         The following tables set forth information on the Plan benefit obligations, plan assets and funded status for the plan years ended October 31, 1999 and 1998 and assumptions and periodic benefit cost for the plan years ended October 31, 1999, 1998 and 1997:

(dollars in thousands)                               1999          1998
                                                   -------       -------
Change in benefit obligations:
Benefit obligation at beginning of year            $ 1,575       $ 1,657
Service cost                                           111           134
Interest cost                                          106           120
Actuarial gain                                         (82)         (174)
Benefits paid                                          (81)         (162)
                                                   -------       -------
Benefit obligation at end of year                  $ 1,629       $ 1,575
                                                   -------       -------

Change in plan assets:
Fair value of plan assets at beginning of year     $ 1,497       $ 1,454
Actual return of plan assets                           284           114
Employer contribution                                   80            91
Benefits paid                                          (81)         (162)
                                                   -------       -------
Fair value of plan assets at end of year           $ 1,780       $ 1,497
                                                   -------       -------

Funded status                                      $   151       $   (78)
Transition  asset                                      (20)          (22)
Unrecognized net actuarial gain                       (445)         (205)
                                                   -------       -------
Accrued benefit cost                               $  (314)      ($  305)
                                                   -------       -------
Weighted average assumptions as of October 31:       1999          1998         1997
                                                   -------       -------       -------
Discount rate                                         7.75%         6.75%         7.25%
Expected return on plan assets                        8.00%         8.00%         8.00%
Rate of compensation increase                         5.50%         5.50%         6.00%
                                                   -------       -------       -------

Components of net periodic benefit cost::            1999          1998         1997
                                                   -------       -------       -------
Service cost                                       $   111       $   134       $    82
Interest cost                                          107           120           101
Expected return on plan assets                        (120)         (116)          (95)
Recognized net actuarial gain and other                (10)           (3)           (3)
                                                   -------       -------       -------
         Pension expense                           $    88       $   135       $    85
                                                   =======       =======       =======

Deferred Compensation Agreements

The Company has entered into deferred compensation agreements with an officer and a former officer, and has purchased life insurance policies to cover the unfunded liability of the deferred compensation agreements. The expense related to these agreements was $18,000 in 1999 and $70,000 in 1998.

(9)      Loss on "Check-Kiting"

In March 1998 the Company announced that an investigation by Nantucket Bank management revealed an apparent "check-kiting" scheme by one of its customers, whereby checks drawn on Nantucket Bank were timed to be covered by checks drawn on another bank while checks drawn on that other bank were covered by checks drawn on Nantucket Bank. The "check-kiting" scheme caused an overdraft of $518,000 and resulted in a charge of $560,000, which included estimated legal and other collection expenses. Later in 1998 Nantucket Bank entered into a settlement agreement with the customer pursuant to which the Bank received a promissory note of $447,000, partially secured by a second mortgage on property owned by the customer. The Bank received cash recoveries of $ 35,000 in 1999 and $146,000 in 1998. Under the terms of the promissory note the customer is required to make monthly payments beginning May 1, 1999 and continuing through October 1, 2018. Proceeds from the promissory note will be recognized on a cash basis.

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

         Financial instruments whose contract amounts represent credit risk are as follows:

                                                    Contract or Notional Amount
                                                               December 31,
(in thousands)                                             1999           1998
                                                         -------         -------
Commitments to originate mortgage
         and commercial loans                            $11,888         $21,649
Unused lines of credit                                    13,412          12,543
Standby letters of credit                                    261             331
Unadvanced portions of
         construction loans                               11,404          14,516

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

         Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

         As of December 31, 1999, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes would cause a change in the Bank's categorization.

         The Company's and the Bank's actual capital amounts and ratios are presented in the following table:

                                                                                           To Be Well Capitalized
                                                                                                Under Prompt
                                                                     For Capital Adequacy    Corrective Action
(dollars in thousands)                                Actual                Purposes              Provisions
                                              Amount         Ratio     Amount      Ratio      Amount      Ratio
                                              ------         -----     ------      -----      ------      -----
As of December 31, 1999                                                    (at least)            (at least)
Total Capital (to Risk Weighted Assets)
         Bank                                $28,588        15.6%      $14,648     8.0%        $18,310     10.0%
         Company                             $29,826        16.3%      $14,648     8.0%        $18,310     10.0%
Tier I Capital (to Risk Weighted Assets)
         Bank                                $26,279        14.4%      $ 7,324     4.0%        $10,986      6.0%
         Company                             $27,309        14.9%      $ 7,324     4.0%        $10,986      6.0%
Total Capital (to Average Assets)
         Bank                                $28,588         9.4%      $12,130     4.0%        $15,163      5.0%
         Company                             $29,826         9.9%      $12,025     4.0%        $15,031      5.0%

As of December 31, 1998
Total Capital (to Risk Weighted Assets)
         Bank                                $25,060        15.4%      $13,023     8.0%        $16,279     10.0%
         Company                             $26,069        16.0%      $11,167     8.0%        $13,959     10.0%
Tier I Capital (to Risk Weighted Assets)
         Bank                                $23,011        14.1%      $ 6,511     4.0%        $ 9,767      6.0%
         Company                             $24,017        14.7%      $ 5,583     4.0%        $ 8,375      6.0%
Total Capital (to Average Assets)
         Bank                                $25,060         9.4%      $10,614     4.0%        $13,268      5.0%
         Company                             $26,069         9.9%      $10,573     4.0%        $13,216      5.0%

30

Stock Option Plan

Effective May 1, 1998 the Company's Board of Directors adopted the Home Port Bancorp, Inc. Directors Restricted Stock Option Plan ("Plan"). The Plan authorizes the grant of non-qualified stock options to "Participants", who are defined as Directors of the Company, but who are not employees or paid consultants. The Plan is administered by the Company's Compensation Committee, which must include at least two non-employee members of the Company's Board of Directors. A total of 50,000 shares of the Company's Common Stock ("Common Stock") have been reserved for issuance under the Plan. Options are granted pursuant to a formula. The formula provides that each incumbent member of the Company's Board of Directors be offered a grant of options to purchase up to 5,000 shares of Common Stock, 20% of which vest upon grant, with the remainder vesting ratably over the next four years. Options are to be granted at fair market value, calculated by averaging the bid and ask price of the Common Stock over the twenty trading days prior to the date of the grant. Options expire ten years from the date of grant. Options granted under the Plan may not be exercised prior to May 1, 2000 without the written assent of the Company. In the event of a change of control, as defined in the Plan, all options granted under the Plan shall immediately become fully vested.

Stock option plan activity is summarized in the following tables:

                                                                    Weighted
                                              Shares Under           Average
                                                 Option           Exercise Price
Balance December 31, 1997                           --                --
         Granted                                  25,000            $   26.47
         Exercised                                  --                --
         Cancelled                                  --                --
                                                  ------            ---------
Balance December 31, 1998                         25,000            $   26.47
         Granted                                   5,000            $   22.00
         Exercised                                  --                --
         Cancelled                                  --                --

Balance December 31, 1999                         30,000            $   25.76
                                                  ======            =========


At or for the year ending December 31,                       1999          1998
                                                           ------         ------
Weighted average fair value of options granted              $4.41         $3.65
Options exercisable at year-end                            14,000         5,000
Weighted average remaining contractual life (in years)        8.6           9.4

         The Company applies APB Opinion No. 25 and related interpretations in accounting for its plan. Had compensation cost for the plan been determined consistent with FASB Statement No. 123, net income and earnings per share for 1999 and 1998 would have been reduced to the pro forma amounts indicated below:

Net income (in thousands)
         As reported                               $   5,065           $   3,551
         Pro forma                                 $   5,049           $   3,541
Earnings per share
         As reported                               $    2.75           $     1.93
         Pro forma                                 $    2.74           $     1.92

         The fair value of the 1999 and 1998 option grants were estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 3.0%, weighted-average risk-free interest rate of 5.42% in 1999 and 5.72% in 1998, expected volatility of 28% and expected life of 4 years. The effects of applying SFAS 123 on the pro forma net income may not be representative of the effects on pro forma net income for future years.

(12)     Pending Legal Matters

The Company is party to certain litigation from time to time in the ordinary course of business. Management is of the opinion that the aggregate liability, if any, resulting from such litigation will not have a material adverse impact on financial condition or results of operations.

(13)     Fair Value of Financial Instruments (dollars in thousands)

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

         The carrying amounts and fair values of the Company's financial instruments consisted of the following at December 31, 1999 and 1998:

                                                       1999                      1998
                                              Carrying        Fair      Carrying        Fair
(in thousands)                                  Amount       Value        Amount       Value
                                              --------      -------      -------     --------
Cash and cash equivalents                     $ 13,410      $13,410      $12,124     $ 12,124
Securities:
         Available for sale                     16,741       16,741        7,993        7,993
         Held to maturity                       15,599       15,220       17,904       18,050
Loans held for sale                              4,934        4,941       16,005       16,658
Loans, net of allowance for loan losses        258,302      254.970      213,899      213,571
Federal Home Loan Bank stock                     4,477        4,477        3,276        3,276
Accrued income receivable                        1,577        1,577        1,340        1,340

Deposits:
         Demand                                 21,515       21,515       18,437       18,437
         NOW                                    49,409       49,409       43,062       43,062
         Savings                                19,635       19,635       19,168       19,168
         Advance payments from mortgagors          264          264          231          231
         Money market checking                  47,994       47,994       38,377       38,377
         Certificates of deposit                79,380       78,842       69,393       69,615
Borrowed funds                                  71,417       70,832       58,921       59,097

(14) Parent Company Financial Statements (dollars in thousands, except per share information)

The investment in Nantucket Bank by Home Port Bancorp, Inc. is presented below on the equity method of accounting. The separate financial statements of Home Port Bancorp, Inc. are as follows:

Balance Sheets
                                                                                  December 31,
(dollars in thousands, except per share information)                            1999         1998
Assets
         Cash and due from banks                                            $  1,203      $    279
         Investment in Nantucket Bank                                         26,070        23,026
         Due from Nantucket Bank                                                  33           606
         Income taxes receivable                                                  --           150
         Other assets                                                              3            20
                                                                            --------       -------
                  Total assets                                              $ 27,309       $24,081
                                                                            ========       =======
Liabilities
         Other liabilities                                                  $     --      $     49
                                                                            --------       -------
                  Total liabilities                                               --            49
StockholdersO Equity:
         Preferred stock, $.01 par value,
                  2,000,000 shares authorized, none issued                        --            --
         Common stock, $.01 par value,
                  10,000,000 shares authorized, 2,325,494 shares issued           23            23
         Additional paid-in capital                                           17,473        17,473
         Retained earnings                                                    14,418        10,918
         Unrealized gain on securities available for sale, net of taxes         (208)           15
         Less:             Treasury stoc, at cost  (483,604 shares)           (4,397)       (4,397)
                                                                            --------       -------
                           Total stockholders' equity                         27,309        24,032
                                                                            --------       -------
                           Total liabilities and stockholders' equity       $ 27,309      $ 24,081
                                                                            ========      ========

Statements of Earnings                                             Years Ended December 31,
                                                                 1999         1998         1997
(in thousands)                                                 -------      -------      -------
Income:
         Dividends from Nantucket Bank                         $ 2,100      $ 1,850      $ 1,800
         Interest on cash equivalents and securities 36             14           13
                                                               -------      -------      -------
                  Total income                                   2,136        1,864        1,813
                                                               -------      -------      -------
Expenses:
         Operating expenses                                        502          475          389
                                                               -------      -------      -------
                  Total expenses                                   502          475          389
                                                               -------      -------      -------
Income before income taxes and equity in undistributed net
Income of Nantucket Bank                                         1,634        1,389        1,424
Income tax benefit                                                (163)        (156)        (142)
                                                               -------      -------      -------
Income before equity in undistributed
         net income of Nantucket Bank                            1,797        1,545        1,566
Equity in undistributed net income of Nantucket Bank             3,269        2,006        1,731
                                                               -------      -------      -------
                  Net income                                   $ 5,065      $ 3,551      $ 3,297
                                                               =======      =======      =======

The parent company only statements of changes in stockholders' equity are identical to the consolidated statements of changes in stockholders' equity and, therefore, are not presented here.

Statements of Cash Flows                                                            Years Ended December 31,
                                                                               1999            1998          1997
(in thousands)                                                               -------         -------       -------
Net cash flow from operating activities:
         Net income                                                          $ 5,065         $ 3,551       $ 3,297
         Adjustments to reconcile net income to net cash
            provided by operating activities:
            Equity in undistributed net income of Nantucket Bank              (3,268)         (2,006)       (1,731)
            Net increase (decrease) in accrued expenses
                     and other liabilities                                       (49)             10            27
            Net (increase) decrease in prepaid expenses and other assets         168               2            (4)
            Net decrease (increase) in refundable income taxes                  --              (150)          146
                                                                             -------         -------       -------
Net cash provided by operating  activities                                     1,916           1,407         1,735
                                                                             -------         -------       -------
Net cash flows from (used in) investing activities:
         Net (increase) decrease in due from Nantucket Bank                      573             188          (173)
                                                                             -------         -------       -------
Net cash (used in) provided by investing activities                              573             188          (173)
                                                                             -------         -------       -------
Net cash flows from financing activities:
         Cash dividends paid                                                  (1,565)         (1,473)
                                                                             -------         -------       -------
Net cash used for financing activities                                        (1,565)         (1,474)       (1,473)
                                                                             -------         -------       -------
Net increase in cash and cash equivalents                                        924             121            89
Cash and cash equivalents at beginning of year                                   279             158            69
                                                                             -------         -------       -------
Cash and cash equivalents at end of year                                     $ 1,203         $   279       $   158
                                                                             -------         -------       -------
Supplemental disclosure of cash flow information:
         Cash paid during the year for income taxes:                         $     7         $    --       $     1

34

The Board of Directors and Stockholders
Home Port Bancorp, Inc.:

We have audited the accompanying consolidated balance sheets of Home Port Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statement based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Home Port Bancorp, Inc. and subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.


/s/KPMG LLP
-----------
KPMG LLP
Boston, Massachusetts
January 21, 2000

Home Port Bancorp, Inc. Directors

Karl L. Meyer *
Chairman of the Board, President and CEO of Home Port Bancorp, Inc.

Charles F. DiGiovanna
Private Investor

William P. Hourihan,
Sr. Vice President of Home Port Bancorp, Inc.
and President of Nantucket Bank

Charles H. Jones, Jr.
General Partner of Edge Partners, LP

Robert J. McKay
Management Consultant
Robert J. McKay Associates

Philip W. Read *
President of Jared Coffin House, Inc.
and Chairman of the Board of Nantucket Bank

Robert A. Trevisani, Esq.
Partner, Gadsby & Hannah LLP

Home Port Bancorp, Inc. Officers

Karl L. Meyer
Chairman of the Board, President and CEO

William P. Hourihan, Jr.
Sr. Vice President

Robert J. McKay
Secretary

John M. Sweeney
Treasurer & Chief Financial Officer

*        Members of Executive Committee

Nantucket Bank Directors

Philip W. Read
President of Jared Coffin House, Inc.
Chairman of the Board of Nantucket Bank

John W. Bartlett
Vice President and Owner of BartlettOs Ocean View Farm, Inc.

Arthur L. Desrocher
Chairman of the Board of Selectmen of the Town of Nantucket

John P. Dooley, CPA
Sheila O'Brien Egan
President of Swain's Travel, Inc.

Ralph L. Hardy
Ralph L. Hardy, Electrical Contractor

Lucile W. Hays
Former business owner and Director and
Past President of the Nantucket Boys and Girls Club

William P. Hourihan, Jr.
President of Nantucket Bank

Marsha Kotalac
Owner, Nantucket Sports Locker

Stephen Lindsay
Owner, Stephen Lindsay Custom Builders

H. Flint Ranney
Owner, Denby Real Estate, Inc.

J. Barry Thurston
Owner, Barry ThurstonOs Inc.

Nantucket Bank Officers

William P. Hourihan, Jr.
President and Chief Executive Officer

John M. Sweeney
Senior Vice President and Chief Financial Officer

Levin L. (Quint) Waters
Senior Vice President and Senior Loan Officer

Daniel P. Neath, Senior Vice President

Julie L. Bell, Vice President

Neil Marttila, Vice President

Bruce T. Miller, Vice President & Controller

Zona Tanner-Butler, Vice President

Rebecca M. Bartlett, Human Resources Officer

Lisa Killen, Loan Officer

Legal Counsel
Gadsby & Hannah LLP
225 Franklin Street
Boston, MA  02110

Independent Auditors
KPMG LLP
99 High Street
Boston, MA  02110

Transfer Agent and Registrar
Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ  07016

Our transfer agent is responsible for our stockholder records, issuance of stock certificates and distribution of the IRS Form 1099. Your requests concerning these matters are most efficiently answered by corresponding directly with Registrar and Transfer Company.

Stockholder Relations
John M. Sweeney
Treasurer & CFO
Home Port Bancorp, Inc.
104 Pleasant Street, PO Box 988
Nantucket, MA  02554

Annual Meeting
The Annual Meeting of the Stockholders will be held at 10:00 a.m. on Friday, May 12, 2000 at the Harbor House, South Beach Street, Nantucket, MA 02554.

Form 10-K
Copies of the Company's 1999 10-K annual report, as filed with the Securities Exchange Commission, may be obtained at no charge by writing to John M. Sweeney, Treasurer & CFO, Home Port Bancorp, Inc., PO Box 988, 104 Pleasant Street, Nantucket, MA 02554.

Stock Market Data
Home Port Bancorp, Inc.'s common stock is traded on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol of HPBC and is listed in most newspapers alphabetically abbreviated. As of March 10, 2000, there were approximately 1,568 stockholders and 1,841,890 outstanding shares of common stock. The range of high and low sale prices and dividends declared for the common stock by quarter are as follows:

                                                              Dividends
                  Period              High          Low       Declared
1999              4th quarter       27            24 1/4        $0.25
                  3rd quarter       26 3/4        24            $0.20
                  2nd quarter       26            21 1/8        $0.20
                  1st quarter       25 1/2        22 3/8        $0.20

1998              4th quarter       25            19 1/8        $0.20
                  3rd quarter       27            19 1/8        $0.20
                  2nd quarter       28            23 3/8        $0.20
                  1st quarter       28 3/4        21 1/2        $0.20


(Source: National Association of Securities Dealers, Inc.)
Note: The prices do not include mark-up, mark-down or commission.

38